As filed with the Securities and Exchange Commission on June 6, 2011

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

THE SHERIDAN GROUP, INC.
(Exact name of Registrant as specified in its charter)

Maryland (State or Other Jurisdiction of Incorporation or Organization)	2750 (Primary Standard Industrial Classification Code Number)	52-1659314 (I.R.S. Employer Identification No.)

11311 McCormick Road, Suite 260
Hunt Valley, Maryland 21031-1437
(410) 785-7277
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

See Table of Additional Registrants Below

John A. Saxton
President and Chief Executive Officer
11311 McCormick Road, Suite 260
Hunt Valley, Maryland 21031-1437
(410) 785-7277
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Eric S. Siegel, Esq.
Dechert LLP
Cira Centre
2929 Arch Street
Philadelphia, Pennsylvania 19104
212-994-4000

Approximate date of commencement of proposed sale to public:
As soon as practicable after this Registration Statement becomes effective.

           If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

           If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

    Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

    Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price(1)	Amount of registration fee(2)

12.500% Senior Secured Notes due 2014	$150,000,000	100%	$150,000,000	$17,415

Guarantees of 12.500% Senior Secured Notes due 2014	N/A	N/A	N/A	N/A(3)

(1)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) of the Securities Act.

(2)
The registration fee has been calculated pursuant to Rule 457(f) under the Securities Act.

(3)
No additional consideration is being received for the guarantees, and, therefore no additional fee is required.

           The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

Name	State of Incorporation	Primary Standard Industrial Classification Code Number	IRS Employer Identification Number	Address
Dartmouth Journal Services, Inc.	New Hampshire	2750	30-0074345	5 Pilgrim Park Road, Suite 5 Waterbury, VT 05676
Dartmouth Printing Company	New Hampshire	2750	02-0124642	69 Lyme Road Hanover, NH 03755
Sheridan Books, Inc.	Delaware	2750	06-1545725	613 East Industrial Drive Chelsea, MI 48118
The Dingley Press, Inc.	Delaware	2750	36-4550331	119 Lisbon Road Lisbon, ME 04250
The Sheridan Group Holding Company	Delaware	2750	52-1614162	1105 North Market Street Wilmington, DE 19801
The Sheridan Press, Inc.	Maryland	2750	52-0858752	450 Fame Avenue Hanover, PA 17331
United Litho, Inc.	Maryland	2750	52-1891775	21800 Beaumeade Circle Ashburn, VA 20147

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 6, 2011

PRELIMINARY PROSPECTUS

The Sheridan Group, Inc.
Exchange Offer for $150,000,000
12.500% Senior Secured Notes due 2014
and the guarantees thereof

The Notes and the Guarantees

  •
  We are offering to issue $150,000,000 aggregate principal amount of our 12.500% Senior Secured Notes due 2014, which we refer to as the exchange notes, and the guarantees thereof in exchange for a like aggregate principal amount of 12.500% Senior Secured Notes due 2014, which were issued on April 15, 2011 and which we refer to as the initial notes, and the guarantees thereof. The exchange notes will be issued under the existing indenture, dated as of April 15, 2011.

  •
  The issuance of the exchange notes and the guarantees thereof is registered under the Securities Act of 1933.

  •
  The exchange notes will mature on April 15, 2014. We will pay interest on the exchange notes on April 15 and October 15 of each year, beginning on October 15, 2011.

  •
  The exchange notes will be fully and unconditionally guaranteed on a senior secured basis by all of our current and future domestic restricted subsidiaries and, except in certain circumstances, our future foreign restricted subsidiaries.

Terms of the exchange offer

  •
  It will expire at 5:00 p.m., New York City time, on                 , 2011, unless we extend it.

  •
  If all the conditions to this exchange offer are satisfied, we will exchange all of our initial notes that are validly tendered and not withdrawn for the exchange notes.

  •
  You may withdraw your tender of initial notes at any time before the expiration of this exchange offer.

  •
  We will not receive any proceeds from the exchange offer.

  •
  We believe that the exchange of initial notes will not be a taxable event for U.S. federal income tax purposes, but you should see "Certain U.S. Federal Tax Considerations" on page 167 for more information.

  •
  The exchange notes that we will issue you in exchange for your initial notes will be substantially identical to your initial notes except that, unlike your initial notes, the exchange notes will have no transfer restrictions or registration rights.

  •
  The exchange notes that we will issue you in exchange for your initial notes are new securities with no established market for trading. We do not intend to list the exchange notes on any national securities exchange or quotation system.

  •
  Broker-dealers who acquired the initial notes as a result of market making or other trading activities may use this prospectus for the exchange offer, as supplemented or amended, in connection with resales of the exchange notes.

        Please read "Risk Factors" beginning on page 19 of the prospectus for a discussion of certain risks that you should consider in connection with the exchange offer.

        Neither the Securities and Exchange Commission (the "SEC") nor any state or non-U.S. securities authority has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2011.

i

About this Prospectus

        In making your decision to participate in the exchange offer, you should rely only on the information contained in this prospectus or to which we have referred you. See "Available Information." We have not authorized anyone to provide you with information that is different. If anyone provided you with different or inconsistent information, you should not rely on it. This prospectus may only be used where it is legal to sell these securities. You should assume the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances imply that the information in this prospectus is correct as of any date subsequent to the date on the cover of this prospectus.

        This prospectus incorporates important business and financial information that is not included in or delivered with this document. This information is available without charge upon written request. See "Available Information." To obtain this information in a timely fashion, you must request such information no later than five business days before                  , 2011, which is the date on which the exchange offer expires (unless we extend the exchange offer as described herein). See "The Exchange Offer—Terms of the Exchange Offer; Expiration Date; Extensions; Amendments; Termination."

        Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933, as amended, which we refer to as the "Securities Act." This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes where the initial notes were acquired by the broker-dealer as a result of market making activities or other trading activities during the period beginning on the consummation of the exchange offer and ending 180 days after the consummation of the exchange offer, or such shorter period as will terminate when all exchange notes held by broker-dealers for their own account have been sold pursuant to this prospectus. See "Plan of Distribution."

Non-GAAP Financial Measures

        Throughout this prospectus we use the terms "EBITDA" and "Adjusted EBITDA," which are not indicators of performance or liquidity determined in accordance with Generally Accepted Accounting Principles in the United States ("GAAP") and may not be comparable to similarly titled measures used by other companies. Please see "Prospectus Summary—Summary Historical Consolidated Financial Data" for a more thorough discussion of our use of EBITDA and Adjusted EBITDA in this prospectus, including the reasons that we believe this information is useful to management and why it may be useful to investors, and a reconciliation of EBITDA and Adjusted EBITDA to the most closely comparable financial measure calculated in accordance with GAAP.

Industry and Market Data

        The industry and market data contained in this prospectus are based either on our management's own estimates or on independent industry publications, reports by market research firms or other published independent sources that we believe to be reliable. However, certain industry and market data is subject to change and cannot always be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey. Accordingly, you should be aware that the industry and market data contained in this prospectus, and estimates and beliefs based on such data, may not be reliable. Unless otherwise indicated, all information contained in this prospectus concerning the industry in general, including information regarding (1) our market position and market share within our industry, (2) historical

ii

data concerning sales and growth of sales in our industry and (3) expectations regarding future growth of sales in our industry, is based on management's estimates using internal data, data from industry related publications, consumer research, and marketing studies and other externally obtained data. Industry and market data involve risks and uncertainties and are subject to change based on various factors, including those discussed under the caption "Risk Factors" in this prospectus.

Cautionary Statement Regarding Forward-Looking Statements

        This prospectus includes forward-looking statements in addition to historical information. Forward-looking statements include all statements that do not relate solely to historical or current facts, and you can identify forward-looking statements because they contain words such as "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "estimates," "projects," "continue," "initiative" or "anticipates" or similar expressions that concern our prospects, objectives, strategies, plans or intentions. All statements made relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results or to the impact of existing or proposed laws or regulations described in this prospectus are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may change at any time and, therefore, our actual results may differ materially from those expected. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, it is very difficult to predict the impact of known factors and, of course, it is impossible to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus include, among others:

  •
  our liquidity and capital resources, including our ability to refinance our debt;

  •
  competitive pressures and trends in the printing industry;

  •
  prevailing interest rates;

  •
  legal proceedings and regulatory matters;

  •
  general economic conditions;

  •
  predictions of net sales, expenses or other financial items;

  •
  future operations, financial condition and prospects; and

  •
  our plans, objectives, strategies and expectations for the future.

        These factors should not be construed as exhaustive and should be read with the other cautionary statements in this prospectus. Although we base these forward-looking statements on assumptions that we believe are reasonable when made, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from those made in or suggested by the forward-looking statements contained in this prospectus as a result of a wide variety of factors, including all of the risks discussed in "Risk Factors" and elsewhere in this prospectus. In addition, even if our results of operations, financial condition and liquidity, and the development of the industry in which we operate are consistent with the forward-looking statements contained in this prospectus, those results or developments may not be indicative of results or developments in subsequent periods.

        Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statements, which we make in this prospectus, speak only as of the date of such statement, and we do not undertake any obligation to update such statements or to publicly announce the results of any revisions to any such statements to reflect future events or developments. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

iii

Prospectus Summary

        The following summary highlights selected information contained in this prospectus. It does not contain all the information that may be important to you. You should read this entire prospectus carefully, including the "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements, and the related notes thereto, contained in this prospectus before making an investment decision. In this prospectus, unless the context indicates otherwise: (i) "we," "our," "us" and the "Company" refer to The Sheridan Group, Inc. and its consolidated subsidiaries and (ii) "fiscal" and "FY" refer to the twelve-month period ended December 31 of the applicable year.

Our Company

        We are a leading specialty short and medium-run printing company focused on niche segments of the printing industry that demand a high degree of specialization. Within our short and medium-run target markets, we are one of the largest providers in terms of sales of pre-press, printing and value-added services to customers who require a customized product. We believe we are a highly value-added partner to our customers, process significant amounts of customers' intellectual property and play a critical role in helping customers meet the requirements of the rapidly evolving printing industry. We have over 2,000 customers, which include publishers, catalog merchants, associations and university presses, and have an approximately 94% customer retention rate.

        We provide extensive pre-press and printing services including a broad range of web, sheet-fed, digital and on-demand printing capabilities, each of which serves a highly targeted customer base. In addition, we offer a full range of value-added support services that supplement the core printing operations, such as page composition, electronic copy-editing, digital proofing, electronic publishing systems, subscriber services, digital media distribution and custom publishing to serve the unique needs of the journal, specialty catalog, specialty magazine and book markets. We are focused on short production runs for small to medium sized customers who rely heavily on our pre-press operations to prepare, edit and publish content for electronic or printed distribution.

        For the three months ended March 31, 2011, we generated net sales of $68.2 million, net loss of $2.4 million, net cash used in operating activities of $0.6 million and Adjusted EBITDA (as defined in "—Summary Historical Consolidated Financial Data") of $7.9 million. For the year ended December 31, 2010, we generated net sales of $266.2 million, net loss of $5.9 million, net cash provided by operating activities of $22.7 million and Adjusted EBITDA of $38.2 million. As of March 31, 2011 and December 31, 2010, our total assets were $235.1 million and $241.5 million, respectively. See "Selected Historical Consolidated Financial Data."

        Our Company is comprised of six specialty printing companies competing in four niche markets of the printing industry. These markets include:

  •
  Publications:

  •
  Journals (42% of FY 2010 net sales):    The journal market is our largest market and includes printed and online journals for the scientific, technical, medical and scholarly ("STM") communities. We believe that publications in this market are generally resistant to economic swings and have a high level of repeat business due to the periodic nature and complexity of these publications. These customers rely on our consistency and on-time reliability to meet the demands of their customers.

  •
  Specialty Magazines (14% of FY 2010 net sales):    We characterize specialty magazines as magazines having production runs of less than 100,000 copies. Our customers in this market are publishers and associations. Specialty magazines also have a high level of repeat business due to the periodic nature of the publications. We produce periodicals with average run lengths of approximately 21,000 copies.

    •
    Specialty Catalogs (23% of FY 2010 net sales):    We characterize specialty catalogs as catalogs distributed by specialty catalog merchant companies, which are often smaller entrepreneurial firms with high service requirements. We produce catalogs with average run lengths of approximately 630,000 copies, many of which we believe are too small to attract larger competitors, while smaller competitors do not offer the required level of service. Multiple versions of each specialty catalog are distributed during the year requiring high levels of customer service and extensive distribution services. In 2010, we printed approximately 160 catalog titles.

    •
    Books (21% of FY 2010 net sales):    We print short-run books for publishers, associations and university presses utilizing both sheet-fed and web presses. Sales to this market include both the initial printing of titles and subsequent reprints. In 2010, we printed roughly 9,100 book titles. We produce books in run lengths that average approximately 2,000 copies. As in our other markets, we have the sophistication of larger competitors and have designed our business to provide best in class service to publishers with short to medium-run requirements.

Our Industry

        We compete in highly targeted niches within the broader U.S. printing industry that we believe are generally less cyclical and more stable than the printing industry in general. The U.S. printing industry is approximately $70 billion in size and includes more than 25,000 firms, making it one of the largest industries in the United States. We believe that an important trend in the industry is the increased demand by customers for ancillary, non-printing services such as design and distribution services. The journals and books markets have generally exhibited less volatility than the broader commercial printing market. While the publications, books and specialty catalogs markets are estimated to be $14.2 billion, we believe our addressable market, including short and medium-run journals, specialty magazines, short-run books and specialty catalogs, is approximately $4.0 billion. Our largest product market is the STM journal market (included in publications), which is impacted less by advertising and consumer spending and, therefore, is less sensitive to economic downturns.

Our Competitive Strengths

        We believe that we benefit from the following competitive strengths:

        Stable, Diversified and Loyal Customer Base.    We have established a reputation for outstanding customer service and as such we enjoy a customer retention rate of approximately 94%. We provide many value-added support services combined with superior printing service capabilities that further enhance customer retention. Our extensive printing services include a broad range of web, sheet-fed, digital, and on-demand printing capabilities to service a broad array of customer requirements. In addition, we offer a full range of value-added support services that supplement the core printing operations such as page composition, electronic copy-editing, digital proofing, electronic publishing systems, subscriber services, digital media distribution and custom publishing to serve the unique publishing needs of the journal, specialty catalog, specialty magazine and book markets.

        Also, our Company benefits from a highly diversified customer base. We provide printing and publishing services to a diversified group of over 2,000 customers, many of whom are not economically attractive to larger competitors. The majority of our business comes from publishers, followed by catalog merchants, associations and university presses. As of FY 2010, we printed approximately 2,540 STM journal titles, 380 magazine titles, 9,100 book titles and 160 catalog titles. We believe that we print more STM titles than any other competitor in the industry. The average length of our relationship with our top 50 customers is approximately 15 years and no customer accounted for more than 8% of FY 2010 net sales.

        Leadership Position in Highly Attractive Niche Market.    We provide high-quality printing services primarily for small to medium sized customers in short and medium length production runs. Our largest product market is the STM journal market, which is impacted less by advertising or consumer spending and, therefore, is less sensitive to economic downturns. Additionally, the majority of the Company's sales are in markets that are less competitive than the typical long-run, high production volume markets that are the focus of large commercial printers.

        We have built our business to be a leading provider in each of our target markets. For example, based on sales, we are the number one provider of printing and ancillary services in the short-run journal market where we maintain a market share of over 60%. In this segment, we generally compete with smaller operators who may have similar equipment as ours but do not provide the same level of total customer service. In addition, we are the number two provider of medium-run journals, number five provider of specialty catalogs and number seven provider of short-run books in the U.S. based on sales. We continually invest in more advanced equipment and leading support and fulfillment services to strengthen our position in each market and continue to grow our customer base.

        Relatively Recession Resistant Business Model with Stable Cash Flow Generation.    We have generated relatively stable cash flow throughout a difficult macroeconomic environment due, in part, to relative stability in our primary end markets. Approximately 63% of our net sales (journals and books) are in attractive niche markets that have less correlation to conditions in the overall economy. For example, the market for scientific journals remained relatively stable in 2008 and 2009, and helped us maintain levels of cash flows consistent with prior years. We have also been able to successfully win new business over the past year from both larger and smaller competitors in an environment where competing firms were highly focused on maintaining their customer base.

        Through disciplined cash management and prudent use of capital, we have been able to reinvest in the business to drive margin expansion and create cost efficiencies throughout the organization. Additionally, we have demonstrated an ability to generate strong cash flow during the recession and reduce leverage levels. We have taken decisive action by adjusting total headcount, consolidating pre-press activities, and streamlining back office operations to generate healthy cash flow. As a result of management's actions, we have grown Adjusted EBITDA margins from a pre-recession high of 13.4% in FY 2007 to 14.4% for FY 2010. As the economy continues to improve, we have available capacity for growth and incremental new sales can be accommodated with minimal incremental cost.

        Large Scale and Strong Geographic Footprint Supplemented by Advanced Fulfillment Capabilities.    Since the beginning of 2006 through December 31, 2010, we have invested approximately $82 million on high impact capital projects resulting in a state-of-the-art offset and digital printing platform, supported by a highly automated electronic pre-press operation. With modern production facilities located in the Eastern and Midwestern regions of the United States, we are structured to provide the benefits of a national platform with the service and relationships of a smaller company. Our scale, extensive resources and sophisticated platform, combined with a decentralized operating structure, give each of our operating subsidiaries the capability and flexibility to provide outstanding customer service and dependability. We have advanced fulfillment capabilities including management of customers' mailing lists, mail sorting and distribution, co-location with the U.S. Postal Service and a co-mailing program for specialty catalogs and specialty magazines, and we believe we are one of only three printers in the United States with a national drop-shipment program for catalogs. These services provide customers with cost savings and other benefits that result from capturing available postage discounts and providing timely delivery. We believe this approach solidifies our role as a critical value-added service provider, deeply embedding our service offerings into customers' printing and publishing processes.

        Experienced Management Team with Significant Industry Expertise.    Our key leadership has an average of over 17 years of experience in the industry and has been responsible for more than 10 years of strong financial results. The team is led by John Saxton and Robert Jakobe who have over thirty years of combined experience at our Company. The team has successfully identified and integrated numerous acquisitions including United Litho, Capital City Press, Dartmouth Printing Company, BookCrafters and The Dingley Press. In addition, the management team has continued to organically grow the business by expanding customer relationships, starting new operating divisions such as Dartmouth Journal Services to better serve customer needs, and expanding service offerings through the addition of numerous value-added services and technology-based solutions.

Our Business Strategy

        Some of our core strategies are as follows:

        Continue to Grow Share in Target Markets.    We target attractive, high margin niche markets with specialized customer requirements and have developed a differentiated business model by providing value added services towards our target markets. With a deeply embedded customer-centric culture, we provide a broad range of support services to reduce customer costs and increase customer retention, currently at approximately 94%. Our focus on shorter run markets and our concentration in the journal and book markets reduces our exposure to broader industry pressures. Our reduced exposure has enabled us to continue to improve our service, production and technology capabilities over the last several years, while a number of our competitors were weakened during the recession. As a result, we have been able to retain existing customers and attract new customers that meet our profitability thresholds. For example, within our specialty catalog segment, we added 41 new customers in 2010 and have added an additional 12 already in 2011.

        Differentiate by Providing Superior Customer Service.    Our customer base values our ability to reliably deliver a high level of customer service as evidenced by our strong customer retention rate. We believe we can continue to gain market share in our target markets by utilizing the efforts of our sales and marketing team of over 50 professionals, all of whom are highly capable of achieving objectives and attracting new customers. Our knowledgeable and experienced sales force, with an average tenure of over 11 years in the industry, has successfully cultivated and maintained deep customer relationships across the U.S.

        Invest in Technology to Create Innovative Services and Solutions.    As technological changes continue to impact the printing industry, we have increased our commitment to developing innovative services and solutions to improve customers' content and distribution capabilities. We believe that our technology platform will be a key element in driving growth going forward. We have made significant strategic investments in technology through both software development and staffing. Continuous technological advancements in content distribution offerings, including a highly automated digital pre-press operation with advanced electronic publishing capabilities, on-demand digital printing, electronic content warehousing and custom publishing, coupled with our sophisticated understanding of the customer segments we target, has increased our relevance to our customer base. Through these strategic investments, we believe we have further solidified our role as a critical value-added service provider.

        Our investments in technology have been critical in helping achieve improved workflow and reduced cycle times. We continue to develop new services and solutions to meet evolving print and electronic media demands. In addition to traditional printing services, we intend to use technology to develop innovative new services and solutions that retain existing customers and attract new customers to create new revenue sources.

        On February 1, 2011 we announced the formation of The Sheridan Technology Lab, our Hunt Valley-based division committed to developing and introducing technology-based solutions to support the journal, book, specialty magazine, and specialty catalog publishing communities. The Sheridan Technology Lab, backed by an extensive annual research and development budget in excess of $1.5 million, provides research, development, and project management support services to all of our companies. Identifying customer needs and customer collaboration are at the core of the technology innovation and development process, and so The Sheridan Technology Lab works collaboratively with technology support teams at each of our operating subsidiaries.

        Continue to Focus on Operating Efficiency and Cash Flow.    We have a demonstrated track record of improving productivity to enhance cash flow. Over the last ten years, we have improved production sales per employee from $71,000 to $112,000, a 57% improvement. We have created a culture of continuous improvement driven by accountable and results oriented Presidents at each of the operating subsidiaries, high impact capital spending programs, internal and external benchmarking, best practice sharing and implementation of new technologies to automate processes. We believe this culture will enable the Company to continue to identify and execute on productivity improvement opportunities. The Company has multiple initiatives currently in place that we believe will further enhance efficiency and cash flow over the next several years, including (i) consolidating a plant, (ii) installing a new state-of-the-art web press, (iii) further automating, off-shoring and centralizing pre-press operations, (iv) centralizing back office functions and (v) leveraging national purchasing power. We are aggressively pursuing new sales growth opportunities that meet our profitability thresholds across all of our product markets to further leverage our cost structure. Management estimates that approximately 40% of every new sales dollar provides a direct contribution to EBITDA.

Refinancing Transactions

        On April 15, 2011, concurrently with the closing of the offering of the initial notes, we amended and restated our working capital facility to provide for borrowings of up to $15.0 million. The working capital facility matures on April 15, 2013. See "Description of Other Indebtedness—Working Capital Facility." We used the aggregate proceeds from the offering of the initial notes, together with cash on hand and borrowings under the working capital facility, to repurchase and redeem in full our 10.25% Senior Secured Notes due 2011 (the "Redeemed Notes") and to pay related fees and expenses.

Organizational Structure

        The following chart summarizes our organizational structure. All entities are wholly-owned except as noted.

1
Issuer of the exchange notes offered hereby and borrower under the working capital facility.

2
Guarantor of the exchange notes offered hereby and under the working capital facility.

Our Equity Sponsors

        Bruckmann, Rosser, Sherrill & Co., LLC ("Bruckmann") is a New York-based private equity investment firm with over $1.4 billion under management. Bruckmann was founded in 1995 and has since invested in over 20 companies in the following industries: restaurants, consumer goods, specialty retail, recreation/leisure, apparel, home furnishings, industrial and commercial services (including equipment rental), commercial equipment manufacturing, wholesale distribution and healthcare services. Bruckmann's strategy is to make leveraged buyout, recapitalization/restructuring and growth capital investments in companies with superior management, predictable cash flow, strong market share and growth potential. Bruckmann and its affiliates are collectively referred to herein as "BRS."

        Jefferies Capital Partners is a New York-based private equity investment firm with over $1.3 billion in equity commitments under management. Since 1994, Jefferies Capital Partners' professionals have invested in over 50 companies in a variety of industries. Jefferies Capital Partners focuses on partnering with entrepreneurs and management teams in industries in which Jefferies Capital Partners has expertise. Jefferies Capital Partners invests in management buyouts, recapitalizations, industry consolidations and growth equity. Jefferies Capital Partners and its affiliates are collectively referred to herein as "JCP."

        Jefferies Group, Inc., directly or indirectly, has a non-voting economic interest in funds managed by JCP, which funds own 42.3% of the equity in TSG Holdings Corp. ("Holdings"), our parent, and is also the parent company of Jefferies & Company, Inc. ("Jefferies"), the initial purchaser of the initial notes. Jefferies and its affiliates have engaged, and may in the future engage, in investment banking, commercial banking and other financial advisory services with us and our associates. They have received (or will receive) customary fees and commissions for these transactions. Jefferies Group, Inc. also employs and provides office space for JCP's employees, for which JCP reimburses Jefferies Group, Inc. on an annual basis. Mr. Brian P. Friedman, who is a director of Jefferies Group, Inc. and Chairman of the Executive Committee of Jefferies & Company, Inc., is one of the managing members of JCP. Mr. James L. Luikart is one of the managing members of JCP and a director of the Company. Mr. Nicholas Daraviras is a Managing Director of JCP and a director of the Company. See "Security Ownership of Certain Beneficial Owners and Management" and "Certain Relationships and Related Party Transactions" for additional information.

Our Corporate Information

        We trace our roots back to The Sheridan Press, Inc., the predecessor of which was founded in 1915. In 2003, we became a wholly-owned subsidiary of Holdings, an entity formed by BRS and JCP. Our principal executive office is located at 11311 McCormick Road, Suite 260, Hunt Valley, Maryland, 21031 and our telephone number is (410) 785-7277. Our website address is www.sheridan.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus.

The Exchange Offer

        The summary below describes the principal terms of the exchange offer. Certain of the terms and conditions described below are subject to important limitations and exceptions. The section of this prospectus entitled "Description of Notes" contains a more detailed description of the terms and conditions of the notes.

Exchange Offer	We will exchange the initial notes and the guarantees thereof for a like aggregate principal amount of the exchange notes and the guarantees thereof. The initial notes may be exchanged only in denominations of $2,000 and any integral multiple of $1,000 in excess thereof.
Expiration Date	This exchange offer will expire at 5:00 p.m., New York City time, on , 2011, unless we decide to extend it.
Conditions to the Exchange Offer	The exchange offer is subject to certain customary conditions, which we may waive in our sole discretion. For more information, see "The Exchange Offer—Conditions to the Exchange Offer."
Procedures for Tendering Initial Notes

To participate in this exchange offer, you must complete, sign and date the letter of transmittal or its facsimile and transmit it, together with your initial notes to be exchanged and all other documents required by the letter of transmittal, to The Bank of New York Mellon Trust Company, N.A., as exchange agent, at its address indicated under "The Exchange Offer—Exchange Agent." In the alternative, you can tender your initial notes by book-entry delivery following the procedures described in this prospectus. For more information on tendering your initial notes, see "The Exchange Offer—Procedures for Tendering Initial Notes."

Special Procedures for Beneficial Owners

If you are a beneficial owner of initial notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your initial notes in the exchange offer, you should contact the registered holder promptly and instruct that person to tender on your behalf. For more information on tendering your initial notes, see "The Exchange Offer—Procedures for Tendering Initial Notes."

Guaranteed Delivery Procedures

If you wish to tender your initial notes and you cannot get the required documents to the exchange agent on time, you may tender your initial notes by using the guaranteed delivery procedures described under the section of this prospectus entitled "The Exchange Offer—Procedures for Tendering Initial Notes—Guaranteed Delivery Procedure."

Withdrawal Rights

You may withdraw the tender of your initial notes at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer. To withdraw, you must send a written or facsimile transmission notice of withdrawal to the exchange agent at its address indicated under "The Exchange Offer—Exchange Agent" before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

Acceptance of Initial Notes and Delivery of Exchange Notes

If all the conditions to the completion of this exchange offer are satisfied, we will accept any and all initial notes that are tendered in accordance with the procedures set forth below under "The Exchange Offer—Procedures for Tendering Initial Notes" in this exchange offer on or before 5:00 p.m., New York City time, on the expiration date. We will return any initial note that we do not accept for exchange to you without expense promptly after the expiration date. We will deliver the exchange notes to you promptly after the expiration date and acceptance of your initial notes for exchange. See "The Exchange Offer—Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes."

U.S. Federal Income Tax Considerations Relating to the Exchange Offer

We believe that exchanging your initial notes for exchange notes should not be a taxable event to you for U.S. federal income tax purposes. However, because we treated the initial notes as "contingent payment debt instruments," we intend to treat the exchange notes as "contingent payment debt instruments." Accordingly, each United Stated holder (as defined in "Certain U.S. Federal Tax Considerations") will generally be required to use the accrual method with respect to the exchange notes and accrue original issue discount based on the "comparable" yield of the exchange notes. See "Certain U.S. Federal Tax Considerations."

Exchange Agent	The Bank of New York Mellon Trust Company, N.A. is serving as exchange agent in the exchange offer.
Fees and Expenses	We will pay all expenses related to this exchange offer. See "The Exchange Offer—Fees and Expenses."
Use of Proceeds

We will not receive any proceeds from the issuance of the exchange notes. We are making this exchange offer solely to satisfy certain of our obligations under our registration rights agreement entered into in connection with the offering of the initial notes.

Consequences to Holders Who Do Not Participate in the Exchange Offer	In general, if you do not participate in this exchange offer:
• except as set forth in the next paragraph, you will not necessarily be able to require us to register your initial notes under the Securities Act,

•       you will not be able to resell, offer to resell or otherwise transfer your initial notes unless they are registered under the Securities Act or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act, and

• the trading market for your initial notes will become more limited to the extent other holders of initial notes participate in the exchange offer.
Additionally, you will not be able to require us to register your initial notes under the Securities Act unless:

•       prior to the time the exchange offer is completed (A) existing SEC interpretations are changed such that the exchange notes received in the exchange offer would not in general be, upon receipt, transferable by holders thereof without restrictions under the Securities Act or (B) the interests of the holders of the initial notes, taken as a whole, would be materially adversely affected by the consummation of the Exchange Offer,

• the exchange offer is not completed by January 10, 2012, or
• the exchange offer is not available to any holder of the initial notes.

In these cases, the registration rights agreement requires us to file a registration statement for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act for the benefit of the holders of the initial notes described in this paragraph. We do not currently anticipate that we will register under the Securities Act any initial notes that remain outstanding after completion of the exchange offer. See "The Exchange Offer—Your Failure to Participate in the Exchange Offer Will Have Adverse Consequences."

Resales

Based on interpretations by the staff of the SEC, we believe it may be possible for you to resell the notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to the conditions described under "—Obligations of Broker-Dealers" below.

To tender your initial notes in this exchange offer and resell the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act, you must make the following representations:

• You are authorized to tender the initial notes and to acquire exchange notes, and that we will acquire good and unencumbered title to those notes,
• the exchange notes acquired by you are being acquired in the ordinary course of business,

•       you have no arrangement or understanding with any person to participate in a distribution of the exchange notes and are not participating in, and do not intend to participate in, the distribution of such exchange notes,

• you are not an "affiliate," as defined in Rule 405 under the Securities Act, of ours,
• if you are not a broker-dealer, you are not engaging in, and do not intend to engage in, a distribution of exchange notes, and

•       if you are a broker-dealer, initial notes to be exchanged were acquired by you as a result of market making or other trading activities and you will deliver a prospectus in connection with any resale, offer to resell or other transfer of such exchange notes.

See "The Exchange Offer—Procedures for Tendering Initial Notes—Proper Execution and Delivery of Letters of Transmittal," "Risk Factors—Risks Relating to the Exchange Offer—Some persons who participate in the exchange offer must deliver a prospectus in connection with resales of the exchange notes" and "Plan of Distribution."

Obligations of Broker-Dealers

If you are a broker-dealer that receives exchange notes, you must acknowledge that you will deliver a prospectus in connection with any resales of the exchange notes. If you are a broker-dealer who acquired the initial notes as a result of market making or other trading activities, you may use the exchange offer prospectus as supplemented or amended, in connection with resales of the exchange notes.

Summary of Terms of the Exchange Notes

        The summary below describes the principal terms of the exchange notes and is not intended to be complete. Many of the terms and conditions described below are subject to important limitations and exceptions. The "Description of Notes" section of this prospectus contains a more detailed description of the terms and conditions of the exchange notes. Unless the context otherwise requires, the term "notes" includes both the initial notes and the exchange notes.

Company	The Sheridan Group, Inc., a Maryland corporation.
Securities Offered	$150.0 million aggregate principal amount of 12.500% Senior Secured Notes due 2014 and the guarantees thereof.
Maturity Date	April 15, 2014.
Interest	The exchange notes have a fixed annual interest rate of 12.500%, which will be paid in cash in arrears every six months on April 15 and October 15 of each year, beginning on October 15, 2011.
Guarantees
The exchange notes will be fully and unconditionally guaranteed on a senior secured basis by all of our current and future domestic restricted subsidiaries and, except in certain circumstances, our current foreign restricted subsidiaries.
Ranking
The exchange notes and the exchange guarantees will rank equally in right of payment with all of our and the guarantors' senior obligations and senior to all of our and the guarantors' subordinated obligations.
Collateral
The exchange notes and the exchange guarantees, respectively, will be secured by a lien on substantially all of our and the guarantors' current and future assets (other than certain excluded assets), subject to permitted liens and other limitations. The exchange notes will also be secured by a limited recourse pledge of all of our capital stock by our parent company, Holdings, which will be contractually subordinated to the security interest thereon securing borrowings, other obligations, credit extensions and guarantees under our working capital facility.

The excluded assets include assets that are secured by purchase money obligations, leasehold estates in real property, except under certain circumstances, and assets that cannot be subject to a lien without the consent of third parties, which consent has not been obtained after our use of commercially reasonable efforts. In addition, only a portion of the capital stock, securities or payment rights of our subsidiaries will secure the notes and the guarantees.

The security interest of the holders of the exchange notes in the collateral is subject to some other important limitations and exceptions which are described under the sections entitled "Risk Factors—Risks Related to the Notes" and "Description of Notes—Collateral," including our ability to incur, subject to certain limitations, indebtedness under our $15.0 million working capital facility.

Our and the guarantors' obligations under the working capital facility are secured by a security interest in substantially all of our and the guarantors' assets. Pursuant to an intercreditor agreement entered into between the trustee under the indenture governing the notes and the lender under the working capital facility, (i) in the case of real property, fixtures and equipment that secure the notes and guarantees, the security interest securing the notes and the guarantees is senior to the security interest securing borrowings, other credit extensions and guarantees under the working capital facility and (ii) in the case of the other assets of us and the guarantors (including the shares of stock of us and the guarantors) that secure the notes and guarantees, the security interest securing the notes and the guarantees is contractually subordinated to the security interest thereon securing borrowings, other credit extensions and guarantees under the working capital facility. Consequently, the notes and related guarantees are effectively subordinated to the borrowings, other credit extensions and guarantees under the working capital facility to the extent of the value of such other assets.
Optional Redemption
We may redeem the exchange notes, in whole or in part, at any time prior to April 15, 2012 at the make-whole redemption price described herein, plus accrued and unpaid interest to the redemption date. In addition, we may redeem up to 35% of the exchange notes at any time prior to April 15, 2012 with the net cash proceeds of certain equity offerings at the redemption price described herein plus accrued and unpaid interest to the redemption date. See "Description of Notes—Redemption of Notes—Optional Redemption Prior To April 15, 2012."

We may also redeem the exchange notes, in whole or in part, on or after April 15, 2012, at the redemption prices described herein, plus accrued and unpaid interest to the redemption date. See "Description of Notes—Redemption of Notes—Optional Redemption On or After April 15, 2012."
Mandatory Redemption
If certain real property owned by United Litho, Inc. located in Ashburn, Virginia is sold on or prior to December 31, 2011, we will be required to use the net proceeds of such sale to redeem the notes at 100% of the principal amount thereof, plus accrued and unpaid interest to the redemption date. See "Description of Notes—Redemption of Notes—Mandatory Redemption."

Change of Control Offer	If a change of control (as defined in "Description of Notes") occurs, the holders of the exchange notes will have the right to require us to repurchase their exchange notes at a price equal to 101% of the principal amount, plus accrued and unpaid interest to the date of repurchase. We will comply, to the extent, applicable, with the requirements of Section 14(e) of the Securities Exchange Act of 1934, as amended, and any other securities laws or regulations in connection with the repurchase of notes in the event of a change of control. See "Description of Notes—Offers to Repurchase the Notes—Repurchase of the Notes at the Option of the Holder Upon a Change of Control."
Asset Sale Offer
If we sell assets (other than certain specified property) or experience an event of loss and we do not use the proceeds for specified purposes, we may be required to use the proceeds to offer to repurchase some of the exchange notes at a price equal to 100% of the principal amount, plus accrued and unpaid interest to the date of repurchase. See "Description of Notes—Offers to Repurchase the Notes—Limitation on Sale of Assets and Subsidiary Stock."
Excess Cash Flow Offer
Subject to certain conditions, we must make an offer to purchase exchange notes with 75% of "excess" cash flow for each specified period described herein, at 100% of the principal amount thereof, together with accrued and unpaid interest to the date of repurchase. See "Description of Notes—Offers to Repurchase the Notes—Excess Cash Flow Offer."
Minimum Consolidated EBITDA
We must maintain certain minimum levels of Consolidated EBITDA (as defined in "Description of Notes") for any period of four consecutive fiscal quarters, taken as one accounting period. See "Description of Notes—Certain Covenants—Minimum Consolidated EBITDA."
Maximum Capital Expenditures
We will be prohibited from making capital expenditures in amounts exceeding certain thresholds described herein for the period beginning on the issue date of the notes and ending on December 31, 2011 and for each fiscal year thereafter. See "Description of Notes—Certain Covenants—Limitation on Capital Expenditures."
Certain Covenants	The indenture governing the notes, among other things, restricts our ability and the ability of our restricted subsidiaries to, among other things:
• pay dividends, redeem stock or make other distributions or restricted payments;
• incur indebtedness;
• make certain investments;
• create liens;

• agree to restrictions on the payment of dividends;
• consolidate or merge;
• sell or otherwise transfer or dispose of assets, including equity interests of our restricted subsidiaries;
• enter into transactions with our affiliates;
• designate our subsidiaries as unrestricted subsidiaries;
• use the proceeds of permitted sales of our assets; and
• change our line of business.
These covenants are subject to a number of important exceptions and qualifications. See "Description of Notes—Certain Covenants."
Use of Proceeds
We will not receive any proceeds from the issuance of the exchange notes in exchange for the outstanding initial notes. We are making this exchange solely to satisfy our obligations under the registration rights agreement entered into in connection with the offering of the initial notes. See "Use of Proceeds."
No Public Market
The exchange notes are a new issue of securities and will not be listed on any securities exchange or included in any automated quotation system. There is no established market for the exchange notes and we cannot assure you that a market for the exchange notes will develop or that this market will be liquid. See "Risk Factors—Risks Related to the Exchange Offer—There is no active trading market for the exchange notes and one may not develop."

Risk Factors

        You should consider carefully the information set forth in the section entitled "Risk Factors" beginning on page 19 and all other information described or referred to in this prospectus before deciding to participate in the exchange offer.

Summary Historical Consolidated Financial Data

        The following table sets forth summary historical consolidated financial data for The Sheridan Group, Inc. and its subsidiaries for the periods indicated. The financial data as of December 31, 2009 and 2010 and for the years ended December 31, 2008, 2009 and 2010 have been derived from the audited consolidated financial statements and the notes thereto included elsewhere in this prospectus. The summary historical consolidated financial data for the three months ended March 31, 2010 and 2011 have been derived from the unaudited condensed consolidated financial statements and the notes thereto included elsewhere in this prospectus. The following summary historical consolidated financial data is only a summary and should be read in conjunction with "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and accompanying notes thereto included elsewhere in this prospectus, as well as the other financial information included elsewhere in this prospectus.

	Fiscal Year Ended December 31,			Three Months Ended March 31,
	2008	2009	2010	2010	2011
	(Dollars in thousands)
Statement of Operations Data:
Net sales	$348,027	$293,349	$266,188	$68,298	$68,189
Cost of sales	281,380	232,948	212,510	53,524	56,603

Gross profit	66,647	60,401	53,677	14,774	11,586
Selling and administrative expenses	42,175	37,115	35,799	9,383	9,956
Loss on disposition of fixed assets	1,223	146	9	33	24
Related party guaranty	3,000	—	—	—	—
Restructuring costs	137	313	78	72	377
Amortization of intangibles	1,715	1,438	1,398	350	1,121
Impairment charges	5,640	—	7,001	—	—

Income from operations	12,757	21,390	9,392	4,936	108
Interest expense	18,399	17,228	15,790	3,949	3,930
Interest income	(173)	(69)	(49)	(13)	(1)
Gain on repurchase of notes payable	—	(7,194)	—	—	—
Other (income) expense, net	1,269	(234)	23	(37)	(10)

(Loss) income before income taxes	(6,739)	11,658	(6,373)	1,037	(3,811)
Income tax (benefit) provision	(867)	3,441	(432)	(509)	(1,448)

Net (loss) income	$(5,872)	$8,217	$(5,941)	$1,546	$(2,363)

Other Financial Data:
EBITDA(1)	$30,060	$47,491	$30,233	$9,675	$6,923
Adjusted EBITDA(1)	41,476	42,007	38,225	9,980	7,928
Depreciation and amortization	18,400	18,674	20,865	4,702	6,805
Capital expenditures	17,597	9,654	13,671	1,164	7,806

	As of March 31, 2011
	Actual	As Adjusted
	(Dollars in thousands)
Balance Sheet and Other Data:
Cash and cash equivalents	$5,304	$—
Total assets	235,126	236,622
Total debt(2)	142,917	147,088
Total stockholder's equity	35,743	34,899
As Adjusted Credit Statistics(3):
Net debt(4) / Adjusted EBITDA(1)		4.0	x
Adjusted EBITDA(1) / Cash Interest Expense		1.9	x

(1)
We present EBITDA and Adjusted EBITDA because we consider them to be important supplemental measures of our operating performance. EBITDA and Adjusted EBITDA have been calculated for the purposes of this prospectus in the same manner as such measures are calculated under the working capital facility and the indenture governing the notes. All of the adjustments made in our calculation of Adjusted EBITDA are: (i) adjustments to items that management does not consider to be reflective of our ongoing operating performance or (ii) adjustments which are non-cash in nature. EBITDA and Adjusted EBITDA are not recognized measurements under GAAP and when analyzing our operating performance, investors should use EBITDA and Adjusted EBITDA in addition to, and not as alternatives for, net income, operating income, or any other performance measure presented in accordance with GAAP, or as alternatives to cash flow from operating activities or as measures of our liquidity. Because not all companies use identical calculations, our presentation of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

EBITDA represents net income (loss) before interest expense, interest income, income tax expense (benefit) and depreciation and amortization expense. Adjusted EBITDA represents EBITDA adjusted for gain on repurchase of notes payable, loss on disposition of fixed assets, related party guaranty, restructuring costs, impairment charges, management fees and certain other non-operating adjustments. The following tables reconcile net income (loss) to EBITDA and EBITDA to Adjusted EBITDA for the periods presented:

	Fiscal Year Ended December 31,			Three Months Ended March 31,
	2008	2009	2010	2010	2011
	(Dollars in thousands)
Net (loss) income	$(5,872)	$8,217	$(5,941)	$1,546	$(2,363)
Interest expense, net	18,399	17,228	15,790	3,949	3,930
Interest income	—	(69)	(49)	(13)	(1)
Income tax (benefit) provision	(867)	3,441	(432)	(509)	(1,448)
Depreciation and amortization	18,400	18,674	20,865	4,702	6,805

EBITDA	30,060	47,491	30,233	9,675	6,923
Gain on repurchase of notes payable(a)	—	(7,194)	—	—	—
Loss on disposition of fixed assets(b)	1,318	174	120	46	31
Related party guaranty(c)	3,000	—	—	—	—
Restructuring costs(d)	137	313	78	72	377
Impairment charges(e)	5,640	—	7,001	—	—
Other, net(f)	554	329	30	(11)	106
Management fees(g)	767	894	763	198	491

Adjusted EBITDA	$41,476	$42,007	$38,225	$9,980	$7,928

(a)
Represents non-cash gain on repurchase of notes payable.

(b)
Represents non-cash loss on disposition of fixed assets. FY 2008 loss was due primarily to the disposition of binding equipment acquired for our new product offering in the digital printing market that was replaced because it was not meeting our performance requirements.

(c)
Represents non-recurring expense incurred to satisfy obligations in connection with the shutdown of GPN Asia, a former affiliate of our parent company.

(d)
Relates primarily to guaranteed severance payments and employee health benefits.

(e)
Represents non-cash expenses related to the impact of impairment charges for intangibles and goodwill.

(f)
Represents $308,000 and $101,000 of non-recurring expenses for FY 2009 and the three months ended March 31, 2011, respectively, which management believes are not reflective of our core operations, and $554,000, $22,000 and $30,000 of recurring expenses for each of FY 2008, FY 2009 and FY 2010, respectively, which are non-cash in nature. Additionally, the recurring (income) and expenses for the three months ended March 31, 2010 and 2011 are non-cash in nature.

(g)
Represents management fees paid to our Sponsors under the Management Agreement (as defined and described under "Certain Relationships and Related Party Transactions").
(2)
As adjusted total debt reflects $150.0 million aggregate principal amount of initial notes net of $9.0 million original issue discount and $6.1 million under the working capital facility.

(3)
As adjusted data gives effect to the offering of the initial notes and the use of proceeds therefrom as if each had occurred on March 31, 2011. Proceeds from the offering of the initial notes equaled $141.0 million, net of discount. On an as adjusted basis, these proceeds, along with cash on hand at March 31, 2011 and borrowings under the working capital facility, would have been used as follows: (i) $145.2 million, including interest and consent premium, to repay in full the Redeemed Notes, (ii) $0.7 million to pay fees associated with the repayment of the Redeemed Notes, and (iii) $6.5 million to pay fees associated with the initial notes and amended working capital facility.

(4)
Net debt reflects total debt less cash and cash equivalents.

Risk Factors

        You should carefully consider each of the risks and uncertainties we describe below and all of the other information in this prospectus before deciding to participate in the exchange offer. The risks and uncertainties we describe below are not the only ones we face. Additional risks and uncertainties that we do not currently know about or that we currently believe to be immaterial may also adversely affect our business, operations, financial condition or financial results. Unless the context otherwise requires, the term "notes" includes the initial notes and the exchange notes.

Risks Related to the Exchange Offer

The issuance of the exchange notes may adversely affect the market for the initial notes.

        To the extent the initial notes are tendered and accepted in the exchange offer, the trading market for the untendered and tendered but unaccepted initial notes could be adversely affected. Because we anticipate that most holders of the initial notes will elect to exchange their initial notes for exchange notes due to the absence of restrictions on the resale of exchange notes under the Securities Act, we anticipate that the liquidity of the market for any initial notes remaining after the completion of this exchange offer may be substantially limited. See "The Exchange Offer—Your Failure to Participate in the Exchange Offer Will Have Adverse Consequences."

There is no active trading market for the exchange notes and one may not develop.

        The exchange notes are new securities for which there currently is no market. We do not intend to apply for listing of the exchange notes on any securities exchange or include the notes in any automated quotation system. As a result, we cannot assure you that an active trading market will develop for the exchange notes. Jefferies, the initial purchaser of the initial notes, has advised us that it intends to make a market in the exchange notes, as permitted by applicable laws and regulations; however, Jefferies is not obligated to make a market in the exchange notes and, if commenced, it may discontinue its market making activities at any time without notice. Additionally, because Jefferies may be considered an affiliate of ours, it will be required to deliver a current "market maker" prospectus in connection with any secondary market sale of the exchange notes, which may affect its ability to continue market making activities. Jefferies will not be participating in the exchange offer. Further, market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act, and may be limited during the exchange offer.

Some persons who participate in the exchange offer must deliver a prospectus in connection with resales of the exchange notes.

        Based on interpretations of the staff of the SEC contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983), we believe that you may offer for resale, resell or otherwise transfer the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under "Plan of Distribution," you will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer your exchange notes. In these cases, if you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange under the Securities Act, you may incur liability under the Securities Act. We do not and will not assume, or indemnify you against, this liability.

Risks Related to the Notes

Our substantial indebtedness could adversely affect our financial health and prevent us from meeting our obligations under the notes and our other indebtedness.

        As of March 31, 2011, on an adjusted basis to reflect the issuance of the initial notes and borrowing under the working capital facility to redeem the Redeemed Notes and the application of the proceeds therefrom, we would have had total indebtedness of approximately $156.1 million. See "Capitalization."

        Our substantial indebtedness could have important consequences to you. For example, it could:

  •
  make it more difficult for us to meet our payment and other obligations under the notes and our other indebtedness;

  •
  require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

  •
  increase our vulnerability to general adverse economic and industry conditions;

  •
  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

  •
  place us at a competitive disadvantage compared to our competitors that have less debt or are less leveraged; and

  •
  limit our ability to borrow additional funds or raise additional financing.

        In addition, the indenture and our working capital facility contain financial and other restrictive covenants that limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debt.

Despite current indebtedness levels, we may still be able to incur substantially more debt. This could exacerbate further the risks associated with our substantial leverage.

        We may be able to incur substantial additional indebtedness in the future. The terms of the indenture governing the notes restrict, but do not completely prohibit, us from doing so. Our working capital facility permits borrowings of $15.0 million, and all of those borrowings, if any, will rank equal in right of payment to the notes and guarantees. As of April 30, 2011, approximately $3.7 million was borrowed under the working capital facility. If new debt is added to our current debt levels, the related risks that we now face could intensify. See "Description of Other Indebtedness—Working Capital Facility."

Restrictions in the indenture governing the notes and in our other outstanding debt instruments could adversely affect our operating flexibility, resulting in a failure to meet our obligations under the notes and our other debt.

        Our working capital facility and the indenture governing the notes contain, and any future debt agreements may contain, covenants that impose financial and operating restrictions on our business. These covenants restrict our ability to, among other things:

  •
  pay dividends, redeem stock or make other distributions or restricted payments;

  •
  incur indebtedness;

  •
  make certain investments;

  •
  make capital expenditures;

  •
  create liens;

  •
  agree to restrictions on the payment of dividends;

  •
  consolidate or merge;

  •
  sell or otherwise transfer or dispose of assets, including equity interests of our restricted subsidiaries;

  •
  enter into transactions with our affiliates;

  •
  designate our subsidiaries as unrestricted subsidiaries;

  •
  use the proceeds of permitted sales of our assets; and

  •
  change our line of business.

        In addition, our working capital facility and the indenture governing the notes require us to meet certain financial ratios and financial condition tests. You should read the discussions under the headings "Description of Other Indebtedness—Working Capital Facility" and "Description of Notes—Certain Covenants" for further information about these covenants.

        Events beyond our control can affect our ability to meet these financial ratios and financial condition tests and to comply with other provisions governing our working capital facility. Our failure to comply with these obligations could cause an event of default under our working capital facility and the indenture. If an event of default occurs under our working capital facility, our lenders could elect to declare all amounts outstanding and accrued and unpaid interest under our working capital facility to be immediately due, and the lenders thereafter could foreclose upon the assets securing our working capital facility. An event of default under our working capital facility could result in an event of default under our other debt instruments, including the notes. In that event, we cannot assure you that we would have sufficient assets to repay all of our obligations, including the notes and the guarantees. We may incur other indebtedness in the future that may contain financial or other covenants more restrictive than those applicable to our working capital facility or the indenture governing the notes.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

        Our ability to make payments on and to refinance our indebtedness, including the notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

        We cannot assure you that our business will generate cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule or that future borrowings will be available to us under our working capital facility in an amount sufficient to enable us to pay our indebtedness, including the notes, and to fund our other liquidity needs. If we are not able to generate sufficient cash flow for these purposes, we may need to refinance or restructure all or a portion of our indebtedness, including the notes, on or before maturity, sell assets, reduce or delay capital investments or seek to raise additional capital. We cannot assure you that we will be able to implement one or more of these alternatives, on commercially reasonable terms or at all.

We are a holding company and, therefore, our ability to make payments under the notes and service our other debt depends on cash flow from our subsidiaries.

        We are a holding company. Our only material assets are our ownership interests in our subsidiaries. Consequently, we will depend on distributions or other intercompany transfers of funds from our subsidiaries to make payments under the notes and service our other debt. Distributions and intercompany transfers of funds to us from our subsidiaries will depend on:

  •
  their earnings;

  •
  covenants contained in our and their debt agreements, including our working capital facility and the indenture governing the notes;

  •
  covenants contained in other agreements to which we or our subsidiaries are or may become subject;

  •
  business and tax considerations; and

  •
  applicable law, including laws regarding the payment of dividends and distributions.

        We cannot assure you that the operating results of our subsidiaries at any given time will be sufficient to make distributions or other payments to us or that any distributions and/or payments will be adequate to pay any amounts due under the notes or our other indebtedness.

The value of the collateral securing the notes may not be sufficient to satisfy our obligations under the notes, and the collateral securing the notes may be reduced under certain circumstances.

        The proceeds of any sale of collateral following an event of default with respect to the notes may not be sufficient to satisfy, and may be substantially less than, amounts due on the notes. No appraisal of the value of the collateral has been made in connection with the offering of the initial notes or the exchange notes. The value of the collateral in the event of liquidation will depend on market and economic conditions, the availability of buyers and other factors. By its nature, some or all of the collateral may not have a readily ascertainable market value or may not be saleable or, if saleable, there may be substantial delays in its liquidation. To the extent that permitted liens and other rights granted to other parties (including the lenders under our working capital facility) encumber any of the collateral securing the notes and the guarantees, those parties have or may exercise rights and remedies with respect to the collateral that could adversely affect the value of the collateral and the ability of the trustee under the indenture or the holders of the notes to realize or foreclose on the collateral. Consequently, we cannot assure you that liquidating the collateral securing the notes would produce proceeds in an amount sufficient to pay any amounts due under the notes after also satisfying the obligations to pay any creditors with prior liens. Nor can we assure you that the fair market value of the collateral securing the notes would be sufficient to pay any amounts due under the notes following their acceleration. If the proceeds of any sale of collateral are not sufficient to repay all amounts due on the notes, the holders of the notes (to the extent not repaid from the proceeds of the sale of the collateral), would have only an unsecured claim against our and our guarantors' remaining assets.

        The indenture and collateral agreements allow us to remain in possession of, retain exclusive control over, freely operate, and collect, invest and dispose of any income from, the collateral securing the notes and the related guarantees. There are circumstances other than repayment or discharge of the notes under which the collateral securing the notes and guarantees will be released automatically, without your consent or the consent of the trustee, including:

  •
  a sale, transfer or other disposal of such collateral in a transaction not prohibited under the indenture governing the notes;

  •
  with respect to collateral held by a guarantor, upon the release of such guarantor from its guarantee of the notes;

  •
  with respect to collateral that is capital stock, upon the dissolution of the issuer of such capital stock in accordance with the indenture governing the notes; and

  •
  with respect to our assets (other than Notes Priority Collateral) that secure the working capital facility, upon any release in connection with a foreclosure or exercise of remedies with respect to such collateral in accordance with the terms of the working capital facility. Pursuant to the terms of the intercreditor agreement, the holders of the notes may not be able to control actions with respect to the collateral, whether or not the holders of the notes agree or disagree with those actions.

        The indenture governing the notes permits and the agreements governing our other secured indebtedness may permit us to designate one or more of our restricted subsidiaries as an unrestricted subsidiary. If we designate an unrestricted subsidiary, all of the liens on any collateral owned by the unrestricted subsidiary or any of its subsidiaries and any guarantees of the notes by the unrestricted subsidiary or any of its subsidiaries will be released under the indenture but not under the working capital facility. Designation of an unrestricted subsidiary will reduce the aggregate value of the collateral securing the notes to the extent that liens on the assets of the unrestricted subsidiary and its subsidiaries are released. In addition, the creditors of the unrestricted subsidiary and its subsidiaries will have a prior claim (ahead of the notes) on the assets of such unrestricted subsidiary and its subsidiaries.

Mortgages on our real properties may not be executed, recorded and perfected at the time this exchange offer is completed.

        The indenture governing the notes requires us to have mortgages covering any real property owned by us or any of the guarantors as of the date of the indenture executed, recorded and perfected within 60 days of the closing of the offering of the initial notes. To date, these mortgages have not been executed, nor have they been recorded and perfected. We may not be able to perfect any such mortgages. Perfection of the mortgages after the issue date of the notes increases the risk that the liens granted by those mortgages become avoided subject to the liens of intervening creditors.

The rights of holders of notes to the collateral securing the notes may be adversely affected by the failure to perfect security interests in the collateral and other issues generally associated with the realization of security interests in collateral.

        Your rights in the collateral may be adversely affected by the failure to perfect security interests in certain collateral in the future. Applicable law requires that certain property and rights acquired after the grant of a general security interest, such as real property, equipment subject to a certificate and certain proceeds, can be perfected only at the time at which such property and rights are acquired and identified. The trustee and the collateral agent for the notes may not monitor, and we are not required to inform the trustee and the collateral agent of, the future acquisition of property and rights that constitute collateral, and necessary action may not be taken to properly perfect the security interest in such after-acquired collateral. The collateral agent for the notes has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest in favor of the notes against third parties. A failure to monitor such acquisition and take necessary action may result in the loss of the effectiveness of the grant of the security interest therein or the priority of the security interest in favor of the notes against third parties.

        In addition, the security interest of the collateral agent for the notes will be subject to practical challenges generally associated with the realization of security interests in collateral. For example, the collateral agent may need to obtain the consent of third parties and make additional filings. If we or the collateral agent are unable to obtain these consents or make these filings, the security interests may be invalid and the holders of the notes will not be entitled to the collateral or any recovery with respect to the collateral. Further, the consents of any third parties may not be given when required to facilitate a foreclosure on such collateral. Accordingly, the collateral agent may not have the ability to foreclose upon those assets, and the value of the collateral may significantly decrease. We are also not required to obtain third party consents in certain categories of collateral.

The imposition of certain permitted liens will cause the assets on which such liens are imposed to be excluded from the collateral securing the notes and the guarantees. There are also certain other categories of property that are excluded from the collateral.

        The indenture governing the notes permits liens in favor of third parties to secure certain indebtedness, such as indebtedness incurred under the working capital facility (which could be equal to $15.0 million in the aggregate), purchase money indebtedness and capital lease obligations, and assets subject to such liens will in certain circumstances be excluded from the collateral securing the notes and the guarantees. Our ability to incur purchase money indebtedness and capital lease obligations is subject to limitations as described in "Description of Notes—Collateral" and "—Certain Covenants." Certain of these third party liens will rank senior to the liens securing the notes under the indenture and the related collateral documents. In addition, certain categories of assets are excluded from the collateral securing the notes and the guarantees and the liens on certain categories of assets are not required to be perfected. Excluded assets include certain contracts, certain equipment, and the assets of any non-guarantor subsidiary. See "Description of Notes." If an event of default occurs and the notes are accelerated, the notes and the guarantees will rank equally with the holders of other unsubordinated and unsecured indebtedness of the relevant entity with respect to such excluded property and will be effectively subordinated to holders of obligations secured by a lien perfected on such excluded property.

The collateral securing the notes may be diluted under certain circumstances.

        The collateral that secures the notes may also secure on a pari passu basis additional notes that we issue in the future, subject to restrictions on our ability to incur debt and liens under our working capital facility and the indenture governing the notes. Your rights to the collateral would be diluted by any increase in the indebtedness secured on a pari passu by this collateral.

Your right to receive proceeds from the sale of collateral securing the notes will be subject to prior claims of lenders under our working capital facility.

        Our working capital facility is secured by substantially all of our and our guarantors' assets (other than certain excluded assets), subject to permitted liens and other limitations. The security interests securing the notes and the guarantees are contractually subordinated pursuant to the intercreditor agreement to the prior lien under our working capital facility on substantially all of our and our guarantors' assets (other than real property, fixtures and equipment). As a result, holders of the notes will receive distributions from any foreclosure proceeds of any of our and our guarantors' assets (other than real property, fixtures and equipment) only after borrowings under our working capital facility have been paid in full. If the proceeds of any sale of collateral are not sufficient to repay all amounts due on the notes, the holders of the notes would have only an unsecured claim against our and our guarantors' remaining assets for the deficiency.

Your right to exercise remedies with respect to certain collateral also will be limited.

        The rights of the holders of the notes with respect to the collateral securing the notes are limited pursuant to the terms of an intercreditor agreement between the trustee under the indenture and the lender under our working capital facility. Under the intercreditor agreement, if our working capital facility is not terminated or our obligations thereunder are outstanding, any actions that may be taken in respect of any of our and our guarantors' assets (other than real property, fixtures and equipment), including the ability to cause the commencement of enforcement proceedings against the collateral and to control the conduct of such proceedings, and the approval of amendments to the collateral documents, will be limited and, in certain cases, only controlled and directed by the lenders under such working capital facility, and the trustee, on behalf of the holders of the notes, will not have the ability to control or direct such actions, even if the rights of the holders of the notes are or may be adversely affected. Additional releases of collateral from the liens securing the notes are permitted under some circumstances. See "—The value of the collateral securing the notes may not be sufficient to satisfy our obligations under the notes, and the collateral securing the notes may be reduced under certain circumstances" and "Description of Notes—Collateral."

Bankruptcy laws and other factors may limit or delay the trustee's ability to foreclose on the collateral. In addition, creditors of any of our unrestricted domestic subsidiaries and any foreign subsidiaries that we may form or acquire will have a prior claim on the assets of those subsidiaries.

        In addition to our intercreditor arrangements described above, other factors could substantially delay or prevent the trustee or any holder of the notes from obtaining the benefit of any collateral securing the notes. If we or any of our guarantors become a debtor in a case under the United States Bankruptcy Code, the right of the holders of obligations secured by liens on the collateral to foreclose upon and sell such collateral upon the occurrence of an event of default could be subject to limitations under federal bankruptcy laws. Under the Bankruptcy Code, secured creditors such as the holders of the notes are prohibited from repossessing or foreclosing upon their collateral from a debtor in a bankruptcy case, or from disposing of collateral already repossessed, without prior bankruptcy court approval. Other provisions of the Bankruptcy Code permit a debtor to retain and to use the collateral (and the proceeds, products, rents or profits of such collateral), including cash collateral such as deposit accounts, over the secured creditors' objection, even if the debtor is in default under applicable debt instruments, so long as the secured creditor is afforded "adequate protection" of its interest in the collateral. Further, the intercreditor agreement limits the rights of holders of the notes to object to the debtor's use of collateral, including cash collateral, and to obtain adequate protection. Although the precise meaning of the term "adequate protection" may vary according to circumstances, it is intended in general to protect a secured creditor against any diminution in the value of the creditor's interest in its collateral. The determination as to whether adequate protection exists depends on the valuation of the collateral and the discretion of the bankruptcy court. As a result, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the trustee could repossess or dispose of the collateral, or whether or to what extent holders of the notes would be compensated for any delay in payment or loss of value of the collateral through the requirement of "adequate protection."

        Moreover, the trustee may need to evaluate the impact of the potential liabilities before determining to foreclose on collateral consisting of real property because secured creditors that hold a security interest in real property may be held liable under environmental laws for the costs of remediating or preventing the release or threatened releases of hazardous substances at such real property. Consequently, the trustee may decline to foreclose on such collateral or exercise remedies available in respect thereof if it does not receive indemnification to its satisfaction from the holders of the notes.

        Finally, the trustee's ability to foreclose on the collateral on your behalf may be subject to lack of perfection, the consent of third parties, prior liens (as discussed above) and practical problems associated with the realization of the trustee's security interest in the collateral. It is impossible to predict what recovery (if any) would be available for such an unsecured claim if we or any of our guarantors became a debtor in a bankruptcy case.

        None of our unrestricted domestic subsidiaries or any foreign subsidiaries that we may form or acquire will guarantee the notes if the guarantee could result in an adverse tax consequence. If any of our unrestricted domestic subsidiaries or such foreign subsidiaries becomes insolvent, liquidates, reorganizes, dissolves or otherwise winds up, holders of its indebtedness and its trade creditors generally will be entitled to payment on their claims from the assets of such subsidiary before any of those assets would be made available to us. In addition, because a portion of the collateral consists of pledges of a portion of the stock of any foreign subsidiaries that we form or acquire, the validity of those pledges under local law, if applicable, and the ability of the holders of the notes to realize upon that collateral under local law, to the extent applicable, may be limited by such local law, which limitations may or may not affect such liens.

The pledge of the capital stock and other equity interests of our subsidiaries that secures the notes excludes capital stock and other equity interests of any of our subsidiaries in excess of the maximum amount of such capital stock or securities that could be included in the collateral without creating a requirement to file separate financial statements with the SEC for that subsidiary.

        The pledge that secures the notes and the guarantees covers only a portion of the stock of our subsidiaries. As of the issue date of the initial notes, to the extent the value of the capital stock and other equity interests of a subsidiary is greater than or equal to 20% of the aggregate principal amount of the notes outstanding, it will be excluded from the collateral. Following the issue date of the initial notes, the portion of the capital stock of any of our subsidiaries constituting collateral securing the notes and the guarantees may decrease or increase as a result of changes in the value of that stock or changes in the rules, regulations or interpretations of the SEC. Pledges of stock of any foreign subsidiaries that we form or acquire may be subject to additional limitations. In addition, the indenture governing the notes and the collateral documents related thereto provides that, to the extent that any rule requires or is adopted, amended or interpreted to require the filing with the SEC of separate financial statements of any of our subsidiaries due to the fact that such subsidiary's capital stock or other equity interests secure the notes, then such capital stock and other equity interests will be excluded from the collateral securing the notes to the extent necessary to not be subject to such requirement. In such event, the collateral documents provide for the automatic release of such security interest on such released capital stock and equity interests, to the extent necessary to release the liens created thereunder in respect of such capital stock or other equity interests without the consent of or other action by or on behalf of any holder of notes or any other person. As a result, holders of the notes could lose all or a portion of their security interest in the capital stock or other equity interests of our subsidiaries.

        The lenders under our working capital facility are not subject to this limitation and have a pledge of 100% of the capital stock of our domestic subsidiaries and a pledge of certain capital stock of any foreign subsidiaries that we form or acquire. Because the pledge that secures the notes and the guarantees covers only a portion of the stock of our subsidiaries, even if all borrowings under our working capital facility have been paid in full, the trustee will not be able to foreclose on and sell all of the stock of our subsidiaries. Instead, the trustee will be required to liquidate the assets of our subsidiaries and this may delay the ability of the holders of the notes to realize upon the collateral.

Any future pledge of collateral may be avoidable in bankruptcy.

        Any future pledge of collateral in favor of the trustee or collateral agent, including pursuant to security documents delivered after the date of the indenture governing the notes, may be avoidable by the pledgor (a debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if (1) the pledgor is insolvent at the time of the pledge, (2) the pledge permits the holders of the notes to receive a greater recovery than if the pledge had not been given and (3) a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge or the perfection thereof, or, in certain circumstances, a longer period.

The collateral is subject to casualty risks.

        We intend to maintain insurance or otherwise insure against hazards in a manner appropriate and customary for our business. There are, however, certain losses that may be either uninsurable or not economically insurable, in whole or in part. Insurance proceeds may not compensate us fully for our losses. If there is a complete or partial loss of any of the collateral, the insurance proceeds may not be sufficient to satisfy all of the secured obligations, including the notes and the guarantees.

We may not have the ability to repurchase the notes upon a change of control as required by the indenture governing the notes.

        Upon the occurrence of specific kinds of change of control events, we are required to offer to repurchase all outstanding notes at 101% of the principal amount plus accrued and unpaid interest to the date of repurchase. We may not have sufficient funds to make the required repurchase in cash at such time or the ability to arrange necessary financing on acceptable terms. In addition, our ability to repurchase the notes in cash may be limited by law or the terms of other agreements relating to our debt outstanding at the time, including our working capital facility, which restricts our ability to purchase notes for cash until all debt under our working capital facility is repaid in full. If we fail to repurchase any notes submitted in a change of control offer, it would constitute an event of default under the indenture governing the notes which would, in turn, constitute an event of default under our working capital facility and could constitute an event of default under our other indebtedness, even if the change of control itself would not cause a default. Important corporate events, such as takeovers, recapitalizations or similar transactions, may not constitute a change of control under the indenture governing the notes and thus not permit the holders of the notes to require us to repurchase or redeem the notes. See "Description of Notes—Offers to Repurchase the Notes—Repurchase of the Notes at the Option of the Holder Upon a Change of Control."

Under certain circumstances, a court could cancel the notes or the guarantees and the security interests that secure the notes and guarantees.

        Our issuance of the notes and the related guarantees may be subject to review under U.S. federal or state fraudulent transfer laws. If we become a debtor in a case under the U.S. Bankruptcy Code or encounter other financial difficulty, a court could avoid (that is, cancel) our obligations under the notes. The court might do so if it finds that when we issued the notes, (a) we received less than reasonably equivalent value or fair consideration and (b) we either (1) were or were rendered insolvent, (2) were left with inadequate capital to conduct our business or (3) believed or reasonably should have believed that we would incur debts beyond our ability to pay. The court could also avoid the notes, without regard to the factors described in clauses (a) and (b) above, if it finds that we issued the notes with actual intent to hinder, delay or defraud our creditors.

        Similarly, if one of our guarantors becomes a debtor in a case under the U.S. Bankruptcy Code or encounters other financial difficulty, a court might cancel its guarantee if it finds that when such guarantor issued its guarantee (or in some jurisdictions, when payments become due under the guarantee), factors (a) and (b) above applied to such guarantor, such guarantor was a defendant in an action for money damages or had a judgment for money damages docketed against it (if, in either case, after final judgment the judgment is unsatisfied), or if it found that such guarantor issued its guarantee with actual intent to hinder, delay or defraud its creditors.

        A court could avoid any payment by us or any guarantor pursuant to the notes or a guarantee or any realization on the pledge of assets securing the notes or the guarantees, and require the return of any payment or the return of any realized value to us or such guarantor, as the case may be, or to a fund for the benefit of our or such guarantor's creditors. In addition, under the circumstances described above, a court could subordinate rather than avoid obligations under the notes, the guarantees or the pledges. If the court were to avoid any guarantee, funds may not be available to pay the notes from another guarantor or from any other source.

        The test for determining solvency for purposes of the foregoing will vary depending on the law of the jurisdiction being applied. In general, a court would consider an entity insolvent either if the sum of its existing debts exceeds the fair value of all of its property, or its assets' present fair saleable value is less than the amount required to pay the probable liability on its existing debts as they become due. For this analysis, "debts" include contingent and unliquidated debts. If a court avoided our obligations under the notes and the obligations of all of the guarantors under their guarantees, holders of the notes would cease to be our creditors or creditors of the future guarantors and likely have no source from which to recover amounts due under the notes. Even if the guarantee of a guarantor is not avoided as a fraudulent transfer, a court may subordinate the guarantee to such guarantor's other debt. In that event, the guarantees would be structurally subordinated to all of such guarantor's other debt.

        The indenture governing the notes limits the liability of each guarantor on its guarantee to the maximum amount that such guarantor can incur without risk that its guarantee will be subject to avoidance as a fraudulent transfer. This limitation may not protect such guarantees from fraudulent transfer challenges or, if it does, that the remaining amount due and collectible under the guarantees may not suffice, if necessary, to pay the notes in full when due.

Under certain circumstances, a bankruptcy court could recover payments made under the notes or guarantees.

        If we or a guarantor files a bankruptcy petition within 90 days after it makes a payment under the notes or its guarantee (or 1 year, with respect to a payment made to an "insider" noteholder), the entity filing such petition (or its bankruptcy trustee or estate) may recover such payment as a "preference" under certain circumstances identified in the Bankruptcy Code, to the extent that at the time of such payment the notes or its guarantee, as applicable, was unsecured or undersecured (i.e., secured by collateral which is not sufficient to repay the entire indebtedness).

We intend to treat the exchange notes as "contingent payment debt instruments" for U.S. federal income tax purposes.

        Because we treated the initial notes as "contingent payment debt instruments," we intend to treat the exchange notes as "contingent payment debt instruments" for U.S. federal income tax purposes. Accordingly, each United States holder (as defined in "Certain U.S. Federal Tax Considerations") will generally be required to use the accrual method with respect to the exchange notes and accrue original issue discount based on the "comparable yield" of the exchange notes. In addition, a United States holder will generally be required to recognize ordinary income on the gain, if any, realized on a sale, exchange or other disposition of the exchange notes. The proper U.S. federal income tax treatment of a holder of an exchange note is uncertain in various respects. See "Certain U.S. Federal Tax Considerations."

If a bankruptcy petition were filed by or against us or any of the guarantors, holders of the notes may receive a lesser amount for their claim than they would have been entitled to receive under the indenture governing the notes.

        If a bankruptcy petition were filed by or against us or any of the guarantors under the U.S. Bankruptcy Code after the issuance of the notes, the claim by any holder of the notes for the principal amount of the notes may be limited to an amount equal to the sum of:

  •
  the original issue price for the notes; and

  •
  the portion of the OID that has accreted prior to the bankruptcy filing and that does not constitute "unmatured interest" for purposes of the U.S. Bankruptcy Code.

        Any OID that did not accrete as of the date of the bankruptcy filing would constitute unmatured interest. Accordingly, holders of the notes under these circumstances would receive a lesser amount than they would be entitled to under the terms of the indenture governing the notes, even if sufficient funds were available.

Risks Related to the Business

The evolution of technology may decrease the demand for our products and services.

        The technology we use in our operations is rapidly evolving. We could experience delays or difficulties in responding to changing technology, in addressing the increasingly sophisticated needs of our customers or in keeping pace with emerging industry standards. In addition, the cost required to respond to and integrate changing technologies may be greater than we anticipate. If we do not respond adequately to the need to integrate changing technologies in a timely manner, or if the investment required to so respond is greater than anticipated, our business, financial condition, results of operations, cash flow and ability to make payments on the notes may be adversely affected. We remain largely dependent on the distribution of scientific, technical, medical and other scholarly information in printed form. Usage of the Internet and other electronic media continues to grow. We cannot assure you that the acceleration of the trend toward such electronic media will not decrease the demand for our products which could result in lower profits and reduced cash flows.

        Changes in technology could also result in digital printing methods becoming more cost effective for printing short-run publications. If the use of digital printing were expanded in this manner, it could allow smaller printers to compete against us in our specialized market, which could cause a decrease in the demand for our services or could force us to lower our prices to remain competitive. Such a decrease in demand or price could result in decreased profitability and have a material adverse effect on our business, financial condition and results of operations. Similarly, if our new product offering in the digital printing market is not successful, the same adverse impacts previously mentioned could result.

The printing industry is competitive and rapidly evolving and competition may adversely affect our business.

        The printing industry is extremely competitive. We compete with numerous companies, some of which have greater financial resources than we do. We compete on the basis of ongoing customer service, quality of finished products, range of services offered, distribution capabilities, use of state of the art technology and price. We cannot assure you that we will be able to compete successfully with respect to any of these factors. In certain circumstances, due primarily to factors such as freight rates and customer preference for local services, printers with better access to certain regions of the country may have a competitive advantage in such regions. Our failure to compete successfully could cause us to lose existing business or opportunities to generate new business and could result in decreased profitability, adversely affecting our business.

Industry consolidation of customers and increased competition for those customers may result in increased expenses and reduced revenue and market position.

        The continuing consolidation of publishing companies has shrunk the pool of available customers. Large publishing companies often have preferred provider arrangements with specific printing companies. As smaller publishing companies are consolidated into the larger companies, the smaller publishing companies are often required to use the printing company with which the acquiring company has established an arrangement. If our customers were to merge or consolidate with publishing companies utilizing other printing companies, we could lose our customers to competing printing companies. If we were to lose a significant portion of our current base of customers to competing printing companies, our business, financial condition, results of operations and cash flow could be materially adversely affected.

The loss of business from a top customer may negatively impact our net sales and profitability.

        During 2010 we did not derive more than 10% of our net sales from any single customer. However, we derived a significant portion of our net sales from our ten largest customers. We cannot assure you that our large customers will continue to use our printing services. The loss of any of our large customers could cause our net sales and profitability to decline materially.

Our financial results could be negatively impacted by impairments of goodwill and other long-lived assets.

        On an annual basis or as circumstances dictate, we review goodwill and other long-lived assets, consisting primarily of property, plant and equipment and identified intangibles subject to amortization, and evaluate events or other developments that may indicate impairment in the carrying amount. A decline in profitability at one of our reporting units could result in non-cash impairment charges. Any impairment charge could have a significant negative effect on our reported results of operations. In the fourth quarter of 2010, due primarily to the longer and more sustained deterioration of the magazine business through the fourth quarter of 2010, and the unlikely prospect of a meaningful recovery in the near term, our assessment indicated that goodwill at Dartmouth Printing Company was fully impaired, resulting in a non-cash charge of $7.0 million. Also, in the fourth quarter of 2008, as the result of a decline in profitability at United Litho, Inc. and The Dingley Press, Inc., due to the downturn in the economic environment, our assessment indicated that goodwill and certain other intangibles at such entities were fully impaired. This resulted in a non-cash charge of $3.4 million and $2.2 million for goodwill and customer relationship assets, respectively.

Increases in prices of paper and other raw materials and postal rates as well as changes in postal delivery schedules could cause disruptions in our services to customers.

        The principal raw material used in our business is paper, which represents a significant portion of our cost of materials. Although we believe that we have been successful in negotiating favorable price relationships with our paper vendors, prices in the overall paper market are beyond our control. Historically, we have generally been able to pass increases in the cost of paper on to our customers. If we are unable to continue to pass any price increases on to our customers, future paper price increases could adversely affect our margins and profits.

        Due to the significance of paper in our business, we are dependent upon the availability of paper. In periods of high demand, certain paper grades have been in short supply, including grades we use in our business. In addition, during periods of tight supply, many paper producers allocate shipments of paper based upon historical purchase levels of customers. Although we generally have not experienced significant difficulty in obtaining adequate quantities of paper, unforeseen developments in the overall paper markets could result in a decrease in the supply of paper and could cause either or both of our revenues or profits to decline.

        We use a variety of other raw materials including ink, film, offset plates, chemicals and solvents, glue, wire and subcontracted components. In general, we have not experienced any significant difficulty in obtaining these raw materials. We cannot assure you, however, that a shortage of any of these raw materials will not occur in the future or will not potentially adversely affect the financial results of our business.

        Our journals, magazines and catalogs are mailed, either by us or our customers, to subscribers. As a result, an increase in postal rates may cause our customers to decrease the size and number of their publications. Although we generally have not experienced significant decreases in mailings in the past due to postal rate increases, we cannot assure you that such a decrease will not occur in the future or will not potentially adversely affect the financial results of our business. In addition, the U.S. Postmaster General has proposed reducing the delivery of mail from six days to five days per week. If this change is adopted we cannot assure you how our customers will react and whether or not this will adversely affect the financial results of our business.

        We require energy products, primarily natural gas and electricity, in our operating facilities. We also depend on gasoline and diesel fuel for our delivery vehicles and the vehicles of the carriers we utilize to deliver our products. Possible disruption of supplies or an increase in the prices of energy products could adversely affect the financial results of our business.

        Fluctuations in the markets for paper and raw materials could adversely impact the market for our recycled materials, such as paper, cardboard and used plates. This could have a negative effect on the income we generate from such sales.

Current and future economic conditions could adversely affect our business and financial performance.

        Our operating results and performance are impacted by general economic conditions, both domestic and abroad. The printing industry realized a significant contraction between 2008 and 2010 due to the severity of the most recent recession. The current global economic downturn and credit crisis may continue to negatively and materially affect demand for our products and services and our financial performance. Examples of how our business and financial performance may continue to be adversely affected by current and future economic conditions include:

  •
  increased price competition resulting in lower sales, profitability and cash flow;

  •
  deterioration in the financial condition of our customers resulting in reduced orders, an inability to collect receivables, payment delays or customer bankruptcy;

  •
  increased risk of insolvency of financial institutions, which may limit our liquidity in the future or adversely affect our ability to use or refinance our working capital facility;

  •
  increased turmoil in the financial markets may limit our ability and the ability of our customers and suppliers to access the capital markets or require limitations or terms and conditions for such access that are more restrictive and costly than in the past; and

  •
  declines in our businesses could result in material charges for restructuring or asset impairments.

Our ability to attract, train and retain executives and other qualified employees is crucial to results of operations and future growth.

        We rely to a significant extent on our executive officers and other key management personnel. There can be no assurance that we will be able to continue to retain our executive officers and key management personnel or attract additional qualified management in the future. In addition, the success of any acquisition by us may depend, in part, on our ability to retain management personnel of the acquired companies. There can be no assurance that we will be able to retain such management personnel.

        In addition, to provide high-quality printed products in a timely fashion we must maintain an adequate staff of skilled technicians, including pre-press personnel, pressmen, bindery operators and fulfillment personnel. Accordingly, our ability to maintain and increase our productivity and profitability will depend, in part, on our ability to employ, train and retain the skilled technicians necessary to meet our commitments. From time-to-time:

  •
  the industry experiences shortages of qualified technicians, and we may not be able to maintain an adequate skilled labor force necessary to operate efficiently;

  •
  our labor expenses may increase as a result of shortages of skilled technicians; or

  •
  we may have to curtail our planned internal growth as a result of labor shortages.

        If any of these events were to occur, it could adversely affect our business.

Our printing facilities may suffer business interruptions which could increase our operating costs, decrease our sales or cause us to lose customers.

        The reliability of our printing facilities is critical to the success of our business. Our facilities might be damaged or interrupted by fire, flood, power loss, telecommunications failure, break-ins, earthquakes, terrorist attacks, war or similar events. Equipment malfunctions, computer viruses, physical or electronic break-ins and similar disruptions might cause interruptions and delays in our printing services and could significantly diminish our reputation and brand name and prevent us from providing services. Although we believe we have taken adequate steps to address these risks, damage to, or unreliability of, our printing facilities could have a material adverse effect on our business, financial condition, results of operations and cash flow.

Decreases in the types and amount of research funding could decrease the demand for our journal printing services.

        In our journal business, we provide printing services primarily to scientific, technical, medical and other scholarly journals. The supply of research papers published in these journals is related to the amount of research funding provided by the federal government and private companies. In the future, the federal government or private companies could decrease the type and amount of funding that they provide for scientific, technical, medical and other scholarly research. A significant decrease in research funding might decrease the number or length of journals that we print for our customers, which would decrease our cash flow. A reduction in the investment value of university endowments in the current economic environment could also result in less demand by university libraries for printed journals.

We may not protect our technology effectively, which would allow competitors to duplicate our products and services, or our products and services may infringe on claims of intellectual property rights of third parties.

        Our success and ability to compete depend, in part, upon our technology. Among our significant assets are our proprietary information and intellectual property rights. We rely on a combination of copyright and trademark laws, confidentiality procedures, contractual provisions and other intellectual property safeguards to protect these assets. Unauthorized use and misuse of our intellectual property could have a material adverse effect on our business, financial condition and results of operations, and there can be no assurance that our legal remedies would adequately compensate us for the damages caused by unauthorized use. In addition, licenses for a number of software products have been granted to us. Some of these licenses, individually and in the aggregate, are material to our business. Although we believe that the risk that we will lose any material license is remote, any loss could have a material adverse effect on our business, financial condition, results of operations and cash flow.

        We do not believe that any of our products, services or activities infringe upon the intellectual property rights of third parties in any material respect. There can be no assurance, however, that third parties will not claim infringement by us with respect to current or future products, services or activities. Any infringement claim, with or without merit, could result in substantial costs and diversion of management and financial resources, and a successful claim could effectively block our ability to use or license products and services or cost us money.

We may not be able to acquire other companies on satisfactory terms or at all.

        Our business strategy includes pursuing acquisitions. Nonetheless, we cannot assure you that we will identify suitable acquisitions or that such acquisitions can be made at an acceptable price. If we acquire additional businesses, those businesses may require substantial capital. Although we will be able to borrow under our working capital facility under certain circumstances to fund acquisitions, we cannot assure you that such borrowings will be available in sufficient amounts or that other financing will be available in amounts and on terms that we deem acceptable. In addition, future acquisitions could result in us incurring debt and contingent liabilities. We cannot assure you that we will be successful in consummating future acquisitions on favorable terms or at all.

The integration of acquired businesses may result in substantial costs, delays and other problems.

        Our future performance will depend on our ability to integrate the businesses that we may acquire. To integrate newly acquired businesses we must integrate manufacturing facilities and extend our financial and management controls and operating, administrative and information systems in a timely manner and on satisfactory terms and conditions. This may be more difficult with respect to significant acquisitions. We may not be able to successfully integrate acquired businesses or realize projected cost savings and synergies in connection with those acquisitions on the timetable contemplated or at all.

        Furthermore, the costs of businesses that we may acquire could significantly impact our short-term operating results. These costs could include:

  •
  restructuring charges associated with the acquisitions; and

  •
  other expenses associated with a change of control, as well as non-recurring acquisition costs including accounting and legal fees, investment banking fees, recognition of transaction-related obligations and various other acquisition-related costs. The integration of newly acquired businesses will require the expenditure of substantial managerial, operating, financial and other resources and may also lead to a diversion of management's attention from our ongoing business concerns.

        Finally, although we conduct and intend to conduct what we believe to be a prudent level of investigation regarding the businesses we purchase, in light of the circumstances of each transaction, an unavoidable level of risk remains regarding the actual condition of these businesses. Until we actually assume operating control of such business assets and their operations, we may not be able to ascertain the actual value or understand the potential liabilities of the acquired entities and their operations. Once we acquire a business, we are faced with risks, including:

  •
  the possibility that we have acquired substantial undisclosed liabilities;

  •
  the risks of entering markets in which we have limited or no prior experience;

  •
  the potential loss of key employees or customers as a result of changes in management; and

  •
  the possibility that we may be unable to recruit additional managers with the necessary skills to supplement the management of the acquired businesses.

        We may not be successful in overcoming these risks.

Our principal stockholders could exercise their influence over us.

        As a result of their stock ownership of Holdings, funds managed by BRS and JCP together beneficially own about 84.6% of Holdings' outstanding capital stock. By virtue of the ownership interests of these funds and affiliates and the terms of our securities holders' agreement, these entities have significant influence over our management and will be able to determine the outcome of all matters required to be submitted to the stockholders for approval, including the election of our directors and the approval of mergers, consolidations and the sale of all or substantially all of our assets. The interests of funds managed by BRS and JCP and their respective affiliates may differ from your interests as a noteholder, and, as such, they may take actions which may not be in your interest as a noteholder. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of our equity owners might conflict with the interests of our noteholders. In addition, our equity owners may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments, even though such transactions might involve risks to you as a noteholder.

Our printing and other facilities are subject to environmental laws and regulations, which may subject us to liability or require us to incur costs.

        We use various materials in our operations which contain substances considered hazardous or toxic under environmental laws. In addition, our operations are subject to federal, state and local environmental laws and regulations relating to, among other things, air emissions, waste generation, handling, management and disposal, waste water treatment and discharge and remediation of soil and groundwater contamination. Permits are required for the operation of certain of our businesses, and these permits are subject to renewal, modification and, in some circumstances, revocation. Our operations also generate wastes which are disposed of off-site. Under certain environmental laws, including the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and similar state laws and regulations, we may be liable for costs and damages relating to soil and groundwater contamination at these off-site disposal locations, or at our own facilities. In the past, such matters have not had a material impact on our business or operations. We are not currently aware of any environmental matters that are likely to have a material adverse effect on our business, financial condition, results of operations and cash flow. However, we cannot assure you that such matters will not have such an impact on us. Furthermore, future changes to environmental laws and regulations may give rise to additional costs or liabilities that could have a material adverse impact on us.

Failure to comply with the Sarbanes-Oxley Act could impact our business.

        There can be no assurance that the periodic evaluation of our internal controls required by the Sarbanes-Oxley Act will not result in the identification of significant control deficiencies. Failure to comply may have consequences for our business. These consequences could include increased risks of financial statement misstatements, investigations or sanctions by regulatory authorities, such as the SEC, and negative capital market reactions.

We could be adversely affected by health and safety requirements.

        We are subject to requirements of federal, state and local occupational health and safety laws and regulations. These requirements are complex, constantly changing and have tended to become more stringent over time. It is possible that these requirements may change or liabilities may arise in the future in a manner that could have a material adverse effect on our business, financial condition, results of operations and cash flow. We cannot assure you that we have been or will be at all times in complete compliance with all those requirements or that we will not incur material costs or liabilities in connection with those requirements in the future.

Use of Proceeds

        We will not receive any cash proceeds from the issuance of the exchange notes in exchange for the outstanding initial notes. We are making this exchange solely to satisfy our obligations under the registration rights agreement entered into in connection with the offering of the initial notes. In consideration for issuing the exchange notes, we will receive initial notes in like aggregate principal amount.

        The net proceeds from the offering of the initial notes were used, together with available cash and borrowings under the working capital facility, to repurchase and redeem in full the Redeemed Notes.

 Capitalization

        The following table sets forth our cash and consolidated capitalization as of March 31, 2011, on an actual basis and as adjusted basis to give effect to (1) the offering of the initial notes, (2) borrowings under the working capital facility which occurred on April 18, 2011 and (3) the use of the proceeds of the offering of the initial notes and borrowings under the working capital facility, as well as cash on hand, to repurchase and redeem in full the Redeemed Notes, as if these events had occurred on that date. The table below should be read in conjunction with "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical consolidated financial statements and the accompanying notes, included elsewhere in this prospectus.

	As of March 31, 2011
	Actual	As Adjusted
	(Dollars in thousands)
Cash and cash equivalents	$5,304	$—

Debt:
Working capital facility(1)	$—	$6,088
Redeemed notes	142,917	—
Initial notes(2)	—	141,000

Total long-term debt, including current portion	142,917	147,088
Stockholder's equity(3)	35,743	34,899

Total capitalization	$178,660	$181,987

(1)
On April 15, 2011, concurrently with the offering of the initial notes, we amended our working capital facility to provide for borrowings of up to $15.0 million. The working capital facility matures on April 15, 2013.

(2)
Reflects aggregate principal amount net of $9.0 million original issue discount.

(3)
As Adjusted Stockholder's equity reflects, net of taxes, redemption premium in connection with the closing of the tender offer and consent solicitation and the write-off of deferred financing costs.

 Selected Historical Consolidated Financial Data

        The following tables set forth our selected historical consolidated financial and operating data as of and for the dates indicated. The selected historical consolidated financial data for each of the three fiscal years ended December 31, 2008, December 31, 2009, and December 31, 2010 has been derived from, and should be read together with, our audited historical consolidated financial statements and the accompanying notes and independent auditors' report, included elsewhere in this prospectus. The selected historical consolidated financial data for each of the two fiscal years ended December 31, 2006 and December 31, 2007 has been derived from our audited historical consolidated financial statements and the accompanying notes and independent auditors' report not included in this prospectus. The selected historical consolidated financial data for the three months ended March 31, 2010 and March 31, 2011 have been derived from, and should be read together with, our unaudited condensed consolidated financial statements and the accompanying notes, included elsewhere in this prospectus.

        The following selected historical consolidated financial and operating data is qualified in its entirety by reference to, and should be read in conjunction with, our audited and unaudited condensed consolidated financial statements and the accompanying notes included elsewhere in this prospectus, and the information under "Summary Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information included in this prospectus. In the opinion of management, our unaudited consolidated financial statements include all recurring adjustments and normal accruals necessary for a fair statement of such unaudited consolidated financial data. Our historical results included below and elsewhere in this prospectus are not necessarily indicative of our future performance.

	Fiscal Year Ended December 31,							Three Months Ended March 31,
	2006	2007		2008	2009		2010	2010		2011
	(Dollars in thousands)
Statement of Income Data:
Net sales	$337,540	$344,240		$348,027	$293,349		$266,188	$68,298		$68,189
Cost of sales	272,164	274,190		281,380	232,948		212,510	53,524		56,603

Gross profit	65,376	70,050		66,647	60,401		53,677	14,774		11,586
Selling and administrative expenses	40,339	41,746		42,175	37,115		35,799	9,383		9,956
Loss on disposition of fixed assets	255	4		1,223	146		9	33		24
Related party guaranty	—	—		3,000	—		—	—		—
Restructuring costs	2,736	115		137	313		78	72		377
Amortization of intangibles	3,782	1,877		1,715	1,438		1,398	350		1,121
Impairment charges	12,775	—		5,640	—		7,001	—		—

Operating income	5,489	26,308		12,757	21,390		9,392	4,936		108
Interest expense	18,818	18,577		18,399	17,228		15,790	3,949		3,930
Interest income	(226)	(446)		(173)	(69)		(49)	(13)		(1)
Gain on repurchase of notes payable	—	—		—	(7,194)		—	—		—
Other (income) expense, net	(316)	(83)		1,269	(234)		23	(37)		(10)

(Loss) income before income taxes	(12,787)	8,260		(6,739)	11,658		(6,373)	1,037		(3,811)
Income tax (benefit) provision	(4,444)	3,413		(867)	3,441		(432)	(509)		(1,448)

Net (loss) income	$(8,343)	$4,847		$(5,872)	$8,217		$(5,941)	$1,546		$(2,363)

Balance Sheet Data (End of Period):
Cash and cash equivalents	$7,800	$20,517		$16,397	$4,110		$13,717	$4,504		$5,304
Accounts receivable, net	31,150	34,469		34,266	29,382		25,471	28,881		27,534
Total assets	291,567	298,968		285,097	249,000		241,511	245,627		235,126
Total liabilities	244,879	248,123		240,214	204,988		203,412	200,069		199,383
Total debt	164,915	164,930		164,946	142,949		142,924	142,943		142,917
Total shareholders' equity	46,688	50,845		44,882	44,012		38,099	45,558		35,743
Other Financial Data:
Net cash flows provided by (used in):
Operating activities	$24,336	$27,459		$14,640	$22,968		$22,740	$1,527		$(613)
Investing activities	(24,500)	(14,493)		(18,661)	(11,350)		(13,136)	(1,133)		(7,799)
Financing activities	2	(249)		(100)	(23,905)		3	—		—
Depreciation and amortization	18,991	17,834		18,400	18,674		20,865	4,702		6,805
Capital expenditures	26,296	15,158		17,597	9,654		13,671	1,164		7,806
Ratio of earnings to fixed charges(1)	—	1.41	x	—	1.62	x	—	1.24	x	—
Pro forma ratio of earnings to fixed charges(2)							—			—

(1)
To achieve a coverage ratio of 1:1, we needed additional earnings of $12,787, $6,739, $6,373 and $3,811 in 2006, 2008, 2010 and the three months ended March 31, 2011, respectively.

(2)
To achieve a coverage ratio of 1:1, we would have needed additional earnings of $14,604 in 2010 and $5,871 for the three months ended March 31, 2011.

Management's Discussion and Analysis of Financial
Condition and Results of Operations

        You should read the following discussion and analysis in conjunction with the "Selected Historical Consolidated Financial Data" section of this prospectus and our consolidated financial statements and the related notes thereto included elsewhere in this prospectus. Any statements in the discussion and analysis regarding industry outlook, our expectations regarding the performance of our business and the other non-historical statements in the discussion and analysis are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in the "Risk Factors" section of this prospectus. Our actual results may differ materially from those contained in or implied by any forward-looking statements.

Introduction

        We are a leading specialty printer offering a full range of printing and value-added support services for the journal, catalog, magazine and book markets. We provide a wide range of printing services and value-added support services that supplement the core printing operations such as page composition, electronic copy-editing, digital proofing, electronic publishing systems, subscriber services, digital media distribution, custom publishing and back issue fulfillment. We utilize a decentralized management structure, which provides our customers with access to the resources of a large company, while maintaining the high level of service and flexibility of a smaller company.

Acquisition transactions

        On August 21, 2003, Holdings purchased 100% of the outstanding capital stock of The Sheridan Group, Inc. from its existing stockholders for total cash consideration of $142.0 million less net debt (as defined in the stock purchase agreement), resulting in cash of $79.9 million being paid to the selling stockholders. The accounting purchase price was $186.6 million, which was comprised of the $79.9 million of cash paid to the selling stockholders, $51.4 million of assumed liabilities and $55.3 million of refinanced debt. We funded the acquisition price and the related fees and expenses with the proceeds of the sale of $105.0 million aggregate principal amount of the Redeemed Notes and equity investments in Holdings.

        On May 25, 2004, The Sheridan Group, Inc., through a newly formed subsidiary, purchased substantially all of the assets and business of The Dingley Press (the "Dingley Acquisition"). The accounting purchase price was $95.4 million, which was comprised of cash paid of $65.5 million, $26.0 million of assumed liabilities and $3.9 million of financing costs. We funded the acquisition price and the related fees and expenses with the proceeds of the sale of $60.0 million aggregate principal amount of the Redeemed Notes, available cash and equity investments in Holdings.

Notes Offering and Amended and Restated Working Capital Facility

        On April 15, 2011, we completed a private debt offering of the initial notes, which are senior secured notes totaling $150.0 million in aggregate principal amount. The initial notes will mature on April 15, 2014 and bear interest payable in cash in arrears at the fixed interest rate of 12.5% per year. On the same date, we entered into an agreement to amend and restate our working capital facility to, among other things, extend the scheduled maturity to April 15, 2013. Terms of the amended and restated working capital facility allow for revolving debt of up to $15.0 million, including letters of credit commitments of up to $5.0 million, subject to a borrowing base test.

        Proceeds of the initial notes offering of $141.0 million, net of discount, together with cash on hand and borrowings under our working capital facility were used to repurchase all of the Redeemed Notes (due in 2011) and to pay related fees and expenses.

Restructuring costs and facility shutdown

        In January 2009, we announced our plan to consolidate some administrative and production operations at our Dartmouth Printing Company facility in Hanover, New Hampshire. Approximately 20 positions at our United Litho, Inc. facility in Ashburn, Virginia were eliminated as a result of this action. We recorded $0.3 million of restructuring costs during 2009. The costs relate primarily to guaranteed severance payments and employee health benefits. We recorded an additional $0.1 million of restructuring costs in connection with this consolidation during 2010.

        Due to continued adverse trends in the specialty magazine business as a result of the weak economy, on January 19, 2011, our Board of Directors approved a restructuring plan to consolidate all specialty magazine printing operations into one site. We will consolidate the printing of specialty magazines at Dartmouth Printing Company in Hanover, New Hampshire and close the United Litho, Inc. facility in Ashburn, Virginia. Approximately 80 positions will be eliminated as a result of the closure. It is expected that approximately 20 employees in the Customer Service and Sales areas will be retained by Dartmouth Printing Company.

        We recorded $0.4 million of restructuring charges during the three months ended March 31, 2011, including $0.3 million of charges related to severance and other personnel costs and $0.1 million of other exit costs. We estimate approximately $1.7 million of additional restructuring charges resulting in future cash expenditures will be incurred during 2011, including $1.1 million of charges related to severance and other personnel costs and $0.6 million of other exit costs. We had a liability of $0.3 million related to this restructuring outstanding as of March 31, 2011.

        The table below shows the restructuring accrual balance and activity (in thousands):

Restructuring accrual at December 31, 2010	$—
Restructuring costs expensed	377
Restructuring costs paid	(86)

Restructuring accrual at March 31, 2011	$291

        On February 3, 2011, we entered into a contract to sell the Ashburn, Virginia facility for $4.2 million. After deducting related closing costs, we estimate our net proceeds from the sale to be approximately $3.8 million. We are accelerating the depreciation of the property, which had a net book value of approximately $3.9 million as of December 31, 2010, down to the amount of the estimated net proceeds, over the expected remaining service period prior to consolidating the operations at the Dartmouth Printing Company facility. We estimate the remaining depreciation expense to be less than $0.1 million. Consummation of the transaction is conditioned upon satisfaction of specific terms and conditions and delivery of specific documents, which are customary for similar transactions. The closing is scheduled for October 31, 2011.

        We recorded a non-cash charge of $0.7 million during the three months ended March 31, 2011 associated with the accelerated amortization of the United Litho trade name. We estimate that we will incur approximately $0.9 million in additional non-cash charges in 2011 associated with the accelerated amortization of the trade name.

        We also recorded a non-cash charge of approximately $1.3 million during the three months ended March 31, 2011 associated with the accelerated depreciation of equipment, based on updated estimates of remaining useful life and estimated residual value, equal to the lower of carrying value or best estimate of selling price, less costs to sell. We estimate that we will incur approximately $1.7 million in additional non-cash charges in 2011 associated with the accelerated amortization of the equipment.

Critical Accounting Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates, and the differences could be material. We consider the following accounting policies to be critical policies which involve various estimation processes:

  •
  Allowance for doubtful accounts;

  •
  Goodwill and other long-lived assets;

  •
  Income taxes; and

  •
  Self-insurance.

Allowance for Doubtful Accounts

        Our policy with respect to trade accounts receivable is to maintain an adequate allowance or reserve for doubtful accounts for estimated losses from the inability of our customers to make required payments. The process to estimate the collectibility of our trade accounts receivable balances consists of two steps. First, we evaluate specific accounts for which we have information that the customer may have an inability to meet its financial obligations (e.g., bankruptcy). In these cases, using our judgment based on available facts and circumstances, we record a specific allowance for that customer against the receivable to reflect the amount we expect to ultimately collect. Second, we then establish an additional reserve for all customers based on a range of percentages applied to aging categories, based on management's best estimate. If the financial condition of our customers were to deteriorate and result in an impairment of their ability to make payments, additional allowances may be required.

Goodwill and Other Long-Lived Assets

        On an annual basis or as circumstances dictate, we review goodwill and evaluate events or other developments that may indicate impairment in the carrying amount. We test goodwill for impairment using the two-step process as prescribed by the appropriate guidance. The initial step requires us to determine the fair value of each reporting unit and compare it to the carrying value, including goodwill, of such unit. If the fair value exceeds the carrying value, no impairment loss is recognized. However, if the carrying value of the reporting unit exceeds its fair value, the goodwill of this unit may be impaired. The amount, if any, of the impairment is then measured in the second step by comparing the implied fair value of goodwill to the carrying value of goodwill for each reporting unit. To determine the implied fair value of goodwill, we make a hypothetical allocation of the reporting unit's estimated fair value to the tangible and intangible assets (other than goodwill) of the reporting unit.

        The determination of the fair value of our reporting units and the allocation of fair value to assets and liabilities within the reporting units requires management to make significant estimates and assumptions. We derive an estimate of fair values for each of our reporting units using a combination of an income approach and appropriate market approaches, each based on an applicable weighting. We assess the applicable weighting based on such factors as current market conditions and the quality and reliability of the data. Absent an indication of fair value from a potential buyer or similar specific transactions, we believe that the use of these methods provides a reasonable estimate of a reporting unit's fair value. Fair value computed by these methods is arrived at using a number of factors, including projected future operating results, anticipated future cash flows, effective income tax rates, comparable marketplace data within a suitable industry grouping, control premiums appropriate for acquisitions in our industry and the cost of capital. There are inherent uncertainties related to these factors and to our judgment in applying them to this analysis. Nonetheless, we believe that the combination of these methods provides a reasonable approach to estimate the fair value of our reporting units. The allocation requires several analyses to determine the fair value of assets and liabilities including, among others, customer relationships, trade names, technology and property, plant and equipment. Although we believe our estimates of fair value are reasonable, actual financial results could differ from those estimates due to the uncertainty involved in making such estimates. Changes in assumptions concerning future financial results or other underlying assumptions could have a significant impact on either the fair value of the reporting units, the amount of the goodwill impairment charge, or both.

        Due primarily to the longer and more sustained deterioration of the magazine business through the fourth quarter of 2010, and the unlikely prospect of a meaningful recovery in the near term, the December 31, 2010 assessment indicated that goodwill related to our Dartmouth Printing Company reporting unit, a component of the Publications segment, was fully impaired resulting in a write-down of goodwill totaling $7.0 million which was recorded during the fourth quarter of 2010. The fair values of our remaining reporting units for goodwill impairment purposes were substantially in excess of their carrying values as of December 31, 2010. No impairments were noted for any of our reporting units as a result of these tests performed on December 31, 2009. The December 31, 2008 assessment indicated that goodwill related to our United Litho, Inc. reporting unit, a component of the Publications segment, was fully impaired resulting in a write-down of goodwill totaling $3.4 million. At December 31, 2010, we had $34.0 million in goodwill. While significant judgment is required, we believe that our estimates of fair value are reasonable. However, should our assumptions change in future years, our fair value models could result in lower fair values for goodwill, which could materially affect the value of goodwill and our results of operations.

        We review other long-lived assets, consisting primarily of property, plant and equipment and identified intangibles subject to amortization, for impairment by analyzing the future undiscounted cash flows whenever events or changes in circumstances indicate that the carrying value of the long-lived assets, including goodwill, may not be recoverable. As a result of the impairment analysis performed in 2008 for United Litho, Inc. (a component of the Publications segment) and The Dingley Press, Inc. (our Specialty Catalogs segment), we concluded that the carrying value of the customer relationship assets exceeded their fair value. Therefore, during 2008, we recorded an impairment charge of $2.0 million and $0.2 million for the customer relationship assets of United Litho, Inc. and The Dingley Press, Inc., respectively. We do not believe there was any impairment of intangible assets or other long-lived assets as of December 31, 2010 and 2009. While significant judgment is required, we believe that our estimates of future undiscounted cash flows are reasonable. However, should our assumptions change in future years, estimates of undiscounted cash flows could change, which could affect our conclusions regarding the recoverability of long-lived assets and could materially affect the value of long-lived assets and our results of operations.

Income Taxes

        As part of the process of preparing our consolidated financial statements, we are required to estimate income taxes in each of the jurisdictions in which we operate. In addition to estimating the actual current tax liability, we must assess future tax effects of temporary differences between the tax basis of assets and liabilities and amounts reflected on our consolidated balance sheets, and operating loss carryforwards. Such differences result in deferred tax assets and liabilities, which are recorded in our consolidated balance sheets. We then assess the likelihood that deferred tax assets will be recovered from future taxable income, and, to the extent recovery is not considered likely, establish a valuation allowance against those assets. The valuation allowance is based on estimates of future taxable income in jurisdictions in which we operate and the period over which the deferred tax assets will be recoverable. We use our best judgment in determining the provision for income taxes, the deferred tax assets and liabilities and any valuation allowance recorded against the net deferred tax assets.

        To the extent that actual results differ from our estimates, new information results in changes to estimates or there is a material change in the actual tax rates or time periods within which the underlying temporary differences become taxable or deductible, we may need to establish an additional valuation allowance, reduce our existing valuation allowance or adjust the effective tax rate, all of which could materially impact our financial position and results of operations.

        We recognize liabilities for uncertain tax positions when it is more likely than not that the position will be sustained upon examination by tax authorities, including resolutions of any related appeals or litigation processes, based on the technical merits. Although we believe our estimates are reasonable, the final outcome of uncertain tax positions may be different from what is reflected in our consolidated financial statements. We adjust our uncertain tax positions based on changes in circumstances that would cause a change to the liability, upon settlement of the position or upon the expiration of the statute of limitations during the period in which such events occur.

        We recognize interest and penalties related to uncertain tax positions as part of the income tax provision. We had accrued interest of $0.4 million and penalties of $0.3 million as of December 31, 2010. Interest and penalties in the amount of $0.1 million were expensed during the years ended December 31, 2010, 2009 and 2008, respectively. Interest and penalties will continue to accrue on certain issues in 2010 and forward.

Self-Insurance

        We are self-insured for healthcare and workers' compensation costs. We seek to mitigate the risk related to our ultimate claims exposure under these self-insurance arrangements through the purchase of various levels of individual and aggregate claims stop-loss insurance coverage with third-party insurers. We periodically review health insurance and workers' compensation claims outstanding and estimates of incurred but not reported claims with our third-party claims administrators and adjust our reserves for self-insurance risk accordingly. Provisions for medical and workers' compensation claims are based on estimates, which are subject to differing financial outcomes based upon the nature and severity of those claims. As a result, additional reserves may be required in future periods.

Results of Operations

        The periods presented in this prospectus are reported on a comparable basis. The Publications business segment is focused on the production of short-run journals, medium-run journals and specialty magazines and is comprised of the assets and operations of The Sheridan Press, Inc., Dartmouth Printing Company, Dartmouth Journal Services, Inc. and United Litho, Inc. We believe there are many similarities in the journal and magazine markets such as the equipment used in the print and bind process, distribution methods, repetitiveness and frequency of titles and the level of service required by customers. Our Books segment is focused on the production of short-run books and is comprised of the assets and operations of Sheridan Books, Inc. This market does not have the repetitive nature of our other products and does not require the same level of customer service. The Specialty Catalogs segment, which is comprised of the assets and operations of The Dingley Press, Inc., is focused on catalog merchants that require run lengths between 50,000 and 8,500,000 copies.

        The following tables set forth, for the periods indicated, information derived from our consolidated statements of income, the relative percentage that those amounts represent to total net sales (unless otherwise indicated), and the percentage change in those amounts from period to period. These tables should be read in conjunction with the commentary that follows them.

Comparison of the Three Months Ended March 31, 2011 and March 31, 2010

	Three months ended March 31,		Increase (decrease)		Percent of revenue Three months ended March 31,
(in thousands)	2011	2010	Dollars	Percentage	2011	2010
Net sales
Publications	$36,198	$37,766	$(1,568)	(4.2)%	53.1%	55.3%
Specialty catalogs	18,276	17,032	1,244	7.3%	26.8%	24.9%
Books	13,793	13,502	291	2.2%	20.2%	19.8%
Intersegment sales elimination	(78)	(2)	(76)	nm	(0.1)%	—

Total net sales	68,189	68,298	(109)	(0.2)%	100.0%	100.0%
Cost of sales	56,603	53,524	3,079	5.8%	83.0%	78.4%

Gross profit	11,586	14,774	(3,188)	(21.6)%	17.0%	21.6%

Selling and administrative expenses	9,956	9,383	573	6.1%	14.6%	13.7%
Loss on disposition of fixed assets	24	33	(9)	(27.3)%	—	0.1%
Restructuring costs	377	72	305	423.6%	0.6%	0.1%
Amortization of intangibles	1,121	350	771	220.3%	1.6%	0.5%

Total operating expenses	11,478	9,838	1,640	16.7%	16.8%	14.4%

Operating income
Publications	492	3,704	(3,212)	(86.7)%	1.4%	9.8%
Specialty catalogs	(221)	788	(1,009)	nm	(1.2)%	4.6%
Books	691	892	(201)	(22.5)%	5.0%	6.6%
Corporate expenses	(854)	(448)	(406)	(90.4)%	nm	nm

Total operating income	108	4,936	(4,828)	(97.8)%	0.2%	7.2%

Other (income) expense
Interest expense	3,930	3,949	(19)	(0.5)%	5.8%	5.8%
Interest income	(1)	(13)	12	92.3%	—	—
Other, net	(10)	(37)	27	(73.0)%	—	(0.1)%

Total other expense	3,919	3,899	20	0.5%	5.8%	5.7%

(Loss) income before income taxes	(3,811)	1,037	(4,848)	nm	(5.6)%	1.5%
Income tax benefit	(1,448)	(509)	(939)	nm	(2.1)%	(0.7)%

Net (loss) income	$(2,363)	$1,546	$(3,909)	nm	(3.5)%	2.2%

nm—not meaningful

Commentary:

        Our sales for the first quarter of 2011 were virtually unchanged versus the first quarter of 2010 as the impact of higher pass through paper costs (approximately $1.0 million) were offset by pricing and volume reductions versus a year ago. Net sales for the Publications segment decreased $1.6 million or 4.2% in the first quarter of 2011 compared to the same period a year ago due primarily to: (i) sales declines in journals due to the loss of work from certain customers, pricing concessions and the continued migration to digital from offset printing, and (ii) sales declines in magazines due primarily to pricing reductions. Net sales for the Specialty Catalogs segment increased $1.2 million or 7.3% in the first quarter of 2011 compared with the same period a year ago with the majority of the increase due to increases in paper pass through costs and the balance attributable to increased volume from new and existing customers. Net sales for the Books segment increased $0.3 million or 2.2% in the first quarter of 2011 compared with the same period a year ago due primarily to higher paper costs which were passed on to our customers.

        Gross profit for the first quarter of 2011 decreased by $3.2 million or 21.6% compared to the first quarter of 2010. Gross margin of 17.0% of net sales for the first quarter of 2011 reflected a 4.6 margin point decrease versus the first quarter of 2010. The decreases in our gross profit and margin were due principally to the decline in sales, excluding pass through costs, coupled with the acceleration of depreciation expense in connection with the shutdown of ULI and higher people-related costs including healthcare claims.

        Operating income of $0.1 million for the first quarter of 2011 represented a decrease of $4.8 million or 97.8% as compared to operating income of $4.9 million for the first quarter of 2010. The reduction in operating income was due primarily to the acceleration of depreciation and amortization expense as well as the restructuring costs recorded in connection with the shutdown of ULI and higher people-related costs, including healthcare claims. Additionally, the decline in sales, excluding pass through items, also contributed to the operating income reduction. Publications operating income decreased by $3.2 million in the first quarter of 2011 compared to the first quarter of 2010 due principally to the impact of lower sales, the acceleration of depreciation and amortization expense as well as the restructuring costs recorded in connection with the shutdown of ULI. Additionally, increases in healthcare costs and corporate technology development cost allocations were partially offset by decreases in bad debt expense and equipment rental expense. Specialty Catalogs had an operating loss of $0.2 million in the first quarter of 2011 as compared to operating income of $0.8 million in the first quarter of 2010, a decrease of $1.0 million. This decrease was primarily due to higher people-related costs as well as increases in supplies and materials. Operating income for the Books segment decreased $0.2 million in the first quarter of 2011 compared with the same period last year due principally to slightly lower sales, excluding pass through costs, and increased corporate technology development cost allocations. An increase in corporate expenses decreased operating income by $0.4 million in the first quarter of 2011 as compared with the same period last year due primarily to an increase in the management fee paid to our principal equity sponsors coupled with certain non-capitalizable legal fees incurred in connection with negotiations to refinance our debt.

        The loss before income taxes of $3.8 million for the first quarter of 2011 represented a $4.8 million decrease as compared to the same period last year. The decrease was due primarily to the higher expenses mentioned previously.

        We recorded income tax benefit during the three months ended March 31, 2011 based on an estimated effective income tax rate of approximately 40%, which was partially offset by discrete adjustments resulting in an effective tax rate of approximately 38%. We recorded income tax expense during the three months ended March 31, 2010 based on an estimated effective income tax rate of approximately 27%. Certain adjustments for items discrete to the three months ended March 31, 2010 were recognized which exceeded the tax expense recorded during the period, resulting in a net income tax benefit of approximately $0.5 million. The most significant discrete item was a change in the apportionment rules which resulted in a decrease in the income taxes we pay to the State of Maine.

        Net loss of $2.4 million for the first quarter of 2011 represented a $3.9 million decrease as compared to net income of $1.5 million for the first quarter of 2010 due to the factors mentioned previously.

Comparison of Years Ended December 31, 2010 and December 31, 2009

	Year ended December 31,		Increase (decrease)		Percent of revenue Year ended December 31,
	2010	2009	Dollars	Percentage	2010	2009
	(Dollars in thousands)
Net sales
Publications	$148,758	$165,872	$(17,114)	(10.3)%	55.9%	56.5%
Specialty catalogs	60,725	68,948	(8,223)	(11.9)%	22.8%	23.5%
Books	56,776	58,554	(1,778)	(3.0)%	21.3%	20.0%
Intersegment sales elimination	(71)	(25)	(46)	(184.0)%	—	—

Total net sales	266,188	293,349	(27,161)	(9.3)%	100.0%	100.0%
Cost of sales	212,511	232,948	(20,437)	(8.8)%	79.8%	79.4%

Gross profit	53,677	60,401	(6,724)	(11.1)%	20.2%	20.6%

Selling and administrative expenses	35,799	37,115	(1,316)	(3.5)%	13.5%	12.7%
Loss on disposition of fixed assets	9	146	(137)	nm	—	—
Restructuring costs	78	312	(234)	(75.0)%	—	0.1%
Amortization of intangibles	1,398	1,438	(40)	(2.8)%	0.5%	0.5%
Impairment charge	7,001	—	7,001	nm	2.7%	—

Total operating expenses	44,285	39,011	5,274	13.5%	16.7%	13.3%

Operating income
Publications	8,070	17,312	(9,242)	(53.4)%	5.4%	10.4%
Specialty catalogs	(1,485)	1,491	(2,976)	nm	(2.4)%	2.2%
Books	4,339	4,039	300	7.4%	7.6%	6.9%
Corporate expenses	(1,532)	(1,452)	(80)	(5.5)%	N/A	N/A

Total operating income	9,392	21,390	(11,998)	(56.1)%	3.5%	7.3%

Other (income) expense
Interest expense	15,791	17,229	(1,438)	(8.3)%	5.9%	5.9%
Interest income	(49)	(69)	20	29.0%	—	—
Gain on repurchase of Redeemed Notes	—	(7,194)	7,194	100.0%	—	(2.5)%
Other, net	23	(234)	257	nm	—	(0.1)%

Total other expense	15,765	9,732	6,033	62.0%	5.9%	3.3%

(Loss) income before income taxes	(6,373)	11,658	(18,031)	nm	(2.4)%	4.0%
Income tax (benefit) provision	(432)	3,441	(3,873)	nm	(0.2)%	1.2%

Net (loss) income	$(5,941)	$8,217	$(14,158)	nm	(2.2)%	2.8%

nm—not meaningful

Commentary:

        Net sales for 2010 decreased $27.2 million or 9.3% versus 2009, largely attributable to decreases in shipping and paper costs, which are passed on to our customers, due principally to lower volumes being produced by us. The lower volumes are due primarily to reductions in print run lengths resulting from the economic recession as well as the loss of work from certain customers due to pricing considerations. Net sales for the Publications segment decreased $17.1 million or 10.3% in 2010 compared to a year ago due primarily to: (i) loss of a portion of our journal work from a specific customer due to pricing considerations; (ii) sales declines in magazines as reductions in print advertising have led our customers to reduce run lengths, page counts and frequency of publication; and (iii) the conversion from offset to digital printing for journals as publishers seek cost-effective methods for delivering content. Decreases in shipping and paper costs, which are passed on to our customers, accounted for a majority of the dollar sales decline in Publications sales. Net sales for the Specialty Catalogs segment decreased $8.2 million or 11.9% in 2010 compared with a year ago due primarily to the impact of lower paper costs, coupled with a reduction in print quantities for catalogs in response to soft retail sales. Net sales for the Books segment decreased $1.8 million or 3.0% in 2010 compared with a year ago due primarily to fewer titles being produced due to the economic recession as well as the loss of a portion of our book work from a specific customer due to pricing considerations, which were partially offset by higher paper pass through costs due to price increases and product mix changes as well as increases in volume from new customers.

        Gross profit for 2010 decreased $6.7 million compared to 2009 as we were not able to adjust our cost structure sufficiently to offset the reduction in sales. A one-time charge of $2.3 million for depreciation expense in connection with the write down of the value of a printing press, in the Publications segment, that was removed from service accounted for slightly more than one-third of the gross profit decline. This was partially offset by a $1.8 million increase in revenue from recyclable materials. Gross margin of 20.2% of net sales for 2010 reflected a 0.4 margin point decrease versus 2009 due primarily to the 0.8 margin point reduction associated with the one-time depreciation charge.

        Selling and administrative expenses for 2010 decreased $1.3 million or 3.5% versus 2009, due primarily to decreases in staffing and benefit costs (largely due to headcount reductions and the suspension of the Company's contributions to the 401k plan) coupled with a decrease in bad debt expense and the non-recurrence in 2010 of non-capitalizable costs associated with renewing our working capital facility in 2009.

        We evaluate possible impairment of goodwill on an annual basis at the reporting unit level. As a result of our impairment tests, we concluded that the carrying value of goodwill at Dartmouth Printing Company exceeded its implied fair value. This resulted in a non-cash impairment charge of $7.0 million during the fourth quarter of 2010. In connection with our annual assessment of goodwill and other intangibles in 2009, we concluded that there were no indications of impairment.

        Operating income of $9.4 million for 2010 represented a decrease of $12.0 million or 56.1% as compared to operating income of $21.4 million for 2009. The impact of the $7.0 million goodwill impairment charge and the $2.3 million one-time charge for depreciation expense, mentioned above, accounted for a majority of the decrease in operating income. The remainder of the decrease was due to lower sales only partially offset by cost reductions in staffing, materials and operating leases and higher recyclables revenue. Publications operating income decreased $9.2 million in 2010 compared to 2009 due primarily to the $7.0 million goodwill impairment charge and the $2.3 million one-time charge for depreciation expense. Specialty Catalogs realized an operating loss of $1.5 million during 2010 as compared to operating income of $1.5 million a year ago due to reductions in sales, which outpaced reductions in our cost structure. The Books segment increased operating income by $0.3 million in 2010 compared to 2009 as lower costs, primarily staffing, benefits and materials, coupled with increased revenue from recyclable materials more than offset the decrease in sales.

        Other expense of $15.8 million for 2010 represented a $6.1 million increase as compared to other expense of $9.7 million for 2009. This increase was due primarily to the absence in 2010 of the $7.2 million gain on the repurchases of Redeemed Notes that occurred during 2009, partially offset by a corresponding reduction in related interest expense of $1.4 million in 2010.

        The loss before income taxes of $6.4 million for 2010 represented an $18.0 million decrease as compared to last year. This change was due primarily to the absence in 2010 of the $7.2 million gain on the repurchases of Redeemed Notes that occurred during the same period of 2009, the $7.0 million charge for goodwill impairment in 2010, the $2.3 million one-time charge for depreciation expense in 2010 and the reductions in sales, which outpaced reductions in our cost structure.

        Our effective income tax rate in 2010 was 6.8% compared to 29.5% in 2009. The decrease in the effective tax rate was due primarily to the impact of the goodwill impairment charge in the Publications segment, as this goodwill was not deductible for tax purposes.

        Net loss of $5.9 million for 2010 represented a $14.1 million decrease as compared to net income of $8.2 million for 2009 due to the factors mentioned previously.

Comparison of Years Ended December 31, 2009 and December 31, 2008

	Year ended December 31,		Increase (decrease)		Percent of revenue Year ended December 31,
	2009	2008	Dollars	Percentage	2009	2008
	(Dollars in thousands)
Net sales
Publications	$165,872	$188,714	$(22,842)	(12.1)%	56.5%	54.2%
Specialty catalogs	68,948	92,218	(23,270)	(25.2)%	23.5%	26.5%
Books	58,554	67,282	(8,728)	(13.0)%	20.0%	19.3%
Intersegment sales elimination	(25)	(187)	162	86.6%	—	—

Total net sales	293,349	348,027	(54,678)	(15.7)%	100.0%	100.0%
Cost of sales	232,948	281,380	(48,432)	(17.2)%	79.4%	80.9%

Gross profit	60,401	66,647	(6,246)	(9.4)%	20.6%	19.1%

Selling and administrative expenses	37,115	42,175	(5,060)	(12.0)%	12.7%	12.1%
Loss on disposition of fixed assets	146	1,223	(1,077)	(88.1)%	—	0.4%
Related party guaranty	—	3,000	(3,000)	(100.0)%	—	0.8%
Restructuring costs	312	137	175	127.7%	0.1%	—
Amortization of intangibles	1,438	1,715	(277)	(16.2)%	0.5%	0.5%
Impairment charge	—	5,640	(5,640)	(100.0)%	—	1.6%

Total operating expenses	39,011	53,890	(14,879)	(27.6)%	13.3%	15.4%

Operating income
Publications	17,312	12,481	4,831	38.7%	10.4%	6.6%
Specialty catalogs	1,491	(426)	1,917	nm	2.2%	(0.5)%
Books	4,039	5,524	(1,485)	(26.9)%	6.9%	8.2%
Corporate expenses	(1,452)	(4,822)	3,370	69.9%	N/A	N/A

Total operating income	21,390	12,757	8,633	67.7%	7.3%	3.7%

Other (income) expense
Interest expense	17,229	18,399	(1,170)	(6.4)%	5.9%	5.3%
Interest income	(69)	(172)	103	59.9%	—	(0.1)%
Gain on repurchase of Redeemed Notes	(7,194)	—	(7,194)	nm	(2.5)%	—
Other, net	(234)	1,269	(1,503)	nm	(0.1)%	0.4%

Total other expense	9,732	19,496	(9,764)	(50.1)%	3.3%	5.6%

Income (loss) before income taxes	11,658	(6,739)	18,397	nm	4.0%	(1.9)%
Income tax provision (benefit)	3,441	(867)	4,308	nm	1.2%	(0.2)%

Net income (loss)	$8,217	$(5,872)	$14,089	nm	2.8%	(1.7)%

nm—not meaningful

Commentary:

        Net sales were $293.3 million in 2009, a $54.7 million or 15.7% decrease compared to net sales of $348.0 million in 2008. The decrease in sales was due primarily to reductions in pricing, print run lengths and page counts resulting from the ongoing economic recession coupled with decreases in paper and shipping costs, which are passed on to our customers. Net sales for the Publications segment decreased $22.8 million or 12.1% in 2009 as compared to the same period a year ago with the sales decline largely due to lower paper and freight costs. The balance of the Publications sales decline was due to reductions in pricing, run lengths and frequency of publication for journal and magazine customers along with a reduction in page counts from our magazine customers. Net sales for the Specialty Catalogs segment decreased $23.3 million or 25.2% in 2009 as compared to the same period a year ago. A majority of the Specialty Catalogs sales decrease was due to lower paper and freight costs, including the impact of the segment's largest customer's decision to supply its own paper. The remainder of the Specialty Catalogs sales decline is attributable to a reduction in print run lengths and page counts for catalogs reflecting reduced consumer spending. Net sales for the Books segment decreased $8.7 million or 13.0% in 2009 as compared to the same period a year ago due primarily to fewer titles being produced coupled with shorter run lengths and page counts as book publishers deal with the economic recession. Additionally, lower paper and freight costs contributed to the sales decline in Books.

        Gross profit for 2009 decreased by $6.2 million or 9.4% compared to 2008. The gross profit decrease was attributable primarily to the reduction in sales mentioned previously coupled with lower revenue from recyclable materials partially offset by lower variable costs, reductions in healthcare and utility costs, and cost reductions pertaining to staffing, benefits and discretionary spending. Additionally, the non-recurrence of 2008 start-up costs associated with the new digital product offering in the Publications segment also helped partially offset the adverse impact of the decline in sales and recyclables revenue. Gross margin of 20.6% of net sales in 2009 reflected a 1.5 margin point increase versus 2008. The gross margin increase was due principally to reductions in pass through costs of freight and paper as well as the reductions in health care, utility and variable costs combined with cost reduction efforts.

        Operating income of $21.4 million for 2009 represented an increase of $8.6 million or 67.7% as compared to operating income of $12.8 million for 2008. This increase was primarily attributable to the non-recurrence of three items from 2008: (i) $5.6 million of impairment charges related to goodwill and intangibles at United Litho, Inc. and The Dingley Press, Inc., (ii) $3.0 million of related party guaranty costs to satisfy obligations in connection with the shutdown of GPN Asia, a former affiliate of our parent company and (iii) $0.8 million of losses on the disposition of fixed assets associated with our product offering in the digital printing market. We also realized reductions in selling and administrative costs due to cost management of staffing, employee benefits and discretionary costs coupled with lower administrative costs associated with the new digital product initiative, partially offset by the gross profit reductions discussed previously. In the Publications segment, operating income increased by $4.8 million during 2009 as compared to the year ago period due primarily to the non-recurrence of the impairment charges for goodwill and other intangibles and the losses on the disposition of fixed assets associated with the digital product initiative mentioned previously. Additionally, reductions in Publications staffing, employee benefit plans and discretionary spending coupled with lower healthcare claims, lower material and utility costs, and the absence of start-up costs associated with our product offering in the digital printing market more than offset the adverse impact of lower sales volume and lower revenue from recyclable materials. In the Specialty Catalogs segment, operating income increased by $1.9 million in 2009 as a result of reductions in staffing and discretionary spending coupled with lower utility costs which offset the impact of lower sales volume and the lower revenue from recyclable materials compared to the same period year ago. Operating income in the Books segment decreased $1.5 million in 2009 as compared to 2008 due primarily to the decline in sales volume and lower revenue from recyclable materials. These adverse impacts were partially offset by significant reductions in staffing and employee benefits in the Books segment.

        During 2009, we recorded gains on the repurchase of Redeemed Notes of $7.2 million. There were no comparable transactions during 2008. The repurchase of Redeemed Notes was the primary reason our interest expense decreased $1.2 million during 2009 as compared to the same period last year.

        Other income was $0.2 million for 2009 as compared to other expense of $1.3 million during the same period last year. This increase was due primarily to the increase in the market value of investments held in the deferred compensation plan during 2009. The market value of these investments decreased during the same period in 2008.

        Income before income taxes of $11.7 million for 2009 represented an $18.4 million increase as compared to the same period last year. The increase was due primarily to the gains on the repurchases of Redeemed Notes and the non-recurrence of (i) impairment charges for goodwill and other intangibles, (ii) the related party guaranty costs in connection with the shutdown of GPN Asia and (iii) the losses on the disposition of certain fixed assets associated with the digital product initiative. In addition, the reduction in interest expense and the increase in the market value of investments held in the deferred compensation plan during the year also contributed to the increase in income before income taxes. These increases were partially offset by the adverse impact of lower sales net of the operating cost reductions mentioned previously.

        Our effective income tax rate was 29.5% for 2009 compared to 12.9% for the same period in 2008. The effective tax rate was much lower in 2008 due primarily to the impact of the goodwill impairment charge mentioned previously.

        Net income of $8.2 million for 2009 represented a $14.1 million increase as compared to a net loss of $5.9 million for 2008 due to the factors mentioned previously.

Liquidity and Capital Resources

        As further described below under "—Indebtedness," on April 15, 2011, we completed the offering of the initial notes and entered into an agreement to amend and restate our working capital facility. Proceeds of the offering of the initial notes of $141.0 million, net of discount, together with cash on hand and borrowings under the working capital facility, were used to repurchase all of the Redeemed Notes (due in 2011) and to pay related fees and expenses.

        We had cash of $5.3 million as of March 31, 2011 compared to $13.7 million as of December 31, 2010 and $4.1 million as of December 31, 2009. During 2010 and the first three months of 2011, we utilized cash on hand to fund operations, make investments in new plant and equipment and make the semi-annual interest payments on the Redeemed Notes.

        Our principal sources of liquidity are expected to be cash flow generated from operations and borrowings under our working capital facility. Our principal uses of cash are expected to be to meet debt service requirements, finance our capital expenditures and provide working capital. Additionally, we may from time to time fund cash distributions to Holdings in accordance with the limitations outlined in the indenture governing the notes and our working capital facility. We estimate that our capital expenditures for the remainder of 2011 will total about $7.3 million. Based on our current level of operations, we believe that our cash flow from operations, available cash and available borrowings under the working capital facility will be adequate to meet our future short-term and long-term liquidity needs.

        We are subject to liquidity risk, which is the potential that we will be unable to meet our obligations as they become due or capitalize on growth opportunities as they arise because of an inability to liquidate assets, or obtain adequate funding on a timely basis at a reasonable cost and within acceptable risk tolerances. Our access to funding sources in amounts adequate to finance our activities could be impaired by factors that affect us specifically or the printing industry in general, including a decrease in the level of our business activity due to a market downturn or the insufficient access to liquidity. If we do not have sufficient liquidity to comply with the terms of the working capital facility and the indenture governing the notes, we could be in default under those agreements, and the debt under those instruments, together with the accrued interest, could then be declared immediately due and payable.

        To service our debt, we require a significant amount of cash. Our ability to generate cash, make scheduled payments or refinance our obligations depends on our successful financial and operating performance. If our cash flow and capital resources are insufficient, we may be forced to reduce or delay capital expenditures, sell material assets or operations, obtain additional capital or restructure our debt. If we are required to take any such actions, it could have a material adverse effect on our business, financial condition, and results of operations. In addition, we cannot assure that we would be able to take any of these actions on terms acceptable to us, or at all, that these actions would enable us to continue to satisfy our capital requirements or that these actions would be permitted under the terms of our various debt agreements.

Operating Activities

        Net cash used in operating activities was $0.6 million for the first three months of 2011 compared to cash provided by operating activities of $1.5 million for the first three months of 2010. This $2.1 million decrease was primarily due to a decrease in net income of $3.9 million which was partially offset by net non-cash expenses of $2.2 million coupled with unfavorable changes in working capital and other assets and liabilities that totaled $0.4 million. The major working capital changes included (i) an unfavorable change of $2.1 million from accounts receivable due primarily to the timing of sales during the first quarter of 2011 as compared to the fourth quarter of 2010 and (ii) a favorable change of $1.7 million from accrued expenses due primarily to the timing of payments for payroll and customer incentives.

        Net cash provided by operating activities was $22.7 million for 2010, virtually unchanged as compared to $23.0 million for 2009. Our net cash provided by operating activities for 2010 was primarily due to our $5.9 million net loss adjusted for non-cash items of $28.8 million partially offset by a $0.2 million decrease due to working capital changes. Our unfavorable working capital changes included (i) an increase in paper inventory at the end of 2010 as compared to 2009, primarily in our Specialty Catalogs segment in advance of a price increase and (ii) a decrease in our accrued expenses, which included our payroll-related liability, primarily due to a lower headcount at the end of 2010 as compared to the prior year and a decrease in the accrual for incentives paid to customers primarily due to lower sales in 2010 as compared to the prior year. These unfavorable changes were partially offset by (i) a decrease in accounts receivable at the end of 2010 as compared to 2009 due primarily to a decrease in sales activity and (ii) an increase in accounts payable at the end of 2010 as compared to 2009, due primarily to the timing of paper purchases and a change in payment terms with an ink supplier.

        Net cash provided by operating activities was $23.0 million for 2009, an increase of $8.3 million as compared to $14.7 million for 2008. The increase was primarily due to favorable changes in working capital and other assets and liabilities totaling $7.9 million. The working capital changes included (i) a decrease in accounts receivable at the end of 2009 as compared to 2008 due primarily to decreases in sales activity, (ii) inventory levels at the end of 2009 were significantly lower as compared to the end of 2008 due primarily to efforts to reduce inventory balances in line with our lower production and sales levels, (iii) a decrease in refundable income taxes at the end of 2009 as compared to 2008 due to the tax refunds we collected during the year and (iv) the effect of the increase in income taxes payable to Holdings for federal and state jurisdictions where consolidated income tax returns are filed by

Holdings. These favorable changes were partially offset by unfavorable changes which included: (i) a decrease in accounts payable at the end of 2009 as compared to 2008 due primarily to our lower production levels, (ii) an unfavorable change in other current assets due to the timing of cash received for rebates for materials and recyclables and (iii) an unfavorable change in other non-current assets due to the increase in the market value of investments held in the deferred compensation plan at the end of 2009 as compared to the end of 2008 versus the decrease in these investments at the end of 2008 as compared to the end of 2007. We also realized an increase in net income of $14.1 million in 2009 as compared to 2008. Much of this increase did not result in additional cash flow because it was due principally to decreases in non-cash charges consisting primarily of the reduction of impairment charges for goodwill and intangibles, the reduction in losses from the disposition of fixed assets, the reduction in amortization of intangible assets as well as the non-cash nature of the gain on the repurchase of Redeemed Notes partially offset by increases in depreciation expense and the provision for doubtful accounts.

Investing Activities

        Net cash used in investing activities was $7.8 million for the first three months of 2011 compared to $1.1 million for the first three months of 2010. This $6.7 million increase in cash used was primarily the result of $6.6 million of higher capital spending in the first quarter of 2011 as compared to the same period last year due primarily to the expansion of Dartmouth Printing Company as part of the United Litho consolidation plan.

        Net cash used in investing activities was $13.1 million for 2010 compared to $11.4 million for 2009. This $1.7 million increase was primarily the result of a $4.0 million increase in plant and equipment purchased in the ordinary course of business partially offset by a $0.5 million increase in proceeds received from the sale of fixed assets and a $1.7 million decrease in advances made to our parent company. The $4.0 million increase in plant and equipment was due to spending associated with the purchase of a new press at Dartmouth Printing Company to accommodate future journal growth and provide capacity for magazines being transferred from United Litho, Inc. as we consolidate sites.

        Net cash used in investing activities was $11.4 million for 2009 compared to $18.7 million for 2008. This $7.3 million decrease was primarily the result of a $7.9 million decrease in plant and equipment purchased in the ordinary course of business partially offset by a $0.6 million net increase in advances made to our parent company and a former affiliated company.

Financing Activities

        Net cash provided by financing activities was negligible in 2010. Net cash used in financing activities was $23.9 million in 2009 and consisted primarily of the $14.5 million we paid to repurchase Redeemed Notes, the $9.1 million dividend paid to our parent company to enable it to repurchase its capital stock in connection with the complete divestiture of its interest in Euradius International Dutch Bidco B.V. and the $0.3 million in deferred financing costs we paid in connection with the amendment to our working capital facility.

        Net cash used in financing activities during 2009 was $23.9 million compared to $0.1 million during 2008. The $23.8 million increase in cash used was primarily the result of the $14.5 million we paid to repurchase our senior secured notes, the $9.1 million dividend paid to our parent company to enable it to repurchase its capital stock in connection with the complete divestiture of its interest in Euradius International Dutch Bidco B.V. and the $0.3 million in deferred financing costs we paid in connection with the amendment to our existing working capital facility.

Indebtedness

Notes Offering and Amended and Restated Working Capital Facility

        On April 15, 2011, we completed the offering of the initial notes pursuant to an indenture, by and among the Company, the subsidiaries of the Company named on the signature pages thereto, as guarantors, and The Bank of New York Mellon Trust Company, N.A., as trustee (the "Indenture"). The notes will mature on April 15, 2014 and bear interest payable in cash in arrears at the fixed interest rate of 12.5% per year. Interest on the notes will be payable semi-annually on April 15 and October 15 of each year, commencing on October 15, 2011. The notes are fully and unconditionally guaranteed on a senior secured basis by all of our current subsidiaries.

        The Indenture requires that we maintain certain minimum Consolidated EBITDA levels (as discussed further below) for any period of four consecutive fiscal quarters, taken as one accounting period, and prohibits us from making capital expenditures in amounts exceeding certain thresholds for the period beginning on April 15, 2011 and ending on December 31, 2011 and for each fiscal year thereafter. In addition, the Indenture contains covenants that, subject to a number of important exceptions and qualifications, limit our ability and the ability of our restricted subsidiaries to, among other things: pay dividends, redeem stock or make other distributions or restricted payments; incur indebtedness; make certain investments; create liens; agree to restrictions on the payment of dividends; consolidate or merge; sell or otherwise transfer or dispose of assets, including equity interests of our restricted subsidiaries; enter into transactions with our affiliates; designate our subsidiaries as unrestricted subsidiaries; use the proceeds of permitted sales of our assets; and change business lines. If an event of default, as specified in the Indenture, shall occur and be continuing, either the trustee or the holders of a specified percentage of the initial notes may accelerate the maturity of all the notes.

        On April 15, 2011, we entered into an agreement to amend and restate our working capital facility to, among other things, extend the scheduled maturity to April 15, 2013. Terms of the amended and restated working capital facility allow for revolving debt of up to $15.0 million, including letters of credit commitments of up to $5.0 million, subject to a borrowing base test. The interest rate on borrowings under the working capital facility is the base rate plus a margin of 3.25%. The base rate is a fluctuating rate equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the bank's prime rate, and (c) the specified LIBOR rate plus 1.00%. At our option, we can elect for borrowings to bear interest for specified periods at the specified LIBOR rate in effect for such periods plus a margin of 4.25%. We have agreed to pay an annual commitment fee on the unused portion of the working capital facility at a rate of 0.75% and an annual fee of 4.25% on all letters of credit outstanding. In addition, we paid an upfront fee of $0.3 million at closing.

        Both the notes and the related guarantees and our and the guarantors' obligations under the working capital facility are secured by a lien in substantially all of our and the guarantors' assets. Pursuant to an intercreditor agreement between the trustee under the Indenture and the lender under the working capital facility, (1) in the case of real property, fixtures and equipment that secure the notes and guarantees, the lien securing the notes and the guarantees will be senior to the lien securing borrowings, other credit extensions and guarantees under the working capital facility and (2) in the case of the other assets of the Company and the guarantors (including the shares of stock of the Company and the guarantors) that secure the notes and guarantees, the lien securing the notes and the related guarantees is contractually subordinated to the lien thereon securing borrowings, other credit extensions and guarantees under the working capital facility. Consequently, the notes and the related guarantees are effectively subordinated to the borrowings, other credit extensions and guarantees under the working capital facility to the extent of the value of such other assets.

        Proceeds of the offering of the initial notes of $141.0 million, net of discount, together with cash on hand and borrowings under the working capital facility were used to repurchase all of the Redeemed Notes (due in 2011) and to pay related fees and expenses. We have significant interest payments due on the notes as well as interest payments due on borrowings under our working capital facility. Total cash interest payments related to the working capital facility and the notes are expected to be in excess of $18.7 million on an annual basis.

        Each of the Indenture and the working capital facility agreement requires that we maintain certain minimum Consolidated EBITDA amounts for any period of four consecutive quarters, taken as one accounting period, as follows:

Period	Amount
April 15, 2011 to March 31, 2012	$32.00 million
April 1, 2012 to March 31, 2013	$34.00 million
April 1, 2013 and thereafter	$35.00 million

        Consolidated EBITDA has the same meaning under each of the Indenture and the working capital facility agreement and generally consists of net income (loss) before interest expense, income taxes, depreciation, amortization, restructuring charges and certain other non-cash items. Pursuant to the Indenture and the working capital facility agreement, Consolidated EBITDA for the period of four consecutive fiscal quarters ended (i) March 31, 2011 will be deemed to equal our Consolidated EBITDA for the fiscal quarter ended March 31, 2011 plus $28,869,000, (ii) June 30, 2011 will be deemed to equal our Consolidated EBITDA for the two consecutive fiscal quarters ended June 30, 2011 plus $18,896,000 and (iii) September 30, 2011 will be deemed to equal our Consolidated EBITDA for the three consecutive fiscal quarters ended September 30, 2011 plus $9,485,000. Failure to satisfy the minimum Consolidated EBITDA amounts will constitute a default under each of the Indenture and the working capital facility agreement. For the twelve months ended March 31, 2011, our Consolidated EBITDA was $36.8 million.

        Consolidated EBITDA is used for purposes of calculating our compliance with the minimum Consolidated EBITDA covenants in each of the Indenture and the working capital facility agreement and to evaluate our operating performance and determine management incentive payments. Consolidated EBITDA is not an indicator of financial performance or liquidity under generally accepted accounting principles and may not be comparable to similarly captioned information reported by other companies. In addition, it should not be considered as an alternative to, or more meaningful than, income before income taxes, cash flows from operating activities or other traditional indicators of operating performance.

        The following table provides a reconciliation of Consolidated EBITDA to cash flows from operating activities for the three month period ended March 31, 2011 (in thousands). The Consolidated EBITDA covenants under each of the Indenture and the working capital facility agreement are based upon a rolling twelve months. Therefore, Consolidated EBITDA for the twelve months ended March 31, 2011 includes the amounts presented in the following table as well as an assumed amount of

$28,869,000 as required under the terms of each of the Indenture and the working capital facility agreement (as described above).

Three Months Ended March 31, 2011
Net cash used in operating activities	$(613)
Accounts receivable	2,248
Inventories	128
Other current assets	(959)
Other assets	(369)
Accounts payable	496
Accrued expenses	2,015
Due to parent, net	1,064
Other liabilities	502
Provision for doubtful accounts	(184)
Deferred income tax benefit	399
Provision for inventory realizability and LIFO value	(26)
Loss on disposition of fixed assets, net	(24)
Income tax benefit	(1,448)
Cash interest expense	3,702
Management fees	491
Non cash adjustments:
Increase in market value of investments	(3)
Amortization of prepaid lease costs	—
Loss on disposition of fixed assets	31
Restructuring costs	377
Non capitalizable debt costs	101

Consolidated EBITDA	$7,928

        For more information about the notes, see "Description of Notes" and for more information about the working capital facility, see "Description of Other Indebtedness."

Contractual Obligations

        The following table summarizes our future minimum non-cancelable contractual obligations as of December 31, 2010. The information presented in the table below reflects management's estimates of the contractual maturities of our obligations. These maturities may differ significantly from the actual maturities of these obligations:

	Remaining Payments Due by Period(1)
	Total	2011	2012 to 2013	2014 to 2015	2016 and beyond
	(Dollars in thousands)
Long term debt, including interest(2)	$157,547	$157,547	$—	$—	$—
Operating leases	4,531	2,232	1,636	591	72
Purchase obligations(3)	8,759	8,548	208	3	—
Other long-term obligations(4)	315	151	164	—	—

Total	$171,152	$168,478	$2,008	$594	$72

(1)
At December 31, 2010, we have recognized $1.9 million of liabilities for unrecognized tax benefits. There is a high degree of uncertainty with respect to the timing of future cash outflows associated with our unrecognized tax benefits because they are dependent on various matters including tax examinations, changes in tax laws or interpretation of those laws, expiration of statutes of limitation, etc. Due to these uncertainties, our unrecognized tax benefits have been excluded from the contractual obligations table.

(2)
Includes the $142.9 million aggregate principal amount due on the Redeemed Notes as of December 31, 2010 plus interest at 10.25% payable semi-annually through August 15, 2011. On an adjusted basis, after giving effect to the offering of the initial notes and the repurchase and redemption in full of the Redeemed Notes, this amount would be $150.0 million due in the period 2014 to 2015, excluding payments of interest.

(3)
Represents payments due under purchase agreements for consumable raw materials and commitments for construction projects and equipment acquisitions.

(4)
Represents payments due under a non-compete arrangement with our former Chairman of the Board.

Quantitative and Qualitative Disclosures about Market Risk

        Market risk represents the risk of changes in value of a financial instrument, derivative or non-derivative, caused by fluctuations in interest rates, foreign exchange rates and equity prices. Changes in these factors could cause fluctuations in results of our operations and cash flows. In the ordinary course of business, we are exposed to foreign currency and interest rate risks. These risks primarily relate to the purchase of products and services from foreign suppliers and changes in interest rates on our long-term debt.

Foreign Exchange Rate Market Risk

        We consider the U.S. dollar to be the functional currency for all of our entities. All of our net sales and virtually all of our expenses in the three months ended March 31, 2011 and fiscal years 2010, 2009 and 2008 were denominated in U.S. dollars. Therefore, foreign currency fluctuations had a negligible impact on our financial results in those periods.

Interest Rate Market Risk

        We could be exposed to changes in interest rates because the working capital facility is variable rate debt. Interest rate changes generally do not affect the market value of such debt but do impact the amount of our interest payments and, therefore, our future earnings and cash flows, assuming other factors are held constant. While we did not have any borrowings under our working capital facility during the first three months of 2011, in April 2011 we utilized borrowings under the working capital facility to fund the repurchase and redemption of the Redeemed Notes. As of April 30, 2011, we had borrowings under the working capital facility of approximately $3.7 million. All of our other debt carries fixed interest rates.

Off-Balance Sheet Arrangements

        At March 31, 2011 and December 31, 2010 and 2009, we did not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. We therefore are not materially exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in such relationships.

Effect of Inflation

        Inflation generally affects us by increasing our costs of labor, equipment and new materials. We do not believe that inflation has had any material effect on our results of operations during 2010, 2009 and 2008.

New Accounting Standards

        In December 2010, the FASB issued ASU 2010-29, an amendment to the disclosure of supplementary pro forma information for business combinations (EITF Issue 10-G; ASC 805, Business Combinations). This amendment specified that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendment also expanded the supplemental pro forma disclosures under ASC 805 to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. This is effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. Early adoption is permitted. The adoption of this amendment did not have an impact on our financial statements.

        In December 2010, the FASB issued ASU 2010-28, an amendment to the goodwill impairment test for reporting units with zero or negative carrying amounts (EITF Issue 10-A; ASC 350, Intangibles—Goodwill and Other). The amendment affects all entities that have recognized goodwill and have one or more reporting units whose carrying amount for purposes of performing Step 1 of the goodwill impairment test is zero or negative. As a result, the amendment eliminates an entity's ability to assert that a reporting unit is not required to perform Step 2 because the carrying amount of the reporting unit is zero or negative despite the existence of qualitative factors that indicate the goodwill is more likely than not impaired. For public entities, the amendment is effective for fiscal years, and interim periods within those years, beginning after December 15, 2010. Early adoption is not permitted. Upon adoption of the amendments, an entity with reporting units that have carrying amounts that are zero or negative is required to assess whether it is more likely than not that the reporting units' goodwill is impaired. If the entity determines that it is more likely than not that the goodwill of one or more of its reporting units is impaired, the entity should perform Step 2 of the goodwill impairment test for those reporting unit(s). Any resulting goodwill impairment should be recorded as a cumulative-effect adjustment to beginning retained earnings in the period of adoption. Any goodwill impairments occurring after the initial adoption of the amendments should be included in earnings as required by Section 350-20-35. The adoption of this amendment did not have an impact on our financial statements.

Business

Our Company

        We are a leading specialty short and medium-run printing company focused on niche segments of the printing industry that demand a high degree of specialization. Within our short and medium-run target markets, we are one of the largest providers in terms of sales of pre-press, printing and value-added services to customers who require a customized product. We believe we are a highly value-added partner to our customers, process significant amounts of customers' intellectual property and play a critical role in helping customers meet the requirements of the rapidly evolving printing industry. We have over 2,000 customers, which include publishers, catalog merchants, associations and university presses, and have an approximately 94% customer retention rate.

        We provide extensive pre-press and printing services including a broad range of web, sheet-fed, digital and on-demand printing capabilities, each of which serves a highly targeted customer base. In addition, we offer a full range of value-added support services that supplement the core printing operations, such as page composition, electronic copy-editing, digital proofing, electronic publishing systems, subscriber services, digital media distribution and custom publishing to serve the unique needs of the journal, specialty catalog, specialty magazine and book markets. We are focused on short production runs for small to medium sized customers who rely heavily on our pre-press operations to prepare, edit and publish content for electronic or printed distribution.

        For the three months ended March 31, 2011, we generated net sales of $68.2 million, net loss of $2.4 million, net cash used in operating activities of $0.6 million and Adjusted EBITDA of $7.9 million. For the year ended December 31, 2010, we generated net sales of $266.2 million, net loss of $5.9 million, net cash provided by operating activities of $22.7 million and Adjusted EBITDA of $38.2 million. As of March 31, 2011 and December 31, 2010, our total assets were $235.1 million and $241.5 million, respectively.

        Our Company is comprised of six specialty printing companies competing in four niche markets of the printing industry. These markets include:

  •
  Publications:

  •
  Journals (42% of FY 2010 net sales):    The journal market is our largest market and includes printed and online journals for the STM communities. We believe that publications in this market are generally resistant to economic swings and have a high level of repeat business due to the periodic nature and complexity of these publications. These customers rely on our consistency and on-time reliability to meet the demands of their customers.

  •
  Specialty Magazines (14% of FY 2010 net sales):    We characterize specialty magazines as magazines having production runs of less than 100,000 copies. Our customers in this market are publishers and associations. Specialty magazines also have a high level of repeat business due to the periodic nature of the publications. We produce periodicals with average run lengths of approximately 21,000 copies.

  •
  Specialty Catalogs (23% of FY 2010 net sales):    We characterize specialty catalogs as catalogs distributed by specialty catalog merchant companies, which are often smaller entrepreneurial firms with high service requirements. We produce catalogs with average run lengths of approximately 630,000 copies, many of which we believe are too small to attract larger competitors, while smaller competitors do not offer the required level of service. Multiple versions of each specialty catalog are distributed during the year requiring high levels of customer service and extensive distribution services. In 2010, we printed approximately 160 catalog titles.

  •
  Books (21% of FY 2010 net sales):    We print short-run books for publishers, associations and university presses utilizing both sheet-fed and web presses. Sales to this market include both the initial printing of titles and subsequent reprints. In 2010, we printed roughly 9,100 book titles. We produce books in run lengths that average approximately 2,000 copies. As in our other markets, we have the sophistication of larger competitors and have designed our business to provide best in class service to publishers with short to medium-run requirements.

Our Industry

        We compete in highly targeted niches within the broader U.S. printing industry that we believe are generally less cyclical and more stable than the printing industry in general. The U.S. printing industry is approximately $70 billion in size and includes more than 25,000 firms, making it one of the largest industries in the United States. We believe that an important trend in the industry is the increased demand by customers for ancillary, non-printing services such as design and distribution services. The journals and books markets have generally exhibited less volatility than the broader commercial printing market. While the publications, books and specialty catalogs markets are estimated to be $14.2 billion, we believe our addressable market, including short and medium-run journals, specialty magazines, short-run books and specialty catalogs, is approximately $4.0 billion. Our largest product market is the STM journal market (included in publications), which is impacted less by advertising and consumer spending and, therefore, is less sensitive to economic downturns.

Our Competitive Strengths

        We believe that we benefit from the following competitive strengths:

        Stable, Diversified and Loyal Customer Base.    We have established a reputation for outstanding customer service and as such we enjoy a customer retention rate of approximately 94%. We provide many value-added support services combined with superior printing service capabilities that further enhance customer retention. Our extensive printing services include a broad range of web, sheet-fed, digital, and on-demand printing capabilities to service a broad array of customer requirements. In addition, we offer a full range of value-added support services that supplement the core printing operations such as page composition, electronic copy-editing, digital proofing, electronic publishing systems, subscriber services, digital media distribution and custom publishing to serve the unique publishing needs of the journal, specialty catalog, specialty magazine and book markets.

        Also, our Company benefits from a highly diversified customer base. We provide printing and publishing services to a diversified group of over 2,000 customers, many of whom are not economically attractive to larger competitors. The majority of our business comes from publishers, followed by catalog merchants, associations and university presses. As of FY 2010, we printed approximately 2,540 STM journal titles, 380 magazine titles, 9,100 book titles and 160 catalog titles. We believe that we print more STM titles than any other competitor in the industry. The average length of our relationship with our top 50 customers is approximately 15 years and no customer accounted for more than 8% of FY 2010 net sales.

        Leadership Position in Highly Attractive Niche Market.    We provide high-quality printing services primarily for small to medium sized customers in short and medium length production runs. Our largest product market is the STM journal market, which is impacted less by advertising or consumer spending and, therefore, is less sensitive to economic downturns. Additionally, the majority of the Company's sales are in markets that are less competitive than the typical long-run, high production volume markets that are the focus of large commercial printers.

        We have built our business to be a leading provider in each of our target markets. For example, based on sales, we are the number one provider of printing and ancillary services in the short-run journal market where we maintain a market share of over 60%. In this segment, we generally compete with smaller operators who may have similar equipment as ours but do not provide the same level of total customer service. In addition, we are the number two provider of medium-run journals, number five provider of specialty catalogs and number seven provider of short-run books in the U.S. based on sales. We continually invest in more advanced equipment and leading support and fulfillment services to strengthen our position in each market and continue to grow our customer base.

        Relatively Recession Resistant Business Model with Stable Cash Flow Generation.    We have generated relatively stable cash flow throughout a difficult macroeconomic environment due, in part, to relative stability in our primary end markets. Approximately 63% of our net sales (journals and books) are in attractive niche markets that have less correlation to conditions in the overall economy. For example, the market for scientific journals remained relatively stable in 2008 and 2009, and helped us maintain levels of cash flows consistent with prior years. We have also been able to successfully win new business over the past year from both larger and smaller competitors in an environment where competing firms were highly focused on maintaining their customer base.

        Through disciplined cash management and prudent use of capital, we have been able to reinvest in the business to drive margin expansion and create cost efficiencies throughout the organization. Additionally, we have demonstrated an ability to generate strong cash flow during the recession and reduce leverage levels. We have taken decisive action by adjusting total headcount, consolidating pre-press activities, and streamlining back office operations to generate healthy cash flow. As a result of management's actions, we have grown Adjusted EBITDA margins from a pre-recession high of 13.4% in FY 2007 to 14.4% for FY 2010. As the economy continues to improve, we have available capacity for growth and incremental new sales can be accommodated with minimal incremental cost.

        Large Scale and Strong Geographic Footprint Supplemented by Advanced Fulfillment Capabilities.    Since the beginning of 2006 through December 31, 2010, we have invested approximately $82 million on high impact capital projects resulting in a state-of-the-art offset and digital printing platform, supported by a highly automated electronic pre-press operation. With modern production facilities located in the Eastern and Midwestern regions of the United States, we are structured to provide the benefits of a national platform with the service and relationships of a smaller company. Our scale, extensive resources and sophisticated platform, combined with a decentralized operating structure, give each of our operating subsidiaries the capability and flexibility to provide outstanding customer service and dependability. We have advanced fulfillment capabilities including management of customers' mailing lists, mail sorting and distribution, co-location with the U.S. Postal Service and a co-mailing program for specialty catalogs and specialty magazines, and we believe we are one of only three printers in the United States with a national drop-shipment program for catalogs. These services provide customers with cost savings and other benefits that result from capturing available postage discounts and providing timely delivery. We believe this approach solidifies our role as a critical value-added service provider, deeply embedding our service offerings into customers' printing and publishing processes.

        Experienced Management Team with Significant Industry Expertise.    Our key leadership has an average of over 17 years of experience in the industry and has been responsible for more than 10 years of strong financial results. The team is led by John Saxton and Robert Jakobe who have over thirty years of combined experience at our Company. The team has successfully identified and integrated numerous acquisitions including United Litho, Capital City Press, Dartmouth Printing Company, BookCrafters and The Dingley Press. In addition, the management team has continued to organically grow the business by expanding customer relationships, starting new operating divisions such as Dartmouth Journal Services to better serve customer needs, and expanding service offerings through the addition of numerous value-added services and technology-based solutions.

Our Business Strategy

        Some of our core strategies are as follows:

        Continue to Grow Share in Target Markets.    We target attractive, high margin niche markets with specialized customer requirements and have developed a differentiated business model by providing value added services towards our target markets. With a deeply embedded customer-centric culture, we provide a broad range of support services to reduce customer costs and increase customer retention, currently at approximately 94%. Our focus on shorter run markets and our concentration in the journal and book markets reduces our exposure to broader industry pressures. Our reduced exposure has enabled us to continue to improve our service, production and technology capabilities over the last several years, while a number of our competitors were weakened during the recession. As a result, we have been able to retain existing customers and attract new customers that meet our profitability thresholds. For example, within our specialty catalog segment, we added 41 new customers in 2010 and have added an additional 12 already in 2011.

        Differentiate by Providing Superior Customer Service.    Our customer base values our ability to reliably deliver a high level of customer service as evidenced by our strong customer retention rate. We believe we can continue to gain market share in our target markets by utilizing the efforts of our sales and marketing team of over 50 professionals, all of whom are highly capable of achieving objectives and attracting new customers. Our knowledgeable and experienced sales force, with an average tenure of over 11 years in the industry, has successfully cultivated and maintained deep customer relationships across the U.S.

        Invest in Technology to Create Innovative Services and Solutions.    As technological changes continue to impact the printing industry, we have increased our commitment to developing innovative services and solutions to improve customers' content and distribution capabilities. We believe that our technology platform will be a key element in driving growth going forward. We have made significant strategic investments in technology through both software development and staffing. Continuous technological advancements in content distribution offerings, including a highly automated digital pre-press operation with advanced electronic publishing capabilities, on-demand digital printing, electronic content warehousing and custom publishing, coupled with our sophisticated understanding of the customer segments we target, has increased our relevance to our customer base. Through these strategic investments, we believe we have further solidified our role as a critical value-added service provider.

        Our investments in technology have been critical in helping achieve improved workflow and reduced cycle times. We continue to develop new services and solutions to meet evolving print and electronic media demands. In addition to traditional printing services, we intend to use technology to develop innovative new services and solutions that retain existing customers and attract new customers to create new revenue sources.

        The table presented below summarizes some of our new initiatives which have resulted from our dedicated investment in technology development and their revenue models:

Sheridan Dynamic Editions	Electronic Content Services (eBook Store)	Content Compatible with Popular Mobile Devices	Print-to-Mobile QR Codes
• Upfront fee to set-up	• Upfront fee to set-up	• Upfront fee for set-up	• Upfront fee for set-up
• Per page fee for each new issue added	• Either percentage of retail price or fixed charge per book purchased	• Annual hosting and maintenance fee	• Per click fee

        On February 1, 2011 we announced the formation of The Sheridan Technology Lab, our Hunt Valley-based division committed to developing and introducing technology-based solutions to support the journal, book, specialty magazine, and specialty catalog publishing communities. The Sheridan Technology Lab, backed by an extensive annual research and development budget in excess of $1.5 million, provides research, development, and project management support services to all of our companies. Identifying customer needs and customer collaboration are at the core of the technology innovation and development process, and so The Sheridan Technology Lab works collaboratively with technology support teams at each of our operating subsidiaries.

        Continue to Focus on Operating Efficiency and Cash Flow.    We have a demonstrated track record of improving productivity to enhance cash flow. Over the last ten years, we have improved production sales per employee from $71,000 to $112,000, a 57% improvement. We have created a culture of continuous improvement driven by accountable and results oriented Presidents at each of the operating subsidiaries, high impact capital spending programs, internal and external benchmarking, best practice sharing and implementation of new technologies to automate processes. We believe this culture will enable the Company to continue to identify and execute on productivity improvement opportunities. The Company has multiple initiatives currently in place that we believe will further enhance efficiency and cash flow over the next several years, including (i) consolidating a plant, (ii) installing a new state-of-the-art web press, (iii) further automating, off-shoring and centralizing pre-press operations, (iv) centralizing back office functions and (v) leveraging national purchasing power. We are aggressively pursuing new sales growth opportunities that meet our profitability thresholds across all of our product markets to further leverage our cost structure. Management estimates that approximately 40% of every new sales dollar provides a direct contribution to EBITDA.

Product and service offerings

        Our business is classified into three markets comprised of four product markets: Publications (journals and specialty magazines), Specialty Catalogs and Books. Our publications business segment is our primary segment and is focused on the production of specialty short and medium-run journals and magazines. Our management believes there are many similarities in the journal and magazine markets such as the equipment used in the print and bind process, distribution methods, repetitiveness and frequency of titles and the level of service required by customers; therefore, we report these operations together as one segment. The specialty catalog and book markets are both diverse operations with their own business models; therefore, we report each as an individual operating segment.

        The following shows the revenue by product mix for the year ended December 31, 2010:

        While the four product markets are distinct, we offer the same printing services across these markets which include transferring content onto printing plates in pre-press, printing the content on press and binding the printed pages into the finished product. Pre-press processes, which include digital techniques as well as computer-to-plate technology, are critical front-end elements of printing services which ready content for printing on presses. Sheet-fed and web presses are used, depending on run length, to produce the printed product. We also offer ultra short-run printing services for journals and books. In addition to our core printing offerings, we also provide value-added support services such as electronic copy-editing, digital proofing and subscriber services to serve the unique publishing needs of the journal, catalog, magazine and book markets.

Printing Services

        Our printing services include transferring content onto printing plates in pre-press, printing the content on press, binding the printed pages into the finished product and distributing the finished product to either the customer or the ultimate end user. Pre-press processes, which include digital techniques, as well as computer-to-plate technology, are critical front-end elements of our printing services which ready the content for printing on our presses. Sheet-fed and web presses are used, depending on run length, to produce the printed product. We also offer ultra-short-run printing services for books and journals. During 2008, we launched a new product offering to digitally print books and journals on demand. We utilize three types of binding techniques for the printed product: perfect binding, saddle stitching and case binding. The product is then labeled and packaged prior to mailing. The majority of journals and magazines are mailed to the subscribers; the remainders are shipped to the publisher. All of our books are shipped in cases to the customer. Catalogs are drop-shipped to various locations throughout the U.S. and placed into the mail stream close to the recipient.

Printing Markets

        We offer a broad range of products and services, including the printing of scientific, technical, medical and scholarly journals, specialty catalogs, short-run books, specialty magazines and article reprints and an extensive array of value-added support services. Our products are sold to a diverse set of customers, including publishers, catalog merchants, university presses and associations.

        The following table presents the percentage of net sales contributed by each segment during the past three fiscal years.

Net Sales %	2010	2009	2008
Publications
Journals	42	42	37
Specialty Magazines	14	15	17

Total	56	57	54
Specialty Catalogs	23	23	27
Books	21	20	19

Total Sales	100	100	100

        Our net sales attributable to customers in the United States were $261.1 million, $287.5 million and $343.5 million for the years ended December 31, 2010, 2009 and 2008, respectively. Our net sales attributable to customers in foreign countries were $5.1 million, $5.8 million and $4.5 million for the years ended December 31, 2010, 2009 and 2008, respectively. Additional financial information about our segments is set forth in Note 16 to our audited consolidated financial statements included elsewhere in this prospectus.

Publications

        The Publications segment provides products and services for journals and specialty magazines to publishers, university presses and associations.

  •
  Journals.  The journal market includes journals for the STM communities. We compete in both the short-run and medium-run portions of the journal market. We define short-run journals as journals produced on sheet-fed and digital presses with typical production runs of less than 5,000 copies. We consider medium-run journals to be journals with production runs between 5,000 and 100,000 copies. In addition, we prepare the content for many of the journals we print and all of our printed journals are available online. Medium-run journals are typically produced on web presses due to economies of scale versus sheet-fed presses. Publishers, associations and university presses comprise the customers in the journals market. In 2010, we printed over 2,500 journal titles.

    Our journals are primarily black and white with a small amount of color for photographs, diagrams and advertisements. They are printed on schedules that range from weekly to annually. Journal printing typically results in a high level of repeat business due to the periodic nature and complexity of these publications. The vast majority of journals are perfect bound, with the remainder saddle-stitched. We believe that our journal customers rely on our consistency and on-time reliability to meet the demands of their own customers.

    Originally developed as an ancillary product from the base journal business, we produce article reprints on sheet-fed and digital presses. Article reprints are produced for customers who require reprints of an individual article from a journal or magazine for marketing or other purposes. Historically, we have primarily reprinted journal and magazine articles for which we were the original printer. We have expanded our business by gaining article reprint business on publications for which we were not the original printer. We are a full-service reprint printer, producing black and white as well as color reprints for publishers, university presses and associations.

  •
  Specialty Magazines.  We characterize specialty magazines as magazines having production runs of less than 100,000 copies. Our customers in this market are publishers and associations. Specialty magazines also have a high level of repeat business due to the periodic nature of the publications. This is largely a regional market defined by proximity to the customer. In 2010, we printed about 380 magazine titles.

    We produce periodicals with average run lengths of about 21,000 copies. The majority of these magazines are printed in four-color. The magazines are bound using the saddle-stitching and perfect binding techniques. The magazines are produced in frequencies that range from weekly to annually. These magazines are produced on web presses. Although specialty magazine customers do not require composition services, they do demand high levels of customer service focused on distribution and mailing services, where managing the customer's subscriber database is critical to customer satisfaction.

Books

        The book segment includes both the initial printing of short-run titles and subsequent reprints for publishers, trade associations and university presses. We feature web and sheet-fed printing in print run lengths that range from 100 to 10,000 copies and average 2,000 copies. A variety of bindings are used, including Smyth, notch, adhesive, layflat, and mechanical. In addition to offering black and white text, our color presses allow the printing of full four-color pages, making text and components visually appealing. In 2010, we printed over 9,100 book titles.

        We produce books in run lengths that average about 2,100 copies and range from 100 to 10,000 copies. The majority of these books are black and white. Books are produced on both sheet-fed and web presses. In 2010, about 61% of our books had soft covers (perfect bound) and about 39% had hard covers (case bound).

        We believe that book customers select us as their print and publishing service provider not only for our product depth and reliability, but also for our digital print capabilities and technology offerings:

  •
  Digital Print Advantage Program.  Through a web-based ordering system, we provide customers the ability to submit, order, and ship both soft and hard copies of books in quantities of one to 500 efficiently and economically.

  •
  Electronic Content Services.  Our electronic content services enable publishers to sell their content direct to consumers with minimal upfront or integration expense in formats that are compatible with today's leading eBook readers and handheld devices, including Apple iPad™ and Apple iPhone®. To facilitate electronic book sales, we offer publishers their own branded eBook sales website which eliminates the use and fee of a distribution channel partner; thus, allowing the publisher to retain a greater share of the revenue.

Specialty Catalogs

        We entered into the specialty catalog segment in 2004 with our purchase of The Dingley Press, Inc. We characterize specialty catalogs as catalogs distributed by specialty catalog merchant companies, which are often smaller entrepreneurial firms with high service requirements. While we produce catalogs with run lengths between 50,000 and 8.5 million copies, many of our customers require smaller run lengths. We can accommodate a wide variety of page configurations and specialize in printing on a broad selection of substrates, from lightweight uncoated papers to the highest quality number 2, 3, 4, and 5 free and ground wood sheets. Most specialty catalogs printed are in four-color and saddle-stitched bound. In 2010, we printed about 160 catalog titles.

        As multiple versions of each specialty catalog are distributed during the year, we believe that customers select us for our high level of customer service and specialized distribution capabilities. Account managers work closely with the sales force to deliver value through superior fulfillment and cost reduction, catalog improvement, and production flow advice. Specifically, with the RightSizeTM offering, we are able to reduce the catalog dimensions to an 8" × 10 1/8" trim size. We believe that this provides customers with significant cost savings which can total as much as 10% in paper costs and 6% in postage costs. Through our streamlined co-mailing system, we are able to achieve additional postage savings for our catalogers by co-mailing multiple titles together, presorted in bundles for individual mail carrier routes. We maintain a base of both large and medium sized catalog companies that anchors our co-mailing program in order to provide volume, flexibility, and multiple mail dates for almost any customer. We analyze the co-mail pools each week to determine the pool sizes and participating titles that will yield the maximum savings for our customers.

Value-Added Support Services

        We offer a full-range of value-added support services that supplement our core printing operations. These services are highly customized for each customer's specifications and logistics requirements. We continue to enhance our service offerings with the goal of streamlining publishing efforts, saving costs and increasing the speed at which content reaches publication. While sales of these services constitute a relatively small percentage of total revenue, we believe they are critical to meeting the customer's needs. Examples of value-added support services are highlighted in the table below:

– Electronic publishing support	– Subscriber list maintenance
– Digital proofing	– Mail sorting and distribution
– Pre-flight inspection	– Co-mailing services
– Off shore key stroking, copy editing & composition	– On-shore composition services
– Online peer review systems	– Customer audits
– Manuscript tracking systems	– Customer training classes
– Electronic copy editing	– Back issue fulfillment
– Custom publishing	– Author billing
– Digital file conversion for e-reader formats	– Advertising database management

Technology Services

        Through our extensive experience as a journal printer supporting the sophisticated technology requirements of journal publishers and our deep understanding of our customers' needs, we believe we are well positioned to bring innovative technology-based services and solutions to the journal, book, specialty magazine, and specialty catalog markets. In order to accelerate our technology development, we have added technology resources throughout the organization and increased spending on software development. As part of our value-added support services, we have been progressive in our use of technology to develop the following solutions for members of the publishing community to enrich and deliver their content:

  •
  Workflow Automation.  We have implemented several digital and print process enhancements that have been critical in helping achieve improved workflow and reduced cycle times while making it easier for publishers to do business with us.

  •
  Sheridan Digital Express ("SDE")—The SDE system is an online portal that allows customers to place initial printing and print-on-demand orders for any quantity of journals and books. The portal automatically recognizes, extracts and utilizes specific title/issue/edition PDF files that are stored in the Sheridan Electronic Warehouse. The journal and book orders are printed using the automated SDE system.

  •
  ProteusTM—Through our partnership with Electronics for Imaging, we offer publishers a software application, ProteusTM, which permits editors, art directors and production managers to collaborate on the assembly of a magazine, track position requests, manage color placement and accommodate last-minute changes.

  •
  Magazine Manager—As an office management tool, the webbased Magazine Manager software platform from Mirabel Technologies integrates sales, production and accounting workflows into a single database, allowing publishers to streamline communication, eliminate redundant systems, duplicate data entry, and more easily manage every aspect of the advertising sales process. This comprehensive application helps magazine and publication web sites improve their customer relations management, advertisement order entry, billing and editorial and production workflows.

  •
  Electronic Content Services ("ECS").  ECS provides a suite of open and integrated services for managing electronic content and enables publishers to sell their content direct to consumers with minimal upfront or integration expense in formats that are compatible with eReaders and handheld devices. With the launch of ECS, we are able to address a growing need of publishers to convert and distribute electronic content. This offering will benefit both publishers and their customers as publishers will have the ability to provide their customers content when and how they want it in any format desired. Our ECS system is comprised of conversion, enrichment, and distribution services:

    •
    Conversion—Allows publishers to convert files to popular eBook formats that can be read on eBook readers, handheld devices (including Apple iPad™ and Apple iPhone®), and online.

    •
    Enrichment—Provides the option to encrypt files with digital rights management.

    •
    Distribution—Establishes an online publisher branded shopping site for delivery of content to computers, mobile devices and eBook readers as well as online hosting and the dissemination of content to third party sellers.

        Through these service offerings, we help our customers build their businesses and print more specialty catalogs, specialty magazines, journals and books. In return, we believe customers find increasing value from their partnership with us, driving superior customer retention.

Assets by Segment

        The following table presents the total assets by segment for each of the fiscal years ended December 31, 2010, 2009 and 2008:

	Year ended December 31, 2010	Year ended December 31, 2009	Year ended December 31, 2008
	(Dollars in thousands)
Assets
Publications	$140,566	$146,047	$165,194
Specialty catalogs	51,669	54,186	65,403
Books	46,519	46,173	51,386
Corporate	2,757	2,594	3,114

Consolidated total	$241,511	$249,000	$285,097

Customers

        We benefit from a highly diversified customer base. The majority of our business comes from publishers, followed by catalog merchants, associations and university presses. The average length of our relationship with our top 50 customers is approximately 15 years. During 2010, 2009 and 2008, we had no customer that accounted for more than 10% of our net sales.

Sales and marketing

        We have developed a knowledgeable and experienced sales management team, which has successfully cultivated and maintained strong relationships with customers across the United States. Our products are sold through internal direct sales professionals and a dedicated network of sales representatives. Across all of our companies, external representatives augment an internal customer service and sales staff, providing our customers with multiple touch points. Our sales representatives are paid a commission based on sales volume growth targets.

Operations

        Our capital investments have been focused on productivity improvement, more efficient material usage and incremental capacity. Additionally, our investments in technology have been critical in helping achieve improved workflow and reduced cycle times.

Raw Materials

        The principal raw material used in our business is paper, which represents a significant portion of our cost of materials. Due to the significance of paper in our business, we are dependent upon the availability of paper. In periods of high demand, certain paper grades have been in short supply, including grades we use in our business. In addition, during periods of tight supply, many paper producers allocate shipments of paper based upon historical purchase levels of customers. Historically, however, we generally have not experienced significant difficulty in obtaining adequate quantities of paper. We do not have any long-term paper supply agreements. We also use a variety of other raw materials including ink, film, offset plates, chemicals and solvents, glue, wire and subcontracted components. In general, we have not experienced any significant difficulty in obtaining these raw materials.

Competition

        The printing industry in the United States is fragmented and highly competitive in most product categories and geographic regions. We compete in sub-markets of the overall printing market. Competition is largely based on price, quality, range of services offered, distribution capabilities, ability to service the specialized needs of customers, availability of printing time on appropriate equipment and use of state-of-the-art technology. Competitive price pressure continues to be strong in the product markets in which we compete.

Employees

        We had approximately 1,470 employees as of March 31, 2011. We focus heavily on fostering enthusiastic and positive cultures at each of our locations. In addition, we closely monitor our employees' level of job satisfaction with comprehensive surveys on a regular basis. Management believes our compensation and benefits packages are competitive within the industry and local markets.

Regulatory Matters

        We are subject to a broad range of federal, state and local laws and regulations relating to the pollution and protection of the environment, health and safety and labor. Based on currently available information, we do not anticipate any material adverse effect on our operations, financial condition or competitive position as a result of our efforts to comply with environmental, health and safety or labor requirements, and we do not anticipate needing to make any material capital expenditures to comply with such requirements.

Facilities

        We operate a network of 12 manufacturing, warehousing and office facilities located throughout the Eastern and Midwestern United States that occupy, in total, about 1.1 million square feet. We maintain approximately 1.0 million square feet of production space consisting of manufacturing and publication services. We own about 84% of the square footage we use. The following table provides an overview of our manufacturing, warehousing and office facilities.

Location	Function(s)	Ownership Structure		Total Size (Sq. Feet)
Hunt Valley, MD	Corporate Headquarters	Leased		10,629
Hanover, PA	Manufacturing (Publications)	Owned	(1)	172,250
Chelsea, MI	Manufacturing (Books)	Owned	(1)	160,569
Hanover, NH	Manufacturing (Publications)	Owned	(1)	147,830
Ashburn, VA	Manufacturing (Publications)	Owned	(1)	70,159
Lisbon, ME	Manufacturing (Specialty catalogs)	Owned	(1)	276,787
Ann Arbor, MI	Manufacturing and Distribution (Books)	Owned	(1)	124,726
Hanover, PA	Warehousing (Publications)	Leased		70,000
Orford, NH	Warehousing (Publications)	Leased		9,650
Waterbury, VT	Publication Services (Publications)	Leased		13,000
Sterling, VA	Customer Service (Publications)	Leased		4,960
Lewiston, ME	Warehousing (Specialty catalogs)	Leased		68,286
Lisbon, ME	Warehousing (Specialty catalogs)	Leased		3,200
		Total		1,132,046

(1)
Subject to liens in favor of the lenders under our working capital facility. The lien on our Ashburn, VA property is expected to be released in connection with the sale described below.

        Some of our office and warehouse leases are on yearly renewals. The lease of our corporate headquarters expires on November 30, 2011, subject to a renewal option. We believe that our office, manufacturing and warehousing facilities are adequate for our immediate needs and that additional or substitute space is available at a reasonable cost if needed to accommodate future growth and expansion.

        On February 3, 2011, we entered into a contract to sell the Ashburn, Virginia facility as a result of the consolidation of this business. Consummation of the transaction is conditioned upon satisfaction of specific terms and conditions and delivery of specific documents, which are customary for similar transactions. The purchaser under the contract may, in its sole discretion in accordance with the terms of the agreement, terminate the agreement to purchase the facility prior to the expiration of a 75-day due diligence period. Additionally, after such period, the purchaser may elect not to consummate the transaction by forfeiting its deposit of approximately $0.4 million. The closing is scheduled for October 31, 2011.

        We are continuing our efforts to sell the Ann Arbor, Michigan book facility. We may consolidate this facility with our Chelsea, Michigan operation, pending a firm offer from a third party at an acceptable price.

Legal Proceedings

        We currently are involved in various litigation proceedings as a defendant and are from time to time involved in routine litigation. Accruals for litigation have not been provided because information available at this time does not indicate that it is probable that a liability has been incurred. In the opinion of our management, these matters are not expected to have a material adverse effect on our business, financial condition, results of operations or cash flows.

Management

        We have provided information below about our directors and executive officers, including their ages, term of service, business experience, and service on other boards of directors. We have also included information about each director's specific experience, qualifications, attributes or skills that led the board to conclude that he should serve as a director of the company, in light of our business and structure. Our executive officers and directors are as follows:

Name	Age	Position
John A. Saxton	62	President and Chief Executive Officer and Director
Robert M. Jakobe	57	Executive Vice President and Chief Financial Officer and Secretary
Douglas R. Ehmann	54	Executive Vice President and Chief Technology Officer
Dale A. Tepp	54	Vice President—Human Resources
Joan B. Davidson	49	Group President
Patricia A. Stricker	47	President and Chief Operating Officer—The Sheridan Press, Inc. ("TSP")
Gary J. Kittredge	60	President and Chief Operating Officer—Dartmouth Journal Services, Inc. ("DJS")
Michael J. Seagram	54	President and Chief Operating Officer—Sheridan Books, Inc. ("SBI")
G. Paul Bozuwa	51	President and Chief Operating Officer—Dartmouth Printing Company ("DPC") and United Litho, Inc. ("ULI")
Eric D. Lane	51	President and Chief Operating Officer—The Dingley Press, Inc. ("TDP")
Thomas J. Baldwin	52	Director
Nicholas Daraviras	37	Director
Craig H. Deery	63	Director
Gary T. DiCamillo	60	Director
James L. Luikart	66	Director
Nicholas R. Sheppard	36	Director
George A. Whaling	74	Director

        John A. Saxton, President, Chief Executive Officer and Director.    Mr. Saxton joined us in 1995 as our President and Chief Executive Officer and has served on our board of directors since 1991. Prior to joining us, Mr. Saxton held various positions during 24 years at The Procter & Gamble Company, most recently serving as President of the Noxell Corporation following its acquisition by The Procter & Gamble Company in 1990. Mr. Saxton is a member of the National Association for Printing Leadership's Walter E. Soderstrom Society, which honors individuals in the printing industry who have significantly contributed to the development and the progress of the graphic arts. Mr. Saxton holds a B.S. from Bucknell University. Mr. Saxton is the only director who is also one of our officers. The board believes that Mr. Saxton has a deep knowledge of our business gained throughout his 16 years as Chief Executive Officer of the company and adds a valuable perspective for board decision making.

        Robert M. Jakobe, Executive Vice President and Chief Financial Officer and Secretary.    Mr. Jakobe joined us in 1994 as Vice President and Chief Financial Officer of The Sheridan Group, Inc. He has served as Secretary of The Sheridan Group, Inc. since 2003. Effective January 1, 2007, he began serving as Executive Vice President and Chief Financial Officer and Secretary. Prior to joining us, he worked at various positions within The Procter & Gamble Company, most recently serving as Division Comptroller and Vice President of Finance for the Noxell Corporation. Mr. Jakobe holds a B.A. from the University of Notre Dame.

        Joan B. Davidson, Group President.    Ms. Davidson joined us in 1995 and, effective January 1, 2007, began serving as Group President. Ms. Davidson served as President and Chief Operating Officer of TSP from 1996 through 2006. From 1995 to 1996, she served as Finance Manager of TSP. Prior to joining us, Ms. Davidson worked in various positions in the marketing and finance departments of The Procter & Gamble Company, most recently serving as a Finance Manager. Ms. Davidson is active in the industry as former Chairman of the National Association for Printing Leadership and as past Secretary and past Treasurer of the Print and Graphic Scholarship Foundation of the Graphic Arts. She is a member of the National Association for Printing Leadership's Walter E. Soderstrom Society and was inducted into the Printing Industry Hall of Fame in 2010. Ms. Davidson holds a B.S. from the College of Notre Dame of Maryland and an M.B.A. from Loyola College in Maryland.

        Douglas R. Ehmann, Executive Vice President and Chief Technology Officer.    Mr. Ehmann joined us in 1998 as our Vice President and Chief Technology Officer. He was promoted to Executive Vice President and Chief Technology Officer on January 1, 2009. Prior to joining us, he worked at Northrop Grumman Corporation as a Sector Chief Information Officer for Information Systems from 1995 to 1998 and in the Management Systems Division at the Procter & Gamble Company from 1981 to 1995. He holds a B.S., an M.E. and an M.B.A. from Cornell University.

        Dale A. Tepp, Vice President—Human Resources.    Ms. Tepp joined us in September 2006 as Vice President, Human Resources. Prior to joining us, she worked in various Human Resources positions with Great Northern Nekoosa Corporation, Georgia-Pacific Corporation, Color-Box and Cenveo, most recently serving as Executive Director of Human Resources. She holds a B.S. from the University of Wisconsin.

        Patricia A. Stricker, President and Chief Operating Officer—TSP.    Ms. Stricker joined us in 1998 and, effective January 1, 2007, began serving as President and Chief Operating Officer of TSP. Ms. Stricker served as Vice President, Operations and Human Resources for The Sheridan Group, Inc. from January 2003 through 2006. From 2000 to 2003, she served as President of SBI. Ms. Stricker served as our Vice President, Corporate Development from 1999 to 2000 and as our Projects Manager from 1998 to 1999. Prior to joining us, Ms. Stricker held various positions at General Physics Corporation, most recently serving as Vice President, Finance and Administration. She holds a B.A. from the College of Notre Dame of Maryland.

        Ms. Stricker, President and Chief Operating Officer of TSP, and Ms. Davidson, Group President, are sisters.

        Gary J. Kittredge, President and Chief Operating Officer—DJS.    Mr. Kittredge joined us in 2000 and, effective September 1, 2009, began serving as President and Chief Operating Officer of DJS. From January 2008 to August 2009, he served as President and Chief Operating Officer of DPC, DJS, and ULI. From April 2006 to 2008, he served as President and Chief Operating Officer of DPC and DJS. From 2002 to 2006, he served as President and Chief Operating Officer of CCP. From 2000 to 2002, he served as Executive Vice President of CCP. Prior to joining us, Mr. Kittredge was the General Manager and Vice President of Manufacturing for IPD Printing. Prior to that, he served as a Business Unit Manager and Manager of Technical Development of Litho-Krome Co., a subsidiary of Hallmark Cards, Incorporated. He holds a B.S. and an M.S. from Rochester Institute of Technology.

        Michael J. Seagram, President and Chief Operating Officer— SBI.    Mr. Seagram joined us in 2003 and has served as President and Chief Operating Officer of SBI since April 1, 2006. From 2003 to 2006, he served as Vice President of Sales and Marketing of SBI. Before joining SBI, Mr. Seagram was Owner and President of Aristoplay, Ltd., a publisher of children's games, from 1997 to 2003. He was also the Owner and President of the marketing firm Seagram & Singer, Inc. from 1986 to 1998. Mr. Seagram holds a B.S. from Wayne State University.

        G. Paul Bozuwa, President and Chief Operating Officer—DPC and ULI.    Mr. Bozuwa joined us in 1991 and, effective September 2009, began serving as President and Chief Operating Officer of DPC and ULI. From January 2007 to August 2009, Mr. Bozuwa served as Vice President, Global Business Development. Mr. Bozuwa served as President of DJS from 2002 to 2006. From 1995 to 2002, he served as President and Chief Operating Officer of CCP. From 1991 to 1995, he served as Chief Financial Officer of CCP. Mr. Bozuwa is active in industry affairs serving as past Chairman of the Finance Committee and past Treasurer of the Council of Science Editors. He was also the Chairman of the task force on Science, Journals, Poverty and Human Development. Prior to joining us, he was an Associate of Kearsarge Ventures, a venture fund, from 1989 to 1991. Mr. Bozuwa holds a B.A. from Dartmouth College and an M.B.A. from the University of New Hampshire.

        Eric D. Lane, President and Chief Operating Officer—TDP.    Mr. Lane joined us in 1986 and, effective October, 2008, began serving as President and Chief Operating Officer of TDP. From 2000 to 2008, he served as Vice President of Finance of TDP. From 1986 to 2000, he served as Controller of TDP. Mr. Lane holds an A.S. in Accounting from Andover College.

        Thomas J. Baldwin, Director.    Mr. Baldwin has been a member of our board of directors since 2003. Mr. Baldwin is a Managing Director of BRS. He joined BRS in 2000. From 1996 to 2000, Mr. Baldwin was a Principal at PB Ventures, Inc. From 1988 to 1995, he served as Vice President and then Managing Director of The INVUS Group, Ltd., a private equity investment firm. Prior to that he was a consultant with the Boston Consulting Group, a strategy consulting firm. Mr. Baldwin holds a B.B.A. from Siena College and an M.B.A. from Harvard Business School. From 2005 to 2006 Mr. Baldwin also held Directorship of Eurofresh, Inc., Lazy Days R.V. Center Inc., and Totes Isotoner Corp. Mr. Baldwin brings to the board extensive experience advising portfolio companies of BRS and provides valuable insight regarding strategic, financing, acquisition and management issues.

        Nicholas Daraviras, Director.    Mr. Daraviras has been a member of our board of directors since August 2003. Mr. Daraviras is a Managing Director of JCP. Mr. Daraviras joined JCP in 1996. Mr. Daraviras holds a B.S. and an M.B.A. from the Wharton School of the University of Pennsylvania. Mr. Daraviras is also a Director of Carrols Restaurant Group. He has served as director of Edgen Murray II, L.P. or its predecessor companies since February 2005 and has also served as a director of various private companies in which JCP has an interest. Mr. Daraviras brings to the board extensive experience advising portfolio companies of JCP and provides valuable insight regarding strategic, financing, acquisition and management issues.

        Craig H. Deery, Director.    Mr. Deery has been a member of our board of directors since August 2003. He was also a member of our board of directors from 1991 through 2001. Mr. Deery was a Managing Director of JCP from 2002 to 2003. From 1987 to 2002, Mr. Deery was a Managing Director at BancBoston Capital, where he served on the management committee. While at BancBoston Capital, Mr. Deery supervised a direct investment portfolio of $500 million, including mezzanine securities and equity as a minority, co-invest, and control investor. Prior to 1987, Mr. Deery spent fifteen years at BancBoston, serving as a team leader in domestic lending and as Deputy Managing Director and Senior Credit Officer of BancBoston Australia, Ltd. Mr. Deery holds a B.A. from Bucknell University and an M.B.A. from New York University. He served as Director of First Ipswich Bancorp from 2005-2007. Mr. Deery has a broad knowledge of our business gained throughout his 18 years as a director of the company. Mr. Deery brings to the board extensive experience advising portfolio companies of BancBoston Capital and JCP and provides valuable insight to the board regarding strategic, financial, acquisition, and management issues.

        Gary T. DiCamillo, Director.    Mr. DiCamillo has been a member of our board of directors since 1989. Mr. DiCamillo has been a partner for Eaglepoint Advisors, LLC since January 2010. He served as President and Chief Executive Officer of RADIA International in Dedham, Massachusetts from 2005 to 2009. From 2002 to 2005, Mr. DiCamillo served as President, Chief Executive Officer, and Director of TAC Worldwide Companies. From 1995 to 2002, he was Chairman and Chief Executive Officer of Polaroid Corporation (which filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code on October 12, 2001) and, from 1993 to 1995, he was President of Worldwide Power Tools for Black & Decker Corporation. Mr. DiCamillo holds a B.S. from Rensselaer Polytechnic Institute and an M.B.A. from Harvard Business School. Mr. DiCamillo also serves or served as a director of 3Com Corporation (2000 to April 2010), Whirlpool Corporation (1997 to the present) and Pella Corporation (1993 to 2007 and from January 2010 to the present). Mr. DiCamillo has a broad knowledge of our business gained throughout his 22 years as a director of the company and brings to the board his vast experience as a chief executive, non-executive director, and audit committee chair with a variety of both public and private companies. These experiences have provided Mr. DiCamillo with a depth of knowledge in such areas as finance, general management, marketing, risk management and strategic development.

        James L. Luikart, Director.    Mr. Luikart has been a member of our board of directors since 2003. Mr. Luikart is Executive Vice President of JCP. Mr. Luikart joined JCP in 1994 after spending over twenty years with Citicorp, the last seven years of which were as a Vice President of Citicorp Venture Capital, Ltd. Mr. Luikart holds a B.A. from Yale University and an M.I.A. from Columbia University. He served as director of W&T Offshore, Inc. from 2002 to 2006; Edgen Murray II, L.P. or its predecessor companies since February 2005, United Maritime Group LLC in 2010, and various private companies in which JCP has an interest. Mr. Luikart brings to the board extensive experience advising portfolio companies of JCP and provides valuable insight regarding strategic, financing, acquisition and management issues.

        Nicholas R. Sheppard, Director.    Mr. Sheppard was a member of our board of directors from 2003 to 2007 and rejoined our board in March 2009. Mr. Sheppard is a Managing Director of BRS. Prior to joining BRS in 2000, he worked as a Consultant in the London and New York offices of Marakon Associates, a strategy consulting firm. Mr. Sheppard received his BSc from the London School of Economics and Political Science and his MBA from The Wharton School of the University of Pennsylvania. Mr. Sheppard was a director of Lazy Days R.V. Center, Inc. from 2005 to 2009 and was Director of Penhall International, Inc. from 2005 to 2006. Mr. Sheppard brings to the board extensive experience advising portfolio companies of BRS and provides valuable insight regarding strategic, financing, acquisition and management issues.

        George A. Whaling, Director.    Mr. Whaling has been a member of our board of directors since 1998 and is Chairman of Kingston Capital Corporation in New York. From 1980 to 1997, he was Chairman and owner of the Petty Printing Company, a commercial web printer. Mr. Whaling holds a B.A. from Colgate University. Mr. Whaling served as Director of Colgate University, Hamilton Initiative LLC and Augusta Glenn Partners LLC from 2005 to 2006. Mr. Whaling has a broad knowledge of our business gained throughout his 12 years as a director of the company and his 30 years of experience in the printing industry, and he provides valuable insight to the board regarding operational, sales, and management issues.

Board Composition and Director Independence

        The securities holders' agreement among BRS, JCP and the other stockholders of TSG Holdings Corp. provides that TSG Holdings Corp.'s and our boards of directors will consist of eight members, including four designees of BRS (who currently are Messrs. Baldwin, DiCamillo, Sheppard and Saxton) and four designees of JCP (who currently are Messrs. Daraviras, Deery, Luikart and Whaling). Pursuant to the securities holders' agreement, we may not take certain significant actions without the approval of each of BRS and JCP. Although our securities are not listed on the New York Stock Exchange, for purposes of our SEC disclosure we have adopted the definition of "independence" applicable under the listing standards of the New York Stock Exchange. Using such definition, the board of directors has determined that each of Messrs. DiCamillo, Deery and Whaling is independent. If we were listed on the New York Stock Exchange, we would be exempt from certain independence requirements with respect to our board of directors and board committees under the "controlled company" exemption. See "Certain Relationships and Related Party Transactions—Securities Holders' Agreement."

Audit Committee

        The board of directors has an audit committee. The audit committee consists of Messrs. Daraviras, DiCamillo and Sheppard. The audit committee reviews our financial statements and accounting practices, selects our independent registered public accounting firm and oversees our internal audit function. The responsibilities of the audit committee are defined in a charter, which has been approved by the Board of Directors. In carrying out their responsibilities, the audit committee has reviewed and discussed our audited financial statements with management, and it has discussed the matters which are required to be discussed by AU Section 380 (The Auditor's Communication with Those Charged With Governance), as adopted by the Public Company Accounting Oversight Board, with our Independent Registered Public Accounting Firm. In addition, the audit committee has reviewed the written disclosures required by the Public Company Accounting Oversight Board, which were received from our Independent Registered Public Accounting Firm, and has discussed the Independent Registered Public Accounting Firm's independence with them. The audit committee has reviewed the fees of the Independent Registered Public Accounting Firm for non-audit services and believes that such fees are compatible with the independence of the Independent Registered Public Accounting Firm.

        The Board of Directors has determined that Mr. DiCamillo, the chairman of the audit committee, is the "audit committee financial expert" as defined in applicable SEC rules and regulations. Mr. DiCamillo is "independent" as defined in the listing standards of the New York Stock Exchange.

Compensation Committee

        The board of directors has a compensation committee. For more information on the compensation committee, see "Executive Compensation—Compensation Committee."

Code of Business Conduct

        Our Code of Business Conduct applies to all employees of The Sheridan Group, Inc. and all its wholly-owned subsidiaries. Each supervisor and above has been required to sign annually that they have read, understand and will comply with the Code. Our Code of Business Conduct is included on our internet website at www.sheridan.com. If any substantive amendments are made to the Code of Business Conduct or the Board of Directors grants any waiver from a provision of the Code to any officers of The Sheridan Group, Inc. or its wholly-owned subsidiaries, the nature of such amendment or waiver will be disclosed on our website.

Executive Compensation

Compensation Discussion and Analysis

Introduction

        This Compensation Discussion and Analysis ("CD&A") provides an overview of our executive compensation program together with a description of the material factors underlying the decisions which resulted in the compensation provided to our Chief Executive Officer ("CEO"), Chief Financial Officer ("CFO") and certain other executive officers (collectively, the named executive officers) for 2010 (as presented in the tables which follow this CD&A).

Compensation Committee

        The board of directors has a compensation committee. The compensation committee consists of three members, Messrs. Baldwin, Deery and Luikart. The compensation committee has responsibility for establishing, implementing and continually monitoring adherence with our compensation philosophy. The role of the compensation committee is to make recommendations to our board of directors concerning salaries, incentive compensation and employee benefit programs. The compensation committee reviews and approves employment agreements and compensation programs or benefit plans for all of our executive officers, including the named executive officers, and certain other management employees. The compensation committee periodically compares our executive compensation levels with those of companies with which we believe that we compete in recruitment and retention of senior executives. The compensation committee also reviews and makes recommendations with respect to succession planning and management development. The CEO recommends changes in compensation for his direct reports, including each of the named executive officers, to the compensation committee for approval. The compensation committee recommends changes in compensation for the CEO to the full board for approval.

Compensation Philosophy and Objectives

        In reviewing our compensation programs, the compensation committee applies a philosophy which is based on the premise that our achievements result from the coordinated efforts of all individuals working toward common objectives. We have developed a compensation policy that is designed to attract and retain qualified senior executives, reward executives for actions that result in the long-term enhancement of stockholder value and reward results with respect to our financial and operational goals.

Setting Executive Compensation

        Based on the foregoing philosophy, the company's annual and long-term incentive-based cash and non-cash executive compensation has been structured to (a) pay competitive levels of compensation in order to attract and retain qualified executives, (b) motivate executives to achieve the short-term and long-term business goals set by us and reward the executives for achieving such goals and (c) reward long-term performance. We compete with many larger companies for top executive-level talent. Competitors include RR Donnelley, WorldColor, Cenveo (previously Cadmus), Quad Graphics, Edwards Brothers, and numerous other printing companies. We consider these our primary competitors because we compete against these companies in each of our market segments. Accordingly, we generally consider the compensation paid to similarly situated executives at these larger corporations, together with individual experience, performance and cost-of-living factors, when determining the overall compensation available to our named executive officers. A significant percentage of total compensation is allocated to incentive compensation. However, there is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, market data, internal pay equity and performance are the factors considered in determining the appropriate level and mix of incentive compensation.

Compensation Policies and Practices as they Relate to Risk Management

        We conducted an assessment of potential risks arising from our compensation policies and practices and concluded that these risks are not reasonably likely to have a material adverse effect on the Company.

2010 Executive Compensation Components

        For the fiscal year ending December 31, 2010, the principal components of compensation considered by the compensation committee for named executive officers were:

  •
  Base salary;

  •
  Non-equity annual incentive compensation;

  •
  Stock-based incentive compensation;

  •
  Non-qualified deferred compensation program; and

  •
  Perquisites and other benefits.

        We have also entered into employment agreements and/or change in control arrangements with all of the named executive officers. In addition to the compensation components listed above, these agreements provide for post-employment severance payments and benefits in the event of a termination of employment under certain circumstances. The terms of these agreements are described in more detail below (see "—Potential Payments on Termination or a Change in Control"). We believe that these agreements provide an incentive to the named executive officers to remain with us and serve to align the interests of the executives and the stockholders in the event of a potential acquisition. Additionally, a retention award, made to the Deferred Compensation Plan described below, was provided to a certain named executive officer whose retention is determined by our board of directors to be critical to our ongoing success.

Base Salary

        We provide the named executive officers with base salaries to compensate them for services rendered during the fiscal year. The base salaries for our CEO, Messrs. Jakobe and Bozuwa, and Mss. Davidson and Stricker are contained in their respective employment agreements and are subject to increase at the discretion of our board of directors. Base salary levels are intended to reflect an individual's responsibilities, performance and expertise and are designed to be competitive with salary levels in effect at other manufacturing companies, and in particular, companies within the printing industry. Accordingly, we establish salaries for the named executive officers on the basis of personal performance and by reviewing available national and printing industry compensation data from time to time, including published salary surveys regarding compensation of officers of larger and smaller companies, both within and outside the printing industry. Our CEO annually reviews and provides his subjective assessment of the performance of each of our named executive officers and recommends whether any adjustment to base salary for any named executive officer should be considered by the compensation committee. The compensation committee generally affords significant consideration to the CEO's recommendations based on his proximity to the other named executive officers and understanding of their day-to-day performance and responsibilities. Based on the CEO's recommendations and the compensation committee's review of available market data, the compensation committee set base salaries for 2010 at the levels reported in the Summary Compensation Table, below. The compensation committee believes such salaries are in line with market data and reflect the responsibilities, performance and expertise of our named executive officers.

Annual Incentive Compensation

        Management Performance Incentive Plan.    Annual cash bonuses are generally considered for inclusion in our executive compensation program because we believe that a significant portion of each named executive officer's compensation should be contingent on our annual performance, as well as the individual contribution of the executive. Accordingly, our named executive officers have historically participated in a management performance incentive plan, which compensated them for achievement of certain objectives established annually by our board of directors. Historically, these objectives have been based on our earnings before interest, taxes, depreciation and amortization ("EBITDA"), the EBITDA of each executive's operating subsidiary and individual performance. For purposes of our management performance incentive plan and our profit sharing plan (discussed below), our EBITDA is calculated the same way Consolidated EBITDA is calculated as described in Management's Discussion and Analysis of Financial Condition and Results of Operations, above. To the extent applicable with respect to any named executive officer's award, the same EBITDA calculation is performed for the applicable operating subsidiary.

        The management performance incentive plan was suspended for 2009 as a cost-savings measure to offset revenue reductions brought on by the economic recession. This plan was reinstated for 2010 and the following is a summary of how the management performance incentive plan operated for 2010.

        Under the management performance incentive plan, our executive officers are eligible to receive a maximum award of 50% of base salary, except Mr. Saxton, whose maximum award is 100% of base salary. Maximum award amounts are developed based on market data but also set at a level to insure that a significant portion of potential compensation is tied to delivering results. Management performance incentive awards are based upon achievement of corporate EBITDA financial objectives and individual performance objectives. Upon completion of the fiscal year, the compensation committee assesses our performance for each corporate financial objective, comparing actual year-end results to the objectives. Then individual performance is evaluated and an overall award is calculated.

        The board of directors establishes the financial performance objectives for our named executive officers and designates the portion of each named executive officer's annual bonus that would be eligible to be paid based on a subjective assessment of such individual's performance, in the board's discretion. There is no calculation or metric used for determining the subjective individual performance score; it is determined in the Board's discretion based on the input of the CEO and the board's view of the individual named executive officer's contribution to our success. The individual component was capped at 50% of maximum potential for 2010.

        The financial objectives are set based on the annual plan that is approved by the Board of Directors. The maximum target is set to be approximately 2-4% above the target and the minimum is set to be approximately 8-10% below the target. EBITDA is the primary measure that private equity investors like ours often use to determine the success of their portfolio companies. Company and subsidiary EBITDA targets, consistent with the company's annual financial plan that is approved by the board of directors, are set at levels to incent improvement over previous year operating results and are designed to be relatively challenging to achieve and very difficult to exceed. Accordingly, the Board of Directors sets financial performance goals at levels that it expects will be achieved, at least in part, for a fiscal year. Company financial targets have not been achieved in any of the last three fiscal years. Operating company subsidiary EBITDA targets have been achieved at least at the threshold level in two of the last three years.

        Mr. Saxton was eligible for a maximum award of 100% of base salary in 2010. 75% of this award was based on attainment of Company financial objectives and 25% was discretionary based on individual performance. Company financial objectives were not achieved in 2010 and only 50% of the discretionary award was earned ($76,100). There is no minimum threshold for the discretionary portion of the bonus. It is totally discretionary based on the board's view of an individual's contribution to our success. The management performance incentive plan was suspended for 2009. Mr. Saxton was eligible for a maximum award of 100% of base salary in 2008. 50% of this award was based on attainment of Company financial objectives, 25% was based on attainment of financial objectives related to a European subsidiary of our parent company that was subsequently sold (the "Sheridan Europe financial objectives"), and 25% was discretionary based on individual performance. The Company and Sheridan Europe financial objectives were not achieved; therefore, no award was earned for these components. There was no discretionary award earned in 2008.

        Mr. Jakobe was eligible for a maximum award of 50% of base salary in 2010. 75% of this award was based on attainment of Company financial objectives and 25% was discretionary based on individual performance. Company financial objectives were not achieved in 2010 and only 50% of the discretionary award was earned ($19,100). There is no minimum threshold for the discretionary portion of the bonus. It is totally discretionary based on the board's view of an individual's contribution to our success. The management performance incentive plan was suspended for 2009. Mr. Jakobe was eligible for a maximum award of 50% of base salary in 2008. 50% of this award was based on attainment of Company financial objectives, 25% was based on attainment of Sheridan Europe financial objectives, and 25% was discretionary based on individual performance. The Company and Sheridan Europe financial objectives were not achieved; therefore, no award was earned for these components. There was no discretionary award earned in 2008.

        Ms. Davidson was eligible for a maximum award of 50% of base salary in 2010. 50% of this award was based on Publications financial objectives, 25% of the award was based on Company EBITDA and 25% was discretionary based on individual performance. Ms Davidson received an incentive award equal to 27.5% of the of the maximum award as follows: 15% for achieving Publications EBITDA targets ($24,700) and 12.5% as a discretionary award for individual performance ($20,600) based on the board's view of her effectiveness as Group President. There is no minimum threshold for the discretionary portion of the bonus. It is totally discretionary based on the board's view of an individual's contribution to our success. Company financial objectives were not achieved in 2010, therefore, no award was earned for this component. The total 2010 award was equal to $45,300, or approximately 13.7% of her base salary. The management performance incentive plan was suspended for 2009. Ms. Davidson was eligible for a maximum award of 50% of base salary in 2008. 50% of this award was based on attainment of Publications financial objectives, 25% was based on attainment of Company financial objectives, and 25% was discretionary based on individual performance. Ms. Davidson received an incentive award equal to 42.5% of the maximum award as follows: 27.5% for achieving Publications EBITDA financial targets ($44,647) and 15% as a discretionary award ($24,353) for individual performance. The Company financial objectives were not attained; therefore, no award was earned for this component. The total 2008 award was equal to $69,000, or approximately 21.2% of her base salary.

        Mr. Bozuwa was eligible for a maximum award of 50% of base salary in 2010. 50% of this award was based on attainment of DPC and ULI financial objectives, 25% was based on Company EBITDA, and 25% was discretionary based on individual performance. DPC/ULI financial objectives and Company EBITDA were not achieved in 2010. Only 40% of the discretionary award was earned for individual performance in 2010 ($15,900). There is no minimum threshold for the discretionary portion of the bonus. It is totally discretionary based on the board's view of an individual's contribution to our success. The management performance incentive plan was suspended for 2009. Mr. Bozuwa was eligible for a maximum award of 50% of base salary in 2008. 100% of this award was based on attainment of Global Print Network ("GPN") EBITDA objectives. GPN EBITDA objectives were not achieved; therefore, no bonus was earned in 2008.

        Ms. Stricker was eligible for a maximum award of 50% of base salary in 2010. 50% of this award was based on attainment of TSP financial objectives, 25% was based on Company EBITDA, and 25% was discretionary based on individual performance. Ms. Stricker received an incentive award equal to 62.5% of the maximum award as follows: 50% for achieving TSP financial targets ($60,900) and a 12.5% discretionary award for individual performance ($15,300) based on the board's view of her effectiveness as President and Chief Operating Officer of TSP. There is no minimum threshold for the discretionary portion of the bonus. It is totally discretionary based on the board's view of an individual's contribution to our success. Company financial objectives were not achieved in 2010, therefore, no award was earned for this component. The total 2010 award was equal to $76,200, or approximately 31.3% of her base salary. The management performance incentive plan was suspended for 2009. Ms. Stricker was eligible for a maximum award of 50% of base salary in 2008. 50% of this award was based on attainment of TSP financial objectives, 25% was based on Company EBITDA, and 25% was discretionary based on individual performance. Ms. Stricker received an incentive award equal to 75% of the maximum award as follows: 50% for achieving TSP financial targets ($67,500) and a 25% discretionary award for individual performance ($22,500). The total 2008 award was equal to $90,000, or approximately 37.5% of her base salary.

        Annual incentive compensation awards for 2010 and 2008 appear as "Non-Equity Incentive Plan Compensation" in the Summary Compensation Table.

        Profit Sharing Plan.    The Sheridan Group Profit Sharing Plan is a broad-based incentive program provided to all eligible employees at each location, excluding TDP and DJS. The board of directors determines, on an annual basis, if a profit sharing contribution will be made for each participating company. The contribution, if any, is determined by a formula approved by our board of directors.

        The profit sharing plan was suspended as a cost-savings measure for all locations other than TSP to offset revenue reductions brought on by the economic recession. Under the formula approved for 2010, a guideline was established of 6.5% of EBITDA for TSP. If company EBITDA is a positive number, the established percent of EBITDA is put into the profit sharing pool. The total dollar contribution for an operating subsidiary cannot exceed 6.5% of its total payroll for the year. Additionally, a company must also meet a minimum threshold of an 8% net profit margin (before profit sharing) in order to be eligible for profit sharing. In 2009, all companies transitioned to payment of profit sharing in cash; however, employees have the option of deferring their cash payment into their 401(k) accounts. Ms. Stricker was the only named executive officer eligible to receive a profit sharing award for 2010. The $15,491 profit sharing award for Ms. Stricker is reported in the "All Other Compensation" column in the Summary Compensation Table shown below.

Stock-Based Incentive Compensation

        TSG Holdings Corp., our parent company, adopted a Stock-Based Incentive Compensation Plan in October 2003. The purpose of the 2003 Stock-Based Incentive Compensation Plan is to provide long-term equity incentives to assist us in attracting and retaining valued management employees through the award of options to purchase common stock of TSG Holdings Corp. Option grants are designed to align the interests of officers and employees with those of the stockholders, to provide each individual with a significant incentive to manage our business from the perspective of an owner and to remain employed by us. Eligible employees will receive options on terms determined by our board of directors. The compensation committee considers the level of responsibility, position, past and expected performance, potential incentive payouts and annual base salary of each named executive officer when determining awards to be made under the Stock-Based Incentive Plan. The stock option awards are recommended by the CEO to the compensation committee, who then makes a recommendation to our board of directors for approval.

        Options granted under the Stock-Based Incentive Compensation Plan have exercise prices equal to or above the fair market value of the underlying common stock (as determined under the Stock-Based Incentive Compensation Plan) on the grant date and are equally split 50% between a time-based vesting schedule and a performance-based vesting schedule. Time-based awards vest 20% per year over five years subject to the executive's continued employment with us. Performance-based awards vest 20% per year over five years based on us achieving a per share equity value, as defined by the option agreements, each year as determined by the board. The per share equity value is calculated by multiplying our twelve month EBITDA by a pre-defined multiple, then subtracting net debt, and then dividing by the number of issued and outstanding shares of TSG Holdings Corp. Common Stock. If an annual performance target is not met in any of the five years, but is achieved by meeting subsequent year targets, shares will vest for all preceding plan years. The targets for the performance based options were established based upon the original objectives that BRS and JCP established when they bought us in 2003 (as modified in connection with the Dingley Acquisition in 2004) and wanted to incent management to deliver the rate of return expected on their investment in us.

        Three named executive officers received option awards in fiscal year 2010. Mr. Saxton received 4,060 shares, Ms. Davidson received 1,500 shares, and Ms. Stricker received 300 shares.

        We do not require our named executive officers to maintain a minimum ownership interest in us or our affiliates.

Nonqualified Deferred Compensation

        In General.    Our nonqualified deferred compensation program serves primarily to attract and retain qualified executives by providing them with enhanced tax deferral opportunities and retirement benefits in addition to those provided under our broad-based 401(k) plan. Under the nonqualified deferred compensation plan, officers, directors and certain management employees may annually elect (via individual contracts) to defer a portion of their compensation, on a pre-tax basis. The benefit is based on the amount of compensation (salary and bonus) deferred, employer "make-whole" contributions, employer discretionary contributions and earnings on these amounts. Make-whole contributions are matching contributions and profit sharing contributions which we would have made to the participants' accounts under the 401(k) plan were we not prohibited from making such contribution under the limits applicable to the 401(k) plan under the Internal Revenue Code. Make-whole contributions are made early in the year following the year in which the applicable matching and profit sharing contributions to our 401(k) plan were limited. Accordingly, such contributions for 2010 include a component relating to 2009's profit sharing plan even though such profit sharing plan was unavailable to most of the named executive officers in 2010. Individuals are fully vested in deferred salary and bonus amounts; however, the make-whole contributions vest in full after two years of employment, which is the same schedule applicable to employer contributions under the 401(k) plan. The employer discretionary contributions become vested pursuant to a vesting schedule as determined by us.

        Salary and bonus amounts deferred by named executive officers in 2010 under the nonqualified deferred compensation plan are shown in the "Executive Contributions" column of the Deferred Compensation Table below. Employer make whole and discretionary contributions for 2010 are shown in the "Registrant Contributions" column of the Deferred Compensation Table and in the "All Other Compensation" column of the Summary Compensation Table.

        Retention Awards.    Annual retention awards are employer discretionary contributions paid to certain management employees whose retention is determined by our board of directors to be critical to our ongoing success. These awards are deposited in the deferred compensation plan under the employee's name and vest after five years. Distribution is made on a date previously elected by the executive. Other than the awards paid in accordance with the employment agreement of Ms. Davidson, these awards are solely awarded at the board of directors' discretion. Any awards made outside of an employment agreement were equal to 10% of base salary.

        In 2010, our board of directors provided a retention award to Ms. Davidson in the amount of $82,388 in accordance with the terms of her existing employment agreement. The retention awards for our named executive officers are disclosed under "All Other Compensation" on the Summary Compensation Table and in the Nonqualified Deferred Compensation table under Registrant Contributions.

        Effective as of September 1, 2010, the Company adopted the Change-of-Control Incentive Plan for Officers under which certain executives, including the named executive officers, would be entitled to extended additional severance benefits in the event of a change of control with a specific strategic buyer. This plan was adopted because the Board felt that is was necessary to incent such officers to remain in the employ of the Company notwithstanding any risks and uncertainties created by a potential change of control. The amounts of such additional severance benefits are set forth under "Potential Payments Upon Termination or a Change in Control."

Other Compensation, Perquisites and Other Benefits

        401(k) Plan.    We sponsor a defined contribution plan, or 401(k) Plan, intended to qualify under section 401 of the Internal Revenue Code. Substantially all of our employees are eligible to participate in the 401(k) Plan on the first day of the month in which the employee has attained 18 years of age and 30 days of employment. Employees may make pre-tax contributions of their eligible compensation, not to exceed the limits under the Internal Revenue Code. Employees may direct their investments among various pre-selected investment alternatives. Employer matching contributions to the 401(k) plan vest after two years of employment. Employer matching contributions were suspended as of July 2009.

        Perquisites and Other Benefits.    The named executive officers are not generally entitled to benefits that are not otherwise available to all of our employees. In this regard it should be noted that we do not provide pension arrangements (other than the 401(k) plan and the nonqualified deferred compensation plan), post-retirement health coverage or similar benefits for our executives. However, some of the named executive officers are entitled to certain insurance benefits, relocation benefits and an executive physical program. These perquisites are provided because we view the benefits as being very closely related to the services our named executive officers perform for us. Supplemental Long-Term disability insurance is provided as an income security measure in the event of a catastrophic illness. Relocation benefits are provided to all management employees who are relocated at our request, including named executive officers. The executive physical program benefit is provided to all of our key managers and officers, including the named executive officers, to ensure their continuing ability to fulfill the responsibilities of their respective positions. These amounts are noted in the "All Other Compensation" column in the Summary Compensation Table. The compensation committee believes that these benefits are consistent with the goal of attracting and retaining superior executive talent.

Tax and Accounting Implications

        Deductibility of Certain Compensation.    Section 162(m) of the Internal Revenue Code imposes a $1.0 million limit on the deductibility of compensation paid to certain executive officers of public companies, unless the compensation meets certain requirements for "performance-based" compensation. Although Section 162(m) does not apply to companies that do not have registered common equity securities, we generally consider the potential loss of deduction under Section 162(m) in designing certain types of compensation plans so that such plans may protect us from a potential loss of deduction if our common equity securities become publicly traded. In determining executive compensation, the compensation committee considers, among other factors, the possible tax consequences to us and to the executives. However, tax consequences, including but not limited to tax deductibility by us, are subject to many factors (such as changes in the tax laws and regulations or interpretations thereof and the timing and nature of various decisions by executives regarding options and other rights) that are beyond our control. In addition, the compensation committee believes that it is important for it to retain maximum flexibility in designing compensation programs that meet its stated objectives. For all of the foregoing reasons, the compensation committee, while considering tax deductibility as one of its factors in determining compensation, will not limit compensation to those levels or types of compensation that will be deductible. The compensation committee will, of course, consider alternative forms of compensation, consistent with its compensation goals, which preserve deductibility.

        Accounting Impact.    The compensation committee does not consider potential accounting treatment in making decisions regarding equity-based or cash-based compensation.

        The following table summarizes compensation awarded or paid by us during 2010, 2009, and 2008 to our President and Chief Executive Officer, our Executive Vice President and Chief Financial Officer, and our three next most highly compensated executive officers (our "named executive officers"). Perquisites and other benefits included in the All Other Compensation column are disclosed and itemized in the "All Other Compensation" table below.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
John A. Saxton	2010	601,408	—	—	47,177	76,100	34,005	758,690
President and Chief	2009	619,967	—	—	—	—	143,833	763,800
Executive Officer	2008	599,567	—	—	—	—	108,136	707,703
Robert M. Jakobe	2010	302,626	—	—	—	19,100	2,442	324,168
Executive Vice President	2009	310,011	—	—	—	—	35,546	345,557
and Chief Financial Officer	2008	299,694	—	—	—	—	78,160	377,854
Joan B. Davidson	2010	328,994	—	—	17,430	45,300	84,275	475,999
Group President	2009	335,800	—	—	—	—	121,509	457,309
	2008	324,596	—	—	—	69,000	136,238	529,834
G. Paul Bozuwa(5)	2010	258,325	300	—	—	15,900	914	275,439
President & COO—DPC/ULI	2009	255,399	—	—	—	—	222,555	477,954
	2008	81,736	—	—	—	—	94,307	176,043
Patricia A. Stricker	2010	251,571	300	—	3,486	76,200	16,410	347,967
President & COO—TSP	2009	238,878	—	—	—	—	45,378	284,256
	2008	239,917	135	—	—	90,000	58,437	388,489

(1)
Ms. Stricker received a $135 Christmas bonus in 2008. Ms. Stricker and Mr. Bozuwa received a special incentive bonus of $300 in 2010.

(2)
Three named executive officers received option awards in 2010. Mr. Saxton received 4,060 shares, Ms. Davidson received 1,500 shares, and Ms. Stricker received 300 shares. The amounts shown represent the aggregate grant date fair value of awards during the year determined in accordance with FASB ASC Topic 718. The assumptions made in determining the grant date fair values of the options are disclosed in Note 2 of our audited consolidated financial statements included elsewhere in this prospectus.

(3)
The amounts reported as "Non-Equity Incentive Plan Compensation" for 2010, 2009, and 2008 consist of bonuses paid as management performance incentive compensation.

(4)
The amounts reported as "All Other Compensation" for 2010, 2009, and 2008 are itemized in the "All Other Compensation" table below.

(5)
Mr. Bozuwa worked for an affiliate of our parent during a portion of 2008. Base salary for 2008 reflects only wages for services performed for the Company.

All Other Compensation

Name	Year	Spousal Travel	Taxable Relocation Income	Other Non Cash	Retention Awards	Additional Disability Coverage	Taxable Term Life	Physical Program	GTL Taxable Income	Profit Sharing	Profit Sharing Make Whole	401k Match	401(k) Fixed 1%	401(k) Make Whole	Total All Other Comp
		($)	($)	($)	($)	($)	($)	($)	($)	($)	($)	($)	($)	($)	($)
John A. Saxton	2010	265	—	1,050	—	4,033	12,230	6,213	6,732	—	—	—	—	3,482	34,005
President and	2009	—	—	850	—	4,000	12,230	2,784	6,732	—	92,957	7,569	—	16,711	143,833
Chief Executive	2008	—	—	850	—	4,000	12,230	—	4,390	23,000	43,666	4,600	2,300	13,100	108,136
Officer
Robert M. Jakobe	2010	341	—	—	—	—	—	—	2,100	—	—	—	—	—	2,442
Executive Vice	2009	—	—	—	—	—	—	3,047	2,100	—	20,469	5,526	—	4,404	35,546
President and Chief Financial Officer	2008	—	—	—	30,000	2,735	—	3,731	2,069	23,000	7,481	4,600	2,300	2,244	78,160
Joan B. Davidson	2010	753	—	—	82,388	—	—	—	801	—	—	—	—	333	84,275
Group President	2009	—	—	—	82,388	—	—	3,501	801	—	21,780	8,068	—	4,971	121,509
	2008	959	—	—	81,250	2,740	—	—	788	23,000	15,847	4,600	2,300	4,754	136,238
Paul Bozuwa	2010	—	—	—	—	—	—	—	914	—	—	—	—	—	914
President & COO—	2009	—	205,039	—	—	—	—	—	596	—	12,315	4,605	—	—	222,555
DPC/ULI	2008	—	—	—	62,500	—	—	—	587	23,000	2,475	3,400	2,098	247	94,307
Patricia A. Stricker	2010	—	—	—	—	—	—	—	569	15,491	—	—	—	350	16,410
President &	2009	—	—	—	—	—	—	3,699	569	21,248	12,562	7,225	—	75	45,378
COO—TSP	2008	—	—	—	24,000	—	—	—	373	23,000	3,241	4,600	2,300	923	58,437

        Retention awards and make-whole contributions are invested in the deferred compensation plan. Even though the profit sharing plan was not available in 2010 for named executive officers other than Ms. Stricker, Mr. Saxton and Ms. Davidson's deferred compensation plan accounts were credited with a profit-sharing make-whole contribution in 2010 due to the limitations applicable to our 401(k) plan for 2009. 401(k) match is invested in the 401(k) plan. Pre-2010 profit sharing and 1% fixed contributions are also invested in the 401(k) plan.

Grants of Plan-Based Awards

								All Other Option Awards Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Option Awards
		(1) Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
	Grant Date
Name		Threshold	Target	Maximum	Threshold	Target	Maximum
		($)	($)	($)	($)	($)	($)	($)	($)	($)
John A. Saxton	N/A	76,054	190,100	304,214		47,177				47,177
President and Chief
Executive Officer
Robert M. Jakobe	N/A	19,015	47,500	76,060		—				—
Executive Vice President
and Chief Financial
Officer
Joan B. Davidson	N/A	20,597	48,100	82,388		17,430				17,430
Group President
G. Paul Bozuwa	N/A	15,845	36,500	63,879		—				—
President & COO—
DPC/ULI
Patricia A. Stricker	N/A	15,227	35,800	60,908		3,486				3,486
President & COO—TSP

Outstanding Equity Awards at Fiscal Year-End

		Option Awards
Name		Number of Securities Underlying Unexercised Options (#) (Exercisable)	Number of Securities Underlying Unexercised Options (#) (Unexercisable)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
John A. Saxton	(1)	3,300		2,200	10.00	11/16/2013
	(2)	0		4,060	23.24	2/3/2020
Robert M. Jakobe	(1)	3,300		2,200	10.00	11/16/2013
Joan B. Davidson	(1)	2,100		1,400	10.00	11/16/2013
	(2)	0		1,500	23.24	2/3/2020
G. Paul Bozuwa	(1)	1,800		1,200	10.00	11/16/2013
Patricia A. Stricker	(1)	1,620		1,080	10.00	11/16/2013
	(2)	0		300	23.24	2/3/2020

(1)
Stock option awards were awarded on October 16, 2003. The shares began vesting on January 1, 2004. Twenty percent (20%) of the time-based shares vest each year on January 1st, i.e. 20% vested on January 1, 2005, 20% vested on January 1, 2006, 20% vested on January 1, 2007, 20% vested on January 1, 2008, and the remaining 20% vested on January 1, 2009. As of December 31, 2009, 100% of the named executive officers' time-based shares were vested. Because our 2010 performance targets were not met, only 20% of performance shares vested through December 31, 2010. The established performance-based option targets (per share equity values, as defined in the stock option agreements) are $20/share on 1/1/05, $52/share on 1/1/06, $86/share on 1/1/07, $118/share on 1/1/08, $148/share on 1/1/09, $178/share on 1/1/10.

(2)
Stock option awards were awarded on February 4, 2010. The shares began vesting on January 1, 2011. Twenty percent (20%) of the time-based shares vest each year on January 1st, i.e., 20% vested on January 1, 2011, 20% will vest on January 1, 2012, 20% will vest on January 1, 2013, 20% will vest on January 1, 2014, and the remaining 20% will vest on January 1, 2015. The established performance-based option targets (per share equity values, as defined in the stock option agreements) are $35/share on 1/1/11, $40/share on 1/1/12, $85/share on 1/1/13, $85/share on 1/1/14, and $85/share on 1/1/15.

        See Stock-Based Incentive Compensation under the Compensation Discussion and Analysis for details on the vesting schedule.

Option Exercises and Stock Vested in Last Fiscal Year

Option Awards
Name	Number of Shares Acquired on Exercise(1)	Value Realized on Exercise ($)
John A. Saxton	—	—
President and Chief
Executive Officer
Robert M. Jakobe	—	—
Executive Vice President
and Chief Financial Officer
Joan B. Davidson	—	—
Group President
G. Paul Bozuwa	—	—
President & COO—DPC/ULI
Patricia A. Stricker	—	—
President & COO—TSP

(1)
No options were exercised during 2010.

Nonqualified Deferred Compensation

		Registrant
		Contributions in Last FY ($) (Retention Bonus and Make-Wholes)(1)
	Executive		Aggregate	Aggregate	Aggregate
Name	Contributions in last FY ($)		Earnings in Last FY ($)	Withdrawals/ Distributions ($)	Balance at Last FYE ($)
John A. Saxton	0	3,482	15,337	0	184,762
Robert M. Jakobe	—	0	5,111	74,218	47,139
Joan B. Davidson	0	82,721	53	45,641	343,639
G. Paul Bozuwa	—	0	33,892	57,471	232,854
Patricia A. Stricker	0	350	4,541	14,751	71,638

(1)
Registrant contributions for Fiscal Years ending 2010, 2009, and 2008, respectively, that were included in the Summary Compensation Table are as follows: Mr. Saxton—Make Whole Contributions of $3,482, $109,668, and $56,766; Mr. Jakobe—Make Whole Contributions of $0, $24,873, and $9,725 and Retention Awards of $0, $0, $30,000; Ms. Davidson—Make Whole Contributions of $333, $26,751, and $20,601 and Retention Awards of $82,388, $82,388, and $81,250; Mr. Bozuwa—Make Whole Contributions of $0, $12,315, and $2,722 and Retention Awards of $0, $0, and $62,500; and Ms. Stricker—Make Whole Contributions of $350, $12,637, and $4,164 and Retention Awards of $0, $0, and $24,000. Retention awards and employer make-whole contributions (described below) are reported in the Summary Compensation Table in the "All Other Compensation" column.

        The types of compensation that may be deferred under our nonqualified deferred compensation plan are salary, profit share and bonus (deferred at the employee's election), employee retention awards, employer make-whole contributions, employer discretionary contributions and earnings on the deferrals. The individuals are fully vested in the compensation they voluntarily defer; however, the make-whole contributions, the employer discretionary contributions and employee retention awards are subject to vesting requirements. Make-whole contributions vest once the employee has attained two years of service. Employee retention awards cliff vest after five years. Employees may defer up to 20% of their base salary and up to 100% of any earned bonus or profit share into the deferred compensation program on an annual basis. Earnings under the nonqualified plan are calculated by reference to the return on investment of funds selected by the executives from a menu of investment fund options offered under the plan. These investment fund options are the same options as are available to all participants under our 401(k) plan. Participants may change their investment fund elections at any time. A participant may elect distribution of their vested account balance at a fixed payment date, no earlier than the third calendar year after the calendar year in which the initial election is made, five years after a previously-scheduled distribution is to be made, or upon separation of service from the company.

        The table below shows the funds available under our 401(k) plan and their annual rate of return for the calendar year ended December 31, 2010:

Deferred Compensation Investment Options

Name of Fund	Rate of Return	Name of Fund	Rate of Return
Fidelity Advisor Freedom 2010 A	12.20	Fidelity Advisor Freedom 2025 A	14.68
Fidelity Advisor Freedom 2020 A	13.78	Fidelity Advisor Freedom 2035 A	15.73
Fidelity Advisor Freedom 2030 A	15.16	Fidelity Advisor Freedom 2045 A	16.24
Fidelity Advisor Freedom 2040 A	15.86	Fidelity Advisor High Income Advantage	17.85
Fidelity Advisor Freedom 2050 A	16.43	Legg Mason Value, FI	7.31
Maxim Money Market Portfolio	0.00	Franklin Small-Mid-Cap Growth Fund A	28.43
PIMCO Total Return A	8.36	Legg Mason Special Investment FI	19.85
PIMCO Low Duration Fund A	4.56	Pennsylvania Mutual Fund Consultant CI	22.66
Davis NY Venture Fund	12.11	American Funds EuroPacific A	9.40
Hartford Capital Appreciation	12.87	RS Value Fund	25.47
Fidelity Advisor Freedom 2015 A	12.41	American Funds Growth Fund of America	12.28
		Pennsylvania Mutual Fund Service	23.80

Potential Payments on Termination or Change of Control

        Our employment agreements with Mr. Saxton, Mr. Jakobe, Ms. Davidson, Mr. Bozuwa and Ms. Stricker provide that if the executive is terminated by us without "cause" or by the executive for "good reason," the executive will be entitled to receive the following amounts: (1) severance pay equal to his or her annual base salary and average annual incentive bonus during the two years preceding the termination for a period of 18 months in the case of Messrs. Jakobe and Bozuwa and Mss. Davidson and Stricker, and 24 months in the case of Mr. Saxton, (2) all amounts credited to the executive under our deferred compensation plan will fully vest and become payable in a single lump sum and (3) the executive will continue to have coverage under our health insurance plan for 18 months, or 24 months in the case of Mr. Saxton. A termination shall be for "cause," as defined in the agreements, if any one or more of the following has occurred: i) the employee shall have committed an act of fraud, embezzlement or misappropriation against the employer, including, but not limited to, the offer, payment, solicitation or acceptance of any unlawful bribe or kickback with respect to the employer's business; or, ii) the employee shall have been convicted by a court of competent jurisdiction of, or pleaded guilty or nolo contendere to, any felony or any crime involving moral turpitude; or, iii) the employee shall have refused, after explicit written notice, to obey any lawful resolution of or direction by the Board which is consistent with his duties; or, iv) the employee has been chronically absent from work (excluding vacations, illnesses or leaves of absence approved by the Board); or, v) the employee shall have failed to perform the duties incident to his employment with the employer on a regular basis, and such failure shall have continued for a period of twenty (20) days after written notice to the employee specifying such failure in reasonable detail (other than as a result of the employee's disability); or, vi) the employee shall have engaged in the unlawful use (including being under the influence) or possession of illegal drugs on the employer's premises; or vii) the employee shall have breached any one or more of the provisions of the Stock Purchase Agreement, dated as of August 1, 2003, among The Sheridan Group, Inc. and its stockholders as amended and in effect from time to time, and such breach shall have continued for a period of ten (10) days after written notice to the employee specifying such breach in reasonable detail. "Good reason" is defined as the occurrence of: i) a material reduction in the employee's status, position, scope of authority or responsibilities, the assignment to the employee of any duties or responsibilities which are materially inconsistent with such status, position, authority or responsibilities; involuntary relocation of the employee to an extent requiring an increase in his commute to his normal place of employment of more than 50 miles; or any removal of the employee from or failure to reappoint him to any of positions to which the employee has been appointed by the employer, except in connection with the termination of his employment; or, ii) a material reduction by the employer in the employee's compensation or benefits, except in conjunction with a general reduction by the employer in the salaries of its executive level employees or the Company site management team.

        The employment agreements contain non-compete and non-solicitation language prohibiting such actions for the term of the severance period. Additionally, the severed employee is prohibited from disclosing proprietary company information to any person, firm, corporation, association or entity, during or after their term of employment. Any breach of these terms will be subject to appropriate injunctive and equitable relief.

        The following table summarizes potential benefits that each of the named executive officers would have received under their employment agreements or change in control arrangements on December 31, 2010, if a termination without cause or for good reason occurred, or they had been terminated following a change in control.

Named Executive Officer	Severance Pay	Incentive Pay	Deferred Compensation	COBRA (Employer's Portion)
John A. Saxton	$1,977,392	$123,666	$184,762	$32,468
Robert M. Jakobe	$836,662	$26,262	$47,139	$27,473
Joan B. Davidson	$906,263	$62,288	$343,639	$27,473
G. Paul Bozuwa	$697,170	$21,863	$232,854	$38,074
Patricia A. Stricker	$669,989	$104,775	$71,638	$38,074

        Severance payments for the named executive officers include the additional benefits that are described under "—Retention Awards."

Compensation of Directors

        Beginning on January 1, 2010, each director who is not also one of our executive officers or an employee of BRS or JCP will receive a fee of $30,000 per year for their service on our board of directors. The chairman of the audit committee (Mr. DiCamillo) will receive an additional fee of $5,000 per year. All directors are reimbursed for any personal expenses incurred in the conduct of their duties as a director. There were no stock options awarded to directors during 2010. A summary of fees paid to our directors in 2010 is as follows:

Name	Fees Earned or Paid in Cash	All Other Compensation	Total
Gary T. DiCamillo	$35,000	—	$35,000
Craig H. Deery	$30,000	—	$30,000
George A. Whaling	$30,000	—	$30,000

Compensation Committee Interlocks and Insider Participation

        In 2010, the compensation committee consisted of Messrs. Baldwin, Deery and Luikart. None of the members of the compensation committee are currently, or have been at any time since the time of our formation, one of our officers or employees.

Security Ownership of Certain Beneficial Owners and Management

        We are a wholly-owned subsidiary of TSG Holdings Corp., which has pledged our shares as security for our obligations under our working capital facility. The following table sets forth certain information regarding the beneficial ownership of TSG Holdings Corp., as of May 31, 2011, by (i) each person or entity known to us to own more than 5% of any class of TSG Holdings Corp.'s outstanding securities, (ii) each member of our board of directors and each of our named executive officers and (iii) all of the members of the board of directors and executive officers as a group. TSG Holdings Corp.'s outstanding securities consist of about 597,433 shares of TSG Holdings Corp. common stock and about 45,326 shares and 4,234 shares of TSG Holdings Corp. Series A and Series B preferred stock, respectively, the terms of which are described in more detail below. Additionally, there are 17,580 options to purchase common stock outstanding that are held by our executive officers. To our knowledge, each of such stockholders has sole voting and investment power as to the stock shown unless otherwise noted. Beneficial ownership of the securities listed in the table has been determined in accordance with the applicable rules and regulation promulgated under the Exchange Act.

	Number and Percent of Shares of TSG Holdings Corp.(1)
	Preferred Stock				Common Stock
	Series A		Series B
	Number	Percent	Number	Percent	Number	Percent
Greater than 5% Stockholders:
Bruckmann, Rosser, Sherrill & Co. II, L.P.(2) 126 East 56th Street, New York, NY, 10022	19,210	42.4%	1,833	43.3%	252,756	42.3%
Funds affiliated with Jefferies Capital Partners(3) 520 Madison Avenue, New York, NY 10022	19,210	42.4%	1,833	43.3%	252,756	42.3%
Christopher A. Pierce(4)(5)	3,096	6.8%	289	6.8%	42,577	7.1%
Named Executive Officers and Directors:
John A. Saxton(4)(6)(7)	1,340	3.0%	125	3.0%	21,308	3.5%
Robert M. Jakobe(4)(8)(9)	108	0.2%	10	0.2%	4,721	0.8%
Joan B. Davidson(4)(10)	67	0.1%	6	0.1%	3,130	0.5%
G. Paul Bozuwa(4)(11)	268	0.6%	25	0.6%	5,320	0.9%
Patricia A. Stricker(4)(12)	91	0.2%	—	—	2,730	0.5%
Thomas J. Baldwin(13)(14)	19,210	42.4%	1,833	43.3%	252,756	42.3%
Nicholas Daraviras(15)	—	—		—
Craig H. Deery(4)	245	0.5%	23	0.5%	3,212	0.5%
Gary T. DiCamillo(4)	268	0.6%	25	0.6%	3,520	0.6%
James L. Luikart(15)(16)	19,210	42.4%	1,833	43.3%	252,756	42.3%
Nicholas R. Sheppard(13)	—
George A. Whaling(4)	272	0.6%	25	0.6%	3,572	0.6%
All executive officers and directors as a group (15 persons)(17)	41,220	90.9%	3,919	92.5%	560,790	91.0%

(1)
Pursuant to Rule 13d-3 under the Exchange Act, a person has beneficial ownership of any securities as to which such person, directly or indirectly, through any contract, arrangement, undertaking, relationship or otherwise has or shares voting power and/or investment power and as to which such person has the right to acquire such voting and/or investment power within 60 days. Percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person by the sum of the number of shares outstanding as of such date and the number of shares as to which such person has the right to acquire voting and/or investment power within 60 days.

(2)
The Sheridan Group Holdings (BRS), LLC (the "BRSLLC") is controlled by Bruckmann, Rosser, Sherrill & Co. II, L.P. (the "BRS Fund") which is a private equity investment fund managed by Bruckmann. BRSE, L.L.C. ("BRSE") is the general partner of the BRS Fund and by virtue of such status may be deemed to be the beneficial owner of the shares owned by BRSLLC. BRSE has the power to direct BRSLLC as to the voting and disposition of shares held by BRSLLC. No single person controls the voting and dispositive power of BRSE with respect to the shares owned by BRSLLC. Bruce Bruckmann, Harold O. Rosser, Stephen C. Sherrill, Paul D. Kaminski and Thomas J. Baldwin are the managers of BRSE, and none of them individually has the power to direct or veto the voting or disposition of shares owned by BRSLLC. BRSE expressly disclaims beneficial ownership of the shares owned by BRSLLC. Each of Messrs. Bruckmann, Rosser, Sherrill, Kaminski and Baldwin expressly disclaims beneficial ownership of the shares owned by BRSLLC.

(3)
The Sheridan Group Holdings (Jefferies), LLC is controlled by ING Furman Selz Investors III L.P., ING Barings U.S. Leveraged Equity Plan LLC and ING Barings Global Leveraged Equity Plan Ltd. which are private equity investment funds managed by Jefferies Capital Partners. Brian P. Friedman and Mr. Luikart are the Managing Members of JCP and may be considered the beneficial owners of the shares owned by The Sheridan Group Holdings (Jefferies), LLC, but each of Messrs. Friedman and Luikart expressly disclaim beneficial ownership of such shares.

(4)
The address of each of Mr. Pierce, Mr. Saxton, Mr. Jakobe, Ms. Davidson, Mr. Bozuwa, Ms. Stricker, Mr. Deery, Mr. DiCamillo and Mr. Whaling is c/o The Sheridan Group, Inc., 11311 McCormick Road, Suite 260, Hunt Valley, Maryland 21031.

(5)
Includes options to purchase 1,920 shares of TSG Holdings Corp. common stock exercisable within 60 days.

(6)
Includes 17,602 common shares, 1,340 Series A preferred shares and 125 Series B preferred shares which are owned by RBC Capital Markets Corp. FBO John Saxton. Mr. Saxton may be deemed to beneficially own such shares.

(7)
Includes options to purchase 3,706 shares of TSG Holdings Corp. common stock exercisable within 60 days.

(8)
Includes 1,288 common shares and 108 Series A preferred shares which are owned by CGM Custodian FBO Robert M. Jakobe Roll-over IRA. Mr. Jakobe may be deemed to beneficially own such shares.

(9)
Includes options to purchase 3,300 shares of TSG Holdings Corp. common stock exercisable within 60 days.

(10)
Includes options to purchase 2,250 shares of TSG Holdings Corp. common stock exercisable within 60 days.

(11)
Includes options to purchase 1,800 shares of TSG Holdings Corp. common stock exercisable within 60 days.

(12)
Includes options to purchase 1,650 shares of TSG Holdings Corp. common stock exercisable within 60 days.

(13)
The address of each of Mr. Baldwin and Mr. Sheppard is c/o Bruckmann, Rosser, Sherrill & Co., Inc., 126 East 56th Street, New York, New York 10022.

(14)
Consists of 19,210 shares and 1,833 shares of TSG Holdings Corp. Series A and Series B preferred stock, respectively, and 252,756 shares of TSG Holdings Corp. common stock owned and/or controlled by the BRSLLC. Mr. Baldwin may be deemed to share beneficial ownership of the shares owned of record and/or controlled by BRSLLC by virtue of his status as a manager of

  Bruckmann, but he expressly disclaims such beneficial ownership of the shares owned and/or controlled by BRSLLC. The members and managers of Bruckmann share investment and voting power with respect to securities owned and/or controlled by Bruckmann, but no individual controls such investment or voting power.

(15)
The address of each of Mr. Daraviras and Mr. Luikart is c/o Jefferies Capital Partners, 520 Madison Avenue, 10th Floor, New York, New York 10022.

(16)
Consists of 19,210 shares and 1,833 shares of TSG Holdings Corp. Series A and Series B preferred stock, respectively, and 252,756 shares of TSG Holdings Corp. common stock owned by The Sheridan Group Holdings (Jefferies), LLC. Mr. Luikart is a Managing Member of JCP and may be considered the beneficial owner of such shares, but he expressly disclaims such beneficial ownership of the shares owned by The Sheridan Group Holdings (Jefferies), LLC.

(17)
Includes options to purchase 18,626 shares of TSG Holdings Corp. common stock exercisable within 60 days.

Certain Relationships and Related Party Transactions

Dividend and Loan to Holdings

        On January 5, 2009, we executed a waiver to our working capital facility. The waiver allowed us to pay a cash dividend and make a loan to Holdings, in the aggregate amount of up to $14.0 million, provided that Holdings used the entire cash proceeds of such dividend and loan solely to purchase capital stock issued by Holdings from Participatiemaatschappij Giraffe B.V. and to pay related expenses in connection therewith. On January 5, 2009, we paid a dividend in the aggregate amount of $8.0 million and made a loan in the principal amount of $2.0 million to Holdings. The loan had an original maturity of January 4, 2012 and accrued interest at the rate of 1.36% per year. The loan was subsequently settled against the income tax obligations due to Holdings, which is presented within "Due to parent, net" in the consolidated balance sheets as of December 31, 2010 and 2009 in the consolidated financial statements included elsewhere in this prospectus. Additionally, subsequent to January 5, 2009, we paid an additional dividend in the amount of $1.1 million to Holdings to pay expenses and other amounts in connection with this stock purchase from Participatiemaatschappij Giraffe B.V.

Securities Holders' Agreement

        The second amended and restated securities holders' agreement among BRS, JCP and the other stockholders of Holdings provides that Holdings' and our board of directors will consist of eight members, including four designees of BRS and four designees of JCP. Pursuant to the securities holders' agreement, we may not take certain significant actions, such as incurrence of indebtedness in excess of certain thresholds or a sale of all or substantially all of our assets, without the approval of each of BRS and JCP.

        The securities holders' agreement generally restricts the transfer of shares of Holdings' common stock or Holdings' preferred stock without the consent of BRS and JCP. Exceptions to this restriction include transfers to affiliates and transfers for estate planning purposes, in each case so long as any transferee agrees to be bound by the terms of the agreement.

        Each of Holdings, BRS and JCP has a right of first refusal under the securities holders' agreement with respect to sales of shares of Holdings by management investors. Under certain circumstances, the stockholders have "tag-along" rights to sell their shares on a pro rata basis with the selling stockholder in certain sales to third parties. If BRS and JCP approve a sale of Holdings, they have the right to require the other stockholders of Holdings to sell their shares on the same terms. The securities holders' agreement also contains a provision that gives Holdings the right to repurchase a management investor's shares upon termination of that management stockholder's employment or removal or resignation from the board of directors.

Registration Rights Agreement

        Pursuant to the amended and restated registration rights agreement among BRS, JCP and the other stockholders of Holdings, upon the written request of either BRS or JCP, Holdings has agreed to, on one or more occasions, prepare and file a registration statement with the SEC concerning the distribution of all or part of the shares of Holdings' common stock held by BRS or JCP or certain of their respective affiliates, as the case may be, and use its best efforts to cause the registration statement to become effective. Following an initial public offering of Holdings, BRS, JCP and the management investors also have the right, subject to certain exceptions and rights of priority, to have their shares included in certain registration statements filed by Holdings. Registration expenses of the selling stockholders (other than underwriting discounts and commissions and transfer taxes applicable to the shares sold by such stockholders or the fees and expenses of any accountants or other representatives retained by a selling stockholder) will be paid by Holdings. Holdings has also agreed to indemnify the stockholders against certain customary liabilities in connection with any registration.

Management Agreement

        We were party to a management agreement with BRS and JCP pursuant to which BRS and JCP provided financial, advisory and consulting services to us (the "Management Agreement"). In exchange for these services, BRS and JCP were entitled to an annual management fee plus reasonable out-of-pocket expenses. We incurred and paid approximately $0.8 million, $0.9 million and $0.8 million in such fees for the years ended December 31, 2010, 2009 and 2008, respectively. There were no minimum levels of service required to be provided pursuant to the Management Agreement. The Management Agreement included customary indemnification provisions in favor of BRS and JCP. The Management Agreement was terminated on April 15, 2011.

Guarantee of Obligations of GPN Asia Pte. Ltd.

        During 2008, we guaranteed certain obligations of GPN Asia Pte. Ltd. ("GPN Asia"), a former affiliate of Holdings, related to a lease agreement, up to a maximum of $4.0 million, and established a $0.3 million letter of credit to secure a working capital facility for GPN Asia. In August 2008, GPN Asia began the process of shutting down operations. In connection with this shutdown, we estimated our liabilities to be $3.0 million which was charged to operations during 2008. We paid $2.6 million and $0.4 million during 2008 and 2009, respectively, to satisfy the obligations under the lease agreement, the letter of credit and other costs related to the shutdown including severance payments and professional fees. We expect that any future payments in connection with this shutdown will be negligible and are provided for in our consolidated balance sheet as of December 31, 2010 in the consolidated financial statements included elsewhere in this prospectus.

Parent Transactions

        We engage in transactions with Holdings and its affiliates in the normal course of business. These transactions primarily involve administrative costs and management fees paid on behalf of Holdings and its affiliates. In connection with the stock purchase described above under "—Dividend and Loan," Holdings ceased to have an ownership interest in an affiliate that owed us approximately $1.1 million as of December 31, 2008. In December 2009, Holdings executed an agreement with the former affiliate whereby the $1.1 million owed to us by the former affiliate was satisfied in full by being offset against the principal amount of a note owed by Holdings to the former affiliate.

Legal Counsel

        Pierce Atwood LLP serves as legal counsel for The Dingley Press, Inc. A partner at Pierce Atwood LLP is the brother of Christopher A. Pierce, one of our officers in his role as Chairman of The Dingley Press, Inc. The fees incurred and paid for the years ended December 31, 2010 and 2009 were negligible. We incurred and paid approximately $0.1 million in fees to Pierce Atwood LLP during the year ended December 31, 2008. We believe the fees were reasonable based upon the services rendered.

Policy for Approval of Related Transactions

        We do not have a written policy for the approval of transactions with related parties. Our securities holders' agreement described above under "—Securities Holders' Agreement" generally prohibits entry into such transactions without the consent of BRS and JCP.

 Description of Other Indebtedness

Working Capital Facility

        On April 15, 2011, we entered into an agreement to amend and restate our working capital facility to, among other things, extend the scheduled maturity to April 15, 2013. Terms of the amended and restated working capital facility allow for revolving debt of up to $15.0 million, including letters of credit commitments of up to $5.0 million, subject to a borrowing base test. The interest rate on borrowings under the working capital facility is the base rate plus a margin of 3.25%. The base rate is a fluctuating rate equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the bank's prime rate, and (c) the specified LIBOR rate plus 1.00%. At our option, we can elect for borrowings to bear interest for specified periods at the specified LIBOR rate in effect for such periods plus a margin of 4.25%.

        We have agreed to pay an annual commitment fee on the unused portion of the working capital facility at a rate of 0.75% and an annual fee of 4.25% on all letters of credit outstanding. In addition, we paid an upfront fee of $0.3 million at closing.

        Each of our existing and future direct and indirect wholly-owned domestic subsidiaries (collectively, the "Loan Guarantors") is a guarantor under the working capital facility.

        The working capital facility is secured by a perfected first priority lien and security interest (subject to certain exceptions) in all present and future assets and equity of us and the each Loan Guarantor, other than the property, plant and equipment of us and each Loan Guarantor, as to which the lien is contractually subordinated to that securing the notes. All such security interests are subject to the terms of an intercreditor agreement between the lender under the working capital facility and the trustee under the indenture governing the notes.

        The working capital facility requires us to maintain certain minimum Consolidated EBITDA (as defined in the working capital facility) levels for any period of four consecutive fiscal quarters, taken as one accounting period, and prohibits us from making capital expenditures in amounts exceeding certain thresholds for the period beginning on April 15, 2011 and ending on December 31, 2011 and for each fiscal year thereafter.

        In accordance with the terms of the working capital facility, payment of the borrowings may be accelerated at the option of the lender if an event of default, as defined in the working capital facility, occurs. Events of default include, without limitation, nonpayment of principal and interest by the due date; failure to perform or observe certain specific covenants; material breach of representations or warranties; default as to other indebtedness (including under the notes); certain events of bankruptcy and insolvency; inability or failure to pay debts as they come due; the entry of certain judgments against us; certain liabilities with regard to ERISA plans; the invalidity of any documents in connection with the working capital facility; a change in control of the Company; or an event effecting the subordination of certain indebtedness.

        In addition, the working capital facility contains affirmative and negative covenants, representations and warranties, borrowing conditions, and remedies for the lender. The aggregate loan or any individual loan made under the working capital facility may be prepaid at any time subject to certain restrictions.

The Exchange Offer

Purpose and Effect of the Exchange Offer

        On April 15, 2011, we issued and sold the initial notes to Jefferies, the initial purchaser of the initial notes, without registration under the Securities Act pursuant to the exception set forth in Section 4(2) of the Securities Act. Jefferies subsequently sold the initial notes to qualified institutional buyers in reliance on Rule 144A and Regulation S under the Securities Act. Because the initial notes are subject to transfer restrictions, we entered into a registration rights agreement dated April 15, 2011 under which we agreed to:

  •
  file a registration statement with the SEC promptly, but no later than July 14, 2011;

  •
  use our reasonable best efforts to cause the registration statement to become effective under the Securities Act promptly, but no later than December 12, 2011;

  •
  use our reasonable best efforts to keep the registration statement effective until the consummation of an exchange offer; and

  •
  use our reasonable best efforts to commence and complete an exchange offer promptly, but no later than 30 days after the date on which the registration statement has become effective, and hold the exchange offer open for not less than 30 days and exchange exchange notes for all initial notes that have been properly tendered and not withdrawn on or prior to the expiration of the exchange offer.

        The registration statement is intended to satisfy our exchange offer obligations under the registration rights agreement.

        Under existing interpretations of the SEC, we believe that the exchange notes will be freely transferable by holders other than our affiliates after the exchange offer without further registration under the Securities Act if the holder of the exchange notes represents that:

  •
  it is acquiring the exchange notes in the ordinary course of its business;

  •
  it has no arrangement or understanding with any person to participate in the distribution of the exchange notes;

  •
  it is not an affiliate of us, as that term is interpreted by the SEC; and

  •
  if such holder is not a broker-dealer, then such holder is not engaged in and does not intend to engage in, a distribution of the exchange notes.

        However, each broker-dealer that receives exchange notes for its own account in exchange for initial notes, where such initial notes were acquired by such broker-dealer as a result of market making or other trading activities (a "participating broker-dealer") will have a prospectus delivery requirement with respect to resales of such exchange notes. The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the exchange notes (other than a resale of an unsold allotment from the original sale of the initial notes) with this prospectus. Under the registration rights agreement, we are required to allow participating broker-dealers and other persons, if any, with similar prospectus delivery requirements to use this prospectus in connection with the resale of the exchange notes. See "Plan of Distribution."

Terms of the Exchange Offer

        We are offering to issue our exchange notes in exchange for a like aggregate principal amount of our initial notes. Initial notes tendered in the exchange offer must be in denominations of the principal amount of $2,000 and any integral multiple of $1,000 in excess thereof.

        The exchange notes that we propose to issue in this exchange offer will be substantially identical to our initial notes except that the transfer restrictions, registration rights and liquidated damages relating to the initial notes do not apply to the exchange notes. You should read the description of the exchange notes in the section in this prospectus entitled "Description of Notes."

        We reserve the right in our sole discretion to purchase or make offers for any initial notes that remain outstanding following the expiration or termination of this exchange offer and, to the extent permitted by applicable law, to purchase initial notes in the open market or privately negotiated transactions, one or more additional tender or exchange offers or otherwise. The terms and prices of these purchases or offers could differ significantly from the terms of this exchange offer.

Expiration Date; Extensions; Amendments; Termination

        This exchange offer will expire at 5:00 p.m., New York City time, on                        , 2011, unless we extend it in our reasonable discretion. The expiration date of this exchange offer will be at least 20 business days after the commencement of the exchange offer in accordance with Rule 14e-1(a) under the Securities Exchange Act of 1934.

        We expressly reserve the right to delay acceptance of any initial notes, extend or terminate this exchange offer and not accept any initial notes that we have not previously accepted if any of the conditions described below under "—Conditions to the Exchange Offer" have not been satisfied or waived by us. We will notify the exchange agent of any extension by oral notice promptly confirmed in writing or by written notice. We will also notify the holders of the initial notes by a press release or other public announcement communicated before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date unless applicable laws require us to do otherwise.

        We also expressly reserve the right to amend the terms of this exchange offer in any manner. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose the amendment by means of a prospectus supplement that will be distributed to the eligible holders of the initial notes. A material change in the terms of this exchange offer could include a change in the timing of the exchange offer, a change in the exchange agent and other similar changes in the terms of this exchange offer. In addition, we will extend this exchange offer for an additional five to ten business days as required by the Exchange Act, depending on the significance of the amendment, if the exchange offer would otherwise expire during that period. We will promptly notify the exchange agent by oral notice, promptly confirmed in writing, or written notice of any delay in acceptance, extension, termination or amendment of this exchange offer.

Procedures for Tendering Initial Notes

  Proper Execution and Delivery of Letters of Transmittal

        To tender your initial notes in this exchange offer, you must use one of the three alternative procedures described below:

  (1)
  Regular delivery procedure:    Complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal. Have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal. Mail or otherwise deliver the letter of transmittal or the facsimile together with the certificates representing the initial notes being tendered and any other required documents to the exchange agent on or before 5:00 p.m., New York City time, on the expiration date.

  (2)
  Book-entry delivery procedure:    Send a timely confirmation of a book-entry transfer of your initial notes, if this procedure is available, into the exchange agent's account at The Depository Trust Company in accordance with the procedures for book-entry transfer described under "—Book-Entry Delivery Procedure" below, on or before 5:00 p.m., New York City time, on the expiration date.

  (3)
  Guaranteed delivery procedure:    If time will not permit you to complete your tender by using the procedures described in (1) or (2) above before the expiration date and this procedure is available, comply with the guaranteed delivery procedures described under "—Guaranteed Delivery Procedure" below.

        The method of delivery of the initial notes, the letter of transmittal and all other required documents is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand-delivery service. If you choose the mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send any letters of transmittal or initial notes to us. You must deliver all documents to the exchange agent at its address provided below. You may also request your broker, dealer, commercial bank, trust company or nominee to tender your initial notes on your behalf.

        Only a holder of initial notes may tender initial notes in this exchange offer. A holder is any person in whose name initial notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder.

        If you are the beneficial owner of initial notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your notes, you must contact that registered holder promptly and instruct that registered holder to tender your notes on your behalf. If you wish to tender your initial notes on your own behalf, you must, before completing and executing the letter of transmittal and delivering your initial notes, either make appropriate arrangements to register the ownership of these notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

        You must have any signatures on a letter of transmittal or a notice of withdrawal guaranteed by:

  (1)
  an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act, unless the initial notes are tendered:

  (A)
  by a registered holder or by a participant in The Depository Trust Company whose name appears on a security position listing as the owner, who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the letter of transmittal and only if the exchange notes are being issued directly to this registered holder or deposited into this participant's account at The Depository Trust Company, or

  (B)
  for the account of a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority ("FINRA"), a commercial bank or trust company having an office or correspondent in the United States or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934.

        If the letter of transmittal or any bond powers are signed by:

  (1)
  the recordholder(s) of the initial notes tendered: the signature must correspond with the name(s) written on the face of the initial notes without alteration, enlargement or any change whatsoever.

  (2)
  a participant in The Depository Trust Company: the signature must correspond with the name as it appears on the security position listing as the holder of the initial notes.

  (3)
  a person other than the registered holder of any initial notes: these initial notes must be endorsed or accompanied by bond powers and a proxy that authorize this person to tender the initial notes on behalf of the registered holder, in satisfactory form to us as determined in our sole discretion, in each case, as the name of the registered holder or holders appears on the initial notes.

  (4)
  trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity: these persons should so indicate when signing. Unless waived by us, evidence satisfactory to us of their authority to so act must also be submitted with the letter of transmittal.

        To tender your initial notes in this exchange offer, you must make the following representations:

  (1)
  any exchange notes acquired in the exchange offer are being acquired in the ordinary course of business,

  (2)
  at the time of the commencement of the exchange offer you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes in violation of the provisions of the Securities Act,

  (3)
  you are not an "affiliate" (within the meaning of Rule 405 under the Securities Act) of the issuer or any guarantor of the exchange notes; and

  (4)
  if you are a broker-dealer that will receive exchange notes for your own account in exchange for initial notes, you represent that the initial notes to be exchanged for the exchange notes were acquired by you as a result of market making or other trading activities and acknowledge that you will deliver a prospectus in connection with any resale, offer to resell or other transfer of such exchange notes.

        You must also warrant that (i) you have full power and authority to tender, exchange, sell, assign and transfer the initial notes; (ii) we will acquire good, marketable and unencumbered title to the tendered initial notes, free and clear of all liens, restrictions, charges and other encumbrances; and (iii) the initial notes tendered for exchange are not subject to any adverse claims or proxies.

  Book-Entry Delivery Procedure

        Any financial institution that is a participant in The Depository Trust Company's systems may make book-entry deliveries of initial notes by causing The Depository Trust Company to transfer these initial notes into the exchange agent's account at The Depository Trust Company in accordance with The Depository Trust Company's procedures for transfer. To effectively tender notes through The Depository Trust Company, the financial institution that is a participant in The Depository Trust Company will electronically transmit its acceptance through the Automatic Tender Offer Program. The Depository Trust Company will then edit and verify the acceptance and send an agent's message to the exchange agent for its acceptance. An agent's message is a message transmitted by The Depository Trust Company to the exchange agent stating that The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering the notes that this participation has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against this participant. The exchange agent will make a request to establish an account for the initial notes at The Depository Trust Company for purposes of the exchange offer within two business days after the date of this prospectus.

        A delivery of initial notes through a book-entry transfer into the exchange agent's account at The Depository Trust Company will only be effective if an agent's message or the letter of transmittal or a facsimile of the letter of transmittal with any required signature guarantees and any other required documents is transmitted to and received by the exchange agent at the address indicated below under "—Exchange Agent" on or before the expiration date unless the guaranteed delivery procedures described below are complied with. Delivery of documents to The Depository Trust Company does not constitute delivery to the exchange agent.

  Guaranteed Delivery Procedure

        If you are a registered holder of initial notes and desire to tender your notes, and (1) these notes are not immediately available, (2) time will not permit your notes or other required documents to reach the exchange agent before the expiration date or (3) the procedures for book-entry transfer cannot be completed on a timely basis, you may still tender in this exchange offer if:

  (1)
  you tender through a member firm of a registered national securities exchange or of FINRA, a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act,

  (2)
  on or before the expiration date, the exchange agent receives a properly completed and duly executed letter of transmittal or facsimile of the letter of transmittal, and a notice of guaranteed delivery, substantially in the form provided by us, with your name and address as holder of the initial notes and the amount of notes tendered, stating that the tender is being made by that letter and notice and guaranteeing that within three New York Stock Exchange trading days after the expiration date the certificates for all the initial notes tendered, in proper form for transfer, or a book-entry confirmation with an agent's message, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent, and

  (3)
  the certificates for all your tendered initial notes in proper form for transfer or a book-entry confirmation as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes

        Your tender of initial notes will constitute an agreement between you and us governed by the terms and conditions provided in this prospectus and in the related letter of transmittal.

        We will be deemed to have received your tender as of the date when your duly signed letter of transmittal accompanied by your initial notes tendered, or a timely confirmation of a book-entry transfer of these notes into the exchange agent's account at The Depository Trust Company with an agent's message, or a notice of guaranteed delivery from an eligible institution is received by the exchange agent.

        All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tenders will be determined by us in our sole discretion. Our determination will be final and binding.

        We reserve the absolute right to reject any and all initial notes not properly tendered or any initial notes which, if accepted, would, in our opinion or our counsel's opinion, be unlawful. We also reserve the absolute right to waive any conditions of this exchange offer or irregularities or defects in tender as to particular notes with the exception of conditions to this exchange offer relating to the obligations of broker-dealers, which we will not waive. If we waive a condition to this exchange offer, the waiver will be applied equally to all note holders. Our interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of initial notes must be cured within such time as we shall determine. We, the exchange agent or any other person will be under no duty to give notification of defects or irregularities with respect to tenders of initial notes. We and the exchange agent or any other person will incur no liability for any failure to give notification of these defects or irregularities. Tenders of initial notes will not be deemed to have been made until such irregularities have been cured or waived. The exchange agent will return without cost to their holders any initial notes that are not properly tendered and as to which the defects or irregularities have not been cured or waived promptly following the expiration date.

        If all the conditions to the exchange offer are satisfied or waived on the expiration date, we will accept all initial notes properly tendered and will issue the exchange notes promptly thereafter. See "—Conditions to the Exchange Offer" below. For purposes of this exchange offer, initial notes will be deemed to have been accepted as validly tendered for exchange when, as and if we give oral or written notice of acceptance to the exchange agent.

        We will issue the exchange notes in exchange for the initial notes tendered pursuant to a notice of guaranteed delivery by an eligible institution only against delivery to the exchange agent of the letter of transmittal, the tendered initial notes and any other required documents, or the receipt by the exchange agent of a timely confirmation of a book-entry transfer of initial notes into the exchange agent's account at The Depository Trust Company with an agent's message, in each case, in form satisfactory to us and the exchange agent.

        If any tendered initial notes are not accepted for any reason provided by the terms and conditions of this exchange offer or if initial notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged initial notes will be returned without expense to the tendering holder, or, in the case of initial notes tendered by book-entry transfer procedures described above, will be credited to an account maintained with the book-entry transfer facility, promptly after withdrawal, rejection of tender or the expiration or termination of the exchange offer.

        By tendering into this exchange offer, you will irrevocably appoint our designees as your attorney-in-fact and proxy with full power of substitution and resubstitution to the full extent of your rights on the notes tendered. This proxy will be considered coupled with an interest in the tendered notes. This appointment will be effective only when, and to the extent, that we accept your notes in this exchange offer. All prior proxies on these notes will then be revoked and you will not be entitled to give any subsequent proxy. Any proxy that you may give subsequently will not be deemed effective. Our designees will be empowered to exercise all voting and other rights of the holders as they may deem proper at any meeting of note holders or otherwise. The initial notes will be validly tendered only if we are able to exercise full voting rights on the notes, including voting at any meeting of the note holders, and full rights to consent to any action taken by the note holders.

Withdrawal of Tenders

        Except as otherwise provided in this prospectus, you may withdraw tenders of initial notes at any time before 5:00 p.m., New York City time, on the expiration date.

        For a withdrawal to be effective, you must send a written or facsimile transmission notice of withdrawal to the exchange agent before 5:00 p.m., New York City time, on the expiration date at the address provided below under "—Exchange Agent" and before acceptance of your tendered notes for exchange by us.

        Any notice of withdrawal must:

  (1)
  specify the name of the person having tendered the initial notes to be withdrawn,

  (2)
  identify the notes to be withdrawn, including, if applicable, the registration number or numbers and total principal amount of these notes,

  (3)
  be signed by the person having tendered the initial notes to be withdrawn in the same manner as the original signature on the letter of transmittal by which these notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to permit the trustee for the initial notes to register the transfer of these notes into the name of the person having made the original tender and withdrawing the tender,

  (4)
  specify the name in which any of these initial notes are to be registered, if this name is different from that of the person having tendered the initial notes to be withdrawn, and

  (5)
  if applicable because the initial notes have been tendered through the book-entry procedure, specify the name and number of the participant's account at The Depository Trust Company to be credited, if different than that of the person having tendered the initial notes to be withdrawn.

        We will determine all questions as to the validity, form and eligibility, including time of receipt, of all notices of withdrawal and our determination will be final and binding on all parties. Initial notes that are withdrawn will be deemed not to have been validly tendered for exchange in this exchange offer.

        The exchange agent will return without cost to their holders all initial notes that have been tendered for exchange and are not exchanged for any reason, promptly after withdrawal, rejection of tender or expiration or termination of this exchange offer.

        You may retender properly withdrawn initial notes in this exchange offer by following one of the procedures described under "—Procedures for Tendering Initial Notes" above at any time on or before the expiration date.

Conditions to the Exchange Offer

        We will complete this exchange offer only if:

  (1)
  there is no change in the laws and regulations which would reasonably be expected to impair our ability to proceed with this exchange offer,

  (2)
  there is no change in the current interpretation of the staff of the SEC which permits resales of the exchange notes,

  (3)
  there is no stop order issued by the SEC or any state securities authority suspending the effectiveness of the registration statement which includes this prospectus or the qualification of the indenture for our exchange notes under the Trust Indenture Act of 1939 and there are no proceedings initiated or, to our knowledge, threatened for that purpose,

  (4)
  there is no action or proceeding instituted or threatened in any court or before any governmental agency or body that would reasonably be expected to prohibit, prevent or otherwise impair our ability to proceed with this exchange offer, and

  (5)
  we obtain all governmental approvals that we deem in our sole discretion necessary to complete this exchange offer.

        These conditions are for our sole benefit. We may assert any one of these conditions regardless of the circumstances giving rise to it and may also waive any one of them, in whole or in part, at any time and from time to time, if it has not been satisfied, subject to applicable law.

        Notwithstanding the foregoing, all conditions to the exchange offer must be satisfied or waived before the expiration of this exchange offer. If we waive a condition to this exchange offer, the waiver will be applied equally to all note holders. We will not be deemed to have waived our rights to assert or waive these conditions if we fail at any time to exercise any of them. Each of these rights will be deemed an ongoing right which we may assert at any time and from time to time.

        If we determine that we may terminate this exchange offer because any of these conditions is not satisfied, we may:

  (1)
  refuse to accept and return to their holders any initial notes that have been tendered,

  (2)
  extend the exchange offer and retain all notes tendered before the expiration date, subject to the rights of the holders of these notes to withdraw their tenders, or

  (3)
  waive any condition that has not been satisfied and accept all properly tendered notes that have not been withdrawn or otherwise amend the terms of this exchange offer in any respect as provided under the section in this prospectus entitled "—Expiration Date; Extensions; Amendments; Termination."

Accounting Treatment

        We will record the exchange notes at the same carrying value as the initial notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. We will amortize the costs of the exchange offer and the unamortized expenses related to the issuance of the exchange notes over the term of the exchange notes.

Exchange Agent

        We have appointed The Bank of New York Mellon Trust Company, N.A. as exchange agent for this exchange offer. You should direct all questions and requests for assistance on the procedures for tendering and all requests for additional copies of this prospectus or the letter of transmittal to the exchange agent as follows:

By mail, hand or overnight delivery:	The Bank of New York Mellon Trust Company, N.A., as Exchange Agent
c/o The Bank of New York Mellon Corporation
Corporate Trust Operations—Reorganization Unit
480 Washington Boulevard—27th Floor
Jersey City, NJ 07310
Attn: Ms. Diane Amoroso
By facsimile:	(212) 298-1915
Confirm by telephone:	(212) 815-2742

Fees and Expenses

        We will bear the expenses of soliciting tenders in this exchange offer, including fees and expenses of the exchange agent and trustee and accounting, legal, printing and related fees and expenses.

        We will not make any payments to brokers, dealers or other persons soliciting acceptances of this exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with this exchange offer. We will also pay brokerage houses and other custodians, nominees and fiduciaries their reasonable out-of-pocket expenses for forwarding copies of the prospectus, letters of transmittal and related documents to the beneficial owners of the initial notes and for handling or forwarding tenders for exchange to their customers.

        Holders who tender their initial notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange of initial notes in accordance with this exchange offer. If, however, exchange notes issued in the exchange offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the initial notes tendered, or if a transfer tax is imposed for any reason other than the exchange of initial notes in connection with the exchange offer, then the holder must pay any such transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of, or exemption from, such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

Your Failure to Participate in the Exchange Offer Will Have Adverse Consequences

        The initial notes were not registered under the Securities Act or under the securities laws of any state and you may not resell them, offer them for resale or otherwise transfer them unless they are subsequently registered or resold under an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your initial notes for exchange notes in accordance with this exchange offer, or if you do not properly tender your initial notes in this exchange offer, you will not be able to resell, offer to resell or otherwise transfer the initial notes unless they are registered under the Securities Act or unless you resell them, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

        In addition, except as set forth in this paragraph, you will not be able to obligate us to register the initial notes under the Securities Act. You will not be able to require us to register your initial notes under the Securities Act unless:

  (1)
  prior to the time the exchange offer is completed (A) existing SEC interpretations are changed such that the exchange notes received in the exchange offer would not in general be, upon receipt, transferable by holders thereof without restrictions under the Securities Act or (B) the interests of the Holders, taken as a whole, would be materially adversely affected by the consummation of the exchange offer;

  (2)
  the exchange offer is not completed by January 10, 2012; or

  (3)
  the Exchange Offer is not available to any Holder of the Notes,

in which case the registration rights agreement requires us to file a registration statement for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act for the benefit of the holders of the initial notes described in this sentence. We do not currently anticipate that we will register under the Securities Act any notes that remain outstanding after completion of the exchange offer.

Delivery of Prospectus

        Each broker-dealer that receives exchange notes for its own account in exchange for initial notes, where such initial notes were acquired by such broker-dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. In addition, until                        , 2011 (90 days after the date of this prospectus) dealers effecting transactions in the exchange notes, whether or not participating in this distribution, may be required to deliver a prospectus. See "Plan of Distribution."

Description of Notes

        You can find the definitions of certain terms used in this Description of Notes under "Certain Definitions" and throughout this Description of Notes. As used in this Description of Notes, all references to the "Company," "we," "our" or "us" mean The Sheridan Group, Inc., and its successors in accordance with the terms of the Indenture, and not any of its subsidiaries. The term "Notes" refers to the initial notes and the exchange notes.

        The Company issued the initial notes and will issue the exchange notes under an indenture (the "Indenture") among itself, the Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee (the "Trustee"). The terms of the Notes include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Notes are subject to all such terms, and prospective investors are referred to the Indenture and the Trust Indenture Act for a statement thereof. The form and terms of the exchange notes are identical in all material respects to those of the initial notes, except that the transfer restrictions, registration rights and liquidated damages relating to the initial notes do not apply to the exchange notes.

        The Company may issue an unlimited principal amount of Additional Notes if at the time of such issuance, the Company is in compliance with the covenants contained in the Indenture. Any Additional Notes will be part of the same issue as the Notes that we are currently offering and will vote on all matters with the Notes as a single class.

        This Description of Notes summarizes certain provisions of the Indenture, the Registration Rights Agreement and the Collateral Agreements. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Indenture, the Registration Rights Agreement, the Intercreditor Agreement, the Collateral Agreements and terms made a part of the Indenture by reference to the Trust Indenture Act. We urge you to read the Indenture, the Registration Rights Agreement, the Intercreditor Agreement, the Collateral Agreements and the Trust Indenture Act because they, and not this description, define your rights as a Holder of Notes. Wherever particular provisions of the Indenture, the Registration Rights Agreement, the Intercreditor Agreement, the Collateral Agreements and the Trust Indenture Act are referred to in this Description of Notes, such provisions are incorporated by reference as part of the statements made, and such statements are qualified in their entirety by such reference.

Brief Description of the Notes and the Guarantees

The Notes

        The Notes will:

  •
  be our general obligations;

  •
  rank equally in right of payment with all other existing and future senior obligations of the Company, including all borrowings under the Credit Agreement, and senior in right of payment to all of our existing and future Subordinated Indebtedness;

  •
  pursuant to the Intercreditor Agreement, be secured by a Lien on the Notes Priority Collateral of the Company that will be contractually senior to a Lien thereon that secures the Credit Agreement, subject to Permitted Liens;

  •
  pursuant to the Intercreditor Agreement, be secured by a Lien on the Bank Priority Collateral of the Company that will be contractually subordinated to a Lien thereon that secures the Credit Agreement, subject to Permitted Liens;

  •
  be effectively junior to the Company's obligations under the Credit Agreement, to the extent of the value of the Bank Priority Collateral of the Company securing such obligations, and effectively senior to the Company's obligations under Indebtedness secured on a junior priority basis by Liens on the Notes Priority Collateral of the Company to the extent of the value of the Notes Priority Collateral of the Company;

  •
  be effectively junior to any prior Permitted Liens described in clauses (a), (b), (c), (d), (e), (g), (h), (i), (k), (l) (to the extent that such Permitted Lien is in respect of Bank Priority Collateral), (n), (o), (p), (q) and (s) of "Certain Definitions—Permitted Liens", to the extent of the value of the assets of the Company subject to those prior Permitted Liens; and

  •
  be fully and unconditionally guaranteed, jointly and severally, on a senior secured basis by all of the Company's existing and future Domestic Subsidiaries, as set forth under "—Guarantees" below.

        The Notes will be issued in fully registered form only, without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

        The term "Subsidiaries" as used in this Description of Notes does not include Unrestricted Subsidiaries. As of April 15, 2011, none of the Subsidiaries were Unrestricted Subsidiaries. However, under the circumstances described below under "Certain Definitions—Unrestricted Subsidiaries," we will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to the restrictive covenants set forth in the Indenture.

The Guarantees

        The Notes will be fully and unconditionally guaranteed, jointly and severally, on a senior secured basis by all of our existing and future direct and indirect Subsidiaries, provided that, no foreign subsidiary, if any, shall be a Guarantor for any year for which there shall be an Adverse Tax Determination. Each Guarantee of a Guarantor will be:

  •
  a senior secured obligation of such Guarantor;

  •
  rank equally in right of payment with all other existing and future senior obligations of such Guarantor, including all of such Guarantor's obligations under the Credit Agreement, if any, and senior in right of payment to all Indebtedness that by its terms is subordinated to the Guarantee of such Guarantor;

  •
  pursuant to the Intercreditor Agreement, be secured by a Lien on the Notes Priority Collateral of such Guarantor that will be contractually senior to a Lien thereon that secures the Credit Agreement, subject to Permitted Liens;

  •
  pursuant to the Intercreditor Agreement, be secured by a Lien on the Bank Priority Collateral of such Guarantor that will be contractually subordinated to a Lien thereon that secures the Credit Agreement, subject to Permitted Liens;

  •
  be effectively junior to such Guarantor's obligations under the Credit Agreement, to the extent of the value of the Bank Priority Collateral of such Guarantor securing such obligations, and effectively senior to such Guarantor's obligations under Indebtedness secured on a junior priority basis by Liens on the Notes Priority Collateral of such Guarantor to the extent of the value of such Notes Priority Collateral; and

  •
  be effectively junior to any prior Permitted Liens described in clauses (a), (b), (c), (d), (e), (g), (h), (i), (k), (l) (to the extent that such Permitted Lien is in respect of Bank Priority Collateral), (n), (o), (p), (q) and (s) of "Certain Definitions—Permitted Liens", to the extent of the value of the assets of the Company subject to those prior Permitted Liens.

Collateral

        The Notes and the Guarantees, respectively, will be secured by a security interest in substantially all of our and the Guarantors' assets, in each case, subject to some important limitations and exceptions.

        The assets securing the Notes and the Guarantees also will secure borrowings under the Credit Agreement, the only difference being the relative priority of the liens as between the Trustee, as collateral agent (in such capacity, the "Notes Collateral Agent"), for the benefit of the Holders of the Notes, and the collateral agent, if any, or the lender under the Credit Agreement (the "Bank Collateral Agent") in certain portions of such assets. In accordance with the Collateral Agreements and the Intercreditor Agreement described below, and subject to the exceptions described therein, the Notes Collateral Agent, for the benefit of the Holders of the Notes, will have a security interest, senior to the security interest securing borrowings under the Credit Agreement, in substantially all of our and the Guarantors' real property, fixtures and "equipment" (as defined in the Uniform Commercial Code), including the proceeds from any permitted disposition of such real property, fixtures and equipment (including the Specified Property Sale Proceeds and the Specified Property Sale Proceeds Account) (the "Notes Priority Collateral"), and will have a security interest, subordinated to the security interest securing borrowings under the Credit Agreement, in substantially all of our and the Guarantors' other assets (the "Bank Priority Collateral"). However, to the extent that portions of the collateral securing borrowings under the Credit Agreement consist of assets that are not perfected by filing a UCC financing statement, or that require that we or any Guarantor, as applicable, cause the Trustee to obtain "control" (as defined in the Uniform Commercial Code) or possession of such assets (and, after commercially reasonable efforts, we or such Guarantor, as applicable, are unable to cause the Notes Collateral Agent to obtain such control or possession), such portions of the collateral securing borrowings under the Credit Agreement may not constitute part of the Collateral securing the Notes.

        Other exceptions and limitations include the following:

  •
  The Collateral will not include assets secured by Purchase Money Obligations permitted to be incurred under, and secured by a Lien in accordance with, the Indenture so long as such Permitted Liens are in effect and the Indebtedness secured thereby otherwise prohibits any other Liens thereon.

  •
  The Collateral will not include any assets, agreements, leases, permits or licenses or other assets or property that pursuant to the terms thereof cannot be subjected to a Lien under the Collateral Agreements without the consent of third parties (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law or principles of equity) and such consent has not been obtained after we have used commercially reasonable efforts to try to obtain such consent.

  •
  The Collateral will not include any Capital Stock of a subsidiary of us, except to the extent described in the paragraphs below.

  •
  The Collateral also will not include certain other assets, as described in the definition of "Excluded Assets."

  •
  In addition, to the extent that any of the Collateral is subject to any other Permitted Liens, the security interests securing the Notes and the Guarantees will not be the exclusive Lien on such Collateral, and some or all of these Permitted Liens may be prior to the Liens granted to the Notes Collateral Agent for the benefit of the Holders of the Notes.

        The Capital Stock of the subsidiaries will constitute Collateral only to the extent that such Capital Stock can secure the Notes without Rule 3-16 of Regulation S-X under the Securities Act (or any other law, rule or regulation) requiring separate financial statements of such subsidiary to be filed with the SEC (or any other governmental agency). In the event that Rule 3-16 of Regulation S-X under the Securities Act requires or is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, modified or interpreted which would require) the filing with the SEC (or any other governmental agency) of separate financial statements of any subsidiary due to the fact that such subsidiary's Capital Stock secure the Notes, then the Capital Stock of such subsidiary shall automatically be deemed not to be, and not to have been, part of the Collateral but only to the extent necessary to not be subject to such requirement. In such event, the Collateral Agreements may be amended or modified, without the consent of any Holder of Notes, to the extent necessary to release the Liens on the shares of Capital Stock that are so deemed to no longer constitute, and not to have constituted, part of the Collateral. In the event that Rule 3-16 of Regulation S-X under the Securities Act is amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) such subsidiary's Capital Stock to secure the Notes in excess of the amount then pledged without the filing with the SEC (or any other governmental agency) of separate financial statements of such subsidiary, then the Capital Stock of such subsidiary shall automatically be deemed to be a part of the Collateral but only to the extent permitted so as not to be subject to any such financial statement requirement. In such event, the Collateral Agreements may be amended or modified, without the consent of any Holder of Notes, to the extent necessary to subject to the Liens under the Collateral Agreements such additional Capital Stock.

        In accordance with the foregoing limitations, as of the Issue Date, the Collateral will include shares of Capital Stock of our Subsidiaries only to the extent that the Applicable Value of such Capital Stock (on a subsidiary-by-subsidiary basis) is less than 20% of the aggregate principal amount of the Notes outstanding. Following the Issue Date, however, the portion of the Capital Stock of such subsidiaries constituting Collateral may decrease or increase as described above. Such shares of Capital Stock would also constitute part of the Bank Priority Collateral (as described above), and therefore the Notes Collateral Agent, for the benefit of the Holders of the Notes, would have a security interest in such shares of Capital Stock that would be subordinated to the security interest therein securing borrowings under the Credit Agreement, and only if such security interest could be perfected, after commercially reasonable efforts, by means other than filing, control or possession, as described above. In addition, the Bank Priority Collateral will include 100% of the shares of Capital Stock of our Subsidiaries because the limitations described in the immediately preceding paragraph would not apply.

        For any year for which there shall be an Adverse Tax Determination, the Collateral to the extent consisting of foreign subsidiaries will be limited to a pledge of 65% of the Voting Equity Interests of such foreign subsidiary held directly by us or any Guarantor, 100% of the nonvoting Equity Interests of such foreign subsidiary held directly by us or any Guarantor and 100% of any intercompany Indebtedness owed by such foreign subsidiary to the Company or any of the Guarantors. Such Voting Equity Interests, if any, would also constitute part of Bank Priority Collateral, and therefore the Notes Collateral Agent, for the benefit of the Holders of the Notes, would have a security interest in such assets that would be subordinated to the security interest therein securing borrowings under the Credit Agreement, and only if such security interest could be perfected, after commercially reasonable efforts, by means other than filing, control or possession, as described in the preceding paragraph.

        We and the Guarantors will enter into such agreements (including, without limitation, security and pledge agreements, mortgages, deeds of trust and certain other collateral assignment agreements (collectively, together with Holdco Pledge Agreement referred to below, the "Collateral Agreements")) as are necessary to provide for the grant of a security interest in or pledge of the Collateral to the Notes Collateral Agent, for the benefit of the Holders of the Notes. Such pledges and security interests will secure the payment and performance when due of all of our and the Guarantors' Obligations under the Indenture, the Notes, the Guarantees, the Collateral Agreements, the Intercreditor

Agreement and the Registration Rights Agreement (collectively, the "Indenture Documents"). Holdco will enter into a pledge agreement (the "Holdco Pledge Agreement") with the Note Collateral Agent pursuant to which Holdco will provide a limited recourse pledge of all of our Voting Equity Interests to secure the Notes, which will be subject to the security interest under the Credit Agreement.

Credit Agreement

        Concurrently with the closing of the offering of the initial notes, the Credit Agreement was amended to, among other things, reduce the commitment thereunder to $15.0 million. The Credit Agreement is secured by substantially the same assets as those securing our and the Guarantors' Obligations under the Indenture Documents. The relative priorities of the security interests granted in our and the Guarantors' assets pursuant to the Indenture and the Credit Agreement will be governed by an intercreditor agreement, more fully described below under "Intercreditor Agreement." In the event any trust account is established in connection with a defeasance or discharge of the Notes, such trust account and any financial assets or funds credited thereto will not constitute collateral securing the Credit Agreement or any other of our or the Guarantors' indebtedness. See "Legal Defeasance and Covenant Defeasance."

Intercreditor Agreement

        Concurrently with the closing of the offering of the initial notes and the amendment of the Credit Agreement, the administrative agent under the Credit Agreement (the "Revolver Agent"), and the Notes Collateral Agent, on behalf of the Holders of the Notes, entered into an intercreditor agreement (the "Intercreditor Agreement"), that defines the rights of the Revolver Agent and the lenders under the Credit Agreement in relation to the rights of the Notes Collateral Agent and the Holders of Notes with respect to the Notes Priority Collateral and the Bank Priority Collateral.

        The Intercreditor Agreement provides that, upon any sale or disposition of, or distribution from, the Bank Priority Collateral to our or the Guarantors' creditors, whether in a liquidation or dissolution or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to us, the Guarantors, or our or the Guarantors' property comprising any of the Bank Priority Collateral, an enforcement action relating to the Bank Priority Collateral, an assignment for the benefit of creditors or any marshalling of our or the Guarantor's assets and liabilities comprising any of the Bank Priority Collateral, proceeds from any such sale, disposition or distribution shall be applied: (i) first, by the Bank Collateral Agent to the obligations under the Credit Documents up to, but not in excess of, the Bank Maximum Amount; (ii) second, by the Notes Collateral Agent to the Obligations under the Indenture Documents up to, but not in excess of, the Note Maximum Amount; (iii) third, by the Bank Collateral Agent to the obligations under the Credit Documents in excess of the Bank Maximum Amount; (iv) fourth, by the Notes Collateral Agent to the Obligations under the Indenture Documents in excess of the Note Maximum Amount; and (v) fifth, to the Company or the applicable Guarantor, or its successors or assigns, or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct, of any surplus then remaining from such proceeds.

        Similarly, the Intercreditor Agreement also provides that, upon any sale or disposition of, or distribution from, the Notes Priority Collateral to our or the Guarantors' creditors, whether in a liquidation or dissolution or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to us, the Guarantors, or our or the Guarantors' property comprising any of the Notes Priority Collateral, an enforcement action relating to the Notes Priority Collateral, an assignment for the benefit of creditors or any marshalling of our or the Guarantor's assets and liabilities comprising any of the Notes Priority Collateral, proceeds from any such sale, disposition or distribution shall be applied: (i) first, by the Notes Collateral Agent to the Obligations under the Indenture Documents up to, but not in excess of, the Note Maximum Amount; (ii) second, by the Bank Collateral Agent to the obligations under the Credit Documents up to, but not in excess of, the Bank Maximum

Amount; (iii) third, by the Notes Collateral Agent to the Obligations under the Indenture Documents in excess of the Note Maximum Amount; (iv) fourth, by the Bank Collateral Agent to the obligations under the Credit Documents in excess of the Bank Maximum Amount; and (v) fifth, to the Company or the applicable Guarantor, or its successors or assigns, or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct, of any surplus then remaining from such proceeds.

        The Intercreditor Agreement requires us to promptly notify the Revolver Agent of the receipt from the Trustee of an acceleration notice following an Event of Default under the Indenture, and similarly, to promptly notify the Trustee of the receipt from the Revolver Agent of an acceleration notice following an event of default under the Credit Agreement. Under the Intercreditor Agreement, the Revolver Agent acknowledges that the security interest granted to the Notes Collateral Agent in the Notes Priority Collateral is prior to the security interest granted to the Bank Collateral Agent in the Notes Priority Collateral. Similarly, the Notes Collateral Agent acknowledges that the security interest granted to the Bank Collateral Agent in the Bank Priority Collateral is prior to the security interest granted to the Notes Collateral Agent in the Bank Priority Collateral.

        The Intercreditor Agreement contains other provisions relating to the relative rights of the Bank Collateral Agent and the Notes Collateral Agent, and the lenders under the Credit Agreement and the Holders of the Notes, including (i) mutual waivers to contest the validity, priority and enforceability of each other's first-priority Liens with respect to the collateral, (ii) mutual agreements to release junior liens on certain collateral if the senior secured party with respect to such collateral releases its senior lien on such collateral in accordance with the Indenture or the Credit Agreement, as applicable, (iii) a waiver by the Notes Collateral Agent and the Holders of the Notes of the right to contest debtor-in-possession financing provided by the lender or lenders under the Credit Agreement (or a designee of such lender or lenders) and secured by Bank Priority Collateral or the use of Bank Priority Collateral consisting of cash collateral, in each case as proposed by the administrative agent, if any, or lender under the Credit Agreement, on the grounds of inadequate protection, and (iv) such other provisions as may be reasonable to allow the parties to realize the benefits of their collateral, including certain limited rights of access to the collateral.

        Each Holder of the Notes, by accepting a Note will acknowledge the Lien that the Bank Collateral Agent, for the benefit of the lenders under the Credit Agreement, will have on the Bank Priority Collateral (up to the Bank Maximum Amount as described under "Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock" below), and will agree to all of the terms of the Intercreditor Agreement, as it may be amended from time to time. Similarly, each lender under the Credit Agreement, by entering into the Credit Agreement and other documentation relating thereto, will acknowledge the Lien that the Notes Collateral Agent, for the benefit of the Holders of the Notes, will have on the Notes Priority Collateral (up to the Note Maximum Amount), and will also agree to all of the terms of the Intercreditor Agreement, as it may be amended from time to time.

        The foregoing mutual acknowledgments of priorities and other agreements set forth in the Intercreditor Agreement will not be affected by:

  •
  the order, time or manner of attachment, perfection or recording of the Lien of the Bank Collateral Agent or the Notes Collateral Agent;

  •
  any refinancing of or amendments to the terms of or any assignments under the Credit Agreement or the Indenture or any other documents governing our obligations to either the lenders under the Credit Agreement or the Holders of the Notes to the extent any such amendment or refinancing is permitted under the Indenture and the Credit Agreement; or

  •
  any action or inaction of either of the Bank Collateral Agent or the Notes Collateral Agent with respect to the collateral to which, respectively, it has priority under the terms of the Intercreditor Agreement.

        Following any Event of Default under the Indenture, the Intercreditor Agreement provides that, if any obligations under the Credit Agreement remain outstanding or the commitments thereunder have not been terminated, the Bank Collateral Agent and the lenders under the Credit Agreement will have the exclusive right to take any Collateral Enforcement Action with respect to the Bank Priority Collateral; provided that the Notes Collateral Agent may exercise any such right with respect to the Bank Priority Collateral if (a) 90 days have elapsed since the Notes Collateral Agent notified the Bank Collateral Agent of the occurrence of a Default under and as defined in the Indenture and the Notes Collateral Agent's intention to commence its exercise of remedies subject to the terms of the Intercreditor Agreement, and (b) the Bank Collateral Agent or the lenders under the Credit Agreement are not then diligently pursuing any Collateral Enforcement Action with respect to all or a material portion of the Bank Priority Collateral or diligently attempting to vacate any stay or prohibition against such exercise.

        Similarly, following any event of default under the Credit Agreement, the Intercreditor Agreement provides that, if any Obligations under the Indenture Documents remain outstanding, the Notes Collateral Agent and Holders of the Notes will have the exclusive right to take any Collateral Enforcement Action with respect to the Notes Priority Collateral; provided that the Bank Collateral Agent or lenders under the Credit Agreement may commence a Collateral Enforcement Action with respect to the Notes Priority Collateral if (a) 90 days have elapsed since the Bank Collateral Agent notified the Notes Collateral Agent of the occurrence of a Default under and as defined in the Credit Agreement and the Bank Collateral Agent's intention to commence its exercise of remedies subject to the terms of the Intercreditor Agreement, and (b) the Notes Collateral Agent is not then diligently pursuing any Collateral Enforcement Action with respect to all or a material portion of the Notes Priority Collateral or diligently attempting to vacate any stay or prohibition against such exercise.

        Notwithstanding any provision of the Intercreditor Agreement, each of the Notes Collateral Agent and the Bank Collateral Agent or lenders under the Credit Agreement may retain certain rights to file proofs of claim and certain necessary pleadings in insolvency proceedings commenced by or against the Company or any Guarantor, to take actions preserving its liens on collateral, to join in certain judicial foreclosure or lien enforcement actions, to bid for and purchase collateral at foreclosure sales under certain circumstances and to exercise certain rights and remedies available to unsecured creditors.

        If there is (a) an acceleration of the obligations under the Credit Documents in accordance with the Credit Documents, (b) a payment default under the Credit Documents that is not cured, or waived by the Bank Collateral Agent or the lenders under the Credit Agreement, within thirty days of its occurrence, (c) the exercise of any remedy by the Bank Collateral Agent or the lenders under the Credit Agreement with respect to Liens on the Common Collateral, or (d) the commencement of an insolvency proceeding, then the Holders of the Notes may, at their sole expense and effort, upon notice from the Notes Collateral Agent at the direction of such Holders of the Notes to the Company and the Bank Collateral Agent, irrevocably require the Bank Collateral Agent to transfer and assign to the Holders of the Notes, without warranty or representation or recourse (other than the representation or warranty that such obligations under the Credit Documents are being transferred without any Lien created by the Bank Collateral Agent), all (but not less than all) of the obligations under the Credit Documents and all rights of the Bank Collateral Agent and the lenders under the Credit Documents with respect to the obligations under the Credit Documents; provided that (x) the Bank Collateral Agent shall retain all rights to be indemnified or to be held harmless by the Company and the

Guarantors in accordance with the terms of the Credit Documents, (y) such assignment shall not conflict with any law, rule or regulation or order of any court or other governmental authority having jurisdiction, and (z) the Holders of the Notes shall have paid to the Bank Collateral Agent, in immediately available funds, an amount equal to 100% of the principal of such indebtedness plus all accrued and unpaid interest thereon plus all accrued and unpaid fees including any breakage costs and expenses (other than any other fees that become due as a result of the prepayment of the loans and other advances under, or early termination of, the Credit Agreement plus all the other obligations under the Credit Documents then outstanding up to but not in excess of the Bank Maximum Amount. In order to effectuate the foregoing, the Bank Collateral Agent shall provide an estimated calculation, upon the written request of the Holders of the Notes submitted through the Notes Collateral Agent from time to time (but in no event more than twice in any calendar month), the amount in cash that would be necessary to so purchase the obligations under the Credit Documents. If the right set forth in this paragraph is exercised: (1) the parties shall endeavor to close promptly thereafter but in any event within ten (10) days of the notice set forth in the first sentence of this paragraph, (2) such purchase of the obligations under the Credit Documents shall be exercised pursuant to documentation mutually acceptable to the Bank Collateral Agent and the Holders of the Notes purchasing such claims, and (3) such obligations under the Credit Documents shall be purchased pro rata among the Holders of the Notes giving notice to the Notes Collateral Agent of their intent to exercise the purchase option hereunder according to such Holders' portion of the Obligations under the Indenture Documents outstanding on the date of purchase pursuant to this paragraph. In the event that any one or more of the Holders of the Notes exercises the purchase option set forth in this paragraph: (A) the Bank Collateral Agent shall have the right, but not the obligation, to immediately resign under the Credit Documents upon the closing of such purchase, (B) the purchasing Holders of the Notes shall have the right, but not the obligation, to require the Bank Collateral Agent to immediately resign under the Credit Documents upon the closing of such purchase, and (C) the Bank Collateral Agent shall take such action with respect to the Common Collateral in an insolvency proceeding or liquidation as may be reasonably requested in good faith and in writing by the Notes Collateral Agent (at the direction and on behalf of the purchasing Holders of the Notes) until the closing of such purchase (but in no event later than ten (10) days after the delivery of notice set forth in the first sentence of this paragraph); provided, however, if the Bank Collateral Agent so requests, it shall first be indemnified to its reasonable satisfaction from the purchasing Holders of the Notes against any and all liability, loss and expense that may be incurred by it by reason of taking or continuing to take, or refraining from taking, any such action. Any obligations under the Credit Documents in excess of the Bank Maximum Amount will, after the closing of the purchase option, remain obligations under the Credit Documents for all purposes of the Intercreditor Agreement.

Release of Collateral

        Upon the full and final payment and performance of all our Obligations under the Indenture Documents, the Collateral Agreements will terminate, and the Liens granted thereunder on the Collateral will be released. In addition, the Notes Collateral Agent shall release the Lien created by the Indenture and the Collateral Agreements with respect to:

  •
  Collateral that is sold, transferred, disbursed or otherwise disposed of in accordance with the provisions of the Indenture, the Collateral Agreements and the Intercreditor Agreement; provided that the Notes Collateral Agent will not release such Liens in the event that the transaction is subject to the covenant "Limitation on Merger, Sale or Consolidation," and provided further that all products and proceeds of the Collateral so sold, transferred, disbursed or otherwise disposed of shall continue to constitute Collateral;

  •
  Collateral that is released with the consent of the Holders of not less than 66 2/3% of the aggregate principal amount of the outstanding Notes as provided under "Amendments, Supplements and Waivers;"

  •
  Bank Priority Collateral if sold or otherwise disposed of in connection with an enforcement of rights or remedies by the Bank Collateral Agent as more fully described in the Intercreditor Agreement;

  •
  Bank Priority Collateral that is released by the Bank Collateral Agent in accordance with the terms of the Credit Agreement and the Intercreditor Agreement;

  •
  all Collateral upon defeasance of the Indenture in accordance with the provisions under "Legal Defeasance and Covenant Defeasance" or discharge of the Indenture in accordance with the provisions under "Satisfaction and Discharge;" and

  •
  Collateral of a Guarantor whose Guarantee is released in accordance with the Indenture (including by virtue of such Guarantor ceasing to be a Subsidiary) and the Collateral Agreements;

provided, in each case, that the Notes Collateral Agent has received all documentation required by the Trust Indenture Act in connection therewith.

        The Collateral Agreements will provide that the Notes Collateral Agent will execute, upon written request and at the Company's expense, any documents, instruments, agreements or filings reasonably requested by the Company to evidence the release of the applicable Collateral.

        In the event any trust account is established in connection with a defeasance or discharge of the Notes, such trust account and any financial assets or funds credited thereto will not constitute collateral securing the Credit Agreement or any other of our or the Guarantors' indebtedness. See "Legal Defeasance and Covenant Defeasance."

        No appraisals of any Collateral have been prepared in connection with the offering of the Notes. The value of the Collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the Collateral. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, no assurance can be given that the proceeds from any sale or liquidation of the Collateral will be sufficient to pay any of the Obligations under the Notes, any of the Guarantees thereof or any of the other Indenture Documents, in full or at all. See "Risk Factors—Risks Related to the Notes—The value of the collateral securing the notes may not be sufficient to satisfy our obligations under the notes, and the collateral securing the notes may be reduced under certain circumstances."

        The right of the Notes Collateral Agent to repossess and dispose or otherwise exercise remedies in respect of the Collateral upon the occurrence of an Event of Default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against the Company or any Guarantor prior to the Notes Collateral Agent having repossessed and disposed of the Collateral or otherwise completed the exercise of its remedies with respect to the Collateral. Under the Bankruptcy Code, a secured creditor such as the Notes Collateral Agent is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, the Bankruptcy Code permits the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instruments; provided that, under the Bankruptcy Code, the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral securing the Obligations owed to it and may include cash payments or the granting of additional security, if and at such times as the bankruptcy court in its discretion determines, for any diminution in the value of such collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the Notes or the Guarantees could be delayed following commencement of a bankruptcy case, whether or when the Notes Collateral Agent could repossess or dispose of the Collateral or whether or to what extent Holders would be compensated for any delay in payment or loss of value of the Collateral through the requirement of "adequate protection."

        Moreover, the Notes Collateral Agent may need to evaluate the impact of the potential liabilities before determining to foreclose on Collateral consisting of real property because a secured creditor that holds a lien on real property may be held liable under environmental laws for the costs of remediating or preventing release or threatened releases of hazardous substances at such real property. Consequently, the Notes Collateral Agent may decline to foreclose on such Collateral or exercise remedies available if it does not receive indemnification to its satisfaction from the Holders.

        The Notes Collateral Agent's ability to foreclose on the Collateral may be subject to lack of perfection, the consent of third parties, prior liens and practical problems associated with the realization of the Notes Collateral Agent's Lien on the Collateral.

        We are required by the Indenture to have mortgages covering any real property owned by the Company or any of the Guarantors as of the Issue Date executed, recorded and perfected within 60 days of the Issue Date. To date, these mortgages have not been executed, nor have they been recorded and perfected. See "Risk Factors—Risks Related to the Notes—Mortgages on our real properties may not be executed, recorded and perfected at the time this exchange offer is completed" and "Risk Factors—Risks Related to the Notes—The rights of Holders of notes to the collateral securing the notes may be adversely affected by the failure to perfect security interests in the collateral and other issues generally associated with the realization of security interests in collateral." In addition, the Company and the Guarantors will not be required to cause the Notes Collateral Agent to have "control" with respect to any deposit or securities account so long as the average five day closing balance for all such deposit and securities accounts (other than those constituting Excluded Assets) does not exceed $500,000 in the aggregate.

Guarantees

        We conduct a substantial portion of our business through Subsidiaries, and the full and prompt payment of the Company's payment obligations under the Notes, the Collateral Agreements, the Intercreditor Agreement and the Registration Rights Agreement are fully and unconditionally guaranteed, jointly and severally, by all of our existing and future direct and indirect Subsidiaries, provided that, no foreign subsidiary, if any, shall be a Guarantor for any year for which there shall be an Adverse Tax Determination. Each Guarantor fully and unconditionally guarantees on a senior secured basis (each a "Guarantee" and, collectively, the "Guarantees"), jointly and severally, to each Holder and the Trustee, the full and prompt performance of the Company's Obligations under the Notes, the Collateral Agreements, the Intercreditor Agreement and the Registration Rights Agreement, including the payment of principal of, interest on, premium, if any, on and Liquidated Damages, if any, on the Notes. The Guarantee of each Guarantor ranks senior in right of payment to all existing and future subordinated Indebtedness of such Guarantor and equally in right of payment with all other existing and future senior Indebtedness of such Guarantor.

        Holders of the Notes will be direct creditors of each Guarantor by virtue of its Guarantee. Under federal or state fraudulent transfer laws, however, in certain circumstances a court may avoid (i.e., cancel) a Guarantee. Consequently, the obligations of each Guarantor will be limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. The net worth of any Guarantor for such purpose shall include any claim of such Guarantor against the Company for reimbursement and any claim against any other Guarantor for contribution. If a court avoided a Guarantor's Guarantee, we cannot assure you that the assets of the other Guarantors would be sufficient to pay all amounts due on the Notes. See "Risk Factors—Risks Related to the Notes—Under certain circumstances, a court could cancel the notes or the guarantees and the security interests that secure the notes and guarantees."

        If the obligations of a Guarantor under its Guarantee were avoided, Holders of Notes would have to look to our assets and the assets of any remaining Guarantors for payment. There can be no assurance in that event that we and any remaining Guarantors would have sufficient assets to pay the outstanding principal of or premium, if any, or interest (or Liquidated Damages, if any) on the Notes.

        Each Guarantor may consolidate with or merge into or sell its assets to the Company or another Guarantor without limitation. See "—Certain Covenants—Limitation on Merger, Sale or Consolidation," "—Guarantees" and "Offers to Repurchase the Notes—Limitation on Asset Sales."

        Notwithstanding the foregoing, a Guarantor will be released from its Guarantee without any action required on the part of the Trustee or any Holder:

  (1)
  if (a) all of the Capital Stock issued by such Guarantor or all or substantially all of the assets of such Guarantor are sold or otherwise disposed of (including by way of merger or consolidation) to a Person other than the Company or any other Guarantor or (b) such Guarantor ceases to be a Subsidiary, and we otherwise comply, to the extent applicable, with the covenant described below under the caption "—Offers to Repurchase—Limitation on Sale of Assets and Subsidiary Stock;"

  (2)
  if the Company designates such Guarantor as an Unrestricted Subsidiary in accordance with the covenant described below under the caption "—Certain Covenants—Limitation on Restricted Payments;"

  (3)
  if the Company exercises its legal defeasance option or its covenant defeasance option as described below under the caption "—Legal Defeasance and Covenant Defeasance;" or

  (4)
  upon satisfaction and discharge of the Indenture as described below under the caption "—Satisfaction and Discharge" or payment in full in cash of the principal of, premium, if any, accrued and unpaid interest (and Liquidated Damages, if any), on the Notes and all other Obligations that are then due and payable.

At the Company's request and expense, the Trustee will execute and deliver an instrument evidencing such release. A Guarantor may also be released from its obligations under its Guarantee in connection with a permitted amendment of the Indenture. See "—Amendments, Supplements and Waivers."

        As of April 15, 2011, all of our subsidiaries (other than an immaterial subsidiary that recently was dissolved) were Guarantors. However, under certain circumstances described below under "—Certain Definitions—Unrestricted Subsidiaries," the Company will be permitted to designate certain of its Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to the restrictive covenants of the Indenture and will not guarantee the Notes. In the event of a bankruptcy, liquidation or reorganization of any of these Unrestricted Subsidiaries or any of our future Foreign Subsidiaries, such Unrestricted Subsidiary or such Foreign Subsidiary, as the case may be, will pay the Holders of their debt and their trade creditors before they will be able to distribute any of their assets to the Company.

Principal, Maturity and Interest; Additional Notes

        We initially issued Notes with a maximum aggregate principal amount of $150.0 million. The Indenture provides, in addition to the $150.0 million aggregate principal amount of Notes issued on the Issue Date, for the issuance of additional Notes in an unlimited principal amount having substantially identical terms (other than issuance price, issuance dates and the dates from which interest will accrue) to the Notes (the "Additional Notes"), without the consent of Holders of previously issued Notes, subject to compliance with the terms of the Indenture, including the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock." Unless the context otherwise requires, for all purposes of the Indenture and this "Description of Notes," references to the Notes include any Additional Notes actually issued. Any initial notes that remain outstanding after the completion of this offering, together with the exchange notes offered hereby and any Additional Notes actually issued, will be treated as a single class of securities under the Indenture and would vote together as one series on all matters with respect to the Notes. Any Additional Notes issued after this offering will be secured by the Collateral, equally and ratably, with the Notes. As a result, the issuance of Additional Notes will have the effect of diluting the value of the security interest of the Collateral for the then outstanding Notes. Because, however, any Additional Notes may not be fungible with the Notes for federal income tax purposes, they may have a different CUSIP number or numbers, be represented by a different global note or notes, and otherwise be treated as a separate class or classes of notes for other purposes. Except where stated otherwise, all references to Notes herein include the Additional Notes.

        The Notes will mature on April 15, 2014. The Notes will bear interest at the rate per annum stated on the cover page hereof from the date of issuance or from the most recent date to which fixed interest has been paid or provided for (the "Interest Payment Date"), payable in cash semi-annually in arrears on April 15 and October 15 of each year, commencing on October 15, 2011, to the Persons in whose names such Notes are registered at the close of business on the April 1 or October 1 immediately preceding such Interest Payment Date (each, an "Interest Record Date"). Interest on overdue principal, premium, if any, and interest will accrue at a rate that is 2% higher than the then applicable interest rate on the Notes. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Methods of Receiving Payments on the Notes

        Principal of, premium, if any, and interest (and Liquidated Damages, if any) on the Notes will be payable, and the Notes may be presented for registration of transfer or exchange, at our office or agency maintained for such purpose. Except as set forth below, at our option, payment of interest may be made by check mailed to persons in whose name Notes are registered in the registrar's books (the "Holders") at the addresses set forth therein (or by wire transfer to the accounts specified by them). See "Book-Entry Procedures, Delivery, Form, Transfer and Exhange." No service charge will be made for any registration of transfer or exchange of any Notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Until otherwise designated by us, our office or agency will be the corporate trust office of the Trustee presently located at the office of the Trustee. The registered holder of a Note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indenture. Accordingly, references herein to a "Holder" shall be deemed to be references to a registered holder.

Redemption of Notes

Optional Redemption Prior To April 15, 2012

        At any time prior to April 15, 2012, we may redeem the Notes for cash at our option, in whole or in part, at any time or from time to time, upon not less than 30 days nor more than 60 days notice to each Holder of Notes, at a redemption price equal to the greater of (1) 100% of the principal amount of the Notes being redeemed and (2) the sum of the present values of 106.250% of the principal amount of the Notes being redeemed and scheduled payments of interest on such Notes to and including April 15, 2012 discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, together in either case with accrued and unpaid interest, if any, to the date of redemption of the Notes (the "Redemption Date").

        "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption period.

        "Comparable Treasury Issue" means the United States Treasury security selected by a Reference Treasury Dealer appointed by the Company as having a maturity comparable to the remaining term of the Notes (as if the final maturity of the Notes was April 15, 2012) that would be utilized at the time of the selection and in accordance with customary financial practice in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes (as if the final maturity of the Notes was April 15, 2012).

        "Comparable Treasury Price" means, with respect to any redemption date, (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (2) if such release (or any successor release) is not published or does not contain such prices on such Business Day, (A) the average of the Reference Treasury Dealer Quotations (as defined below) for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotation or (B) if the Company obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

        "Reference Treasury Dealer Quotation" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m. on the third business date preceding such redemption date.

        "Reference Treasury Dealer" means any primary U.S. government securities dealer in the City of New York (a "Primary Treasury Dealer") selected by the Company.

        In addition, at any time on or prior to April 15, 2012, upon a Qualified Equity Offering, up to 35% of the aggregate principal amount of the Notes (which includes Additional Notes, if any) issued under the Indenture may be redeemed at our option within 90 days of such Qualified Equity Offering, on not less than 30 days, but not more than 60 days, notice to each Holder of Notes to be redeemed, with cash received by us from the Net Cash Proceeds of such Qualified Equity Offering, at a redemption price equal to 112.500% of the principal amount thereof, together with accrued and unpaid interest (and Liquidated Damages, if any) thereon to the Redemption Date; provided, however, that immediately following such redemption not less than 65% of the aggregate principal amount of the Notes (which includes Additional Notes, if any) issued under the Indenture remain outstanding.

Optional Redemption On or After April 15, 2012

        At any time on or after April 15, 2012, we may redeem the Notes for cash at our option, in whole or in part, at any time and from time to time, upon not less than 30 days nor more than 60 days notice to each Holder of Notes, at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the periods indicated below, in each case together with accrued and unpaid interest (and Liquidated Damages, if any) thereon to the Redemption Date:

Period	Percentage
April 15, 2012 to April 14, 2013	106.250%
April 15, 2013 to October 14, 2013	103.125%
October 15, 2013 and thereafter	100.000%

        If the Redemption Date for any redemption under the Indenture is on or after an Interest Record Date, and on or before the associated Interest Payment Date, any accrued and unpaid interest (and Liquidated Damages, if any) due on such Interest Payment Date will be paid to the Person in whose name a Note is registered at the close of business on such Interest Record Date.

Mandatory Redemption

        If a Specified Property Sale occurs, the Company will be required to deposit the Specified Property Sale Proceeds in respect thereof in the Specified Property Sale Proceeds Account and promptly deliver to each Holder of the Notes by first-class mail at such Holder's registered address an irrevocable redemption notice to, and shall, redeem, no less than five and no more than ten business days after the giving of such notice, Notes in an aggregate principal amount equal to the Specified Property Sale Proceeds at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest (and Liquidated Damages, if any) to the date of such redemption.

        The Notes will not have the benefit of any sinking fund and we will not be required to make any mandatory redemption payments with respect to the Notes other than in connection with a Specified Property Sale.

Selection and Notice

        If less than all of the Notes are to be redeemed at any time, selection of the Notes for redemption will be made either:

  (1)
  in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed; or

  (2)
  if the Notes are not then listed on a national securities exchange, on a pro rata basis.

        If a partial redemption is made with the proceeds of an Equity Offering, the Trustee will select the Notes only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures), unless such method is otherwise prohibited. No Notes of a principal amount of $2,000 or less shall be redeemed in part and Notes of a principal amount in excess of $2,000 may be redeemed in part in multiples of $1,000 only.

        Except as provided above in "—Mandatory Redemption," notice of any redemption will be sent, by first class mail, at least 30 days and not more than 60 days prior to the Redemption Date to the Holder of each Note to be redeemed to such Holder's last address as then shown upon the registry books of our registrar. Any notice of redemption may be conditioned on the occurrence of one or more events, including consummation of a Qualified Equity Offering. Any notice which relates to a Note to be redeemed in part only must state the portion of the principal amount of such Note to be redeemed and must state that on and after the Redemption Date, upon surrender of such Note, a new Note or Notes in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note (or appropriate adjustments to the amount and beneficial interests in the Global Note will be made).

        The Company will pay the redemption price for any Note together with accrued and unpaid interest (and Liquidated Damages, if any) thereon through the Redemption Date. On and after the Redemption Date, interest (and Liquidated Damages, if any) will cease to accrue on the Notes or portions thereof called for redemption, unless we default in the payment thereof.

Offers to Repurchase the Notes

        Under certain circumstances, as described below, we may be required to offer to purchase Notes. In addition, we may at any time and from time to time offer to purchase Notes in the open market, by tender offer, by negotiated transaction or otherwise. In any such case, Holders shall have the option, but shall not be obligated, to accept our offer and require us to repurchase all or a portion of their Notes.

Repurchase of the Notes at the Option of the Holder Upon a Change of Control

        The Indenture provides that in the event that a Change of Control has occurred, unless the Company has exercised its right to redeem all of the Notes as described under "—Redemption—Optional Redemption," each Holder of Notes will have the right, at such Holder's option, pursuant to an offer by us (subject only to conditions required by applicable law, if any) (the "Change of Control Offer"), to require us to repurchase all or any part of such Holder's Notes (provided, that the principal amount of such Notes must be $2,000 or an integral multiple of $1,000 in excess thereof) at a cash price equal to 101% of the principal amount thereof (the "Change of Control Purchase Price"), together with accrued and unpaid interest (and Liquidated Damages, if any) to the Change of Control Purchase Date.

        In order to effect the Change of Control Offer, unless the Company has exercised its right to redeem all of the Notes as described under "—Redemption—Optional Redemption," we shall, not later than the 30th day after the occurrence of the Change of Control, mail to each Holder of Notes notice of the Change of Control Offer (the "Change of Control Notice"), describing the transaction or transactions that constitute the Change of Control and offering to repurchase the Notes on a date (the "Change of Control Purchase Date") that is no earlier than 30 days and no later than 60 days after the date that the Change of Control Notice is mailed, pursuant to the procedures required by the Indenture and described in the Change of Control Notice. On the Change of Control Purchase Date, to the extent lawful, we promptly shall purchase all Notes properly tendered in response to the Change of Control Offer.

        As used herein, a "Change of Control" means:

  (1)
  (A)
  prior to the first public offering of common stock of the Company, one or more Permitted Holders, in the aggregate, cease to be entitled, by "beneficial ownership" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act and as described in the proviso below) of our Voting Equity Interests, contract or otherwise, to elect or designate for election a majority of our Board of Directors, or cease to beneficially own a majority of the aggregate voting power of our Voting Equity Interests, whether as a result of issuance of securities of the Company, any merger, consolidation, liquidation or dissolution of the Company, any direct or indirect transfer of securities by the Permitted Holders or otherwise, provided that for purposes of this clause (A) and clause (B) below, the Permitted Holders shall be deemed to beneficially own any Voting Equity Interests of any entity held by any other entity (the "parent entity") so long as the Permitted Holders beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, in the aggregate a majority of the voting power of the Voting Equity Interests of such parent entity, or

  (B)
  after the first public offering of common stock of the Company after the Issue Date, (i) any Person, other than one or more Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (B) such Person shall be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the aggregate voting power of our Voting Equity Interests, and (ii) one or more Permitted Holders "beneficially own" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act and as described in the proviso to clause (A) above), directly or indirectly, in the aggregate a lesser percentage of the aggregate voting power of our Voting Equity Interests than such other Person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of our Board of Directors,

  (2)
  the Continuing Directors cease for any reason to constitute a majority of our Board of Directors then in office,

  (3)
  the approval by the holders of Capital Stock of the Company of any plan or proposal for liquidation, winding up or dissolution of the Company,

  (4)
  any merger or consolidation of us with or into another Person or the merger of another Person with or into us, or the sale of all or substantially all of our assets (determined on a consolidated basis) to another Person (other than, in all such cases, one or more Permitted Holders) other than:

  (A)
  in the case of a merger or consolidation transaction, holders of securities that represented 100% of the aggregate voting power of our Voting Equity Interests immediately prior to such transaction (together with holders of nonvoting securities that were convertible into our Voting Equity Interests immediately prior to such transaction) own directly or indirectly at least a majority of the aggregate voting power of the Voting Equity Interests of the surviving Person in such merger or consolidation transaction immediately after such transaction or have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of our Board of Directors, or

  (B)
  in the case of a sale of assets transaction, each transferee is Holdco (provided, that immediately after such transaction, one or more Permitted Holders "beneficially own" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act and as described in the proviso to clause (1)(A) above) a majority of the Voting Equity Interest of such Person) or a Permitted Holder, or

  (5)
  the failure of Holdco to own directly or indirectly 100% of our Equity Interests.

        As used in this covenant, "Person" (including any group that is deemed to be a "Person") has the meaning given by Section 13(d) of the Exchange Act, whether or not applicable.

        On or before the Change of Control Purchase Date, we will:

  (1)
  accept for payment Notes or portions thereof properly tendered and not withdrawn pursuant to the Change of Control Offer,

  (2)
  deposit with the paying agent for us (the "Paying Agent") cash sufficient to pay the Change of Control Purchase Price together with accrued and unpaid interest (and Liquidated Damages, if any) to the Change of Control Purchase Date of all Notes so tendered, and

  (3)
  deliver to the Trustee the Notes so accepted together with an Officers' Certificate listing the Notes or portions thereof being purchased by us.

        The Paying Agent promptly will pay the Holders of Notes so accepted an amount equal to the Change of Control Purchase Price together with accrued and unpaid interest (and Liquidated Damages, if any) to the Change of Control Purchase Date, and the Trustee promptly will authenticate and deliver to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered in the name of the Holder thereof upon cancellation of the original Note (or appropriate adjustments to the amount and beneficial interests in the Global Note will be made). We publicly will announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

        The provisions described above that require us to make a Change of Control Offer following a Change of Control will be applicable regardless of whether or not any other provisions of the Indenture are applicable. The occurrence of the events constituting a Change of Control under the Indenture could result in an event of default under the Credit Agreement and under our and our subsidiaries' other credit facilities and debt instruments. Following such an event of default under the Credit Agreement, the lenders under the Credit Agreement or such other credit facilities and debt instruments would have the right to require the immediate repayment of the indebtedness thereunder in full, and may have the right to require such repayment prior to the Change of Control Purchase Date on which we would be required to repurchase the Notes.

        The Credit Agreement also will provide that the occurrence of a "change of control" (as defined in the Credit Agreement) will constitute an event of default under the Credit Agreement. The definition of "change of control" under the Credit Agreement may be broader than that in the Indenture. Thus, the lenders under the Credit Agreement may be entitled to require repayment of the indebtedness thereunder due to events constituting a "change of control" (as defined therein) without such events constituting a Change of Control for purposes of the Indenture. However, such events may, and the acceleration of the indebtedness under the Credit Agreement under certain circumstances does, constitute an Event of Default under the Indenture.

        No assurances can be given that we will have funds available or otherwise will be able to purchase any Notes upon the occurrence of a Change of Control. In the event the Company is required to purchase outstanding Notes pursuant to a Change of Control Offer, the Company expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing. The provisions of the Indenture relating to a Change of Control in and of themselves may not afford Holders of the Notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving us that may adversely affect Holders of the Notes if such transaction is not the type of transaction included within the definition of a Change of Control. A transaction involving our management or our affiliates likewise will result in a Change of Control only if it is the type of transaction specified by such definition. The existence of the foregoing provisions relating to a Change of Control may or may not deter a third party from seeking to acquire us in a transaction which constitutes a Change of Control and may or may not discourage or make more difficult the removal of incumbent management.

        The phrase "all or substantially all" of our assets will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of our assets has occurred.

        Any Change of Control Offer will be made in compliance with all applicable laws, rules and regulations, including, if applicable, Regulation 14E under the Exchange Act and the rules thereunder and all other applicable Federal and state securities laws. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, our compliance with such laws and regulations shall not in and of itself cause a breach of our obligations under such covenant.

        If the Change of Control Purchase Date is on or after an Interest Record Date and on or before the associated Interest Payment Date, any accrued and unpaid interest (and Liquidated Damages, if any) due on such Interest Payment Date will be paid to the Person in whose name a Note is registered at the close of business on such Interest Record Date.

        We will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

Limitation on Sale of Assets and Subsidiary Stock

        The Indenture provides that we will not and the Guarantors will not, and neither we nor the Guarantors will permit any of the Subsidiaries to, in one or a series of related transactions, convey, sell, transfer, assign or otherwise dispose of, directly or indirectly, any of our or their property, business or assets, including by merger or consolidation (in the case of a Guarantor or one of the Subsidiaries), and including (x) any sale or other transfer or issuance of any Equity Interests of any of the Subsidiaries, whether by us or any of the Subsidiaries or through the issuance, sale or transfer of Equity Interests by any of the Subsidiaries or (y) any sale or other transfer of any Unrestricted Subsidiary by us or any of the Subsidiaries (other than (i) directors' qualifying shares and (ii) Equity Interests of Foreign Subsidiaries issued, sold or transferred to foreign shareholders if ownership of such Equity Interests by such foreign shareholders is required by applicable laws in the jurisdiction where such Foreign Subsidiary is organized or conducts its business) and including any sale-leaseback transaction (any of the foregoing, an "Asset Sale"), unless, with respect to any Asset Sale or related series of Asset Sales involving securities, property or assets:

  (1)
  at least 75% of the total consideration for such Asset Sale or series of related Asset Sales consists of cash or Cash Equivalents, and

  (2)
  our Board of Directors determines in reasonable good faith that we will receive or such Subsidiary will receive, as applicable, fair market value for such Asset Sale.

provided, however, that the 75% limitation set forth in clause (1) above shall not apply to any proposed Asset Sale for which an independent certified accounting firm shall certify to our Board of Directors and the Trustee that the after-tax cash portion of the consideration to be received by us or such Subsidiary in such proposed Asset Sale is equal to or greater than what the net after-tax cash proceeds would have been had such proposed Asset Sale complied with the 75% limitation set forth in clause (1) above.

        For purposes of clause (1) of the preceding paragraph, total consideration received means the total consideration received for such Asset Sales minus the amount of: (a) any liabilities (other than liabilities that are by their terms subordinated to the Notes and the Guarantees) as shown on the most recent applicable balance sheet of us or any Subsidiary that are assumed by a transferee of any such property, business or assets, provided, that the documents governing such liabilities or the assumption thereof provide that there is no further recourse to us or any of our Subsidiaries with respect to such liabilities in connection therewith, and (b) the fair market value of any securities received by us or any Subsidiary in exchange for any such property, business or assets that within 90 days of such Asset Sale is converted into cash or Cash Equivalents, provided, that such cash and Cash Equivalents shall be treated as Net Cash Proceeds attributable to the original Asset Sale for which such securities was received.

        Within 270 days following such Asset Sale (other than the Specified Property Sale) (the "270-Day Period"), Net Cash Proceeds therefrom (the "Asset Sale Amount"), if used, shall be:

  (a)
  to the extent that such Net Cash Proceeds are from an Asset Sale of property, business or assets constituting Bank Priority Collateral or an asset purchased with funds incurred under the Credit Agreement which is sold by us within 90 days of its purchase pursuant to a sale-leaseback transaction (a "Specified Asset"), used to retire and permanently reduce Indebtedness incurred under the Credit Agreement (other than the repayment of Indebtedness incurred under the Credit Agreement to fund the purchase of a Specified Asset); provided, that in the case of a revolver or similar arrangement that makes credit available, such commitment is permanently reduced by such amount;

  (b)
  to the extent that such Net Cash Proceeds are from an Asset Sale of assets or Equity Interests of a Foreign Subsidiary, used to retire and permanently reduce Indebtedness of such Foreign Subsidiary;

  (c)
  (i) invested in non-current assets or property (provided that any such investments in assets or property by Foreign Subsidiaries may be made only from Net Cash Proceeds from an Asset Sale of assets or Equity Interests of a Foreign Subsidiary), or (ii) used to make a Permitted Investment pursuant to clause (d), (e), (f) or (g) of the definition thereof, in each case, which in the reasonable good faith judgment of our Board of Directors will immediately constitute or be a part of a Related Business of us or such Guarantor or Subsidiary, as applicable (if it continues to be or becomes a Guarantor or Subsidiary, as applicable) immediately following such transaction; or

  (d)
  any combination of the foregoing clauses (a), (b) and (c).

        All Net Cash Proceeds from an Event of Loss shall be used as follows: (1) first, we shall use such Net Cash Proceeds to the extent necessary to rebuild, repair, replace or restore the assets subject to such Event of Loss with comparable assets and (2) then, to the extent any Net Cash Proceeds from an Event of Loss are not used as described in the preceding clause (1), all such remaining Net Cash Proceeds shall be reinvested or used as provided in the immediately preceding clause (a), (b), (c) or (d).

        The accumulated Net Cash Proceeds from such Asset Sales not applied as set forth in clauses (a), (b), (c) or (d) of the immediately preceding paragraph and the accumulated Net Cash Proceeds from any Event of Loss not applied as set forth in clauses (1) and (2) of the immediately preceding paragraph shall constitute "Excess Proceeds." Pending the final application of any Net Cash Proceeds, we may temporarily reduce revolving credit borrowings or otherwise invest or use for general corporate purposes the Net Cash Proceeds in any manner that is not prohibited by the Indenture; provided, however, that we may not use the Net Cash Proceeds to make Restricted Payments other than Restricted Payments that are solely Restricted Investments or to make Permitted Investments pursuant to clause (a) of the definition thereof.

        When the Excess Proceeds equal or exceed $5.0 million, we shall offer to repurchase the Notes, together with any other Indebtedness ranking on a parity with the Notes and with similar provisions requiring us to make an offer to purchase such Indebtedness with the proceeds from such Asset Sale pursuant to a cash offer (subject only to conditions required by applicable law, if any), pro rata in proportion to the respective principal amounts of such Indebtedness (or accreted values in the case of Indebtedness issued with an original issue discount) and the Notes (the "Asset Sale Offer") at a purchase price of 100% of the principal amount (or accreted value in the case of Indebtedness issued with an original issue discount) thereof (the "Asset Sale Offer Price"), together with accrued and unpaid interest (and Liquidated Damages, if any) to the Asset Sale Purchase Date.

        In order to effect the Asset Sale Offer, we shall, promptly after expiration of the 270-Day Period following such Asset Sale that produced such Exceeds Proceeds, mail to each Holder of Notes notice of the Asset Sale Offer (the "Asset Sale Notice"), offering to repurchase the Notes on a date (the "Asset Sale Purchase Date") that is no earlier than 30 days and no later than 60 days after the date that the Asset Sale Notice is mailed, pursuant to the procedures required by the Indenture and described in the Asset Sale Notice.

        On the Asset Sale Purchase Date, we shall apply an amount equal to the Excess Proceeds (the "Asset Sale Offer Amount") plus an amount equal to accrued and unpaid interest (and Liquidated Damages, if any) to the purchase of all Notes properly tendered and not withdrawn in accordance with the provisions of this covenant (on a pro rata basis if the Asset Sale Offer Amount is insufficient to purchase all Indebtedness so tendered) at the Asset Sale Offer Price together with accrued and unpaid interest (and Liquidated Damages, if any) to the Asset Sale Purchase Date. To the extent that the aggregate principal amount of Notes tendered and not withdrawn pursuant to an Asset Sale Offer is less than the Asset Sale Offer Amount, we may use any remaining Net Cash Proceeds as otherwise permitted by the Indenture. Following the consummation of each Asset Sale Offer in accordance with the provisions of this covenant, the Excess Proceeds amount shall be reset to zero.

        Notwithstanding, and without complying with, the provisions of this covenant:

  (1)
  we and the Subsidiaries may, in the ordinary course of business, (A) convey, sell, transfer, assign or otherwise dispose of inventory and other assets acquired and held for resale in the ordinary course of business, (B) liquidate or transfer Cash or Cash Equivalents and (C) enter into leases, subleases, licenses and sublicenses;

  (2)
  we and the Subsidiaries may convey, sell, transfer, assign or otherwise dispose of assets pursuant to and in accordance the provisions of the Indenture described under "Offers to Repurchase the Notes—Repurchase of Notes at the Option of the Holder Upon a Change of Control" and/or the provisions described under "Certain Covenants—Limitation on Merger, Sale or Consolidation;"

  (3)
  we and the Subsidiaries may sell or dispose of damaged, worn out or other obsolete personal property in the ordinary course of business so long as such property is no longer necessary for the proper conduct of our business or the business of such Subsidiary, as applicable;

  (4)
  we and the Subsidiaries may convey, sell, transfer, assign or otherwise dispose of assets with a fair market value (or result in gross proceeds) of less than $1.0 million, until the aggregate fair market value and gross proceeds of the transactions excluded from the definition of Asset Sale pursuant to this clause (4) exceed $5.0 million;

  (5)
  we and the Subsidiaries may convey, sell, transfer, assign or otherwise dispose of assets to us or any Guarantor;

  (6)
  Foreign Subsidiaries may convey, sell, transfer, assign or otherwise dispose of assets to us or any other Subsidiary;

  (7)
  we and the Subsidiaries may (A) settle, release or surrender tort or other litigation claims in the ordinary course of business or grant Liens not prohibited by the Indenture and (B) dispose of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings;

  (8)
  we and the Subsidiaries may, to the extent allowable under Section 1031 of the Code (or comparable or successor provision), exchange any property or assets for Related Business Assets;

  (9)
  the Subsidiaries may issue Equity Interests to us or to any other Subsidiary; and

  (10)
  we and the Subsidiaries may make Permitted Investments pursuant to clause (d), (e), (f), (g) or (i) of the definition thereof and Restricted Investments that are not prohibited by the covenant described under "Limitation on Restricted Payments."

        Any Asset Sale Offer shall be made in compliance with all applicable laws, rules, and regulations, including, if applicable, Regulation 14E of the Exchange Act and the rules and regulations thereunder and all other applicable Federal and state securities laws. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this paragraph, our compliance or the compliance of any of our subsidiaries with such laws and regulations shall not in and of itself cause a breach of our obligations under such covenant.

        If the Asset Sale Purchase Date is on or after an Interest Record Date and on or before the associated Interest Payment Date, any accrued and unpaid interest (and Liquidated Damages, if any) due on such Interest Payment Date will be paid to the Person in whose name a Note is registered at the close of business on such Interest Record Date.

Excess Cash Flow Offer

        The Indenture provides that, after the end of each of (i) the fiscal year ending on December 31, 2011, (ii) the fiscal year ending on December 31, 2012, and (iii) the three consecutive fiscal quarters ended September 30, 2013, we shall determine Excess Cash Flow for such period (or, in the case of the fiscal year ending on December 31, 2011, the period from the Issue Date to the end of such fiscal year) and make an offer (an "Excess Cash Flow Offer") to the Holders of the Notes to repurchase the maximum principal amount of Notes that may be purchased with 75% of such Excess Cash Flow for such period at a purchase price in cash equal to 100% of their principal amount, plus accrued and unpaid interest (and Liquidated Damages, if any) to the Excess Cash Flow Offer Payment Date (the "Excess Cash Flow Offer Price"), subject to pro-ration in the event of oversubscription. Notes so purchased in part will be equal to $2,000 or integral multiples of $1,000 in excess thereof.

        In order to effect the Excess Cash Flow Offer, we shall, within (a) 95 days after the end of each such fiscal year ended December 31, 2011 or December 31, 2012 and (b) 50 days after the end of the three consecutive fiscal quarters ended September 30, 2013, mail to each Holder of the Notes, with a copy to the Trustee, notice of the Excess Cash Flow Offer (the "Excess Cash Flow Offer Notice") detailing the terms of the Excess Cash Flow Offer including among other things, the repurchase date, which must be no earlier than 30 days nor later than 60 days from the date that the Excess Cash Flow Offer Notice is mailed (the "Excess Cash Flow Offer Payment Date").

        On or before the Excess Cash Flow Offer Payment Date, we will:

  (1)
  accept for payment Notes or portions thereof properly tendered pursuant to the Excess Cash Flow Offer,

  (2)
  deposit with the Paying Agent an amount equal to the aggregate purchase price to be paid in such Excess Cash Flow Offer in respect of Notes or portions of Notes properly tendered and not withdrawn, and

  (3)
  deliver to the Trustee the Notes so accepted together with an Officers' Certificate listing the Notes or portions thereof being purchased by us.

        The Paying Agent will promptly mail or wire transfer to each Holder of Notes or portions of Notes properly tendered and not withdrawn the purchase price payable with respect to such Notes or portions of Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered. Any Note or portion of a Note accepted for payment pursuant to an Excess Cash Flow Offer will cease to accrue interest on and after the Excess Cash Flow Offer Payment Date. We will publicly announce the results of any Excess Cash Flow Offer on or as soon as practicable after the Excess Cash Flow Offer Payment Date. If only a portion of a Note is purchased pursuant to an Excess Cash Flow Offer, a new Note in a principal amount equal to the portion thereof not purchased will be issued in the name of the Holder thereof upon cancellation of the original Note (or appropriate adjustments to the amount and beneficial interests in a Global Note will be made). Notes (or portions thereof) purchased pursuant to an Excess Cash Flow Offer will be cancelled and cannot be reissued. Upon completion of each Excess Cash Flow Offer, the Excess Cash Flow Offer Amount for purposes of this "—Excess Cash Flow Offer" section shall be reset at zero.

        If an Excess Cash Flow Offer is made, there can be no assurance that we will have available funds sufficient to pay the Excess Cash Flow Offer Price for all the Notes that might be delivered by Holders seeking to accept the Excess Cash Flow Offer.

        Notwithstanding the foregoing provisions of this covenant, we will not be required (but may elect to do so) to make an Excess Cash Flow Offer in accordance with this covenant unless the Excess Cash Flow with respect to the applicable period in respect of which such Excess Cash Flow Offer is to be made exceeds $1.0 million (with lesser amounts being carried forward for purposes of determining whether the $1.0 million threshold has been met for any future period).

        Any Excess Cash Flow Offer shall be made in compliance with all applicable laws, rules, and regulations, including, if applicable, Regulation 14E of the Exchange Act and the rules and regulations thereunder and all other applicable Federal and state securities laws. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this paragraph, our compliance or the compliance of any of our subsidiaries with such laws and regulations shall not in and of itself cause a breach of our obligations under such covenant.

        If the Excess Cash Flow Offer Payment Date is on or after an Interest Record Date and on or before the associated Interest Payment Date, any accrued and unpaid interest (and Liquidated Damages, if any) due on such Interest Payment Date will be paid to the Person in whose name a Note is registered at the close of business on such Interest Record Date.

Certain Covenants

        The Indenture also contains certain covenants including, among others, the following:

Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock

        The Indenture provides that, except as set forth in this covenant, we will not and the Guarantors will not, and neither we nor the Guarantors will permit any of the Subsidiaries to, directly or indirectly, create, issue, assume, guarantee, incur, become directly or indirectly liable with respect to (including as a result of an Acquisition), or otherwise become responsible for, contingently or otherwise (individually and collectively, to "incur" or, as appropriate, an "incurrence"), any Indebtedness (including Disqualified Capital Stock and Acquired Indebtedness), other than Permitted Indebtedness.

        Notwithstanding the foregoing if:

  (1)
  no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect on a pro forma basis to, such incurrence of such Indebtedness, and

  (2)
  on the date of such incurrence (the "Incurrence Date"), our Consolidated Coverage Ratio for the Reference Period immediately preceding the Incurrence Date, after giving effect on a pro forma basis to such incurrence of such Indebtedness and, to the extent set forth in the definition of Consolidated Coverage Ratio, the use of proceeds thereof, would be at least 3.00 to 1.00 (the "Debt Incurrence Ratio"), then we and the Subsidiaries may incur such Indebtedness (including Disqualified Capital Stock and Acquired Indebtedness);

provided that, notwithstanding anything to the contrary herein, (A) we will not issue any Additional Notes unless in addition to satisfying the conditions set forth in the above clauses (1) and (2), the Consolidated Leverage Ratio of the Company after giving effect to the incurrence of the Indebtedness evidenced thereby is less than 3.00:1.00 and (B) we will not permit any Subsidiary to issue any Disqualified Capital Stock or other Preferred Stock.

        In addition, the foregoing limitations of the first paragraph of this covenant will not prohibit the incurrence by us or any Subsidiary of Indebtedness pursuant to the Credit Agreement in an aggregate amount incurred and outstanding at any time pursuant to this paragraph (plus any Refinancing

Indebtedness incurred to retire, defease, refinance, replace or refund such Indebtedness) of up to $15.0 million, minus the amount of any such Indebtedness retired with the Net Cash Proceeds from any Asset Sale or Event of Loss applied to permanently reduce the outstanding amounts or the commitments with respect to such Indebtedness pursuant to clause (a) of the second paragraph of the covenant "Limitation on Sale of Assets and Subsidiary Stock."

        The Company will not, and will not permit any of its Domestic Subsidiaries to, directly or indirectly, incur any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is expressly subordinated in right of payment to any other Indebtedness of the Company or such Domestic Subsidiary unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate in right of payment to the Obligations of the Company or such Domestic Subsidiary under (a) in the case of the Company, the Notes and the other Indenture Documents or (b) in the case of such Domestic Subsidiary, its Guarantee and the other Indenture Documents, in each case, to the same extent and in the same manner as such Indebtedness is subordinated pursuant to subordination provisions that are most favorable to the holders of any other Indebtedness of the Company or such Domestic Subsidiary. For purposes of the foregoing, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of the Company or any Domestic Subsidiary solely by virtue of such Indebtedness being unsecured, secured to a lesser extent or secured on a junior priority basis, or by virtue of the fact that the holders of such Indebtedness have entered into one or more intercreditor agreements giving one or more of such holders lesser priority over the other creditors in the collateral held by them.

        Indebtedness of any Person which is outstanding at the time such Person becomes one of the Subsidiaries (including upon designation of any Person as a Subsidiary) or is merged with or into or consolidated with us or one of the Subsidiaries shall be deemed to have been incurred at the time such Person becomes or is designated one of the Subsidiaries or is merged with or into or consolidated with us or one of the Subsidiaries as applicable.

        Notwithstanding any other provision of this covenant, but only to avoid duplication, a guarantee by us or a Guarantor of our Indebtedness or of the Indebtedness of another Guarantor incurred in accordance with the terms of the Indenture issued at the time such Indebtedness was incurred or if later at the time the guarantor thereof became a Guarantor will not constitute a separate incurrence, or amount outstanding, of Indebtedness.

        Upon each incurrence of Indebtedness, (i) we may designate pursuant to which provision of this covenant such Indebtedness is being incurred (and we may later redesignate such Indebtedness), (ii) we may subdivide an amount of Indebtedness and designate more than one provision pursuant to which such amount of Indebtedness is being incurred and (iii) such Indebtedness shall not be deemed to have been incurred or outstanding under any other provision of this covenant, except that all Indebtedness initially outstanding under the Notes, the Guarantees and the Indenture shall be deemed to have been incurred pursuant to clause (b) of the definition of Permitted Indebtedness.

Limitation on Restricted Payments

        The Indenture provides that we will not and the Guarantors will not, and neither we nor the Guarantors will permit any of the Subsidiaries to, directly or indirectly, make any Restricted Payment.

        The immediately preceding paragraph, however, will not prohibit:

  (a)
  the payment of reasonable and customary directors fees payable to, and indemnity provided on behalf of, our Board of Directors and the Boards of Directors of the Subsidiaries, indemnity provided on behalf of officers and employees of us and the Subsidiaries, and customary reimbursement of travel and similar expenses incurred in the ordinary course of business, and consulting or similar fees to our Board of Directors, officers or employees pursuant to, and in accordance with, agreements in effect on the Issue Date (without giving effect to any amendment or supplement thereto or modification thereof);

  (b)
  (i) any dividend, distribution or other payment by any of the Wholly Owned Subsidiaries on its Equity Interests that is paid pro rata to all holders of such Equity Interests or (ii) a Qualified Exchange;

  (c)
  the payment of any dividend on Capital Stock incurred in accordance with the Indenture, in each case, within 60 days after the date of its declaration if such dividend could have been made on the date of such declaration in compliance with the foregoing provisions;

  (d)
  so long as no Default or an Event of Default shall have occurred and be continuing after giving effect to the payment thereof, the payment of cash dividends to Holdco to the extent applied by Holdco to repurchase, redeem or otherwise retire or acquire Equity Interests of Holdco from our employees or directors (or their heirs or estates) or employees or directors (or their heirs or estates) of Holdco or the Subsidiaries, in each case, pursuant to the terms of any stockholders agreement, employment agreement, severance agreement, employee stock option agreement or similar agreement in accordance with the provisions of any such arrangement as in effect on the Issue Date, in an aggregate amount pursuant to this paragraph (d) to all such employees or directors (or their heirs or estates) not to exceed $100,000 per fiscal year;

  (e)
  the payment of cash dividends to Holdco (i) to the extent applied by Holdco to pay reasonable and customary directors fees payable to, and indemnity provided on behalf of, the Board of Directors of Holdco, indemnity provided on behalf of officers and employees of Holdco, and customary reimbursement of travel and similar expenses incurred in the ordinary course of business, and consulting or similar fees to Holdco's Board of Directors, officers or employees pursuant to, and in accordance with, agreements in effect on the Issue Date (without giving effect to any amendment or supplement thereto or modification thereof), (ii) in an aggregate amount not to exceed $250,000 per fiscal year; to the extent applied by Holdco to pay its general administrative expenses, including, without limitation, in respect of director fees and expenses, administrative, legal and accounting services or (iii) solely to enable Holdco to make payments in cash to holders of its Capital Stock in lieu of the issuance of fractional shares of its Capital Stock in an aggregate amount not to exceed $100,000 on and after the Issue Date;

  (f)
  Permitted Tax Payments to Holdco;

  (g)
  if a Change of Control has occurred and we shall have consummated the Change of Control Offer and purchased on the Change of Control Purchase Date all Notes tendered in response to the Change of Control Offer pursuant to the covenant described under "Offers to Repurchase the Notes—Repurchase of the Notes at the Option of the Holder Upon a Change of Control" above, any purchase or redemption (within 60 days after the Change of Control Purchase Date) of Subordinated Indebtedness required pursuant to the terms thereof as a result of such Change of Control at a purchase or redemption price not to exceed the outstanding principal amount thereof, plus accrued and unpaid interest thereon, if any; provided, however, that (x) at the time of such purchase or redemption, no Default or Event of Default shall have occurred and be continuing (or would result therefrom), (y) we would be able to incur at least $1.00 of additional Indebtedness pursuant the Debt Incurrence Ratio in the covenant described under "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock" after giving pro forma effect to such Restricted Payment and (z) such purchase or redemption is not made, directly or indirectly, from the proceeds of (or made in anticipation of) any issuance of Indebtedness by us or any of the Subsidiaries;

  (h)
  repurchases of Capital Stock deemed to occur upon the exercise of stock options to the extent that such Capital Stock represents a portion of the exercise price of those stock options; or

  (i)
  so long as no Default or an Event of Default shall have occurred and be continuing after giving effect to the payment thereof, Restricted Payments not otherwise permitted pursuant to this covenant in an aggregate amount pursuant to this clause (i) not to exceed $250,000 on and after the Issue Date.

        For purposes of this covenant, the amount of any Restricted Payment made or returned, if other than in cash, shall be the fair market value thereof, as determined in the reasonable good faith judgment of our Board of Directors, unless stated otherwise, at the time made or returned, as applicable. For purposes of determining compliance with this covenant, in the event that a Restricted Payment meets the criteria of more than one of the exceptions described in (a) through (i) above or is entitled to be made pursuant to the first paragraph of this covenant, we shall be permitted, in our sole discretion, to classify or reclassify such Restricted Payment in any manner that complies with this covenant.

Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries

        The Indenture provides that we will not and the Guarantors will not, and neither we nor the Guarantors will permit any of the Subsidiaries to, directly or indirectly, incur or suffer to exist any consensual restriction on the ability of any of the Subsidiaries (i) to pay dividends or make other distributions to or on behalf of, (ii) to pay any obligation to or on behalf of, (iii) to otherwise transfer assets or property to or on behalf of, or (iv) to make or pay loans or advances to or on behalf of, us or any of the Subsidiaries, except:

  (1)
  restrictions imposed by the Notes, the Indenture or other Indenture Documents, or by our other Indebtedness (which may also be guaranteed by the Guarantors) ranking pari passu with the Notes or the Guarantees, as applicable; provided, that such restrictions are no more restrictive in any material respect than those imposed by the Indenture and the Notes as determined in good faith by the Company's Board of Directors,

  (2)
  existing restrictions under Existing Indebtedness,

  (3)
  restrictions under (i) any Acquired Indebtedness not incurred in violation of the Indenture, (ii) any agreement or instrument governing Equity Interests of any Person that is acquired from any other Person that is not an Affiliate of ours or (iii) any agreement relating to any property, asset, or business acquired by us or any of the Subsidiaries, which restrictions in the case of each of the foregoing clauses (i), (ii) and (iii) existed at the time of acquisition, were not put in place in connection with or in anticipation of such acquisition and are not applicable to any Person, other than the Person acquired, or to any property, asset or business, other than the property, assets and business so acquired,

  (4)
  restrictions imposed by Indebtedness incurred under the Credit Agreement in accordance with the Indenture; provided, that such restrictions are no more restrictive in any material respect than those imposed by the Credit Agreement as of the Issue Date as determined in good faith by the Company's Board of Directors,

  (5)
  restrictions with respect solely to any of the Subsidiaries imposed pursuant to a binding agreement which has been entered into for the sale or disposition of all of the Equity Interests or assets of such Subsidiary or the Specified Property, provided, that such restrictions apply solely to the Equity Interests or assets of such Subsidiary which are being sold,

  (6)
  restrictions on transfer contained in Purchase Money Indebtedness not incurred in violation of the Indenture, provided, that such restrictions relate only to the transfer of the property acquired with the proceeds of such Purchase Money Indebtedness,

  (7)
  restrictions under any amendment, modification, restatement, renewal, increase, supplement, refunding or replacement of any of the instruments or agreements referred to in clauses (1) through (6) above; provided, that such restrictions under any such amendment, modification, restatement, renewal, increase, supplement, refunding or replacement are no more restrictive in any material respect as determined by our Board of Directors in their reasonable good faith judgment than those contained in the instrument or agreement being so amended, modified, restated, renewed, increased, supplemented, refunded or replaced, and

  (8)
  encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order.

        Notwithstanding the foregoing, (a) there may exist customary provisions restricting subletting, sublicensing or assignment of and maintenance of net worth provisions in any contract, lease or license entered into in the ordinary course of business, consistent with industry practice and (b) any asset subject to a Lien which is not prohibited to exist with respect to such asset pursuant to the terms of the Indenture may be subject to customary restrictions on the transfer or disposition thereof pursuant to such Lien.

Limitation on Liens

        The Indenture provides that we will not and the Guarantors will not, and neither we nor the Guarantors will permit any of the Subsidiaries to, directly or indirectly, incur or suffer to exist any Lien, other than Permitted Liens, upon any of our or their respective assets (including, without limitation, all real, tangible or intangible property), now owned or acquired on or after the date of the Indenture, or upon any income or profits therefrom, or convey any right to receive income or profits therefrom. The Holdco Pledge Agreement will provide that Holdco will not, directly or indirectly, incur or suffer to exist any Lien, other than Permitted Liens, with respect to any of our Equity Interests now outstanding or issued on or after the date of the Indenture, or upon any income or profits therefrom, or convey any right to receive income or profits therefrom.

Limitation on Transactions with Affiliates

        The Indenture provides that we will not and the Guarantors will not, and neither we nor the Guarantors will permit any of the Subsidiaries to, on or after the Issue Date, directly or indirectly, sell, lease, transfer or otherwise dispose of any of our or their properties or assets to, or purchase any property or assets from, or enter into or suffer to exist any contract, agreement, understanding, loan, advance, guarantee, arrangement or transaction with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), or any series of related Affiliate Transactions (other than Exempted Affiliate Transactions):

  (1)
  unless it is determined that the terms of such Affiliate Transaction(s) are fair and reasonable to us, and no less favorable to us than could have been obtained in an arm's length transaction with a non-Affiliate,

  (2)
  if involving consideration to either party of $2.5 million or more, unless such Affiliate Transaction(s) has been approved by a majority of the members of our Board of Directors that are disinterested in such transaction (or, if none of our directors are disinterested in such transaction, a disinterested representative appointed by our Board of Directors for such purpose), and

  (3)
  if involving consideration to either party of $10.0 million or more (or $2.5 million if no members of our Board of Directors are disinterested in such transaction and no disinterested representative is appointed by our Board of Directors as described in clause (2) above) unless we, prior to the consummation thereof, obtain a written favorable opinion as to the fairness of such transaction(s) to us from a financial point of view from an independent investment banking firm of national reputation in the United States or, if pertaining to a matter for which such investment banking firms do not customarily render such opinions, an appraisal or valuation firm of national reputation in the United States.

Limitation on Merger, Sale or Consolidation

        The Indenture provides that we will not consolidate with or merge with or into another Person or, directly or indirectly, sell, lease, convey or transfer all or substantially all of our assets (such amounts to be computed on a consolidated basis), whether in a single transaction or a series of related transactions, to another Person or group of affiliated Persons, unless:

  (1)
  either (a) we are the surviving Person or (b) the resulting, surviving or transferee Person is a corporation organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes (i) by supplemental indenture all of our Obligations in connection with the Notes, the Indenture and the Registration Rights Agreement and (ii) by amendment, supplement or other instrument all of our obligations under the Collateral Agreements, and in connection therewith shall cause such instruments to be filed and recorded in such jurisdictions and take such other actions as may be required by applicable law to perfect or continue the perfection of the Liens created under the Collateral Agreements on the Collateral owned by or transferred to the resulting, surviving or transferee Person;

  (2)
  no Default or Event of Default shall exist or shall occur immediately after giving effect to such transaction on a pro forma basis;

  (3)
  except in the case of the merger of us and one of the Subsidiaries solely for the purpose of reincorporation into another jurisdiction and which transaction is not for the purpose of evading this provision and not in connection with any other transaction, immediately after giving effect to such transaction on a pro forma basis, the Consolidated Net Worth of the resulting, surviving or transferee Person is at least equal to our Consolidated Net Worth immediately prior to such transaction;

  (4)
  except in the case of the merger of us and one of the Subsidiaries solely for the purpose of reincorporation into another jurisdiction and which transaction is not for the purpose of evading this provision and not in connection with any other transaction, immediately after giving effect to such transaction on a pro forma basis, the resulting, surviving or transferee Person would immediately thereafter be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio test set forth in the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock;" and

  (5)
  each Guarantor shall have, if required by the terms of the Indenture or the Collateral Agreements, confirmed in writing that its Guarantee and Liens granted thereunder in respect thereof shall apply to our Obligations or the Obligations of the resulting, surviving or transferee Person in accordance with the Notes, the Indenture and the Collateral Agreements.

        In the event of any transaction (other than a lease or transfer of less than all of our assets) in accordance with the foregoing in which we are not the surviving Person, the resulting, surviving or transferee Person shall succeed to and be substituted for, and may exercise every right and power of, us under the Indenture with the same effect as if such resulting, surviving or transferee Person had been named therein as the Company, and if requested by holders of at least a majority in principal amount of the Notes and in the Company's annual opinion to the Trustee, such Person shall, cause to be delivered to the Trustee an opinion of counsel that the Trustee continues to hold a Lien, having the same relative priority as was the case immediately prior to such transactions, on all Collateral for the benefit of the Holders.

        For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise) of all or substantially all of the properties and assets of one or more of the Subsidiaries, our interest in which constitutes all or substantially all of our properties and assets, shall be deemed to be the transfer of all or substantially all of our properties and assets. Notwithstanding the immediately preceding sentence and clauses (2), (3) and (4) above, this covenant shall not apply to the merger or consolidation of one or more Subsidiaries with or into us or any other Subsidiary, or the transfer by one or more Subsidiaries of all or a part of its properties and assets to us or any other Subsidiary, provided that (i) except in a transaction involving the merger, consolidation or transfer of assets solely between or among Foreign Subsidiaries, such transaction complies with clause (1) above, and (ii) such transaction otherwise complies with the Indenture (including, without limitation, the provisions of the covenant "Limitation on Sale of Assets and Subsidiary Stock" above and the provisions under "Guarantors" set forth below).

Limitation on Capital Expenditures

        The Indenture provides that we will not and the Guarantors will not, and neither we nor the Guarantors will permit any of the Subsidiaries to, make Capital Expenditures in an aggregate amount exceeding (a) for the period beginning on the Issue Date and ending on December 31, 2011, $11.0 million, (b) for the fiscal year ending December 31, 2012, $9.5 million and (c) for the fiscal year ending December 31, 2013, $8.0 million (excluding expenditures made with (i) insurance or condemnation proceeds, (ii) the proceeds of Asset Sales or other dispositions or (iii) the Net Cash Proceeds of any substantially concurrent sale of the Company's Qualified Capital Stock or Holdco's Qualified Capital Stock (to the extent that such Net Cash Proceeds have been contributed by Holdco to the Company)); provided that unused amounts in any fiscal year may be carried forward to the subsequent fiscal years.

Limitation on Lines of Business

        The Indenture provides that we will not and the Guarantors will not, and neither we nor the Guarantors will permit any of the Subsidiaries to, directly or indirectly engage to any substantial extent in any line or lines of business activity other than that which, in the reasonable good faith judgment of our Board of Directors, is a Related Business.

Minimum Consolidated EBITDA

        The Indenture provides that we will not permit Consolidated EBITDA for any period of four consecutive fiscal quarters of the Company, taken as one accounting period, ending during any of the periods set forth below to be less than the amount set forth opposite such period:

Period	Amount
Issue Date to March 31, 2012	$32.00 million
April 1, 2012 to March 31, 2013	$34.00 million
April 1, 2013 and Thereafter	$35.00 million

Impairment of Security Interests

        The Indenture provides that, except as permitted in the Indenture, the Intercreditor Agreement and the Collateral Agreements, none of us, Holdco or any Guarantor will, and neither we nor the Guarantors will permit any of the Subsidiaries to, take or omit to take any action that would have the result of materially adversely affecting or impairing the Lien on the Collateral in favor of the Trustee for the benefit of the Holders of the Notes.

Guarantors

        The Indenture provides that all of our present and future Subsidiaries (provided that, no foreign subsidiary, if any, shall be a Guarantor for any year for which there shall be an Adverse Tax Determination) (i) jointly and severally will guarantee all principal of and all premium, if any, and interest (and Liquidated Damages, if any) on the Notes on a senior secured basis, (ii) grant a security interest in and/or pledge the assets owned by such Subsidiary (other than Excluded Assets) to secure such Obligations on the terms set forth in the Collateral Agreements, and (iii) deliver to the Trustee an Opinion of Counsel that such guarantee and Collateral Agreements have been duly authorized, executed and delivered and are valid, binding and enforceable in accordance with their terms.

        The Indenture provides that no Guarantor will consolidate or merge with or into (whether or not such Guarantor is the surviving Person) another Person unless, subject to the provisions of the following paragraph and the other provisions of the Indenture and the Collateral Agreements:

  (1)
  the Person formed by, resulting from or surviving any such consolidation or merger (if other than such Guarantor)

  (a)
  expressly assumes (i) by supplemental indenture all of such Guarantor's obligations in connection with such Guarantor's Guarantees and (ii) by amendment, supplement or other instrument all obligations of such Guarantor under the Collateral Agreements, and in connection therewith shall cause such instruments to be filed and recorded in such jurisdictions and take such other actions as may be required by applicable law to perfect or continue the perfection of the Liens created under the Collateral Agreements on the Collateral owned by or transferred to such Person, and

  (b)
  delivers to the Trustee an Opinion of Counsel that such supplemental indenture, amendments, supplements and other instruments, as applicable, have been duly authorized, executed and delivered and that each of such supplemental indenture, amendments supplements and other instruments, as applicable, its Guarantees, the Indenture, the Collateral Agreements and the Registration Rights Agreement constitutes a legal, valid and binding and enforceable obligation of such Person, in each case subject to customary qualifications; and

  (2)
  immediately before and immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default shall have occurred or be continuing.

        The provisions of the covenant shall not apply to the merger of any Guarantors with or into each other or with or into us, provided, however, that such transaction shall otherwise comply with the Indenture.

Limitation on Status as Investment Company

        The Indenture prohibits us, the Guarantors and the Subsidiaries from being required to register as an "investment company" (as that term is defined in the Investment Company Act of 1940, as amended), or from otherwise becoming subject to regulation under the Investment Company Act.

Real Estate Mortgages and Filings

        With respect to any real property (individually and collectively, the "Premises") (a) owned in fee simple by the Company or any of the Guarantors on the date of the Indenture, (b) acquired in fee simple by the Company or any Guarantor after the date of the Indenture with a purchase price of greater than $1.0 million or (c) leased by the Company or any of the Guarantors, which leasehold estate becomes additional Collateral pursuant to clause (c) of the definition of the term "Excluded Assets" (each a "Material Real Property"), within 60 days after the date of the Indenture in the case of clause (a), within 90 days of the acquisition thereof in the case of clause (b) and, subject to the proviso to clause (c) of the definition of the term "Excluded Assets," within 90 days after receipt of the Notes Collateral Agent's request (at the direction of the Holders in accordance with clause (c) of the definition of the term "Excluded Assets") to include such leasehold as additional Collateral in the case of clause (c):

  (1)
  the Company shall deliver to the collateral agent, as mortgagee, fully executed counterparts of Mortgages, each dated not later than 60 days after the date of the Indenture or 90 days after the date of acquisition of such Material Real Property, as the case may be, duly executed by the Company or the applicable Guarantor, together with evidence of the completion (or satisfactory arrangements for the completion), of all recordings and filings of such Mortgage as may be necessary to create a valid, perfected Lien, subject to Permitted Liens, against the properties purported to be covered thereby;

  (2)
  the Company shall deliver to the Notes Collateral Agent mortgagee's title insurance policies (or marked up title insurance commitments having the effect of title insurance policies) in favor of the Notes Collateral Agent, as mortgagee for the ratable benefit of the Notes Collateral Agent, the Trustee and the Holders of Notes in an amount equal to 100% of the fair market value of the Premises purported to be covered by the related Mortgage, as estimated by the Company in good faith, insuring that title to such property is marketable and that the interests created by the Mortgage constitute valid Liens thereon free and clear of all Liens, defects and encumbrances other than Permitted Liens, and shall be accompanied by evidence of the payment in full of all premiums thereon; and

  (3)
  the Company shall deliver to the Notes Collateral Agent, with respect to each of the covered Premises, the most recent survey of such Premises, together with either (i) an updated survey certification in favor of the Trustee and the Notes Collateral Agent from the applicable surveyor stating that, based on a visual inspection of the property and the knowledge of the surveyor, there has been no change in the facts depicted in the survey or (ii) an affidavit from the Company and the Guarantors stating that there has been no change, other than, in each case, changes that do not materially adversely affect the use by the Company or Guarantor, as applicable, of such Premises for the Company or such Guarantor's business as so conducted, or intended to be conducted, at such Premises.

        Notwithstanding the foregoing, the Company and the Guarantors shall not be required to pledge or grant any security interest in any Material Real Property if the cost of perfecting the lien exceeds the fair market value of such Material Real Property.

Reports

        The Indenture provides that whether or not we are subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, so long as any Notes are outstanding, we will deliver to the Trustee and, to each Holder, within 5 days after we are or would have been (if we were subject to such reporting obligations) required to file such with the SEC, (i) annual and quarterly financial statements substantially equivalent to financial statements that would have been required to be contained in a filing with the SEC on Forms 10-K and 10-Q if we were required to file such Forms, in each case, together with a Management's Discussion and Analysis of Financial Condition and Results of Operations which would be so required (and also shows in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management's Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Company and the Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries, if any), and including, with respect to annual information only, a report thereon by our certified independent public accountants as would be so required, and (ii) all information that would be required to be contained in a filing with the SEC on Form 8-K if we were required to file such reports.

        The Company will distribute such information and such reports electronically to the Trustee. From and after the time we file a registration statement with the SEC with respect to the Notes, we will file with the SEC the annual, quarterly and other reports which we are required to file with the SEC at such time as they are required to be filed, unless the SEC will not accept such filings. Our reporting obligations with respect to clauses (i) and (ii) of the first paragraph of this covenant shall be satisfied in the event we file such reports with the SEC on EDGAR and deliver a copy of such reports to the Trustee.

        The Company agrees that, for so long as any Notes remain outstanding, it shall use commercially reasonable efforts to hold and participate in quarterly conference calls with Holders of Notes, beneficial owners of the Notes and securities analysts to discuss such financial information no later than ten Business Days after distribution of such financial information.

        In addition, the Company and the Guarantors agree that, for so long as any Notes remain outstanding that are not freely transferable under the Securities Act, they will furnish to the Holders of notes, beneficial owners of notes, securities analysts and prospective investors, upon their request, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Payments for Consent

        The Indenture provides that we will not and the Guarantors will not, and neither we nor the Guarantors will permit any of the Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture, the Notes, the Guarantees, the Collateral Agreements, the Intercreditor Agreement or the Registration Rights Agreement unless such consideration is offered to be paid and is paid to all Holders of the Notes that agree to such consent, waiver or amendment in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

Events of Default and Remedies

        The Indenture defines an "Event of Default" as:

  (1)
  our failure to pay any installment of interest (or Liquidated Damages, if any) on the Notes as and when the same becomes due and payable and the continuance of any such failure for 30 days,

  (2)
  our failure to pay all or any part of the principal of or premium, if any, on the Notes when and as the same becomes due and payable at maturity, redemption, by acceleration or otherwise, including, without limitation, payment of the Change of Control Purchase Price, the Asset Sale Offer Price or the Excess Cash Flow Offer Price, on Notes validly tendered and not properly withdrawn pursuant to a Change of Control Offer, Asset Sale Offer or Excess Cash Flow Offer, as applicable,

  (3)
  our failure or the failure by any of the Subsidiaries to observe or perform any other covenant or agreement contained in the Notes or the Indenture and the continuance of such failure for a period of 30 days after written notice is given to us by the Trustee, or to us and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes outstanding, except that (a) neither such grace period nor notice shall be required with respect to any such failure relating to the provisions under "Repurchase of Notes at the Option of the Holder Upon a Change of Control," "Limitation on Sale of Assets and Subsidiary Stock," "Excess Cash Flow Offer," "Limitation on Merger, Sale or Consolidation," "Limitation on Restricted Payments," "Limitation on Capital Expenditures" or "Minimum Consolidated EBITDA" and (b) no such notice shall be required with respect to any such failure relating to the provisions under "Limitation on Additional Indebtedness and Disqualified Capital Stock,"

  (4)
  certain events of bankruptcy, insolvency or reorganization in respect of us, Holdco any of the Guarantors or any of our Subsidiaries that is a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary,

  (5)
  a default occurs (after giving effect to any waivers, amendments, applicable grace periods or any extension of any maturity date) in our Indebtedness or the Indebtedness of any of the Subsidiaries with an aggregate amount outstanding in excess of $5.0 million (a) resulting from the failure to pay principal of such Indebtedness at maturity, or (b) if as a result of such default, the maturity of such Indebtedness has been accelerated prior to its stated maturity,

  (6)
  final unsatisfied judgments not covered by insurance aggregating in excess of $5.0 million, at any one time rendered against us or any of the Subsidiaries and not stayed, bonded or discharged within 60 days after their entry,

  (7)
  any Guarantee of a Guarantor ceases to be in full force and effect or becomes unenforceable or invalid or is declared null and void (other than in accordance with the terms of the Guarantee and the Indenture) or any Guarantor denies or disaffirms its Obligations under its Guarantee, in each case other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with the Indenture,

  (8)
  any failure to comply with any material agreement or covenant in any of the Collateral Agreements, and such failure or breach shall continue for a period of 60 days after written notice is given to us by the Trustee, or to us and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes outstanding, or

  (9)
  any of the Collateral Agreements at any time for any reason ceases to be in full force and effect, or is declared null and void, or shall cease to be effective in all material respects to give the Notes Collateral Agent the Liens with the priority purported to be created thereby subject to no other Liens or the Company, Holdco or any Guarantor denies or disaffirms its Obligations thereunder (in each case, other than as expressly permitted by the Indenture and the applicable Collateral Agreement, by reason of the termination of the Indenture or the applicable Collateral Agreement in accordance with its terms or which was caused by a default by the Notes Collateral Agent in respect of the Collateral Agreements); provided that it will not be an Event of Default under this clause (9) if the affected Collateral has a fair market value of not more than $5.0 million in the aggregate.

        The Indenture provides that if a Default occurs and is continuing, the Trustee must, within 90 days after the occurrence of such Default, give to the Holders notice of such Default.

        If an Event of Default occurs and is continuing (other than an Event of Default specified in clause (4) above relating to us, Holdco, any of the Guarantors or any of our Subsidiaries that is a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary) then in every such case, unless the principal of all of the Notes shall have already become due and payable, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, by notice in writing to us (and to the Trustee if given by Holders) (an "Acceleration Notice"), may declare all principal thereof and all premium, if any, and accrued and unpaid interest (and Liquidated Damages, if any) thereon to be due and payable immediately. If an Event of Default specified in clause (4) above, relating to us, Holdco, any of the Guarantors or any of our Subsidiaries that is a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary occurs all principal thereof and all premium, if any, and accrued and unpaid interest (and Liquidated Damages, if any) thereon will be immediately due and payable on all outstanding Notes without any declaration or other act on the part of the Trustee or the Holders. The Holders of a majority in aggregate principal amount of Notes generally are authorized to rescind such acceleration if all existing Events of Default (other than the non-payment of the principal of and premium, if any, and interest (and Liquidated Damages, if any) on the Notes which have become due solely by such acceleration) have been cured or waived.

        Prior to the declaration of acceleration of the maturity of the Notes, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding may waive on behalf of all the Holders any Default except (i) a Default in the payment of principal of or premium, if any, or interest (or Liquidated Damages, if any) on any Note not yet cured and (ii) a Default with respect to any covenant or provision which cannot be modified or amended without the consent of the Holder of each outstanding Note affected. See "Amendments, Supplements and Waivers." Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable security or indemnity reasonably satisfactory to it.

        Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

Legal Defeasance and Covenant Defeasance

        The Indenture provides that we may, at our option, elect to discharge our obligations and the Guarantors' obligations with respect to the outstanding Notes ("Legal Defeasance"). If Legal Defeasance occurs, we shall be deemed to have paid and discharged all amounts owed under the Notes, and the Indenture shall cease to be of further effect as to the Notes and Guarantees, except that:

  (1)
  Holders will be entitled to receive timely payments for the principal of and premium, if any, and interest (and Liquidated Damages, if any) on the Notes, from the funds deposited for that purpose (as explained below);

  (2)
  our obligations will continue with respect to the issuance of temporary Notes, the registration of Notes, and the replacement of mutilated, destroyed, lost or stolen Notes;

  (3)
  the Trustee will retain its rights, powers, duties, and immunities, and we will retain our obligations in connection therewith; and

  (4)
  other Legal Defeasance provisions of the Indenture will remain in effect.

        In addition, we may, at our option and at any time, elect to cause the release of our obligations and the Guarantors' with respect to most of the covenants in the Indenture (except as described otherwise therein) ("Covenant Defeasance"). If Covenant Defeasance occurs, certain events (not including non-payment and bankruptcy, receivership, rehabilitation and insolvency events) relating to us, any of the Guarantors or any Significant Subsidiary described under "Events of Default and Remedies" will no longer constitute Events of Default with respect to the Notes. We may exercise Legal Defeasance regardless of whether we previously exercised Covenant Defeasance.

        In order to exercise either Legal Defeasance or Covenant Defeasance (each, a "Defeasance"):

  (1)
  we must irrevocably deposit with the Trustee, in trust, for the benefit of Holders of the Notes, U.S. legal tender, non-callable U.S. government obligations or a combination thereof, in amounts that will be sufficient, in the written opinion of a nationally recognized firm of independent public accountants, to pay the principal of and premium, if any, and interest (and Liquidated Damages, if any) on the Notes on the stated date for payment or any redemption date thereof (and we must specify whether the Notes are being defeased to Stated Maturity or a particular redemption date), and the Trustee must have, for the benefit of Holders of the Notes, a valid, perfected, exclusive security interest in the trust;

  (2)
  in the case of Legal Defeasance, we must deliver to the Trustee an Opinion of Counsel reasonably satisfactory to the Trustee confirming that:

  (a)
  we have received from, or there has been published by the Internal Revenue Service, a ruling, or

  (b)
  since the date of the Indenture, there has been a change in the applicable Federal income tax law,

  in either case to the effect that Holders of Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

  (3)
  in the case of Covenant Defeasance, we must deliver to the Trustee an Opinion of Counsel reasonably satisfactory to the Trustee confirming that Holders of Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant had not occurred;

  (4)
  in the case of Legal Defeasance or Covenant Defeasance, (a) no Default or Event of Default shall have occurred and be continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit or the granting of any Lien to secure such borrowing and (b) no Event of Default relating to bankruptcy or insolvency may occur at any time from the date of the deposit to the 91st calendar day thereafter (it being understood that the condition shall not be deemed satisfied until the expiration of such period);

  (5)
  the Defeasance may not result in a breach or violation of, or constitute a default under, any other material agreement or instrument (other than the Indenture) to which we or any of the Subsidiaries are a party or by which we, or any of the Subsidiaries are bound;

  (6)
  we must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by us with the intent to hinder, delay or defraud any other of our creditors; and

  (7)
  we must deliver to the Trustee an Officers' Certificate confirming the satisfaction of conditions in clauses (1) through (6) above, and an Opinion of Counsel confirming the satisfaction of the conditions in clauses (1) (with respect to the validity and perfection of the security interest), (2), (3) and (5) above.

        The Defeasance will be effective on the day on which all the applicable conditions above have been satisfied.

        If the amount deposited with the Trustee to effect a Covenant Defeasance is insufficient to pay the principal of and premium, if any, and interest (and Liquidated Damages, if any) on the Notes when due, or if any court enters an order directing the repayment of the deposit to us or otherwise making the deposit unavailable to make payments under the Notes when due, or if any court enters an order avoiding the deposit of money or otherwise requires the payment of the money so deposited to us or to a fund for the benefit of its creditors, then (so long as the insufficiency exists or the order remains in effect) our and the Guarantors' obligations under the Indenture, the Notes and the other Indenture Documents will be revived, and the Covenant Defeasance will be deemed not to have occurred.

Satisfaction and Discharge

        The Indenture provides that we may terminate our obligations and the obligations of the Guarantors under the Indenture, the Notes, the Guarantees and other Indenture Documents (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) when:

  (a)
  all the Notes previously authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced and Notes for whose payment money has theretofore been deposited with the Trustee or the paying agent in trust or segregated and held in trust by us and thereafter repaid to us or a Guarantor) have been delivered to the Trustee for cancellation, or

  (b)
  (i)  all Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) have been called for redemption within one year pursuant to the provisions under "Optional Redemption" by mailing to Holders a notice of redemption,

  (ii)
  we have irrevocably deposited or caused to be irrevocably deposited with the Trustee U.S. legal tender, non-callable U.S. government obligations or a combination thereof, in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of and interest (and Liquidated Damages, if any) on the Notes to maturity or the applicable Redemption Date, as the case may be, together with irrevocable instructions from us directing the Trustee to apply such funds to the payment thereof at maturity or such Redemption Date, as the case may be,

  (iii)
  we and the Guarantors each has paid all other sums payable by it under the Indenture, the Notes, the Guarantees and the other Indenture Documents,

  (iv)
  no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit or the granting of any Liens in respect thereof),

  (v)
  such deposit shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which we or any of the Subsidiaries are a party or by which we or any of the Subsidiaries are bound (other than a breach, violation or default resulting from the borrowing of funds to be applied to such deposit or the granting of any Liens in respect thereof, which breach, violation or default, as the case may be, shall have been waived or cured in accordance with the terms thereof substantially contemporaneously with such borrowing or granting, as the case may be, unless the obligations under such agreement or instrument are repaid or discharged substantially contemporaneously with such borrowing or granting, as the case may be), and

  (vi)
  we shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel confirming the satisfaction of all conditions set forth in clauses (i) through (v) above.

Amendments, Supplements and Waivers

        Except as provided in the three succeeding paragraphs, the Indenture, the Notes, the Guarantees, the Intercreditor Agreement and the Collateral Agreements may be amended, supplemented or otherwise modified, and any existing Default or Event of Default (except certain payment defaults) or compliance with any provisions of the Indenture, the Notes, the Guarantees, the Intercreditor Agreement and the Collateral Agreements may be waived, with the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding (including consents obtained in connection with a tender or exchange offer for the Notes).

        Without the consent of the Holder of each outstanding Note affected, an amendment, supplement, modification or waiver may not (with respect to Notes held by a non-consenting Holder):

  (1)
  reduce the principal amount of Notes whose Holders must consent to an amendment, supplement, modification or waiver,

  (2)
  change the Stated Maturity on any Note,

  (3)
  reduce the principal of or any premium (including redemption premium but not including for the avoidance of doubt any redemption premium relating to the covenants described under "Offers to Repurchase the Notes") on any Note,

  (4)
  reduce the rate of or change the time for payment of interest (or Liquidated Damages, if any) on any Note,

  (5)
  waive a Default or Event of Default in the payment of principal of or premium, if any, or interest (or Liquidated Damages, if any) on any Note (except a rescission of acceleration of the Notes by the Holders of a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration),

  (6)
  waive any redemption payment with respect to any Note or change the date on which any Notes may be subject to redemption (other than provisions relating to or payments required by the covenants described under the caption "Offers to Repurchase the Notes"),

  (7)
  reduce the Change of Control Purchase Price, the Asset Sale Offer Price or the Excess Cash Flow Offer Price or alter any other provisions with respect to the repurchase of the Notes required by the covenants described under the caption "Offers to Repurchase the Notes" after the corresponding Asset Sale or Change of Control has occurred or the obligation to make an Excess Cash Flow Offer has arisen,

  (8)
  change the coin or currency in which, the principal of or premium, if any, or interest (or Liquidated Damages, if any) on any Note is payable,

  (9)
  impair the right to institute suit for the enforcement of payment of the principal of or premium, if any, or interest (or Liquidated Damages, if any) on any Note on or after the Stated Maturity (or on or after the Redemption Date),

  (10)
  make any change in the provisions of the Indenture relating to waivers of past Defaults with respect to, or the rights of Holders to receive, scheduled payments of principal of or premium, if any, or interest (or Liquidated Damages, if any) on the Notes,

  (11)
  modify or change any provision of the Indenture affecting the ranking of the Notes or any Guarantee in a manner adverse to the Holders of the Notes,

  (12)
  release any Guarantor from any of its obligations under its Guarantee or the Indenture other than in compliance with the Indenture, or

  (13)
  make any changes in the amendment, supplement and waiver provisions in this paragraph, the immediately preceding paragraph or the immediately succeeding two paragraphs.

        Without the consent of the Holders of not less than 66 2/3% in aggregate principal amount of the Notes at the time outstanding (including consents obtained in connection with a tender or exchange offer for the Notes), an amendment, supplement, modification or waiver may not release all or substantially all of the Collateral otherwise than in accordance with the terms of the Indenture and the Collateral Agreements.

        Notwithstanding the foregoing, without the consent of the Holders, we, the Guarantors and the Trustee may amend, modify or supplement the Indenture, the Notes, the Guarantees, the Intercreditor Agreement, the Collateral Agreements and the Registration Rights Agreement:

  (i)
  to cure any ambiguity, defect or inconsistency,

  (ii)
  to provide for uncertificated Notes in addition to or in place of certificated Notes,

  (iii)
  to provide for the assumption of any of our or the Guarantors' obligations to Holders in the case of a merger or consolidation or a sale of all or substantially all of our assets in accordance with the Indenture,

  (iv)
  to evidence the release of any Guarantor permitted to be released under the terms of the Indenture or to evidence the addition of any new Guarantor,

  (v)
  to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act,

  (vi)
  to comply with the provisions of DTC or the Trustee with respect to the provisions of the Indenture and the Notes relating to transfers and exchanges of Notes or beneficial interests therein,

  (vii)
  to provide for the issuance of Additional Notes in accordance with the terms of the Indenture,

  (viii)
  to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the rights of any Holder of Notes under the Indenture, the Notes, the Guarantees, the Intercreditor Agreement, the Collateral Agreements or the Registration Rights Agreement, or

  (ix)
  if necessary, in connection with any addition or release of Collateral permitted under the terms of the Indenture or Collateral Agreements.

Governing Law

        The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed in the State of New York, including, without limitation, Sections 5-1401 and 5-1402 of the New York General Obligations Law and New York Civil Practice Laws and Rules 327(b); provided, that with respect to the creation, attachment, perfection, priority, enforcement of and remedies relating to the security interest in any real property Collateral, the governing law may be the laws of the jurisdictions where such Collateral is located without regard to the conflict of law provisions thereof.

No Personal Liability of Partners, Stockholders, Officers, Directors

        The Indenture provides that no direct or indirect stockholder, incorporator, controlling Person, employee, officer or director, as such, past, present or future of us, the Guarantors or any successor entity shall have any personal liability in respect of our obligations or the obligations of the Guarantors under the Indenture, the Notes, the Registration Rights Agreement or the Collateral Agreements solely by reason of his, her or its status as such stockholder, incorporator, controlling Person, employee, officer or director, except that this provision shall in no way limit the obligation of any Guarantor pursuant to any Guarantee of the Notes.

The Trustee

        The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs.

        The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

Certain Definitions

        Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

        "Acquired Indebtedness" means Indebtedness of any Person existing at the time such Person becomes a Subsidiary of the Company, including by designation, or is merged or consolidated into or with the Company or one of the Subsidiaries; provided that, for the avoidance of doubt, if such Indebtedness is repurchased, redeemed, retired or otherwise repaid at the time, or immediately upon consummation, of the transaction by which such Person is merged with or into or became a Subsidiary of the Company, then such Indebtedness shall not constitute Acquired Indebtedness. Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from a Person or the date the acquired Person becomes a Subsidiary.

        "Acquisition" means the purchase or other acquisition of any Person or all or substantially all the assets of any Person by any other Person, whether by purchase, merger, consolidation, or other transfer, and whether or not for consideration.

        "Adverse Tax Determination" means a determination, made in good faith, by the Chief Financial Officer of Holdco to the effect that a pledge of more than 65% of the Voting Equity Interests of any foreign subsidiary or guarantee of the Notes by any foreign subsidiary is reasonably expected to result in material adverse federal income tax consequences for the U.S. federal consolidated group consisting solely of Holdco and the Company Affiliated Group.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, will mean (a) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise or (b) beneficial ownership of 10% or more of the voting securities of such Person. Notwithstanding the foregoing, "Affiliate" shall not include Wholly Owned Subsidiaries.

        "Applicable Value" means the greatest of the aggregate principal amount, par value, book value as carried by the Company or market value, as applicable, of Capital Stock, securities or other payment rights of a Subsidiary.

        "Average Life" means, as of the date of determination, with respect to any security or instrument, the quotient obtained by dividing (1) the sum of the products (a) of the number of years from the date of determination to the date or dates of each successive scheduled principal (or redemption) payment of such security or instrument and (b) the amount of each such respective principal (or redemption) payment by (2) the sum of all such principal (or redemption) payments.

        "Bank Maximum Amount" means, with respect to the obligations under the Credit Documents, up to $15,000,000 in principal amount outstanding, plus all indebtedness or other liabilities arising under or out of secured hedging agreements or cash management agreements not prohibited under the Indenture, plus all related interest, fees, costs, indemnities and expenses.

        "Bankruptcy Code" means the Bankruptcy Reform Act of 1978, as amended, and codified as 11 U.S.C. §§101 et seq.

        "Board of Directors" means, with respect to any Person, the board of directors of such Person (or if such Person is not a corporation, the equivalent board of managers or members or body performing similar functions for such Person) or any committee of the board of directors of such Person (or if such Person is not a corporation, any committee of the equivalent board of managers or members or body performing similar functions for such Person) authorized, with respect to any particular matter, to exercise the power of the board of directors of such Person (or if such Person is not a corporation, the equivalent board of managers or members or body performing similar functions for such Person).

        "BRS Group" means (i) Bruckmann, Rosser, Sherrill & Co., LLC and Bruckmann, Rosser, Sherrill & Co. II, L.P. and their respective Affiliates and (ii) any investment vehicle that is managed (whether through ownership of securities having a majority of the voting power or through management of investments) by any of the Persons listed in clause (i), but excluding any portfolio companies (other than the Company) of any Person listed in clause (i) or (ii).

        "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York are authorized or obligated by law or other government action to close.

        "Capital Expenditures" means, for any period, the sum of

  (1)
  the aggregate amount of all expenditures of the Company and its Subsidiaries for fixed or capital assets made during such period which, in accordance with GAAP, would be classified as capital expenditures; and

  (2)
  the aggregate amount of all Capitalized Lease Obligations of the Company and its Subsidiaries incurred during such period.

        "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

        "Capital Stock" means, (i) with respect to any Person that is a corporation, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock issued by such Person, (ii) with respect to a Person that is a limited liability company, any and all membership interests in such Person, and (iii) with respect to any other Person, any and all partnership, joint venture or other equity interests of such Person.

        "Cash Equivalent" means:

  (1)
  United States dollars,

  (2)
  securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided, that the full faith and credit of the United States of America is pledged in support thereof),

  (3)
  securities issued or directly and fully guaranteed or insured by any state of the United States of America or any agency or instrumentality thereof and that are rated within one of the two highest ratings for such securities by Standard & Poor's Corporation or Moody's Investors Service, Inc.,

  (4)
  demand and time deposits, certificates of deposit, bankers' acceptances issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined net capital and surplus in excess of $500.0 million,

  (5)
  commercial paper issued by others rated at least A-2 or the equivalent thereof by Standard & Poor's Corporation or at least P-2 or the equivalent thereof by Moody's Investors Service, Inc.,

  (6)
  repurchase obligations with a term of not more than seven days for underlying securities of the types described in (2) through (4) above entered into with any financial institution meeting the qualifications specified in (4) above, or

  (7)
  money market funds, at least 95% of the assets of which constitute Cash Equivalents of the kinds described in (1) through (6) of this definition,

and in the case of Cash Equivalents of the kinds described in each of (2), (3), (4) and (5) maturing within one year after the date of acquisition thereof.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Collateral" means all assets and other property, whether now owned or hereafter acquired, upon which a Lien securing the Obligations is granted or purported to be granted under any Collateral Agreement.

        "Collateral Enforcement Action" means the exercise of any rights and remedies available to the Bank Collateral Agent or the Notes Collateral Agent, as applicable, pursuant to any agreement or under applicable law to enforce its rights and remedies relative to any collateral security provided for in the Credit Documents or Indenture Documents, as applicable, including, without limitation, (a) the commencement of any action, suit or other proceeding against the Company or any Guarantor to foreclose (whether in strict foreclosure or otherwise), attach, seize, sell or otherwise to realize upon any of the security, (b) the exercise of any rights of set-off, (c) any notification by a secured party to an account debtor with respect to any account constituting collateral, which notification would direct such account debtor to remit payments with respect to such account to the notifying party and (d) the collection, possession, removal or sale of any collateral or the exercise of any other self-help remedy.

        "Common Collateral" means all of the assets of the Company and the Guarantors, whether now owned or hereafter existing and whether real, personal or mixed.

        "consolidated" means, with respect to the Company, the consolidation of the accounts of the Subsidiaries with those of the Company, all in accordance with GAAP; provided, that "consolidated" will not include consolidation of the accounts of any Unrestricted Subsidiary with the accounts of the Company.

        "Consolidated Coverage Ratio" of any Person on any date of determination (the "Transaction Date") means the ratio of (a) the aggregate amount of Consolidated EBITDA of such Person attributable to continuing operations and businesses (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of) for the Reference Period to (b) the aggregate Consolidated Fixed Charges of such Person (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of, but only to the extent that the obligations giving rise to such Consolidated Fixed Charges would no longer be obligations contributing to such Person's Consolidated Fixed Charges subsequent to the Transaction Date) during the Reference Period; provided, that for purposes of such calculation:

  (1)
  Acquisitions which occurred during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date will be given pro forma effect as if they had occurred on the first day of the Reference Period without giving effect to clause (c) of the definition of "Consolidated Net Income,"

  (2)
  the incurrence, assumption, guarantee, repayment, repurchase or redemption of any Indebtedness (including the issuance, repurchase or redemption of any Disqualified Capital Stock) and the use of proceeds therefrom, occurring during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date (including any such transaction giving rise to the need to calculate the Consolidated Coverage Ratio), other than Indebtedness incurred under any revolving credit agreement or similar facility for working capital purposes, shall be given effect as if it had occurred on the first day of the Reference Period, and

  (3)
  the Consolidated Fixed Charges of such Person attributable to interest on any Indebtedness or dividends on any Disqualified Capital Stock bearing a floating interest (or dividend) rate shall be computed as if the average monthly rate in effect from the beginning of the Reference Period to the Transaction Date had been the applicable rate for the entire period, provided, that if such Person or any of the Subsidiaries is a party to an Interest Swap or Hedging Obligation (which shall remain in effect for the 12-month period immediately following the Transaction Date) that has the effect of fixing the interest rate on the date of computation, then such rate (whether higher or lower) shall be used.

        "Consolidated EBITDA" means, with respect to any Person, for any period, the Consolidated Net Income of such Person for such period adjusted to add thereto (to the extent deducted for purposes of determining Consolidated Net Income), without duplication, the sum of:

  (1)
  consolidated income tax expense,

  (2)
  the amount of Permitted Tax Payments to Holdco,

  (3)
  consolidated depreciation and amortization expense (including amortization expense associated with the purchase accounting write-up of tangible and intangible assets),

  (4)
  Consolidated Fixed Charges,

  (5)
  restructuring charges (as determined in accordance with GAAP) relating to the consolidation of operations or reduction in head-count,

  (6)
  all other non-cash charges reducing Consolidated Net Income for such period (A) including, but not limited to, (i) non-cash charges attributable to the grant, exercise or repurchase of options for or shares of Qualified Capital Stock to or from employees of such Person and its Consolidated Subsidiaries determined in accordance with GAAP, (ii) unrealized losses resulting solely from the marking to market of derivative securities or securities held in deferred compensation plans, (iii) non-cash charges associated with the amortization or write-off of deferred financing costs and debt issuance costs of such Person and its Consolidated Subsidiaries during such period, and (iv) non-cash charges associated with the purchase accounting write-up of inventory, but (B) excluding non-cash charges that require an accrual of or a reserve for cash charges for any future periods and normally occurring accruals such as reserves for accounts receivable,

  (7)
  any premium or penalty paid in connection with redeeming or retiring Indebtedness of such Person and its Consolidated Subsidiaries prior to the stated maturity thereof pursuant to the agreements governing such Indebtedness,

  (8)
  all costs and expenses incurred in connection with (A) the issuance of the initial notes and the exchange notes, the refinancing of the Credit Agreement (including, for the avoidance of doubt, the attempted refinancing of the Credit Agreement and the Company's 10.25% senior secured notes due 2011 that are governed by the Original Indenture) and the related tender offer, consent solicitation and redemption of such senior secured notes and (B) any potential transaction to sell all or substantially all of the Company and the Subsidiaries (whether by merger, sale of Capital Stock, sale of assets or otherwise),

  (9)
  Management Fees, and

less:

  (a)
  all non-cash items increasing Consolidated Net Income for such period (including unrealized gains resulting solely from the marking to market of derivative securities or securities held in deferred compensation plans), and

  (b)
  the amount of all cash payments made by such Person or any of the Subsidiaries during such period to the extent such payments relate to non-cash charges that were added back in determining Consolidated EBITDA for such period or any prior period;

provided, that consolidated income tax expense and depreciation and amortization of a Subsidiary that is a less than Wholly Owned Subsidiary shall only be added to the extent of such Person's equity interest in such Subsidiary. Notwithstanding the foregoing, Consolidated EBITDA of the Company for the period of four consecutive fiscal quarters of the Company ended (i) March 31, 2011, shall be deemed to be equal to the Consolidated EBITDA of the Company for the fiscal quarter of the Company ended March 31, 2011 plus $28.869 million, (ii) June 30, 2011, shall be deemed to be equal to the Consolidated EBITDA of the Company for the two consecutive fiscal quarters of the Company ended June 30, 2011 plus $18.896 million, and (iii) September 30, 2011, shall be deemed to be equal to the Consolidated EBITDA of the Company for the three consecutive fiscal quarters of the Company ended September 30, 2011 plus $9.485 million.

        "Consolidated Fixed Charges" of any Person means, for any period, the aggregate amount (without duplication and determined in each case in accordance with GAAP) of:

  (a)
  interest expensed or capitalized, paid, accrued, or scheduled to be paid or accrued (including, in accordance with the following paragraph, interest attributable to Capitalized Lease Obligations) of such Person and its Consolidated Subsidiaries during such period:

  (i)
  (A) including (1) original issue discount and non-cash interest payments or accruals on any Indebtedness, (2) the interest portion of all deferred payment obligations, and (3) all commissions, discounts and other fees and charges owed with respect to bankers' acceptances and letters of credit financings, and (4) net cash costs paid to unwind Interest Swap and Hedging Obligations existing on and prior to the Issue Date, and (B) net of the effect of all payments made or received pursuant to Interest Swap and Hedging Obligations, in each case to the extent attributable to such period, but

  (ii)
  excluding amortization or write-off of deferred financing costs and debt issuance costs of such Person and the Subsidiaries during such period and any premium or penalty paid in connection with redeeming or retiring Indebtedness of such Person and the Subsidiaries prior to the stated maturity thereof pursuant to the agreements governing such Indebtedness, plus

  (b)
  the product of (x) the amount of all cash dividends (other than dividends paid by the Subsidiaries to the Company or to the Company's Wholly Owned Subsidiaries) paid by such Person or any of its Consolidated Subsidiaries in respect of Preferred Stock times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal.

        For purposes of this definition, (x) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined in reasonable good faith by the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP and (y) interest expense attributable to any Indebtedness represented by the guarantee by such Person or a Subsidiary of such Person of an obligation of another Person shall be deemed to be the interest expense attributable to the Indebtedness guaranteed.

        "Consolidated Leverage Ratio" of any Person on any date of determination (the "Transaction Date") means the ratio of (a) the Consolidated Net Debt of such Person as of the Transaction Date to (b) the aggregate amount of Consolidated EBITDA of such Person attributable to continuing operations and businesses (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of) for the Reference Period; provided, however that the calculation of clause (b) above shall be made on a pro forma basis to give effect to such adjustments described in the proviso to the definition of the term "Consolidated Coverage Ratio."

        "Consolidated Net Debt" of any Person on any date of determination (the "Transaction Date") the excess of (x) the consolidated Indebtedness of such Person as of the Transaction Date over (y) unrestricted cash and Cash Equivalents of such Person and its Consolidated Subsidiaries as of the Transaction Date that are not subject to any Lien other than Permitted Liens described in clauses (f) and (g) of the definition thereof, in each case, determined on a pro forma basis to give effect to all transactions that are contemplated to be effected on such date (including the incurrence of any Indebtedness and the application of the proceeds therefrom).

        "Consolidated Net Income" means, with respect to any specified Person for any period, the net income (or loss) of such specified Person and its Consolidated Subsidiaries (determined on a consolidated basis in accordance with GAAP) for such period less an amount equal to the amount of Permitted Tax Payments to Holdco made in such period by the referent Person, and adjusted to exclude (only to the extent included in computing such net income (or loss) and without duplication):

  (a)
  all after-tax gains or losses which are either extraordinary (as determined in accordance with GAAP) or are unusual and nonrecurring (including any gain or loss from the sale or other disposition of assets outside the ordinary course of business or from the issuance or sale of any Capital Stock),

  (b)
  the net income of any specified Person, other than a Consolidated Subsidiary, in which such specified Person or any of its Consolidated Subsidiaries has an interest, except to the extent of the amount of any dividends or distributions actually paid in cash to such specified Person or a Consolidated Subsidiary of such specified Person during such period, but in any case not in excess of such specified Person's pro rata share of such specified Person's net income for such period,

  (c)
  the net income or loss of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition,

  (d)
  the net income of any of such specified Person's Consolidated Subsidiaries to the extent that the declaration or payment of dividends or similar distributions is not at the time permitted by operation of the terms of its charter or bylaws or any other agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Consolidated

    Subsidiary, provided that, for the avoidance of doubt, (i) such Person's equity in the net income of any such Consolidated Subsidiary for such period shall be included in determining Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Consolidated Subsidiary consistent with such restrictions during such period to the Company or another Consolidated Subsidiary as a dividend or other distribution (subject, in the case of a dividend or distribution paid to another Consolidated Subsidiary, to the limitations set forth in this clause (d)) and (ii) the Company's equity in a net loss of any such Consolidated Subsidiary for such period shall be included in determining Consolidated Net Income,

  (e)
  the net income of any Unrestricted Subsidiary,

  (f)
  after-tax gains and losses from Asset Sales or abandonments or reserves relating thereto,

  (g)
  any restoration to income of any material contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date,

  (h)
  income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued),

  (i)
  all gains and losses realized on or because of the purchase or other acquisition by such Person or any of its Subsidiaries of any securities of such Person or any of its Subsidiaries,

  (j)
  the cumulative effect of a change in accounting principles,

  (k)
  interest expense attributable to dividends on Qualified Capital Stock pursuant to Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,"

  (l)
  non-cash charges resulting from the impairment of intangible assets, and

  (m)
  in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets.

        "Consolidated Net Worth" of any Person at any date means the aggregate consolidated stockholders' equity of such Person (including in all cases Preferred Stock) and its Consolidated Subsidiaries, as would be shown on the consolidated balance sheet of such Person prepared in accordance with GAAP, adjusted to exclude (to the extent included in calculating such equity), the amount of any such stockholders' equity attributable to Disqualified Capital Stock or treasury stock of such Person and its Consolidated Subsidiaries.

        "Consolidated Subsidiary" means, for any Person, each Subsidiary of such Person (whether now existing or hereafter created or acquired) the financial statements of which are consolidated for financial statement reporting purposes with the financial statements of such Person in accordance with GAAP.

        "Consolidated Working Capital" means, with respect to any Person, at any date, the excess of (a) the sum of all amounts (other than cash and cash equivalents) that would, in conformity with GAAP, be set forth opposite the caption "total current assets" (or any like caption) on a consolidated balance sheet of such Person and its Subsidiaries at such date over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption "total current liabilities" (or any like caption) on a consolidated balance sheet of such Person and its Subsidiaries on such date other than the current portion of any long-term Indebtedness.

        "Continuing Directors" means during any period of 24 consecutive months after the Issue Date, individuals who at the beginning of any such 24-month period constituted the Company's Board of Directors (together with any new directors whose election by the Company's Board of Directors or whose nomination for election by the Company's stockholders was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, including new directors designated in or provided for in an agreement regarding the merger, consolidation or sale, transfer or other conveyance, of all or substantially all of the Company's assets, if such agreement was approved by a vote of such majority of directors).

        "contractually subordinate" means subordinated in right of payment by its terms or the terms of any document or instrument or instrument relating thereto.

        "Credit Agreement" means the Third Amended and Restated Revolving Credit Agreement, dated as of the Issue Date, among The Sheridan Group, Inc. and Bank of America, N.A., including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, as such credit agreement and/or related documents may be amended, restated, supplemented, renewed, replaced or otherwise modified from time to time whether or not with the same agent, lenders or representatives thereof, and, subject to the proviso to the next succeeding sentence, irrespective of any changes in the terms and conditions thereof. Without limiting the generality of the foregoing, the term "Credit Agreement" shall include any amendment, amendment and restatement, renewal, extension, restructuring, supplement or modification to any Credit Agreement and all refundings, refinancings and replacements of any Credit Agreement, including any credit agreement:

  (1)
  extending the maturity of any Indebtedness incurred thereunder or contemplated thereby,

  (2)
  adding or deleting borrowers or guarantors thereunder, so long as borrowers and issuers include one or more of the Company and the Subsidiaries and their respective successors and assigns,

  (3)
  increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder; provided, that on the date such Indebtedness is incurred it would be permitted by the third paragraph of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock;" or

  (4)
  otherwise altering the terms and conditions thereof in a manner not prohibited by the terms of the Indenture.

        Notwithstanding anything to the contrary in the foregoing, each such amendment, restatement, amendment and restatement, renewal, extension, restructuring, supplement, modification, refunding, refinancing and replacement shall only be permitted so long as the Credit Agreement remains a revolving credit facility (which may include letters of credit and swing-line loan subfacilities), but for the avoidance of doubt shall not constitute or include any term loan or debt securities facility, subfacility, financing or refinancing.

        "Credit Documents" means, collectively, the Credit Agreement, letters of credit, notes, collateral documents, guarantees, interest rate protection agreements and other agreements and instruments entered into under or in connection with the Credit Agreement from time to time, in each case as the same may be amended, restated, modified, supplemented, refinanced and/or replaced from time to time consistent with the provisions of the Intercreditor Agreement.

        "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

        "Disqualified Capital Stock" means with respect to any Person, Equity Interests of such Person that, by its terms or by the terms of any security into which it is convertible, exercisable or exchangeable, is, or upon the happening of an event or the passage of time or both would be, required to be redeemed or repurchased by such Person or any of the Subsidiaries, in whole or in part, on or prior to 91 days following the Stated Maturity of the Notes; provided, however, only the portion of Capital Stock which is so redeemable or repurchasable prior to such date will be deemed to be Disqualified Capital Stock. Notwithstanding the foregoing, any Equity Interests that would constitute Disqualified Capital Stock solely because the holders thereof have the right to require the Company to repurchase such Equity Interests upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Capital Stock if the terms of such Equity Interests provide that the Company may not repurchase or redeem any such Equity Interests pursuant to such provisions prior to the Company's purchase of the Notes as are required to be purchased pursuant to the provisions of the Indenture as described under "Offers to Repurchase the Notes—Repurchase of Notes at the Option of the Holder Upon a Change of Control" and "Limitation on Sale of Assets and Subsidiary Stock."

        "Domestic Subsidiary" means any Subsidiary of the Company which is not a Foreign Subsidiary.

        "Equity Interests" means Capital Stock of such Person and all warrants, options or other rights to acquire such Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Event of Loss" means, with respect to any property or asset, (1) any loss, destruction or damage of such property or asset, (2) any condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property or asset, or confiscation or requisition of the use of such property or asset or (3) any settlement in lieu of clause (2) above, in each case, having a fair market value or resulting in gross proceeds in excess of $1.0 million.

        "Excess Cash Flow" means with respect to any Person, for any period and without duplication, the excess of (i) Consolidated EBITDA (less all non-cash items to the extent that such non-cash items increased Consolidated EBITDA) of the Company for such period plus or minus, respectively, any net decrease or increase in the Consolidated Working Capital of the Company for such period over (ii) the sum (without duplication) of (A) the aggregate amount of Capital Expenditures and other expenditures made in cash by the Company and its Subsidiaries during such period (other than any Capital Expenditure made in reliance on clause (i), (ii) or (iii) of the first sentence of the covenant "Limitation on Capital Expenditures," but only to the extent such items did not increase Consolidated EBITDA), (B) Consolidated Fixed Charges paid in cash by the Company and its Subsidiaries during such period, (C) the aggregate amount (without duplication) of all income and franchise taxes paid (and Permitted Tax Payments to Holdco made) in cash by the Company and its Subsidiaries during such period, (D) the aggregate purchase price of any Notes purchased in cash (and cancelled) during such period by the Company in the open market or pursuant to one or more tender offers (other than tender offers made in connection with any Asset Sale Offer, Change of Control Offer or Excess Cash Flow Offer), (E) the aggregate redemption price paid for any Notes redeemed in cash during such period pursuant to one or more optional redemptions described above under "—Redemption of the Notes at Our Option" (other than optional redemptions made pursuant to the second paragraph of "—Redemption of the Notes at Our Option—Optional Redemption Prior to April 15, 2012"), and (F) the aggregate principal amount of all Indebtedness repaid in cash (other than with the proceeds of the Notes, any Asset Sale or any Event of Loss) under the Credit Agreement made during such period and, to the extent such Indebtedness is revolving in nature, accompanied by a concurrent corresponding permanent reduction in the commitment relating thereto.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Excluded Assets" means:

  (a)
  any Capital Stock of a subsidiary of us or any Guarantor, except to the extent described above under "Collateral;"

  (b)
  assets secured by Purchase Money Obligations pursuant to Permitted Liens described in clause (h) of the definition thereof so long as such Permitted Liens are in effect and such Purchase Money Obligations otherwise prohibit any other Liens thereon;

  (c)
  leasehold estates in real property existing on the Issue Date and any additional leasehold estates in real property acquired by the Company or any Guarantor after the Issue Date, unless the Notes Collateral Agent (acting at the direction of the reasonable discretion of Holders holding at least 25% in aggregate principal amount of the Notes then outstanding) requests that the Company or such Guarantor provide the Notes Collateral Agent with a lien upon and security interest in such leasehold estate so that such leasehold estate shall become additional Collateral (and the Company in the Collateral Agreements will agree to notify the Notes Collateral Agent of the acquisition by it or any of the Guarantors of any leasehold estate in real property); provided that the Company or such Guarantor shall not be required to provide the Notes Collateral Agent with a Lien upon and security interest in any leasehold estate with respect to which the Company or such Guarantor has not obtained, to the extent required by the terms of the applicable lease (after using commercially reasonable efforts to obtain, which shall not require any payment to the landlord to obtain such consent) the consent of the lessor to grant a Mortgage in such leasehold estate;

  (d)
  any leases, permits, licenses or other contracts or agreements or other assets or property to the extent that a grant of a Lien thereon under the Collateral Agreements (i) is prohibited by law, or (ii) would require the consent of third parties and such consent has not been obtained after the Company has used commercially reasonable efforts to try to obtain such consent, or (iii) other than as a result of requiring a consent of third parties that has not been obtained, would result in a breach of the provisions thereof, or constitute a default under or result in a termination of, such lease, permit, license, contract or agreement (other than to the extent that any such provisions thereof would be rendered ineffective pursuant to Section 9-406, 9-407 or 9-408 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction (the "UCC") or any other applicable law); provided, that, immediately upon the ineffectiveness, lapse or termination of such prohibition, the provisions that would be so breached or such breach, default or termination or immediately upon the obtaining of any such consent, the Excluded Assets shall not include, and the Company or applicable Guarantor, as the case may be, shall be deemed to have granted a security interest in, all such leases, permits, licenses, other contracts and agreements and such other assets and property as if such prohibition, the provisions that would be so breached or such breach, default or termination had never been in effect and as if such consent had not been required;

  (e)
  (I) deposit and securities accounts the balance of which consists exclusively of (x) withheld income taxes and federal, state or local employment taxes in such amounts as are required to be paid to the Internal Revenue Service or state or local government agencies within the following two months with respect to employees of the Company or any of the Guarantors, and (y) amounts required to be paid over to an employee benefit plan pursuant to DOL Reg. Sec. 2510.3-102 on behalf of or for the benefit of employees of the Company or any Guarantor, and (II) all segregated deposit accounts constituting (and the balance of which consists solely of funds set aside in connection with) tax accounts, and trust accounts;

  (f)
  any trucks, service vehicles, automobiles, rolling stock or other registered mobile equipment or equipment covered by certificates of title or ownership of us or any Guarantor;

  (g)
  certain other items as more fully set forth in the Collateral Agreements; and

  (h)
  any assets or property the cost of obtaining a security interest in (including adverse tax consequences) exceeds the value of the security to be afforded thereby;

provided, that notwithstanding anything to the contrary, no asset described in clause (a) through (e) above shall constitute an "Excluded Asset" (other than Capital Stock of a subsidiary that does not constitute Collateral due to the limitations described under the fourth paragraph under the caption entitled "Collateral") if such asset is subject to a Permitted Lien described in clause (l) of the definition thereof.

        "Exempted Affiliate Transaction" means:

  (a)
  customary compensation (including directors' fees), benefits or indemnity arrangements provided to officers, directors or employees of Holdco, the Company or any Subsidiary (including employment agreements) approved by a majority of disinterested (as to such transactions) members of the Company's Board of Directors;

  (b)
  Restricted Payments permitted under the terms of the covenant discussed above under "Certain Covenants—Limitation on Restricted Payments;"

  (c)
  transactions solely between or among the Company and any Subsidiary or solely among the Subsidiaries;

  (d)
  issuances or sales of Equity Interests (other than Disqualified Capital Stock) to Affiliates, employees, officers and directors of Holdco, the Company or any of the Subsidiaries;

  (e)
  the Management Agreement;

  (f)
  loans and advances (including payroll, travel and similar advances) to employees, directors, officers or consultants of Holdco, the Company or any Subsidiary of the types consistent with past practice in an aggregate amount not to exceed $500,000 outstanding at any one time;

  (g)
  any agreement (other than the Management Agreement) as in effect on the Issue Date among the Company and/or one or more Subsidiaries, on the one hand, and one or more Affiliates, on the other hand (including any amendments thereof so long as any such amendment is not more disadvantageous to the Company or the relevant Subsidiary or the Holders of the Notes in any material respect than the original agreement as in effect on the Issue Date); and

  (h)
  payments to Jefferies & Company, Inc., Jefferies Finance LLC and any of their respective Affiliates (other than JCP Group and any of its portfolio companies), for any investment banking, financing, investment, underwriting, placement agent, financial advisory or similar services, which payments are approved by a majority of disinterested members of the Company's Board of Directors.

        "Existing Indebtedness" means the Indebtedness of the Company and the Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the Issue Date (after giving effect to the transactions that took place on or substantially concurrent with the Issue Date), reduced to the extent such amounts are repaid, refinanced or retired; provided that the Company's 10.25% senior secured notes due 2011 governed by the Original Indenture were deemed to constitute "Existing Indebtedness" until ten days after the Issue Date.

        "foreign subsidiary" means, with respect to any Person, any (i) subsidiary of such Person which is not organized under the laws of the United States, any state thereof or the District of Columbia, (ii) any Domestic Subsidiary of such Person substantially all of the assets of which consist directly or indirectly of shares of a subsidiary described in clause (i) of this definition and (iii) any subsidiary of such Person that is treated as disregarded for U.S. federal income tax purposes that owns more than 65% of the Voting Equity Interests of a subsidiary described in clauses (i) or (ii) of this definition.

        "Foreign Subsidiary" means any Subsidiary of the Company which is a foreign subsidiary.

        "GAAP" means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession in the United States as in effect on the Issue Date.

        "Guarantor" means each of the Company's present and future Subsidiaries that at the time are guarantors of the Notes in accordance with the Indenture.

        "Holdco" means TSG Holdings Corp., a Delaware corporation.

        "Indebtedness" of any specified Person means, without duplication,

  (a)
  all liabilities and obligations, contingent or otherwise, of such specified Person, to the extent such liabilities and obligations would appear as a liability upon the consolidated balance sheet of such specified Person in accordance with GAAP, (1) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such specified Person or only to a portion thereof), (2) evidenced by bonds, notes, debentures or similar instruments, or (3) representing the balance deferred and unpaid of the purchase price of any property or services, except (other than accounts payable or other obligations to trade creditors which have remained unpaid for greater than 90 days past their original due date unless such accounts payable or other obligations to trade creditors are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP) those incurred in the ordinary course of its business that would constitute ordinarily a trade payable to trade creditors;

  (b)
  all liabilities and obligations, contingent or otherwise, of such specified Person (1) evidenced by bankers' acceptances or similar instruments issued or accepted by banks, (2) relating to any Capitalized Lease Obligation, or (3) evidenced by a letter of credit or a reimbursement obligation of such specified Person with respect to any letter of credit;

  (c)
  all net obligations of such specified Person under Interest Swap and Hedging Obligations;

  (d)
  all liabilities and obligations of others of the kind described in any of the preceding clauses (a), (b) and (c) that such specified Person has guaranteed or provided credit support or that are otherwise its legal liability or that are secured by any assets or property of such specified Person;

  (e)
  any and all deferrals, renewals, extensions, refinancing and refundings (whether direct or indirect) of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (a), (b), (c) or (d), or this clause (e), whether or not between or among the same parties; and

  (f)
  all Disqualified Capital Stock of such specified Person (measured at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends).

        For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined in reasonable good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

        The amount of any Indebtedness outstanding as of any date shall be (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount, and (2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness. The accretion of original issue discount in accordance with the original terms of Indebtedness issued with an original issue discount, the accrual of interest on Indebtedness, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the payment of dividends on Disqualified Capital Stock or Preferred Stock in the form of additional shares of the same class of Disqualified Capital Stock or Preferred Stock, respectively, in each case in accordance with the original terms of such Indebtedness, Disqualified Capital Stock or Preferred Stock, will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock or Preferred Stock.

        "Interest Swap and Hedging Obligation" means any obligation of any Person pursuant to any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate exchange agreement or any other agreement or arrangement designed to protect against fluctuations in interest rates, including, without limitation, any arrangement whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a fixed or floating rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or floating rate of interest on the same notional amount.

        "Investment" by any specified Person in any other Person (including an Affiliate) means (without duplication):

  (a)
  the acquisition (whether by purchase, merger, consolidation or otherwise) by such specified Person (whether for cash, property, services, securities or otherwise) of Equity Interests, Capital Stock, bonds, notes, debentures, partnership or other ownership interests or other securities, including any options or warrants, of such other Person or any agreement to make any such acquisition;

  (b)
  the making by such specified Person of any deposit with, or advance, loan or other extension of credit to, such other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such other Person) or any commitment to make any such advance, loan or extension (but excluding advances to officers and employees made in the ordinary course of business, and accounts receivable, trade credit, endorsements for collection or deposits arising in the ordinary course of business);

  (c)
  other than guarantees of Indebtedness of the Company or any Guarantor to the extent permitted by the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," the entering into by such specified Person of any guarantee of, or other credit support or contingent obligation with respect to, Indebtedness or other liability of such other Person;

  (d)
  the making of any capital contribution by such specified Person to such other Person; and

  (e)
  the designation by the Company's Board of Directors of any Person to be an Unrestricted Subsidiary.

The Company shall be deemed to make an Investment in an amount equal to the fair market value of the net assets of any subsidiary (or, if neither the Company nor any of the Subsidiaries has theretofore made an Investment in such subsidiary, in an amount equal to the Investments being made), at the time that such subsidiary is designated an Unrestricted Subsidiary, and any property transferred to an Unrestricted Subsidiary from the Company or a Subsidiary shall be deemed an Investment valued at its fair market value at the time of such transfer. The Company or any of the Subsidiaries shall be deemed to have made an Investment in a Person that is or was a Subsidiary or a Guarantor if, upon the issuance, sale or other disposition of any portion of the Company's or any of the Subsidiary's ownership in the Capital Stock of such Person, such Person ceases to be a Subsidiary or Guarantor, as applicable. The fair market value of each Investment shall be measured at the time made or returned, as applicable.

        "Issue Date" means the date of first issuance of the Notes under the Indenture.

        "JCP Group" means (i) ING Furman Selz Investors III L.P., ING Barings Global Leveraged Equity Plan Ltd., ING Barings U.S. Leveraged Equity Plan LLC and FS Private Investments III LLC and any of their respective Affiliates, (ii) Jefferies Capital Partners IV L.P., JCP Partners IV LLC, Jefferies Employee Partners IV LLC and Jefferies Capital Partners LLC and any of their respective Affiliates, (ii) any investment vehicle that is managed (whether through ownership of securities having a majority of the voting power or through management of investments) by any of the Persons listed in clause (i) or (ii), but excluding any portfolio companies (other than the Company) of any Person listed in clause (i), (ii) or (iii).

        "Lien" means, with respect to any asset, any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation or other encumbrance upon or with respect to such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction, real or personal, movable or immovable, now owned or hereafter acquired.

        "Liquidated Damages" means all liquidated damages then owing pursuant to the Registration Rights Agreement.

        "Management Agreement" means the Management Agreement, dated as August 21, 2003, by and among Bruckmann, Rosser, Sherrill & Co., LLC, FS Private Investments III LLC (d/b/a Jefferies Capital Partners) and the Company, as in effect on such date, without giving effect to any amendment or supplement thereto or modification thereof.

        "Management Fees" shall mean any amounts paid in respect of the Management Agreement prior to the Issue Date.

        "Mortgages" means the mortgages, deeds of trust, deeds to secure Indebtedness or other similar documents, in a form substantially similar to the Original Indenture Mortgages, securing Liens on the Premises, as well as the other Collateral secured by and described in the mortgages, deeds of trust, deeds to secure Indebtedness or other similar documents.

        "Net Cash Proceeds" means the aggregate amount of cash or Cash Equivalents received (a) by the Company in the case of a sale of Qualified Capital Stock of the Company, (b) by Holdco in the case of a sale of Qualified Capital Stock of Holdco, to the extent such cash and Cash Equivalents have been contributed by Holdco to the Company, and (c) by the Company and the Subsidiaries in respect of an Asset Sale or an Event of Loss (including, in the case of an Event of Loss, the insurance proceeds, but excluding any liability insurance proceeds payable to the Trustee for any loss, liability or expense incurred by it),

  (1)
  plus, in the case of an issuance of Qualified Capital Stock upon any exercise, exchange or conversion of securities (including options, warrants, rights and convertible or exchangeable debt) of the Company that were issued for cash after the Issue Date, the amount of cash originally received by the Company upon the issuance of such securities (including options, warrants, rights and convertible or exchangeable debt),

  (2)
  less, in each case, the sum of all payments, fees and commissions and reasonable and customary expenses (including, without limitation, the fees and expenses of legal counsel and investment banking fees and expenses) incurred in connection with such Asset Sale or sale of Qualified Capital Stock or Event of Loss, and

  (3)
  less, in the case of an Asset Sale or Event of Loss only:

  (i)
  the amount (estimated reasonably and in good faith by the Company) of income, franchise, sales and other applicable taxes required to be paid by the Company or any of its respective Subsidiaries in connection with such Asset Sale or Event of Loss in the taxable year that such sale is consummated or in the immediately succeeding taxable year, the computation of which shall take into account the reduction in tax liability resulting from any available operating losses and net operating loss carryovers, tax credits and tax credit carryforwards, and similar tax attributes;

  (ii)
  repayment of Indebtedness (including Purchase Money Indebtedness but not including the Credit Agreement or any Subordinated Indebtedness, unless such Subordinated Indebtedness is required to be repaid in connection with such Asset Sale (including to obtain a necessary consent to such Asset Sale or required by applicable law)) secured by a Permitted Lien on the asset disposed of in such Asset Sale or Event of Loss;

  (iii)
  all distributions and other payments required to be made as a result of such Asset Sale or Event of Loss to minority interest holders in Subsidiaries or joint ventures having a beneficial interest in the assets subject to such Asset Sale or Event of Loss;

  (iv)
  any reserve, established in accordance with GAAP, for adjustment in respect of the sale price of the property or other assets disposed in such Asset Sale, in accordance with the terms of the agreement governing such Asset Sale; and

  (v)
  appropriate amounts provided by the seller of the asset as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Sale and retained by the Company or any Subsidiary after such Asset Sale, including without limitation liabilities under any indemnification obligations associated with such Asset Sale.

        "Note Maximum Amount" means, with respect to the Obligations under the Indenture Documents, up to $150,000,000 in principal amount outstanding, plus all related interest, fees, costs, indemnities and expenses.

        "Obligation" means any principal, premium or interest (including all interest accrued thereon after the commencement of any bankruptcy, insolvency or liquidation proceeding at the rate, including any applicable post-default rate specified in the Indenture or the Notes, even if such interest is not enforceable, allowable or allowed as claim in such proceeding) payment, monetary penalty or damages due by the Company or any Guarantor under the terms of the Notes, the Indenture, the Guarantees, the Collateral Agreements, the Intercreditor Agreement or the Registration Rights Agreement, including any Liquidated Damages due pursuant to the terms thereof.

        "Officer" means the Chief Executive Officer, the President, the Chief Financial Officer or any Vice President of the Company.

        "Officers' Certificate" means a certificate signed by two Officers of the Company, at least one of whom shall be the principal financial officer of the Company, and delivered to the Trustee.

        "Opinion of Counsel" means a written opinion of counsel reasonably acceptable to the Trustee and/or the Notes Collateral Agent, which opinion may be subject to certain customary exceptions and assumptions.

        "Original Indenture" means that certain Indenture dated as of August 21 2003 (as supplemented and otherwise amended from time to time) by and among the Company (as successor to Sheridan Acquisition Corp.), the Guarantors (defined therein) and The Bank of New York.

        "Original Indenture Mortgages" means those mortgages, deeds of trust, deeds to secure Indebtedness or other similar documents delivered in connection with the Original Indenture.

        "Permitted Holders" means (1) the BRS Group, the JCP Group and their respective Affiliates, excluding any portfolio companies of any such Person, (2) any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture (or would result in a Change of Control Offer in the absence of the waiver of such requirement by Holders in accordance with the Indenture), following such acquisition and (3) Holdco.

        "Permitted Indebtedness" means:

  (a)
  Existing Indebtedness;

  (b)
  Indebtedness evidenced by the Notes and the Guarantees issued pursuant to the Indenture (including the exchange notes and the related Guarantees) up to the amounts being issued on the Issue Date less any amounts repaid or retired;

  (c)
  Refinancing Indebtedness with respect to (i) any Existing Indebtedness, (ii) any Indebtedness described in clause (b) or (iii) any Indebtedness incurred pursuant to the Debt Incurrence Ratio test of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," or (iv) any Indebtedness which was refinanced pursuant to this clause (c);

  (d)
  Indebtedness solely in respect of bankers' acceptances, letters of credit, security for worker's compensation claims, appeals bonds, surety bonds, insurance obligations or bonds and performance bonds and similar bonds and obligations, all in the ordinary course of business (including, without limitation, to maintain any licenses or permits) in accordance with customary industry practices, in amounts and for the purposes customary in the Company's industry, in each case, to the extent that such incurrence does not result in the incurrence of any obligation to repay any obligation relating to borrowed money or other Indebtedness;

  (e)
  reimbursement obligations with respect to commercial letters of credit issued in the ordinary course of business; provided that upon drawing of such commercial letters of credit, such obligations are reimbursed within 30 days following such drawing;

  (f)
  (i)    Indebtedness incurred by the Company that is owed to (borrowed from) any Guarantor, provided, that such Indebtedness shall be unsecured and contractually subordinated in all respects to the Company's obligations pursuant to the Notes and any event that causes such Guarantor no longer to be a Guarantor (including by designation as an Unrestricted Subsidiary) shall be deemed to be a new incurrence by the Company of such Indebtedness and any guarantor thereof subject to the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Stock;"

  (ii)
  Indebtedness incurred by any Guarantor that is owed to (borrowed from) any other Guarantor or the Company, provided, that such Indebtedness shall be unsecured and contractually subordinated in all respects to such Guarantor's obligations pursuant to such Guarantor's Guarantee and any event that causes the Guarantor lender no longer to be a Guarantor (including a designation as an Unrestricted Subsidiary) shall be deemed to be a new incurrence by such Guarantor borrower of such Indebtedness and any guarantor thereof subject to the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Stock;" and

    (iii)
    Indebtedness incurred by any Subsidiary and owed to (borrowed from) the Company or any Guarantor; provided, that the Investment in the form of the loan is a "Permitted Investment" (other than pursuant to clause (c) (l), (m) or (o) of the definition thereof) or is otherwise not prohibited at the time of incurrence by the covenant "Limitation on Restricted Payments;"

  (g)
  Interest Swap and Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any fixed or floating rate Indebtedness that is permitted by the Indenture to be outstanding; provided, that the notional amount of any such Interest Swap and Hedging Obligation does not exceed the principal amount of Indebtedness to which such Interest Swap and Hedging Obligation relates;

  (h)
  Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn overnight against insufficient funds in the ordinary course of business so long as such Indebtedness is repaid within five Business Days after the incurrence thereof;

  (i)
  Indebtedness represented by Purchase Money Indebtedness in an aggregate principal amount, including all Refinancing Indebtedness incurred to repay, redeem, discharge, retire, defease, refund, refinance or replace any Indebtedness incurred pursuant to this clause (i), not to exceed $1.0 million at any one time outstanding;

  (j)
  Indebtedness arising from agreements of the Company or any Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, or contingent earn-out payments, in each case, which agreements for indemnification, adjustment of purchase price or similar obligations, or contingent earn-out payments, were entered into in connection with the acquisition or disposition of any business or assets, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business or assets for the purpose of financing such acquisition, provided that (in the case of any such disposition) the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company or the applicable Guarantor or Subsidiary in connection with such disposition;

  (k)
  the obligation of the Company to reimburse Out-of-Pocket Expenses, as defined in and pursuant to the Management Agreement;

  (l)
  Indebtedness to the extent the net proceeds thereof are promptly deposited to defease or satisfy and discharge all of the Notes in accordance with the Indenture; and

  (m)
  if no Event of Default shall have occurred and be continuing, the Company's incurrence or the incurrence by any Guarantor of Indebtedness in an aggregate amount incurred and outstanding at any time pursuant to this clause (l) (plus any Refinancing Indebtedness incurred to retire, defease, refinance, replace or refund such Indebtedness) of up to $5.0 million.

        "Permitted Investment" means:

  (a)
  any Investment in any of the Notes or the Guarantees;

  (b)
  any Investment in cash or Cash Equivalents;

  (c)
  intercompany notes to the extent permitted under clause (f) of the definition of "Permitted Indebtedness;"

  (d)
  any Investment by the Company or any Subsidiary in a Person in a Related Business if as a result of such Investment such Person becomes a Subsidiary and a Guarantor or such Person is merged with or into the Company or a Subsidiary that is a Guarantor;

  (e)
  Investments by Foreign Subsidiaries in other Foreign Subsidiaries;

  (f)
  any Investment by any Foreign Subsidiary in a Person in a Related Business if as a result of such Investment such Person becomes a Foreign Subsidiary or a Guarantor or such Person is merged with or into the Company, a Foreign Subsidiary or a Guarantor;

  (g)
  Investments in any Person or Persons, including any Foreign Subsidiary or Foreign Subsidiaries, provided, that after giving pro forma effect to each such Investment, the aggregate amount of all such Investments made on and after the Issue Date pursuant to this clause (g) that are outstanding (after giving effect to any such Investments or any portions thereof that are returned to the Company or the Guarantor that made such prior Investment, without restriction, in cash on or prior to the date of any such calculation, but only up to the amount of the Investment made under this clause (g)) in such Person or Persons at any time does not in the aggregate exceed $250,000 (measured by the value attributed to the Investment at the time made or returned, as applicable);

  (h)
  any Investment in any Person (including the acquisition of Indebtedness) in exchange for the Company's Qualified Capital Stock or the Net Cash Proceeds of any substantially concurrent sale of the Company's Qualified Capital Stock or Holdco's Qualified Capital Stock (to the extent that such Net Cash Proceeds have been contributed by Holdco to the Company);

  (i)
  any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described under "Offers to Repurchase the Notes—Limitation on Sale of Assets and Subsidiary Stock;"

  (j)
  any Investment in the Company or in a Wholly Owned Subsidiary of the Company which is a Guarantor, provided, however, that any Indebtedness evidencing such Investment is unsecured and subordinated to the Company's obligations under the Notes;

  (k)
  Investments in existence on the Issue Date;

  (l)
  Interest Swap and Hedging Obligations of the types permitted under the Indenture;

  (m)
  Investments in securities of trade creditors, customers or any debtor of the Company or the Subsidiaries received in compromise of obligations incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors, customers or debtors and any Investments received in satisfaction of judgments;

  (n)
  (1) loans or advances to employees, directors, officers or consultants of Holdco, the Company or any Subsidiary of the types consistent with past practice in an aggregate amount not to exceed $500,000 outstanding at any one time and (2) payroll, travel and similar advances to cover matters that are expected at the time of the advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

  (o)
  receivables owing to the Company or any Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with past practice and customary trade terms; provided, however, that such trade terms may include the concessionaire trade terms as the Company or the Subsidiary deems reasonable under the circumstances; and

  (p)
  Investments in any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits made in the ordinary course of business and consistent with past practice.

        "Permitted Liens" means:

  (a)
  Liens existing on the Issue Date;

  (b)
  Liens imposed by governmental authorities for taxes, assessments or other charges not yet subject to penalty or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP;

  (c)
  statutory liens of carriers, warehousemen, mechanics, materialmen, landlords, repairmen or other like Liens arising by operation of law in the ordinary course of business; provided that such Liens are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP;

  (d)
  easements, rights-of-way, zoning and similar restrictions and other similar encumbrances or title defects incurred in the ordinary course of business consistent with industry practices which, singly or in the aggregate, do not in any case materially detract from the value of the property subject thereto (as such property is used by the Company or any of the Subsidiaries) or materially interfere with the ordinary conduct of the business of the Company or any of the Subsidiaries, and other Liens described in any policy of title insurance issued in connection with any Mortgages;

  (e)
  Liens incurred or deposits made in the ordinary course of business to secure the obligations of the Company and the Subsidiaries under workers' compensation, unemployment insurance and other types of social security legislation or otherwise to secure statutory or regulatory obligations or for the payment of rent of the Company or any of the Subsidiaries in the ordinary course of business consistent with past practice, to secure the performance of tenders, surety and appeal bonds, performance bonds, performance of bids, leases, trade contracts, governmental contracts, operating leases, performance and return-of-money bonds and other similar obligations (exclusive in each case of obligations for the payment of borrowed money); provided, that the obligations in connection with which such Liens were incurred or deposits made shall have been incurred in the ordinary course of business and shall otherwise be permitted by the Indenture;

  (f)
  Liens securing the Notes and the Guarantees;

  (g)
  Liens securing Acquired Indebtedness or other Indebtedness, or Liens on shares of Capital Stock, of a Person existing at the time such Person becomes a Subsidiary or is merged with or into the Company or a Subsidiary, provided, that such Liens were in existence prior to the date of such acquisition, merger or consolidation, were not incurred in anticipation thereof, and do not extend to any other assets;

  (h)
  (1) Liens arising from Purchase Money Indebtedness permitted to be incurred pursuant to clause (i) of the definition of "Permitted Indebtedness;" provided such Liens relate solely to the property which is acquired with such Purchase Money Indebtedness; and (2) earnest money deposits;

  (i)
  licenses, sublicenses, leases or subleases granted to other Persons in the ordinary course of business not materially interfering with the conduct of the business of the Company or any of the Subsidiaries or materially detracting from the value of the relative assets of the Company or any Subsidiary;

  (j)
  Liens arising from precautionary Uniform Commercial Code financing statement filings regarding operating leases or consignment arrangements entered into by the Company or any of the Subsidiaries in the ordinary course of business;

  (k)
  Liens securing Refinancing Indebtedness incurred to refinance any Indebtedness that was previously so secured in compliance with the Indenture;

  (l)
  Liens securing Indebtedness incurred under the Credit Agreement pursuant to the third paragraph of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock" provided, that such Liens are subject to the Intercreditor Agreement;

  (m)
  Liens in favor of the Company or any Guarantor, which are assigned to the Notes Collateral Agent for the Notes or a Guarantee, as applicable;

  (n)
  Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

  (o)
  Liens on specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

  (p)
  Liens incurred in the ordinary course of business securing Interest Swap and Hedging Obligations that are otherwise permitted under the Indenture;

  (q)
  Liens on a pledge of the Equity Interests of any Unrestricted Subsidiary securing Indebtedness of such Unrestricted Subsidiary;

  (r)
  judgment Liens not giving rise to an Event of Default so long as any such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

  (s)
  Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and

  (t)
  Liens securing Indebtedness of the Company or any Subsidiary (other than Indebtedness incurred under the Credit Agreement and other than Purchase Money Indebtedness) in addition to the Liens described in clauses (a) through (s) above, so long as the aggregate principal amount of Indebtedness secured by Liens incurred pursuant to this clause (t) does not exceed $5.0 million at any one time outstanding.

        "Permitted Tax Payments to Holdco" means payments made to Holdco to enable Holdco to pay current Federal, state, local and foreign tax liabilities imposed directly upon Holdco (including, without limitation, in Holdco's capacity as a withholding agent to the extent that Holdco has direct liability for any failure to withhold) ("Tax Payments"); provided, however, that (i) notwithstanding the foregoing, (A) in the case of any Tax Payment that is permitted to be made to Holdco in respect of its Federal income tax liability for any taxable period during which Holdco is the parent company of an affiliated group that includes the Company and each of the Company's United States subsidiaries as members that are part of such affiliated group and files a consolidated Federal income tax return, such payment shall be determined on the basis of assuming that the Company is the parent company of an affiliated group (the "Company Affiliated Group") filing a consolidated Federal income tax return and that Holdco and each such United States subsidiary is a member of the Company Affiliated Group and (B) the amount of such payment shall be reduced to the extent of the portion of Holdco's tax liabilities arising from or attributable to the taxable income generated by any Unrestricted Subsidiary and (ii) any Tax Payment made to Holdco shall either be used by Holdco to pay such Holdco tax liabilities to the applicable taxing authority within 10 days of Holdco's receipt of such payment or shall be refunded to the Company.

        "Person" or "person" means any individual, corporation, limited liability company, joint stock company, joint venture, partnership, limited liability partnership, association, unincorporated organization, trust, governmental regulatory entity, country, state, agency or political subdivision thereof, municipality, county, parish or other entity.

        "Preferred Stock" means, with respect to any Person, any Equity Interest of any class or classes of such Person (however designated) which is preferred as to payments of dividends, or as to distributions upon any liquidation or dissolution, over Equity Interests of any other class of such Person.

        "Purchase Money Indebtedness" of any Person means any Indebtedness of such Person to any seller or other Person incurred solely to finance the acquisition (including in the case of a Capitalized Lease Obligation, the lease), construction, installation or improvement of any after acquired real or personal tangible property which is incurred concurrently with such acquisition, construction, installation or improvement and is secured only by the assets so financed.

        "Qualified Capital Stock" means, with respect to any Person, any Capital Stock of such Person that is not Disqualified Capital Stock.

        "Qualified Equity Offering" means an underwritten public offering for cash pursuant to a registration statement filed with the SEC (other than on Form S-8) in accordance with the Securities Act of Qualified Capital Stock of Holdco (to the extent that the Net Cash Proceeds thereof have been contributed by Holdco to the Company) or Qualified Capital Stock of the Company.

        "Qualified Exchange" means:

  (1)
  any legal defeasance, redemption, retirement, repurchase or other acquisition of Capital Stock of the Company, or Indebtedness of the Company, with the Net Cash Proceeds received by the Company from the substantially concurrent sale of the Company's Qualified Capital Stock (other than to any of our subsidiaries) or from the Net Cash Proceeds of the substantially concurrent sale by Holdco of Holdco's Qualified Capital Stock (other than to us or any of our subsidiaries) (to the extent that the Net Cash Proceeds thereof are contributed by Holdco to the Company) or substantially concurrent capital contribution by Holdco to the Company; and

  (2)
  any issuance of Qualified Capital Stock of the Company in exchange for any Capital Stock or Indebtedness of the Company.

        "Recourse Indebtedness" means Indebtedness (a) as to which the Company or one of the Subsidiaries (1) provides credit support of any kind (including any undertaking, guarantee, agreement or instrument that would constitute Indebtedness), (2) is directly or indirectly liable (as a guarantor or otherwise), or (3) constitutes the lender, or (b) a default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) a holder of any other Indebtedness of the Company or any of the Subsidiaries (other than the Notes and Guarantees) to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

        "Reference Period" with regard to any Person means the four full fiscal quarters (or such lesser period during which such Person has been in existence) ended immediately preceding any date upon which any determination is to be made pursuant to the terms of the Notes or the Indenture.

        "Refinancing Indebtedness" means Indebtedness (including in the case of the Company, Disqualified Capital Stock):

  (a)
  incurred in exchange for, or the proceeds from the issuance and sale of which are used substantially concurrently to repay, redeem, defease, refund, refinance, discharge or otherwise retire for value, in whole or in part, any Indebtedness (including in the case of the Company, Disqualified Capital Stock), or

  (b)
  constituting an amendment, modification or supplement to, or a deferral or renewal of any Indebtedness (including in the case of the Company, Disqualified Capital Stock),

in the case of each of clause (a) and (b) (either of (a) and (b) above, a "Refinancing") in a principal amount or, in the case of Disqualified Capital Stock, liquidation preference, not to exceed (after deduction of reasonable and customary fees and expenses incurred in connection with the Refinancing plus the amount of any premium paid in connection with such Refinancing) the lesser of (1) the principal amount or, in the case of Disqualified Capital Stock, liquidation preference, of the Indebtedness (including Disqualified Capital Stock) so refinanced and (2) if such Indebtedness being refinanced was incurred with an original issue discount, the accreted value thereof (as determined in accordance with GAAP) at the time of such Refinancing;

provided, in each case, that:

  (A)
  (x) Refinancing Indebtedness incurred by the Company shall only be used to refinance outstanding Indebtedness (including in the case of the Company, Disqualified Capital Stock) of the Company or a Guarantor or a Subsidiary to the extent that the Investment by the Company in such Subsidiary resulting from such Refinancing is a "Permitted Investment" or is otherwise not prohibited at the time of such Refinancing by the covenant "Limitation on Restricted Payments," (y) Refinancing Indebtedness incurred by a Guarantor shall only be used to refinance outstanding Indebtedness of a Guarantor or a Subsidiary to the extent that the Investment by such Guarantor in such Subsidiary resulting from such Refinancing is a "Permitted Investment" or is otherwise not prohibited at the time of such Refinancing by the covenant "Limitation on Restricted Payments," and (z) Refinancing Indebtedness incurred by a Subsidiary that is not a Guarantor shall only be used to refinance outstanding Indebtedness of such Subsidiary or any other Subsidiary,

  (B)
  such Refinancing Indebtedness shall (x) not have an Average Life shorter than the Indebtedness (including Disqualified Capital Stock) to be so refinanced at the time of such Refinancing and (y) in all respects, be no less contractually subordinated or junior, if applicable, to the rights of Holders of the Notes and the Guarantees than was the Indebtedness (including Disqualified Capital Stock) to be refinanced,

  (C)
  such Refinancing Indebtedness shall have a final stated maturity or redemption date, as applicable, no earlier than the final stated maturity or redemption date, as applicable, of the Indebtedness (including Disqualified Capital Stock) to be so refinanced or, if sooner, 91 days after the Stated Maturity of the Notes, and

  (D)
  such Refinancing Indebtedness shall not be secured by any assets other than those, if any, that secured such refinanced Indebtedness, and the principal amount of Indebtedness secured shall not be increased.

        "Registration Rights Agreement" means the Registration Rights Agreement, dated as of the Issue Date, by and among the Company, the Guarantors and Jefferies & Company, Inc., as such agreement may be amended, modified or supplemented from time to time.

        "Related Business" means the business conducted (or proposed to be conducted) by the Company and the Subsidiaries as of the Issue Date and any and all businesses that in the reasonable good faith judgment of the Company's Board of Directors are (i) related, complementary or ancillary businesses and (ii) in the best interests of the Company to pursue.

        "Related Business Assets" means assets that the Company, in the reasonable good faith judgment of its Board of Directors, determines will be used in a Related Business.

        "Restricted Investment" means, in one or a series of related transactions, any Investment, other than a Permitted Investment.

        "Restricted Payment" means, with respect to any Person:

  (a)
  the declaration or payment of any dividend or other distribution in respect of Equity Interests of such Person,

  (b)
  any payment (except to the extent with Qualified Capital Stock) on account of the purchase, redemption or other acquisition or retirement for value of Equity Interests of such Person,

  (c)
  other than with the proceeds from the substantially concurrent sale of, or in exchange for, Refinancing Indebtedness, any purchase, redemption or other acquisition or retirement for value of, any payment in respect of or any defeasance of any Subordinated Indebtedness, directly or indirectly, by such Person or any Subsidiary of such Person prior to the scheduled maturity, any scheduled repayment of principal or scheduled sinking fund payment, as the case may be, of such Subordinated Indebtedness,

  (d)
  any Restricted Investment by such Person, and

  (e)
  any payment in respect of any "Management Fee" as defined in the Management Agreement,

provided, however, that the term "Restricted Payment" does not include (1) any dividend, distribution or other payment on or with respect to Equity Interests of an issuer to the extent payable solely in shares of Qualified Capital Stock of such issuer, (2) any dividend, distribution or other payment to the Company or to any of the Guarantors by the Company or any of the Subsidiaries, or (3) any Investment in the Company or any Guarantor by the Company or any Subsidiary.

        "SEC" means the Securities and Exchange Commission.

        "Significant Subsidiary" shall have the meaning provided under Regulation S-X of the Securities Act, as in effect on the Issue Date.

        "Specified Property" means that certain real property owned by United Litho, Inc. and located at 21800 Beaumeade Circle, Loudoun County, Ashburn, Virginia 20147.

        "Specified Property Sale" means a sale of the Specified Property on or prior to December 31, 2011.

        "Specified Property Sale Proceeds" means net cash proceeds from a Specified Property Sale.

        "Specified Property Sale Proceeds Account" means a "securities account" (as defined in the Uniform Commercial Code) held by the Trustee, over which the Trustee has "control" (as defined in the Uniform Commercial Code) into which the any Specified Property Sale Proceeds shall be deposited.

        "Stated Maturity," when used with respect to any Note, means April 15, 2014.

        "Subordinated Indebtedness" means Indebtedness of the Company or a Guarantor that is contractually subordinated to the Notes or such Guarantee, as applicable, in any respect.

        "subsidiary," with respect to any Person, means (1) a corporation a majority of whose Equity Interests with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by such Person and one or more subsidiaries of such Person or by one or more subsidiaries of such Person, (2) any other Person (other than a corporation) in which such Person, one or more subsidiaries of such Person, or such Person and one or more subsidiaries of such Person, directly or indirectly, at the date of determination thereof has a majority ownership interest, or (3) a partnership in which such Person or a subsidiary of such Person is, at the time, a general partner and in which such Person, directly or indirectly, at the date of determination thereof has a majority ownership interest. Unless the context requires otherwise, "subsidiary," with respect to any Person, means each direct and indirect subsidiary of such Person.

        "Subsidiary" means any subsidiary of the Company (other than Capital City Press, Inc., until the 30th day following the Issue Date, on which date the Company will be deemed to have acquired it as a Subsidiary if it is still in existence on such date) that is not an Unrestricted Subsidiary.

        "Unrestricted Subsidiary" means:

  (1)
  any subsidiary of the Company that, at or prior to the time of determination, shall have been designated by the Company's Board of Directors as an Unrestricted Subsidiary; provided, that such subsidiary at the time of such designation (a) has no Recourse Indebtedness; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (c) is a Person with respect to which neither the Company nor any of the Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and (d) does not directly, indirectly or beneficially own any Equity Interests of, or Subordinated Indebtedness of, or own or hold any Lien on any property of, the Company or any other Subsidiary, and

  (2)
  any subsidiary of an Unrestricted Subsidiary.

        Our Board of Directors may designate any Unrestricted Subsidiary to be a Subsidiary, provided, that (1) no Default or Event of Default is existing or will occur as a consequence thereof and (2) immediately after giving effect to such designation, on a pro forma basis, the Company could incur at least $1.00 of Indebtedness pursuant to the Debt Incurrence Ratio of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock." Each such designation shall be evidenced by filing with the Trustee a certified copy of the resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

        "U.S. Government Obligations" means direct noncallable obligations of, or noncallable obligations guaranteed by, the United States of America for the payment of which obligation or guarantee the full faith and credit of the United States of America is pledged.

        "Voting Equity Interests" means, with respect to any Person, Equity Interests of such Person which at the time are entitled to vote in the election of, as applicable, directors, members or partners of such Person generally.

        "Wholly Owned Subsidiary" means a Subsidiary all the Equity Interests of which (other than directors' qualifying shares) are owned by the Company or one or more Wholly Owned Subsidiaries or a combination thereof.

Book-Entry Procedures, Delivery, Form, Transfer and Exchange

        The exchange notes will initially be represented by permanent global notes in fully registered form without interest coupons (each a "Global Note") and will be deposited with the Trustee as a custodian for The Depository Trust Company ("DTC") and registered in the name of a nominee of such depositary.

        Holders may elect to take physical delivery of their certificates (each a "Certificated Security") instead of holding their interests through the Global Notes (and which are then ineligible to trade through DTC) (collectively referred to herein as the "Non-Global Purchasers"). Upon the transfer to a QIB of any Certificated Security initially issued to a Non-Global Purchaser, such Certificated Security will, unless the transferee requests otherwise or the Global Notes have previously been exchanged in whole for Certificated Securities, be exchanged for an interest in the Global Notes.

The Global Notes

        We expect that pursuant to procedures established by DTC (i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Ownership of beneficial interests in the Global Notes will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Holders may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations that are participants in such system.

        So long as DTC, or its nominee, is the registered owner or Holder, DTC or such nominee, as the case may be, will be considered the sole owner or Holder represented by such Global Notes for all purposes under the Indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the Indenture.

        Payments of the principal of, premium (if any) and interest on the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of us, the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

        We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest on the Global Notes, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

        Transfers between participants in DTC will be effected in the ordinary way through DTC's same-day funds system in accordance with DTC rules and will be settled in same-day funds. If a Holder requires physical delivery of a Certificated Security for any reason, including to sell Notes to persons in states which require physical delivery of the Notes, or to pledge such securities, such Holder must transfer its interest in a Global Note, in accordance with the normal procedures of DTC and with the procedures set forth in the Indenture.

        DTC has advised us that it will take any action permitted to be taken by a Holder (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the Indenture, DTC will exchange the Global Notes for Certificated Securities, which it will distribute to its participants.

        DTC has advised us that it is:

  •
  is a limited purpose trust company organized under the laws of the State of New York;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the Uniform Commercial Code; and

  •
  a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

        DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

        Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the Trustee nor we will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Securities

        Certificated Securities shall be issued in exchange for beneficial interests in the Global Notes (i) if requested by a Holder of such interests, (ii) if DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by us within 90 days or (iii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Securities.

Certain U.S. Federal Tax Considerations

        This section describes certain material U.S. federal income tax consequences of exchanging the initial notes for the exchange notes pursuant to this exchange offer and owning and disposing of the exchange notes. It applies to you only if you acquire exchange notes in this exchange offer and you hold your exchange notes as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

  •
  a dealer in securities or currencies,

  •
  a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

  •
  a financial institution,

  •
  a regulated investment company,

  •
  a real estate investment trust,

  •
  a grantor trust,

  •
  a life insurance company,

  •
  a tax-exempt organization,

  •
  a foreign or domestic partnership or other entity treated as a partnership for federal income tax purposes,

  •
  an expatriate,

  •
  a person that owns exchange notes that are a hedge or that are hedged against interest rate risks,

  •
  a person that owns exchange notes as part of a straddle or conversion transaction for tax purposes,

  •
  a person subject to the alternative minimum tax, or

  •
  a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

        If you purchased the initial notes or if you purchase the exchange notes at a price other than the offering price, the amortizable bond premium or market discount rules may also apply to you. You should consult your tax advisor regarding this possibility.

        This section (i) does not address all aspects of U.S. federal income taxation, such as estate and gift tax consequences and alternative minimum tax consequences, (ii) does not deal with all tax considerations that may be relevant to a holder in light of such holder's personal circumstances, and (iii) does not address any state, local or foreign tax consequences.

        This section is based on the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. We are not seeking a ruling from the Internal Revenue Service (the "IRS") regarding the tax consequences of the purchase, ownership or disposition of the exchange notes. Accordingly, there can be no assurance that the IRS will not successfully challenge one or more of the conclusions stated herein.

United States Holders

        This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of an exchange note and you are:

  •
  an individual who is a citizen or resident of the United States,

  •
  a corporation (including an entity treated as a corporation for federal income tax purposes) created or organized in or under the laws of the United States, any State thereof or the District of Columbia,

  •
  an estate whose income is subject to U.S. federal income tax regardless of its source, or

  •
  a trust if a U.S. court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

        Certain trusts not described above in existence on August 20, 1996 that elect to be treated as United States persons will also be United States holders for purposes of the following discussion.

        If you are not a United States holder, this subsection does not apply to you and you should refer to "Non-United States Holders" below.

Exchange Offer

        Exchanging an initial note for an exchange note should not be treated as a taxable exchange for U.S. federal income tax purposes. Consequently, you should not recognize gain or loss upon receipt of an exchange note. Your holding period for an exchange note should include the holding period for the initial note and your initial basis in an exchange note should be the same as your adjusted basis in the initial note.

Contingent Payment Debt Instruments

        In certain circumstances, we may be obligated to pay holders amounts in excess of the stated interest and principal payable on the exchange notes or to make an Excess Cash Flow Offer to holders of exchange notes (See "Description of Notes—Offers to Repurchase Notes—Excess Cash Flow Offer"), which may implicate the provisions of the U.S. Treasury Regulations relating to "contingent payment debt instruments." Because we treated the initial notes as contingent payment debt instruments, we intend to treat the exchange notes as contingent payment debt instruments. For purposes of the rules applicable to contingent payment debt instruments, the exchange notes will be treated as a continuation as the initial notes, and certain original issue discount ("OID") calculations will be made on that basis. As discussed more fully below, the effect of these Treasury Regulations will be to:

  •
  require you, regardless of your usual method of tax accounting, to use the accrual method with respect to the exchange notes;

  •
  result in the accrual of OID by you based on the "comparable yield" of the exchange notes; and

  •
  generally result in ordinary rather than capital treatment of any gain, and to some extent loss, upon maturity or on the sale, exchange or other disposition of the exchange notes.

        Under the contingent payment debt rules, you will be required to include OID in income each year, regardless of your usual method of tax accounting, based on the "comparable yield" of the exchange notes, which will generally be the rate at which we could issue a fixed rate debt instrument with no contingent payments but which provides for terms and conditions otherwise similar to the exchange notes. We are required to provide the comparable yield to you and, solely for tax purposes, are also required to provide a projected payment schedule that estimates the amount and timing of the contingent payments on the exchange notes as of the issue date of the initial notes. The issue date is the date on which a substantial amount of the initial notes were sold to the public for cash consideration. The comparable yield and projected payment schedule may be obtained by writing to the Chief Financial Officer, The Sheridan Group, Inc., 11311 McCormick Road, Suite 260, Hunt Valley, Maryland, 21031. You are required to use the comparable yield determined by us and the projected payments set forth in the projected payment schedule prepared by us in determining your interest accruals, and the adjustments thereto, in respect of the exchange notes unless you timely disclose and justify on your federal income tax return the use of a different comparable yield and projected payment schedule. The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of your interest accruals and adjustments thereof in respect of the exchange notes for tax purposes and do not constitute a representation regarding the actual amount of any payment on an exchange note.

        The amount of OID on an exchange note for each accrual period (generally, each six-month period during which the exchange notes are outstanding) is determined by multiplying the comparable yield of the exchange note, adjusted for the length of the accrual period, by the exchange note's adjusted issue price (as defined below) at the beginning of the accrual period, determined in accordance with the rules set forth in the Treasury Regulations governing contingent payment debt instruments. The amount of OID so determined is then allocated on a ratable basis to each day in the accrual period that you held the exchange note.

        In general, for these purposes, an exchange note's "adjusted issue price" generally will be equal to the issue price of the initial notes, increased by the OID previously accrued on either the initial note or the exchange note for which the initial note was exchanged.

        If an actual contingent payment made on the exchange notes differs from the projected contingent payment, an adjustment will be made for the difference. A positive adjustment is equal to the amount by which an actual contingent payment exceeds the projected contingent payment. A negative adjustment is equal to the amount by which a projected contingent payment exceeds an actual contingent payment. Positive and negative adjustments for a taxable year with respect to the exchange notes are netted. Any net positive adjustment is treated as additional interest on the exchange notes for the taxable year. Any net negative adjustment will:

  •
  first, reduce the amount of OID required to be accrued in the taxable year in which the payment is made; and

  •
  second, any negative adjustment that exceeds the amount of OID accrued in the taxable year in which the payment is made will be treated as ordinary loss to the extent of your total prior OID inclusions (as reduced by net negative adjustments and increased by net positive adjustments) with respect to the exchange note and, thereafter, as a capital loss.

Sale, Exchange, Redemption or Other Taxable Disposition of the Exchange Notes

        Upon the sale, exchange, redemption or other taxable disposition of the exchange notes, a United States holder generally will recognize taxable gain or loss equal to the difference between (i) the amount realized on the sale, exchange, redemption or other taxable disposition (not including the amount allocable to accrued and unpaid interest not previously included in income) and (ii) such United States holder's adjusted tax basis in the exchange notes. The amount realized will be equal to the sum of the amount of cash and the fair market value of any property received in exchange for the exchange notes. A United States holder's adjusted tax basis in the exchange notes generally will equal such holder's adjusted tax basis in the initial note, increased by the interest previously accrued on the exchange note, and decreased by any actual principal or interest payments on the exchange notes received by such holder and the amount of any contingent payment previously made on the exchange note. Gain or loss from the taxable disposition of an exchange note generally will be treated as interest income. Loss from the disposition of an exchange note will be treated as ordinary loss to the extent of your prior net interest inclusions with respect to the exchange note. Any loss in excess of that amount will be treated as capital loss.

        A United States holder that sells an exchange note between interest payment dates will be required to treat as ordinary interest income an amount equal to interest that has accrued through the date of sale and has not been previously included in income.

Additional Tax on Net Investment Income

        For taxable years beginning after December 31, 2012, certain non-corporate United States holders will be subject to a 3.8% tax, in addition to regular tax on income and gains, on some or all of their "net investment income," which generally will include interest (including OID) on an exchange note and any net gain recognized upon a disposition of an exchange note. United States holders should consult their tax advisors regarding the applicability of this tax in respect of their exchange notes.

Non-United States Holders

        This subsection describes the tax consequences to a non-United States holder. You are a non-United States holder if you are a beneficial owner of an exchange note that is an individual, corporation, trust or estate for U.S. federal income tax purposes and you are not a United States holder.

        If you are a United States holder, this subsection does not apply to you.

Taxation of Stated Interest

        Subject to the discussion of backup withholding below, if you are a non-United States holder of an exchange note and the interest income on the exchange note is not effectively connected with a U.S. trade or business, we generally will not be required to deduct a U.S. withholding tax at a 30% rate (or, if applicable, a lower treaty rate) if:

  1.
  you do not actually or constructively own 10% or more of the total combined voting power of all of our classes of stock entitled to vote,

  2.
  you are not a controlled foreign corporation that is related to us through stock ownership, and

  3.
  neither us nor our agent has actual knowledge or reason to know that you are a United States person and you have furnished to us or our agent an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person.

        Except to the extent that an applicable treaty otherwise provides, you generally will be taxed in the same manner as a United States holder with respect to interest and OID if such interest income is effectively connected with your conduct of a trade or business in the United States. Effectively connected interest of a corporate non-United States holder may also, in some circumstances, be subject to an additional "branch profits tax" at a 30% rate (or, if applicable, a lower treaty rate). Even though such effectively connected interest may be subject to income tax, and may be subject to the branch profits tax, it is not subject to withholding tax (whether or not it is subject to income tax) if the owner delivers a properly executed Internal Revenue Service Form W-8ECI to the payor.

Sale, Retirement or Other Taxable Disposition of the Exchange Notes

        If you are a non-United States holder of an exchange note, you generally will not be subject to U.S. federal income tax or withholding tax on gain realized on the sale, exchange or retirement of an exchange note (other than any amount representing interest including OID which will be treated as discussed under "—Taxation of Stated Interest") unless:

  •
  the gain is effectively connected with your conduct of a trade or business in the United States and, to the extent an applicable treaty so provides, is attributable to a permanent establishment in the United States, in which case such gain will be taxable in the same manner as effectively connected interest as discussed above, or

  •
  you are an individual, you are present in the United States for 183 or more days during the taxable year in which the gain is realized and certain other conditions exist, in which case you will be subject to a flat 30% U.S. federal income tax on any gain recognized (except to the extent otherwise provided by an applicable treaty), which may be offset by certain U.S. losses.

Backup Withholding and Information Reporting

United States Holders

        Information reporting on IRS Form 1099 will apply to payments of interest on, or the proceeds of the sale or other disposition (including a redemption or retirement) of, the exchange notes with respect to certain United States holders, and backup withholding may apply unless the recipient of such payments has supplied a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise established an exemption from backup withholding. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against that holder's U.S. federal income tax liability provided that the required information is timely furnished to the IRS.

        Recently enacted legislation requires certain United States holders to report information to the IRS with respect to their investment in exchange notes held through an account with certain foreign financial institutions. Investors who fail to report required information could become subject to substantial penalties. Prospective investors are urged to consult with their tax advisors regarding these new provisions. The requirement to file a report is effective for taxable years beginning after March 18, 2010.

Non-United States Holders

        Backup withholding and information reporting on IRS Form 1099 will not apply to payments of interest to a non-United States holder provided that you are (A) the beneficial owner of the exchange notes and you certify to the applicable payor or its agent, under penalties of perjury, that you are not a United States person and provide your name and address on a duly executed IRS Form W-8BEN (or a suitable substitute form), (B) a securities clearing organization, bank or other financial institution, that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and that certifies under penalties of perjury that such an IRS Form W-8BEN (or a suitable substitute form) has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof, or (C) otherwise exempt from backup withholding and information reporting (provided that neither us nor our agent has actual knowledge that you are a United States person or that the conditions of any other exemptions are not in fact satisfied). Interest payments made to a non-United States holder may, however, be reported to the IRS and to such non-United States holder on IRS Form 1042-S.

        Information reporting and backup withholding generally will not apply to a payment of the proceeds of a disposition of exchange notes (including a redemption or retirement) effected outside the United States by a foreign office of a foreign broker. However, information reporting requirements (but not backup withholding) will apply to a payment of the proceeds of a disposition of exchange notes effected outside the United States by a foreign office of a broker if the broker (i) is a United States person, (ii) derives 50 percent or more of its gross income for certain periods from the conduct of a trade or business in the United States, (iii) is a "controlled foreign corporation" for U.S. federal income tax purposes, or (iv) is a foreign partnership that, at any time during its taxable year, is 50 percent or more (by income or capital interest) owned by United States persons or is engaged in the conduct of a U.S. trade or business, unless in any such case the broker has documentary evidence in its records that the holder is a non-United States holder and certain conditions are met, or the holder otherwise establishes an exemption. Payment of the proceeds of a disposition of exchange notes by a United States office of a broker will be subject to both backup withholding and information reporting unless the holder certifies its non-United States status under penalties of perjury or otherwise establishes an exemption.

        Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against that holder's U.S. federal income tax liability provided the required information is timely furnished to the IRS.

        The above description is not intended to constitute a complete analysis of all tax consequences relating to the ownership of the exchange notes offered hereby. Prospective purchasers of the exchange notes should consult their tax advisors concerning the tax consequences of their particular situations.

Certain ERISA Considerations

        The Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the Code impose certain restrictions on (a) employee benefit plans (as defined in Section 3(3) of ERISA) that are subject to Title I of ERISA, (b) plans, including individual retirement accounts and other arrangements that are subject to Section 4975 of the Code, (c) entities whose underlying assets are considered to include "plan assets" of any plans described in (a) or (b) above by reason of such plan's investment in the entity (each of (a), (b) and (c), a "Plan"), and (d) persons who have certain specified relationships to such Plans ("parties in interest" under ERISA and "disqualified person" under Section 4975 of the Code). Such restrictions include the imposition of certain duties under ERISA on persons who are fiduciaries of Plans subject to ERISA and the prohibition of certain transactions between a Plan and parties in interest or disqualified persons under ERISA or Section 4975 of the Code.

        In considering an investment of a portion of the assets of any Plan in the exchange notes, a fiduciary (taking into account the facts and circumstances of the Plan) should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any similar law relating to a fiduciary's duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable similar laws. A fiduciary can be personally liable for losses incurred by a Plan resulting from a breach of fiduciary duties and can be subject to other adverse consequences.

Prohibited Transaction Issues

        Section 406 of ERISA and Section 4975 of the Code prohibit Plans from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest," within the meaning of ERISA, or "disqualified persons," within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and Section 4975 of the Code. In addition, a fiduciary of the Plan that engages in a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. Accordingly, each original or subsequent purchaser or transferee of an exchange note that is or may become a Plan is responsible for determining that its purchase and holding of such exchange note will not constitute a prohibited transaction under ERISA or Section 4975 of the Code.

ERISA Plan Asset Rules

        The U.S. Department of Labor ("DOL") has issued regulations defining the term "plan assets" for purposes of applying the general fiduciary responsibility provisions of ERISA and the prohibited transaction provisions of ERISA and the Code (see 29 C.F.R. Section 2510.3-101). These regulations have been modified by Section 3(42) of ERISA (as so modified, the "Plan Asset Regulations"). Under these regulations, generally, when a Plan acquires an equity interest in an entity, the Plan's assets are deemed to include the investment in the entity as well as an undivided interest in each of the underlying assets of the entity, unless certain exceptions apply. The Plan Asset Regulations apply only to equity interests, which are defined under the Plan Asset Regulations as an interest other than an instrument which is treated as indebtedness under the applicable local law and which has no substantial equity features.

        Because of the traditional debt features of the exchange notes, the reasonable expectation that the exchange notes will be repaid when due, and the absence of conversion rights, warrants or other equity features, we are not initially treating the exchange notes as equity investments. Therefore, it is not anticipated that the Plan Asset Regulation will apply to the exchange notes. However, an investor using assets of a Plan to purchase or hold the exchange notes may wish to consult with its own tax, legal and financial advisors regarding the Plan Asset Regulations.

        The sale of exchange notes to a Plan is in no respect a representation by us or any of our affiliates that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that such an investment is appropriate for a Plan.

        THE PRECEDING DISCUSSION IS ONLY A SUMMARY OF CERTAIN ERISA IMPLICATIONS OF AN INVESTMENT IN THE EXCHANGE NOTES AND DOES NOT PURPORT TO BE COMPLETE. PROSPECTIVE INVESTORS SHOULD CONSULT WITH THEIR OWN LEGAL, TAX, FINANCIAL AND OTHER ADVISORS PRIOR TO INVESTING IN THE EXCHANGE NOTES TO REVIEW THESE IMPLICATIONS IN LIGHT OF SUCH INVESTOR'S PARTICULAR CIRCUMSTANCES.

Plan of Distribution

        Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer in exchange for initial notes acquired by such broker-dealer as a result of market making or other trading activities may be deemed to be an "underwriter" within the meaning of the Securities Act and, therefore, must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales, offers to resell or other transfers of the exchange notes received by it in connection with the exchange offer. Accordingly, each such broker-dealer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes where such initial notes were acquired as a result of market making activities or other trading activities. We have agreed that we and the guarantors will use our respective reasonable best efforts to keep an exchange offer registration statement continuously effective and to amend and supplement this prospectus in order to permit such prospectus to be lawfully delivered by all persons or entities subject to the prospectus delivery requirements of the Securities Act for the shorter of: (i) such period of time as such persons or entities must comply with such requirements in order to resell the exchange notes and (ii) the period ending when all securities covered by the exchange offer registration statement have been sold pursuant thereto. In addition, until                                    , 2011 (90 days after the date of this prospectus) dealers effecting transactions in the exchange notes, whether or not participating in this distribution, may be required to deliver a prospectus.

        We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit of any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

 Legal Matters

        Certain legal matters in connection with the exchange of the notes and the guarantees will be passed upon for us by Dechert LLP, Philadelphia, Pennsylvania and Devine, Millimet & Branch, PA, Manchester, New Hampshire.

Experts

        The consolidated financial statements as of December 31, 2010 and 2009 and for each of the three years in the period ended December 31, 2010, included in this prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Available Information

        We have filed with the SEC a registration statement on Form S-4 under the Securities Act, covering the notes to be issued in the exchange offer (Registration No. 333-                        ). This prospectus, which is a part of the registration statement, does not contain all of the information included in the registration statement. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is not necessarily complete. For further information regarding our company and the notes to be issued in the exchange offer, please refer to the registration statement, including its exhibits. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the documents or matter involved.

        We are subject to the periodic reporting and other informational requirements of the Exchange Act. You may read and copy any reports or other information filed by us at the SEC's public reference room at 100 F Street, N.E., Washington, DC 20549. Copies of this material can be obtained from the Public Reference Section of the SEC upon payment of fees prescribed by the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our filings will also be available to the public from commercial document retrieval services and at the SEC Web site at "www.sec.gov." In addition, you may request a copy of any of these filings and copies of the indenture or other agreements referred to in this prospectus, at no cost, by writing us at the following address: The Sheridan Group, Inc., 11311 McCormick Road, Suite 260, Hunt Valley, Maryland 21031, Attn: Robert M. Jakobe, Chief Financial Officer.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and the Stockholder
of The Sheridan Group, Inc.

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in the stockholder's equity and of cash flows present fairly, in all material respects, the financial position of The Sheridan Group, Inc. and Subsidiaries (the "Company") at December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        Our original report issued on March 29, 2011 contained an explanatory paragraph regarding the Company's ability to continue as a going concern. As described in Note 19(b) to the consolidated financial statements, the principal conditions that raised substantial doubt about the Company's ability to continue as a going concern have been removed subsequent to the issuance of our original report. Accordingly, we have removed that explanatory paragraph from our opinion.

/s/ PRICEWATERHOUSECOOPERS LLP

Baltimore, Maryland
March 29, 2011, except for Note 19(b) to the consolidated financial statements as to which the date is May 13, 2011

The Sheridan Group, Inc. and Subsidiaries
Consolidated Balance Sheets
At December 31, 2010 and 2009

	December 31, 2010	December 31, 2009
Assets
Current assets
Cash and cash equivalents	$13,717,082	$4,109,740
Accounts receivable, net of allowance for doubtful accounts of $2,261,252 and $2,055,569, respectively	25,470,633	29,382,142
Inventories, net	15,809,053	13,989,631
Other current assets	4,389,986	4,023,966
Refundable income taxes	8,457	179,473
Deferred income taxes	1,564,076	1,700,168

Total current assets	60,959,287	53,385,120

Property, plant and equipment, net	112,044,062	117,757,008
Intangibles, net	32,168,520	33,566,535
Goodwill	33,978,641	40,979,426
Deferred financing costs, net	516,286	1,483,423
Other assets	1,843,739	1,828,173

Total assets	$241,510,535	$248,999,685

Liabilities
Current liabilities
Accounts payable	$16,305,544	$14,621,067
Accrued expenses	15,541,858	17,698,876
Current portion of notes payable	142,923,740	—
Due to parent, net	534,440	121,044

Total current liabilities	175,305,582	32,440,987

Notes payable	—	142,948,652
Deferred income taxes	24,612,025	25,935,903
Other liabilities	3,494,135	3,662,574

Total liabilities	203,411,742	204,988,116

Commitments and contingencies
Stockholder's Equity
Common stock, $0.01 par value; 100 shares authorized; 1 share issued and outstanding	—	—
Additional paid-in capital	42,075,908	42,047,938
(Accumulated deficit) retained earnings	(3,977,115)	1,963,631

Total stockholder's equity	38,098,793	44,011,569

Total liabilities and stockholder's equity	$241,510,535	$248,999,685

The accompanying notes are an integral part of these consolidated financial statements.

The Sheridan Group, Inc. and Subsidiaries
Consolidated Statements of Operations
Years Ended December 31, 2010, 2009 and 2008

	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Net sales	$266,187,753	$293,349,196	$348,026,720
Cost of sales	212,510,439	232,947,797	281,380,147

Gross profit	53,677,314	60,401,399	66,646,573

Selling and administrative expenses	35,799,291	37,115,289	42,175,411
Loss on disposition of fixed assets	9,385	146,146	1,222,918
Related party guaranty	—	—	3,000,000
Restructuring costs	78,335	312,556	136,965
Amortization of intangibles	1,398,015	1,437,852	1,714,628
Impairment charges	7,000,785	—	5,639,613

Total operating expenses	44,285,811	39,011,843	53,889,535

Operating income	9,391,503	21,389,556	12,757,038

Other (income) expense
Interest expense	15,790,421	17,228,454	18,398,974
Interest income	(48,869)	(69,485)	(172,549)
Gain on repurchase of notes payable	—	(7,193,906)	—
Other, net	22,906	(233,698)	1,269,162

Total other expense	15,764,458	9,731,365	19,495,587

(Loss) income before income taxes	(6,372,955)	11,658,191	(6,738,549)
Income tax (benefit) provision	(432,209)	3,441,405	(866,658)

Net (loss) income	$(5,940,746)	$8,216,786	$(5,871,891)

The accompanying notes are an integral part of these consolidated financial statements.

The Sheridan Group, Inc. and Subsidiaries
Consolidated Statements of Changes in Stockholder's Equity
Years Ended December 31, 2010, 2009 and 2008

	Common Stock
			Additional Paid-In Capital	(Accumulated Deficit) Retained Earnings	Total Stockholder's Equity
	Shares	Amount
Balance as of December 31, 2007	1	—	$51,043,554	$(198,261)	$50,845,293

Cash dividend	—	—	—	(183,003)	(183,003)
Capital contribution from parent company—stock options exercised	—	—	20,400	—	20,400
Income tax benefit from stock options exercised	—	—	62,610	—	62,610
Share-based compensation	—	—	9,000	—	9,000
Net loss	—	—	—	(5,871,891)	(5,871,891)

Balance as of December 31, 2008	1	—	$51,135,564	$(6,253,155)	$44,882,409

Cash dividend	—	—	(9,105,226)	—	(9,105,226)
Share-based compensation	—	—	17,600	—	17,600
Net income	—	—	—	8,216,786	8,216,786

Balance as of December 31, 2009	1	—	$42,047,938	$1,963,631	$44,011,569

Capital contribution from parent company—stock options exercised	—	—	2,970	—	2,970
Share-based compensation	—	—	25,000	—	25,000
Net loss	—	—	—	(5,940,746)	(5,940,746)

Balance as of December 31, 2010	1	—	$42,075,908	$(3,977,115)	$38,098,793

The accompanying notes are an integral part of these consolidated financial statements.

The Sheridan Group, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
Years Ended December 31, 2010, 2009 and 2008

	December 31, 2010	December 31, 2009	December 31, 2008
Cash flows provided by operating actvities:
Net (loss) income	$(5,940,746)	$8,216,786	$(5,871,891)
Adjustments to reconcile net (loss) income to net cash provided by operating activities
Depreciation	19,466,429	17,236,045	16,684,883
Amortization of intangible assets	1,398,015	1,437,852	1,714,628
Impairment of goodwill and intangibles	7,000,785	—	5,639,613
Provision for doubtful accounts	917,857	1,238,625	862,897
Provision for inventory realizability and LIFO value	284,829	106,747	198,755
Stock-based compensation	25,000	17,600	9,000
Amortization of deferred financing costs and debt discount, included in interest expense	942,225	1,116,566	1,296,573
Deferred income tax benefit	(1,199,846)	(470,043)	(297,475)
Gain on repurchase of notes payable	—	(7,193,906)	—
Loss on disposition of fixed assets	9,385	146,146	1,222,918
Changes in operating assets and liabilities
Accounts receivable	2,993,652	3,645,521	(659,767)
Inventories	(2,104,251)	3,706,707	1,140,705
Other current assets	(366,020)	(566,094)	1,056,253
Refundable income taxes	171,016	2,755,337	(2,116,829)
Other assets	(15,566)	(124,182)	1,653,164
Accounts payable	1,057,415	(7,149,268)	(3,129,729)
Accrued expenses	(2,157,018)	(4,181,219)	(3,642,227)
Income tax payable	413,396	3,140,527	(72,513)
Other liabilities	(156,379)	(111,824)	(1,048,915)

Net cash provided by operating activities	22,740,178	22,967,923	14,640,043

Cash flows used in investing activities:
Purchases of property, plant and equipment	(13,671,287)	(9,654,334)	(17,596,886)
Proceeds from sale of fixed assets	535,481	38,640	108,330
Advances to affiliated companies	—	(1,734,539)	(1,172,064)

Net cash used in investing activities	(13,135,806)	(11,350,233)	(18,660,620)

Cash flows provided by (used in) financing activities:
Borrowing of revolving line of credit	—	42,931,000	—
Repayment of revolving line of credit	—	(42,931,000)	—
Repayment of long term debt	—	(14,539,500)	—
Payment of deferred financing costs in connection with long term debt	—	(259,852)	—
Proceeds from capital contribution from parent company	2,970	—	20,400
Realized income tax benefit from stock options exercised	—	—	62,610
Payment of dividend	—	(9,105,226)	(183,003)

Net cash provided by (used in) financing activities	2,970	(23,904,578)	(99,993)

Net increase (decrease) in cash and cash equivalents	9,607,342	(12,286,888)	(4,120,570)
Cash and cash equivalents at beginning of period	4,109,740	16,396,628	20,517,198

Cash and cash equivalents at end of period	$13,717,082	$4,109,740	$16,396,628

Supplemental disclosure of cash flow information
Cash paid (received) during the year for
Interest paid	$14,822,816	$16,966,542	$17,076,499
Income taxes paid (received), net	$181,237	$(1,872,697)	$1,120,816
Non-cash investing activities
Asset additions in accounts payable	$787,993	$160,932	$1,682,000

The accompanying notes are an integral part of these consolidated financial statements.

The Sheridan Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2010, 2009 and 2008

1. Business Organization

        The Sheridan Group, Inc. ("TSG") is one of the leading specialty printers in the United States, offering a full range of printing and value-added support services for the journal, magazine, book, catalog and article reprint markets. We provide a wide range of printing services and value-added support services, such as digital proofing, preflight checking, offshore composition, copy editing, subscriber services, mail sortation, distribution and back issue fulfillment. We operate seven wholly-owned subsidiaries: The Sheridan Press, Inc. ("TSP"), Dartmouth Printing Company ("DPC"), United Litho, Inc. ("ULI"), Dartmouth Journal Services, Inc. ("DJS"), Sheridan Books, Inc. ("SBI"), The Dingley Press, Inc. ("TDP") and The Sheridan Group Holding Company. As used in the notes to the consolidated financial statements, the terms "we," "us," "our" and other similar terms refer to the consolidated businesses of The Sheridan Group, Inc. and all of its subsidiaries.

        On August 21, 2003, we became a wholly-owned subsidiary of TSG Holdings Corp. ("Holdings"), when Holdings purchased 100% of the outstanding capital stock of TSG from its existing stockholders (the "Sheridan Acquisition"). Holdings funded the acquisition price and the related fees and expenses with the proceeds of the sale of $105.0 million aggregate principal amount of 10.25% Senior Secured Notes due 2011 (the "2003 Notes") and equity investments in Holdings. On May 25, 2004, we acquired all of the assets and business of The Dingley Press of Lisbon, Maine (the "Dingley Acquisition"). We funded the acquisition price and the related fees and expenses with the proceeds of the sale of $65.0 million aggregate principal amount of 10.25% Senior Secured Notes due 2011 (the "2004 Notes") and equity investments in Holdings.

2. Summary of Significant Accounting Policies

Principles of Consolidation

        The consolidated financial statements include the accounts of The Sheridan Group, Inc. and its wholly-owned subsidiaries, TSP, DPC, ULI, DJS, SBI, TDP and The Sheridan Group Holding Company. All material intercompany balances and transactions have been eliminated.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

        We record revenue when realized or realizable and earned when all of the following criteria are met:

  •
  Persuasive evidence of an arrangement exists,

  •
  Delivery has occurred,

  •
  The seller's price to the buyer is fixed or determinable, and

The Sheridan Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Years Ended December 31, 2010, 2009 and 2008

2. Summary of Significant Accounting Policies (Continued)

  •
  Collectibility is reasonably assured.

        As such, substantially all revenue is recognized when a product is shipped and title and risk of loss transfers to the customer. Shipping and handling fees billed to customers are included in net sales and any cost of shipping and handling is included in cost of sales. A liability is recognized when cash is received from customers in advance of the shipment of their products.

Cash and Cash Equivalents

        Cash and cash equivalents include amounts invested in accounts which are readily convertible to known amounts or have original maturities of three months or less when purchased.

Business and Credit Concentrations

        Our customers are not concentrated in any specific geographic region, but are concentrated in the journal, magazine, book, specialty catalog and article reprint markets. There were no significant accounts receivable from a single customer. We establish an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information.

Accounts Receivable and Allowance for Doubtful Accounts

        Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is our best estimate of probable credit losses in our existing accounts receivable. We review the allowance for doubtful accounts on a regular basis. Past due balances over 120 days are reviewed for collectibility and form the basis of our reserve. When we determine that a particular customer poses a credit risk, a specific reserve is established. Account balances are charged off against the allowance when we feel it is probable the receivable will not be recovered. We do not have any off-balance sheet credit exposure related to our customers. During 2010, we wrote off reserves we had provided during 2009 for a specific customer which was deemed to be insolvent.

        A rollforward of the allowance for doubtful accounts is as follows:

	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Balance at beginning of period	$2,055,569	$1,080,208	$616,869
Charged to expense	917,857	1,238,625	862,897
Deductions	(712,174)	(263,264)	(399,558)

Balance at end of period	$2,261,252	$2,055,569	$1,080,208

Inventories

        Inventories are stated at the lower of cost or market with the cost of TSP's paper inventory and SBI's work-in-process inventory determined by the last-in, first-out ("LIFO") cost method. The cost of the remaining inventory (approximately 90% and 88% of inventories at December 31, 2010 and 2009, respectively) is determined using the first-in, first-out ("FIFO") method.

The Sheridan Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Years Ended December 31, 2010, 2009 and 2008

2. Summary of Significant Accounting Policies (Continued)

Property and Equipment

        Property, plant and equipment are recorded at cost, except those assets acquired through acquisitions, in which case they are recorded at fair value. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, as follows: 3-11 years for machinery and equipment; and 10-40 years for buildings and land improvements. Leasehold improvements are amortized over their estimated useful lives or the term of the underlying lease, whichever is shorter. Upon disposal of property, plant and equipment, the cost of the asset and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in earnings.

        Expenditures for improvements which extend the original estimated lives of the assets are capitalized. Expenditures for maintenance and repairs are charged to operations as incurred.

        We review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset group may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset group to future net cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of by sale are reported at the lower of the carrying amount or fair value less costs to sell. We do not believe there was any impairment of property and equipment as of December 31, 2010.

Income Taxes

        Deferred income taxes are recognized for the tax consequences of applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. A valuation allowance is recorded against deferred tax assets when it is more likely than not that a deferred tax asset will not be realized.

        We record a liability for uncertain tax positions when it is more likely than not that a tax position that has been taken will not be sustained under audit. The respective probability is evaluated based on relevant facts and tax law. Although we believe that our estimates are reasonable, the final outcome of uncertain tax positions may be materially different from that which is reflected in the consolidated financial statements. We adjust our reserves upon changes in circumstances that would cause a change to the estimate of the ultimate liability, upon effective settlement or upon the expiration of the statute of limitations, in the period in which such event occurs.

Goodwill

        Goodwill is tested for impairment at the reporting unit level at least annually or whenever circumstances indicate that the carrying value of the reporting unit's net assets may not be recoverable, utilizing a two-step methodology. The initial step requires us to determine the fair value of each reporting unit and compare it to the carrying value, including goodwill, of such unit. If the fair value exceeds the carrying value, no impairment loss is recognized. However, if the carrying value of the reporting unit exceeds its fair value, the goodwill of this unit may be impaired. The amount, if any, of the impairment is then measured in the second step by comparing the implied fair value of goodwill to the carrying value of goodwill for each reporting unit. To determine the implied fair value of goodwill,

The Sheridan Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Years Ended December 31, 2010, 2009 and 2008

2. Summary of Significant Accounting Policies (Continued)

we make a hypothetical allocation of the reporting unit's estimated fair value to the tangible and intangible assets (other than goodwill) of the reporting unit. Based on this methodology, we concluded that $3.4 million of ULI goodwill (a component of our Publications segment) was fully impaired and was required to be expensed as a non-cash charge to continuing operations during 2008. In connection with our annual assessment of goodwill in 2009, we concluded that there was no impairment. In connection with our annual assessment of goodwill in 2010, we concluded that $7.0 million of DPC goodwill (a component of our Publications segment) was fully impaired and was required to be expensed as a non-cash charge to continuing operations during the fourth quarter of 2010.

Identified Intangible and Other Long-Lived Assets

        Identified intangible assets, which primarily consist of customer relationships and trade names, were valued at fair value, effective with acquisitions. All long-lived assets are amortized over the estimated useful lives. We review long-lived assets for impairment using undiscounted future cash flows whenever events or changes in circumstances indicate that the carrying values of the long-lived asset groups (including goodwill) may not be recoverable. If the sum of undiscounted cash flows are less than the carrying values, the difference between the fair value of the long-lived asset group, using discounted cash flows, and the carrying value is recognized as impairment to the extent of the individual fair values of the long-lived assets (except goodwill). As a result of the impairment analysis performed in 2008 for ULI (a component of our Publications segment) and TDP (our Specialty Catalogs segment), we concluded that the carrying value of the customer relationship assets exceeded their fair value. Therefore, during 2008, we recorded an impairment charge of $2.0 million and $0.2 million for the customer relationship assets of ULI and TDP, respectively. We do not believe there was any impairment of intangible assets or other long-lived assets as of December 31, 2010 and 2009.

Deferred Financing Costs

        Deferred financing costs incurred in connection with the 2003 Notes and the 2004 Notes are being amortized over the term of the related debt using the effective interest method. Deferred financing costs incurred in connection with establishing our working capital facility are being amortized over the term of the agreement using the straight-line method. During 2009, we wrote off $0.3 million of deferred financing costs in connection with the repurchase of our senior secured notes and incurred $0.3 million of deferred financing costs in connection with an agreement to amend our working capital facility (see Note 8). Accumulated amortization as of December 31, 2010 and 2009 was $10.2 million and $9.3 million, respectively.

Accounting for Stock Based Compensation

        Our parent company, Holdings, established the 2003 Stock-based Incentive Compensation Plan (the "2003 Plan"), pursuant to which Holdings has reserved for issuance 55,500 shares of its Common Stock. There is currently no public trading market for the Common Stock. When necessary, we determine fair value through internal valuations based on historical financial information and/or through a third party service provider. As of December 31, 2010, 640 shares were available for future grants. Stock options are granted at exercise prices not less than the fair market value of the stock at the date of grant. Options generally vest ratably over a five-year period, except those options granted to

The Sheridan Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Years Ended December 31, 2010, 2009 and 2008

2. Summary of Significant Accounting Policies (Continued)

officers, portions of which vest ratably over five years, and the remainder of which vest upon the achievement of certain performance targets, the occurrence of certain future events, including the sale of the Company or a qualified public offering, or after eight years from the date of grant, as specified in the 2003 Plan. Options expire ten years from the date of grant. We have a policy of issuing new shares to satisfy share options upon exercise.

        For the years ended December 31, 2010, 2009 and 2008, we recognized non-cash stock-based compensation expense of approximately $25,000, $17,600 and $9,000, respectively, which is included in selling and administrative expenses.

        We value options using the Black-Scholes option-pricing model which was developed for use in estimating the fair value of traded options that are fully transferable and have no vesting restrictions. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of the grant. The expected term of the options is an output of the option-pricing model and estimates the period of time that options are expected to remain unexercised. We use historical data to estimate the timing and amount of option exercises and forfeitures. The expected volatility is calculated by averaging the volatility, over a period equal to the expected term of the options, for five peer group companies and a small-cap index. There were no stock options granted during the years ended December 31, 2008 and 2009. The following summarizes the assumptions used for estimating the fair value of stock options granted during the year ended December 31, 2010:

Risk-free interest rate	2.87%-3.44%
Average expected years until exercise	7.75 years
Expected volatility	52.13%-54.37%
Weighted-average expected volatility	53.25%
Dividend yield	0%

        The following is a summary of option activity for the years ended December 31, 2008, 2009 and 2010:

		Weighted average
	Number of shares	Exercise price	Remaining term (in years)	Aggregate intrinsic value
Options outstanding at December 31, 2007	55,150	$12.23	6.7	$5,851,600
Granted	—	—
Exercised	(2,040)	10.00
Forfeited	(4,910)	10.00

Options outstanding at December 31, 2008	48,200	$12.55	5.4	$—
Granted	—
Exercised	—
Forfeited	(2,600)	12.27

Options outstanding at December 31, 2009	45,600	$12.56	4.3	$487,000
Granted	7,660	23.24
Exercised	(120)	24.75
Forfeited	(640)	16.45

Options outstanding at December 31, 2010	52,500	$14.05	4.2	$—
Options exercisable at December 31, 2010	26,300	$11.24	3.1	$—

The Sheridan Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Years Ended December 31, 2010, 2009 and 2008

2. Summary of Significant Accounting Policies (Continued)

        The following is a summary of non-vested option activity for the years ended December 31, 2010, 2009 and 2008:

	Number of shares			Weighted average grant date fair value
	Years ended December 31,			Years ended December 31,
	2010	2009	2008	2010	2009	2008
Non vested options outstanding at beginning of year	19,800	25,500	34,920	$4.13	$4.79	$4.11
Granted	7,660	—	—	13.80	—	—
Vested	(620)	(4,060)	(4,960)	10.60	3.70	3.19
Forfeited	(640)	(1,640)	(4,460)	5.60	9.09	2.49

Non vested options outstanding at end of year	26,200	19,800	25,500	$6.63	$4.13	$4.79

        The total compensation cost related to nonvested awards not yet recognized as of December 31, 2010 is approximately $0.1 million and will be recognized over a weighted average period of approximately 5.2 years.

        During the year ended December 31, 2010, 120 options to purchase Holdings Common Stock were exercised and $2,970 of proceeds was received. The total intrinsic value, the difference between the exercise price and the fair value of Holdings Common Stock on the date of exercise of options exercised during the year ended December 31, 2010, was negligible. During the year ended December 31, 2009, no options to purchase Holdings Common Stock were exercised. During the year ended December 31, 2008, 2,040 options to purchase Holdings Common Stock were exercised and $20,400 of proceeds was received. The total intrinsic value, the difference between the exercise price and the fair value of Holdings Common Stock on the date of exercise of options exercised during the year ended December 31, 2008, was $215,100.

Fair Value Measurements

        Certain of our assets and liabilities must be recorded at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). Accounting guidance outlines a valuation framework and creates a fair value hierarchy in order to increase the consistency and comparability of fair value measurements and the related disclosures and prioritizes the inputs used in measuring fair value as follows:

    Level 1: Observable inputs such as quoted prices in active markets;

    Level 2: Inputs, other than quoted prices in active markets, that are observable either directly or indirectly; and

    Level 3: Unobservable inputs in which there is little or no market data which require the reporting entity to develop its own assumptions.

The Sheridan Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Years Ended December 31, 2010, 2009 and 2008

2. Summary of Significant Accounting Policies (Continued)

        Our financial instruments consist of long-term investments in marketable securities (held in trust for payment of non-qualified deferred compensation) and long-term debt. We are permitted to measure certain financial assets and financial liabilities at fair value that were not previously required to be measured at fair value. We have elected not to measure any financial assets or financial liabilities, including long-term debt, at fair value which were not previously required to be measured at fair value. We classify the investments in marketable securities within level 1 of the hierarchy since quoted market prices are available in active markets.

        We believe that the carrying amounts of cash and cash equivalents, accounts and notes receivable, accounts payable and accrued expenses reported in the consolidated balance sheets approximate their fair values due to the short maturity of these instruments. The estimated fair value of our publicly traded debt, based on quoted market prices, was approximately $140.8 million and $133.4 million as of December 31, 2010 and 2009, respectively.

Advertising Costs

        We expense advertising costs as the advertising occurs in accordance with the authoritative guidance. Advertising expense, included in selling and administrative expenses in the consolidated statements of operations, was approximately $0.2 million, $0.2 million and $0.3 million, for the years ended December 31, 2010, 2009 and 2008, respectively.

New Accounting Standards

        On January 1, 2010, we adopted authoritative guidance issued by the Financial Accounting Standards Board ("FASB") related to the accounting and disclosure requirements for transfers of financial assets. This guidance requires greater transparency and additional disclosures for transfers of financial assets and the entity's continuing involvement with them and changes the requirements for derecognizing financial assets. In addition, the guidance eliminates the concept of a qualifying special-purpose entity. The adoption of this guidance did not have a material impact on our financial position, results of operations or cash flows.

        In June 2009, the accounting standard regarding the requirements of consolidation accounting for variable interest entities was updated by the FASB to require an enterprise to perform an analysis to determine whether the entity's variable interest or interests give it a controlling interest in a variable interest entity. The adoption of this guidance by us on January 1, 2010, did not have a material impact on our financial position, results of operations or cash flows.

Reclassifications

        Certain previously reported amounts have been reclassified to conform to the current year presentation.

The Sheridan Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Years Ended December 31, 2010, 2009 and 2008

3. Inventories

        Inventories consist of the following:

	December 31, 2010	December 31, 2009
Work-in-process	$6,617,642	$7,367,236
Raw materials (principally paper)	9,494,521	6,895,279

	16,112,163	14,262,515
Excess of current cost over LIFO inventory value	(303,110)	(272,884)

	$15,809,053	$13,989,631

        We maintained a reserve for the realizability of inventory in the amounts of $70,227 and $193,991 for the years ended December 31, 2010 and 2009, respectively, which are included in the amounts in the table above relating to work-in-process and raw materials. A rollforward of this inventory reserve is as follows:

	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Balance at beginning of period	$193,991	$116,433	$83,363
Charged to expense	254,603	93,616	61,602
Deductions	(378,367)	(16,058)	(28,532)

Balance at end of period	$70,227	$193,991	$116,433

4. Property, Plant and Equipment

        Property, plant and equipment consist of the following:

	December 31, 2010	December 31, 2009
Land	$4,742,111	$4,742,111
Buildings and improvements	44,097,744	43,833,998
Machinery and equipment	163,026,420	154,397,889

	211,866,275	202,973,998
Accumulated depreciation	(99,822,213)	(85,216,990)

Property, plant and equipment, net	$112,044,062	$117,757,008

        Depreciation expense for the years ended December 31, 2010, 2009 and 2008, was $19.5 million, $17.2 million, and $16.7 million, respectively.

5. Intangible Assets

        In conjunction with previous acquisitions, we acquired intangible assets relating to customer relationships, trade names and technology. The customer relationships, trade names and technology are being amortized using the straight-line method over their estimated useful lives as described below. Amortization expense for the years ended December 31, 2010, 2009 and 2008, related to customer

The Sheridan Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Years Ended December 31, 2010, 2009 and 2008

5. Intangible Assets (Continued)

relationships, trade names and technology intangible assets was $1.4 million, $1.4 million and $1.6 million, respectively. Accumulated impairments, in the table below, consists of impairment charges we recorded in 2008 related to customer relationships at ULI and TDP. Other, in the table below, represents the realization of the tax goodwill benefit in connection with the Dingley Acquisition (see Note 11). In the years 2008 through 2009, this benefit was applied to reduce intangibles related to the Dingley Acquisition since there was no book goodwill related to this previous acquisition as of the beginning of 2008. Intangible assets as of December 31, 2010 and 2009 consisted of the following:

		December 31, 2010
	Useful Life	Gross Carrying Amount	Accumulated Amortization	Accumulated Impairments	Other	Net Carrying Amount
Customer
relationships	25 years	$27,800,000	$7,612,683	$2,202,626	$2,135,806	$15,848,885
Trade names	40 years	20,400,000	3,721,262	—	359,103	16,319,635
Technology	5 years	300,000	243,416	—	56,584	—

		$48,500,000	$11,577,361	$2,202,626	$2,551,493	$32,168,520

		December 31, 2009
	Useful Life	Gross Carrying Amount	Accumulated Amortization	Accumulated Impairments	Other	Net Carrying Amount
Customer
relationships	25 years	$27,800,000	$6,714,668	$2,202,626	$2,135,806	$16,746,900
Trade names	40 years	20,400,000	3,221,262	—	359,103	16,819,635
Technology	5 years	300,000	243,416	—	56,584	—

		$48,500,000	$10,179,346	$2,202,626	$2,551,493	$33,566,535

        We estimate that we will incur a charge of $1.6 million in 2011 associated with the accelerated amortization of the United Litho trade name which will be disposed of as a result of the shutdown of this facility (see Note 19(a)).

        We estimate annual amortization expense related to these intangibles as follows:

Years ended December 31,	Amortization expense
2011	2,980,363
2012	1,348,400
2013	1,348,400
2014	1,348,400
2015	1,348,400
Thereafter	23,794,557

Total	$32,168,520

The Sheridan Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Years Ended December 31, 2010, 2009 and 2008

6. Goodwill

        Goodwill, which arises from the purchase price exceeding the assigned value of the net assets of an acquired business, represents the value attributable to unidentifiable intangible elements being acquired. Goodwill totaled $34.0 million and $41.0 million at December 31, 2010 and 2009, respectively. Goodwill resulted from the Sheridan Acquisition as a result of a stock purchase and, therefore, is not deductible for tax purposes and from the Dingley Acquisition as a result of an asset purchase and is deductible for tax purposes.

        As of December 31, 2008, the initial step in the annual test for goodwill impairment indicated potential impairment at ULI, one of the components of the Publications segment, as a result of the worldwide economic downturn and declining results. We completed the second step by comparing the implied fair value of goodwill to the carrying value of goodwill for ULI. As a result of the second step, we determined that the carrying value of goodwill at ULI was fully impaired. There were no changes in the carrying amount of goodwill for the year ended December 31, 2009. As of December 31, 2010, the initial step in the annual test for goodwill impairment indicated potential impairment at DPC, one of the components of the Publications segment, due primarily to the longer and more sustained deterioration of the magazine business through the fourth quarter of 2010, and the unlikely prospect of a meaningful recovery in the near term. We completed the second step by comparing the implied fair value of goodwill to the carrying value of goodwill for DPC. As a result of the second step, we determined that the $7.0 million carrying value of goodwill at DPC was fully impaired. The changes in the carrying amount of goodwill for the years ended December 31, 2009 and 2010 are as follows:

	Publications	Specialty Catalogs	Books	Consolidated
Balance at December 31, 2008
Goodwill	$35,493,565	$12,774,931	$8,922,848	$57,191,344
Accumulated impairment losses	(3,436,987)	(12,774,931)	—	(16,211,918)

	32,056,578	—	8,922,848	40,979,426
Balance at December 31, 2009
Goodwill	35,493,565	12,774,931	8,922,848	57,191,344
Accumulated impairment losses	(3,436,987)	(12,774,931)	—	(16,211,918)

	$32,056,578	$—	$8,922,848	$40,979,426
Impairment charge	(7,000,785)	—	—	(7,000,785)
Balance at December 31, 2010
Goodwill	35,493,565	12,774,931	8,922,848	57,191,344
Accumulated impairment losses	(10,437,772)	(12,774,931)	—	(23,212,703)

	$25,055,793	$—	$8,922,848	$33,978,641

The Sheridan Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Years Ended December 31, 2010, 2009 and 2008

7. Other Assets

        Other assets consist of the following:

	December 31, 2010	December 31, 2009
Other receivables	$1,914,147	$1,407,591
Prepaid expenses and deposits	2,526,121	2,616,375
Deferred compensation plan assets	1,630,694	1,731,265
Other	162,763	96,908

Total	6,233,725	5,852,139
Less: current portion	4,389,986	4,023,966

Long-term portion	$1,843,739	$1,828,173

8. Notes Payable and Working Capital Facility

        In conjunction with the Sheridan Acquisition, on August 21, 2003, we completed a private debt offering of 10.25% senior secured notes totaling $105.0 million, priced to yield 10.50%, that mature August 15, 2011 (the "2003 Notes"). In conjunction with the Dingley Acquisition, on May 25, 2004, we completed a private debt offering of 10.25% senior secured notes totaling $60.0 million, priced to yield 9.86%, that mature August 15, 2011 (the "2004 Notes"). The 2004 Notes have identical terms to the 2003 Notes. The carrying value of the 2003 Notes and the 2004 Notes was $142.9 million as of December 31, 2010 and 2009.

        The 2003 Notes and the 2004 Notes are collateralized by security interests in substantially all of our assets, subject to permitted liens. The capital stock, securities and other payment rights of our subsidiaries will constitute collateral for the 2003 Notes and the 2004 Notes only to the extent that Rule 3-10 and Rule 3-16 of Regulation S-X under the Securities Act do not require separate financial statements of a subsidiary to be filed with the SEC. Payment obligations under the 2003 Notes and the 2004 Notes are guaranteed jointly and severally, irrevocably and unconditionally, by all of our subsidiaries. The Sheridan Group, Inc. (the stand-alone parent company) owns 100% of the outstanding stock of all of its subsidiaries and has no material independent assets or operations. There are no restrictions on the ability of The Sheridan Group, Inc. (the stand-alone parent company) to obtain funds by dividend, advance or loan from its subsidiaries.

        In connection with the offerings of the 2003 Notes and the 2004 Notes (the "Offerings"), we entered into registration rights agreements pursuant to which we were required to register the 2003 Notes and the 2004 Notes with the SEC. We filed Registration Statements on Form S-4 with the SEC in connection with exchange offers of our outstanding 2003 Notes and 2004 Notes for like principal amounts of new senior secured notes. The Registration Statement covering the 2003 Notes was declared effective on October 13, 2004. The Registration Statement covering the 2004 Notes was declared effective on October 25, 2004. The new senior secured notes are identical in all material respects to the 2003 Notes and the 2004 Notes, except that the new senior secured notes do not bear legends restricting the transfer thereof.

        In an event of default, the holders of at least 25% in aggregate principal amount of the 2003 Notes and the 2004 Notes, may declare the principal, premium, if any, and accrued and unpaid interest

The Sheridan Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Years Ended December 31, 2010, 2009 and 2008

8. Notes Payable and Working Capital Facility (Continued)

on the 2003 Notes and the 2004 Notes to be due and payable immediately. Concurrent with the offering of the 2003 Notes, we entered into a working capital facility agreement. The working capital facility was amended concurrent with the offering of the 2004 Notes. Terms of the working capital facility allowed for revolving debt of up to $30.0 million, including letters of credit commitments of up to $5.0 million, subject to a borrowing base test. Borrowings under the working capital facility bore interest at the bank's base rate or the LIBOR rate plus a margin of 1.75% at our option and matured in June 2009. Interest was payable monthly in arrears. We agreed to pay an annual commitment fee on the unused portion of the working capital facility at a rate of 0.35%. In addition, we agreed to pay an annual fee of 1.875% on all letters of credit outstanding.

        During 2009, we paid $15.0 million, which included $0.5 million of accrued interest, to redeem senior secured notes with a face value of $22.1 million. Deferred financing costs and unamortized debt discount attributable to these notes, along with commission fees, totaled $0.4 million. As a result of the repurchases, we recognized a net gain of $7.2 million.

        On June 16, 2009, we executed an agreement to amend our working capital facility. Terms of the working capital facility allow for revolving debt of up to $20.0 million, including letters of credit commitments of up to $5.0 million, subject to a borrowing base test. The interest rate on borrowings under the working capital facility is a fluctuating rate equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the bank's prime rate, and (c) the LIBOR rate plus a margin of 3.75%. At our option, we can elect a LIBOR option for a specified period. Any such borrowings bear interest at the specified LIBOR rate plus a margin of 3.75%. We have agreed to pay an annual commitment fee on the unused portion of the working capital facility at a rate of 0.50%. In addition, we have agreed to pay an annual fee of 3.875% on all letters of credit outstanding. The working capital facility was amended on January 5, 2011 to extend the maturity date from March 25, 2011 to May 25, 2011. As of December 31, 2010, we had no borrowings outstanding under the working capital facility, had unused amounts available of $16.2 million and had $1.3 million in outstanding letters of credit.

        Borrowings under the working capital facility are collateralized by the assets of the Company and our subsidiaries, subject to permitted liens. The working capital facility contains various covenants including provisions that restrict our ability to incur or prepay indebtedness, including the 2003 Notes and the 2004 Notes, or pay dividends. It also requires us to satisfy financial tests, such as an interest coverage ratio and the maintenance of a minimum amount of earnings before interest, taxes, depreciation and amortization (as defined in the working capital facility agreement). We have complied with all of the restrictive covenants as of December 31, 2010. In an event of default, all principal and interest due under the working capital facility shall be immediately due and payable.

The Sheridan Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Years Ended December 31, 2010, 2009 and 2008

9. Accrued Expenses

        Accrued expenses consist of the following:

	December 31, 2010	December 31, 2009
Payroll and related expenses	$3,177,493	$3,639,665
Profit sharing accrual	435,874	476,151
Accrued interest	5,517,147	5,516,678
Customer prepayments	3,298,520	3,727,548
Self-insured health and workers' compensation accrual	1,631,830	1,933,529
Other	1,480,994	2,405,305

	$15,541,858	$17,698,876

10. Other Liabilities

        Other liabilities consist of the following:

	December 31, 2010	December 31, 2009
Deferred compensation	$1,396,887	$1,471,953
Uncertain tax positions	1,939,416	1,884,992
Other	157,832	305,629

Total	$3,494,135	$3,662,574

11. Income Taxes

        The components of the income tax (benefit) provision are as follows:

	December 31, 2010	December 31, 2009	December 31, 2008
Current
Federal	$387,886	$3,308,339	$(1,198,197)
State	379,751	603,109	629,014

	767,637	3,911,448	(569,183)

Deferred
Federal	(757,806)	(14,884)	118,837
State	(442,040)	(455,159)	(416,312)

	(1,199,846)	(470,043)	(297,475)

	$(432,209)	$3,441,405	$(866,658)

The Sheridan Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Years Ended December 31, 2010, 2009 and 2008

11. Income Taxes (Continued)

        Deferred income taxes reflect the net tax effects of the temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the deferred tax assets and liabilities were as follows:

	December 31, 2010	December 31, 2009
Deferred tax assets
Incentive and vacation accrual	$767,652	$920,512
Bad debt reserve	827,647	762,203
Self insurance accrual	299,477	451,661
Intangible assets	213,773	276,813
Amortization of financing costs	109,751	266,538
Inventory-additional costs capitalized for tax	272,168	264,321
Net operating loss carryforwards—Federal	—	13,854
Net operating loss carryforwards—States	790,981	777,540
Capital loss carryforward—Federal	151,899	161,969
Goodwill	3,530,848	3,959,844
Federal benefit related to State uncertain tax positions	451,431	463,491
Other	232,193	302,888
Valuation allowance	(774,154)	(758,393)

Total deferred tax assets	6,873,666	7,863,241

Deferred tax liabilities
Intangible assets	11,873,249	12,611,090
Inventory basis difference	156,706	208,855
Property and equipment	16,777,859	18,138,947
Land	1,002,839	1,022,911
Prepaid insurance	110,962	117,173

Total deferred tax liabilities	29,921,615	32,098,976

Net deferred tax liabilities	$23,047,949	$24,235,735

	December 31, 2010	December 31, 2009
Included in the balance sheet
Noncurrent deferred tax liabilities in excess of assets	$24,612,025	$25,935,903
Current deferred tax assets in excess of liabilities	1,564,076	1,700,168

Net deferred tax liability	$23,047,949	$24,235,735

The Sheridan Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Years Ended December 31, 2010, 2009 and 2008

11. Income Taxes (Continued)

        We will realize a tax benefit associated with the amount of tax goodwill in excess of book goodwill associated with the Dingley Acquisition. We only recognize the benefit when realized on future tax returns and have previously applied the benefit first to reduce book goodwill associated with the acquisition to zero, second to reduce to zero other noncurrent intangible assets related to the acquisition, and third to reduce income tax expense. During 2010 and 2009, we realized a tax benefit of $0.8 million in both years associated with the realization of tax deductible goodwill in excess of book goodwill. For the year ended December 31, 2010, this benefit was recorded as a reduction to the tax provision. For the year ended December 31, 2009, the majority of this benefit was recorded as a reduction to the tax provision and a negligible amount of the benefit was recorded as a reduction to intangible assets which resulted in reducing these intangible assets to zero.

        As of December 31, 2009, we had a minimal amount of U.S. Federal net operating loss ("NOL") deduction carryforwards. We fully utilized the benefit of the deduction during 2010.

        As of December 31, 2010 and 2009, we had state NOLs with a tax effected value of approximately $0.8 million in various jurisdictions, which begin to expire in 2012. We have determined that substantially all of the state NOLs require a full valuation allowance as of December 31, 2010 and 2009, due to the uncertainty of their realization.

        We utilized NOLs against Federal and state taxable income, which reduced tax expense by a negligible amount and $0.2 million for 2010 and 2009, respectively.

        A rollforward of our valuation allowance is as follows:

	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Balance at beginning of period	$758,393	$762,906	$686,924
Charged to expense	25,790	54,185	112,134
Other, net	(10,029)	(58,698)	(36,152)

Balance at end of period	$774,154	$758,393	$762,906

The Sheridan Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Years Ended December 31, 2010, 2009 and 2008

11. Income Taxes (Continued)

        Our income tax provision differs from taxes computed using the U.S. Federal statutory tax rate as follows:

	Year ended December 31, 2010	Year ended December 31, 2009	Year ended December 31, 2008
(Loss) income before income taxes	$(6,372,955)	$11,658,191	$(6,738,549)
U.S. Federal statutory tax rate	$(2,166,805)	$3,963,785	$(2,291,106)
Increase (decrease) in tax expense resulting from Tax reserves	(4,346)	5,301	430,127
Non-deductible meals and entertainment	54,669	50,198	75,874
Change in valuation allowance	25,790	54,185	112,134
Goodwill impairment	2,380,267	—	1,168,576
Tax goodwill in excess of book goodwill	(451,516)	(445,171)	—
State income taxes, net of U.S. Federal income tax benefit	228,887	523,180	79,376
Change in state tax apportionment and rates	(443,213)	(637,582)	(453,892)
Domestic production activity deduction	(35,415)	(171,107)	—
Other, net	(20,527)	98,616	12,253

Income tax (benefit) provision	$(432,209)	$3,441,405	$(866,658)

        We reported a decrease in our deferred state tax liabilities and our deferred state tax provision of approximately $0.4 million, $0.5 million and $0.5 million during the years ended December 31, 2010, 2009 and 2008, respectively, to properly reflect the lower anticipated state effective income tax rates due to decreased apportionment of our taxable income to states with high tax rates. We recognized a minimal increase during the years ended December 31, 2010 and 2009 and an increase of $0.3 million during the year ended December 31, 2008, respectively, in our effective rate related to the accounting for uncertain tax positions.

        We file consolidated tax returns with Holdings for Federal and certain state jurisdictions. We classify these current tax liabilities as "Due to parent, net" on the consolidated balance sheet. The tax liabilities owed to Holdings were $0.5 million and $0.1 million as of December 31, 2010 and 2009, respectively.

The Sheridan Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Years Ended December 31, 2010, 2009 and 2008

11. Income Taxes (Continued)

        Our uncertain tax positions relate primarily to state nexus and other related state tax issues. The total amount of net unrecognized tax benefits that, if recognized, would affect the effective tax rate is $0.9 million. Our uncertain tax positions, excluding interest and penalties, are as follows:

	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
	(Dollars in thousands)
Balance at beginning of period	$1,359	$1,445	$1,093
Increases for current year tax positions	19	19	192
Increases for prior year tax positions	163	25	251
Decreases for prior year tax positions	—	(7)	—
Lapse in statute of limitations	(91)	(123)	(91)
Settlement of tax positions	(126)	—	—

Balance at end of period	$1,324	$1,359	$1,445

        We continue to recognize both interest and penalties related to uncertain tax positions as part of the income tax provision. We had accrued interest of $0.4 million and penalties of $0.3 million as of December 31, 2010 and $0.5 million and $0.4 million as of December 31, 2009. Interest and penalties in the amount of $0.1 million were expensed during the years ended December 31, 2010, 2009 and 2008, respectively. Interest and penalties will continue to accrue on certain issues in 2011 and forward.

        We are subject to U.S. federal income tax as well as income tax of multiple state and local jurisdictions. The statute of limitations related to the consolidated U.S. federal income tax return and most state income tax returns are closed for all tax years up to and including 2006. During the first quarter of 2010, we reached a settlement in connection with an audit conducted by the state of Maryland. As a result of this audit, all tax years are closed with the state of Maryland through 2008. No federal or state income tax returns are under examination by the respective taxing authorities.

12. Commitments

        We lease warehouse, plant and office space, printing equipment, computer equipment and delivery equipment under non-cancelable operating leases. Rental expense relating to these leases was approximately $3.5 million, $4.5 million and $5.3 million for the years ended December 31, 2010, 2009 and 2008, respectively. As of December 31, 2010 approximate minimum future rental payments under non-cancelable operating leases are as follows:

Years Ended December 31,	(in thousands)
2011	2,232
2012	1,088
2013	548
2014	300
2015	291
Thereafter	72

Total	$4,531

The Sheridan Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Years Ended December 31, 2010, 2009 and 2008

12. Commitments (Continued)

        We have also entered into agreements to acquire raw materials and additional plant and equipment. As of December 31, 2010, approximate future payments related to these agreements are as follows:

Years Ended December 31,	Raw materials	Plant and equipment
	(in thousands)
2011	315	8,233
2012	136	—
2013	72	—
2014	3	—
2015	—	—
Thereafter	—	—

Total	$526	$8,233

13. Employee Benefit Plans

        We sponsor a 401(k) retirement plan (the "Plan"). Substantially all of our employees are eligible to participate in the Plan on the first day of the month in which the employee has attained 18 years of age and 30 days of employment. Employees may make pre-tax contributions of their eligible compensation under the Plan and may direct their investments among various pre-selected investment alternatives. We determine discretionary and matching contributions to the Plan. No contributions were charged to operations in 2010. Contributions of approximately $0.8 million and $4.5 million were charged to operations for the years ended December 31, 2009 and 2008, respectively.

        We maintain a non-qualified deferred compensation plan for certain employees which allows participants to annually elect (via individual contracts) to defer a portion of their compensation on a pre-tax basis and which allows for make-whole contributions for participants whose pre-tax deferrals are limited under our 401(k) Plan and other discretionary contributions. Contributions made by us and our employees are maintained in an irrevocable trust. Legally, the assets remain ours; however, access to the trust assets is severely restricted. The trust cannot be revoked by the employer or an acquirer, but the assets are subject to the claims of our general creditors. The employee has no right to assign or transfer contractual rights in the trust. The participants are fully vested in their compensation deferred; however, the make-whole contributions and any employer discretionary contributions are subject to vesting requirements. As of December 31, 2010 and 2009, we recorded a deferred compensation liability of approximately $1.4 million and $1.5 million, respectively, in other non-current liabilities in the accompanying consolidated balance sheets. We account for the assets as trading securities. The change in the fair value of the assets held in trust is recorded within "Other, net" in the accompanying consolidated statements of operations. The change in the deferred compensation obligation related to changes in the fair value of the vested assets is recorded as income (loss) in compensation expense. The assets held in trust were approximately $1.6 million and $1.7 million as of December 31, 2010 and 2009, respectively, and are recorded at their fair value, based on quoted market prices, as discussed in "Fair Value Measurements" in Note 2. The assets held in trust are included in "Other assets" in the accompanying consolidated balance sheets.

The Sheridan Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Years Ended December 31, 2010, 2009 and 2008

14. Related Party Transactions

        On January 5, 2009, we executed a waiver to our working capital facility to allow for payment of a cash dividend and a loan to Holdings, which is not a registrant with the Securities and Exchange Commission, in the aggregate amount of up to $14.0 million, provided that Holdings used the entire cash proceeds of such dividend and loan solely to purchase capital stock issued by Holdings (the "Stock Purchase") from Participatiemaatschappij Giraffe B.V. ("Giraffe") and to pay related expenses in connection therewith. On January 5, 2009, we paid a dividend in the aggregate amount of $8.0 million to Holdings and made a loan in the principal amount of $2.0 million to Holdings. The loan had an original maturity on January 4, 2012 and accrued interest at the rate of 1.36% per year. The loan was subsequently settled against the income tax obligations due to Holdings, which is presented within "Due to parent, net" in the consolidated balance sheets as of December 31, 2010 and 2009 (as discussed in Note 11).

        Additionally, subsequent to January 5, 2009, we paid an additional dividend in the amount of $1.1 million to Holdings to pay expenses and other amounts in connection with the Stock Purchase. In connection with the Stock Purchase, Euradius Acquisition Co., a majority owned subsidiary of Holdings, sold all of the outstanding stock of Euradius International Dutch Bidco B.V. ("Euradius") to Giraffe. This resulted in Holdings fully divesting its interest in Euradius, which was Holdings' only investment other than The Sheridan Group, Inc. Neither Euradius nor its subsidiaries were guarantors of the 2003 or 2004 Notes. Neither Euradius nor its subsidiaries were subsidiaries of ours and their financial results were not included in our consolidated financial statements.

        In connection with the Sheridan Acquisition, we entered into a 10-year management agreement with our principal equity sponsors, Bruckmann, Rosser, Sherrill & Co. LLC and Jefferies Capital Partners. The management fee is equal to the greater of $0.5 million or 2% of earnings before interest, taxes depreciation and amortization (as defined in the management agreement), plus reasonable out-of-pocket expenses. We incurred and paid approximately $0.8 million, $0.9 million and $0.8 million in such fees for the years ended December 31, 2010, 2009 and 2008, respectively.

        During 2008, we guaranteed certain obligations of GPN Asia Pte. Ltd. ("GPN Asia"), an affiliate of our parent company, related to a lease agreement, up to a maximum of $4.0 million, and established a $0.3 million letter of credit to secure a working capital facility for GPN Asia. In August 2008, GPN Asia began the process of shutting down operations. In connection with this shutdown, we estimated our liabilities to be $3.0 million which was charged to operations during 2008. We paid $2.6 million and $0.4 million during 2008 and 2009, respectively, to satisfy the obligations under the lease agreement, the letter of credit and other costs related to the shutdown including severance payments and professional fees. We expect that any future payments in connection with this shutdown will be negligible and are provided for in our consolidated balance sheet as of December 31, 2010.

        Pierce Atwood LLP serves as legal counsel for The Dingley Press. A partner at Pierce Atwood LLP is the brother of Christopher A. Pierce, one of our officers in his role as Chairman of The Dingley Press. The fees incurred and paid for the years ended December 31, 2010 and 2009 were negligible. We incurred and paid approximately $0.1 million in fees to Pierce Atwood LLP during the year ended December 31, 2008. We believe the fees were reasonable based upon the services rendered.

15. Contingencies

        We are party to legal actions as a result of various claims arising in the normal course of business. Accruals for litigation have not been provided because information available at this time does not indicate that it is probable that a liability has been incurred. We believe that the disposition of these

The Sheridan Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Years Ended December 31, 2010, 2009 and 2008

15. Contingencies (Continued)

matters will not have a material adverse effect on our financial condition, results of operations or cash flows.

16. Business Segments

        We are a specialty printer in the United States offering a full range of printing and value-added support services for the journal, magazine, book and catalog markets. The Publications business segment is focused on the production of short-run journals, medium-run journals and specialty magazines and is comprised of the assets and operations of The Sheridan Press, Dartmouth Printing, United Litho and Dartmouth Journal Services. We believe there are many similarities in the journal and magazine markets such as the equipment used in the print and bind process, distribution methods, repetitiveness and frequency of titles and the level of service required by customers. The Books segment is focused on the production of short-run books and is comprised of the assets and operations of Sheridan Books. This market does not have the repetitive nature of our other products and does not require the same level of customer service. The Specialty Catalogs segment, which is comprised of the assets and operations of The Dingley Press, is focused on catalog merchants that require run lengths between 50,000 and 8,500,000 copies.

        The accounting policies of the operating segments are the same as those described in the Summary of Significant Accounting Policies. The results of each segment include certain allocations for general, administrative and other shared costs. However, certain costs, such as corporate profit sharing and bonuses, are not allocated to the segments. Our customer base resides primarily in the continental United States and our manufacturing, warehouse and office facilities are located throughout the East Coast and Midwest.

        We had no customers which accounted for 10.0% or more of our net sales for the years ended December 31, 2010, 2009 and 2008.

The Sheridan Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Years Ended December 31, 2010, 2009 and 2008

16. Business Segments (Continued)

        The following table provides segment information for continuing operations (in thousands):

	Year ended December 31, 2010	Year ended December 31, 2009	Year ended December 31, 2008
Net sales
Publications	$148,758	$165,872	$188,714
Specialty catalogs	60,725	68,948	92,218
Books	56,776	58,554	67,282
Intersegment eliminations	(71)	(25)	(187)

Consolidated total	$266,188	$293,349	$348,027

Operating income (loss)
Publications	$8,070	$17,312	$12,481
Specialty catalogs	(1,485)	1,491	(426)
Books	4,339	4,039	5,524
Corporate	(1,532)	(1,452)	(4,822)

Consolidated total	$9,392	$21,390	$12,757

Depreciation and amortization
Publications	$11,505	$9,248	$9,284
Specialty catalogs	5,767	5,878	6,193
Books	3,419	3,365	2,769
Corporate	173	183	154

Consolidated total	$20,864	$18,674	$18,400

Capital expenditures
Publications	$10,326	$7,027	$5,480
Specialty catalogs	1,628	1,335	3,715
Books	1,234	1,146	7,870
Corporate	483	146	532

Consolidated total	$13,671	$9,654	$17,597

Assets
Publications	$140,566	$146,047
Specialty catalogs	51,669	54,186
Books	46,519	46,173
Corporate	2,757	2,594

Consolidated total	$241,511	$249,000

Goodwill
Publications	$25,056	$32,056
Books	8,923	8,923

Consolidated total	$33,979	$40,979

Intangible assets
Publications	$30,393	$31,733
Books	1,776	1,834

Consolidated total	$32,169	$33,567

The Sheridan Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Years Ended December 31, 2010, 2009 and 2008

16. Business Segments (Continued)

        A reconciliation of total segment operating income to consolidated (loss) income before income taxes is as follows:

	Years ended December 31,
	2010	2009	2008
	(in thousands)
Total operating income (as shown above)	$9,392	$21,390	$12,757
Interest expense	(15,791)	(17,229)	(18,399)
Interest income	49	69	172
Gain on repurchase of notes payable	—	7,194	—
Other, net	(23)	234	(1,269)

(Loss) income before income taxes	$(6,373)	$11,658	$(6,739)

17. Restructuring Costs

        In January 2009, we announced our plan to consolidate some administrative and production operations at our DPC facility in Hanover, New Hampshire. Approximately 20 positions at our ULI facility in Ashburn, Virginia were eliminated as a result of this action. We recorded $0.3 million of restructuring costs during 2009. The costs relate primarily to guaranteed severance payments and employee health benefits. We recorded an additional $0.1 million of restructuring costs in connection with this consolidation during 2010. There was no liability outstanding as of December 31, 2010 related to this restructuring.

18. Quarterly Financial Information (unaudited)

        Quarterly financial information for the years ended December 31, 2010 and 2009 is as follows (in thousands):

2010	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Net sales	$68,298	$64,418	$67,867	$65,605
Gross profit	14,774	13,990	11,335	13,578
Operating income	4,936	5,026	2,006	(2,576)
Net income (loss)	$1,546	$606	$(1,206)	$(6,887)

2009	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Net sales	$76,976	$70,702	$73,341	$72,330
Gross profit	13,927	14,828	15,587	16,059
Operating income	4,095	4,965	6,174	6,156
Net income (loss)	$(743)	$1,806	$5,207	$1,947

        The results for the third quarter of 2010 reflect the impact of a charge of $2.3 million for depreciation expense in connection with the write down of the value of a printing press that was removed from service. The results for the fourth quarter of 2010 reflect the impact of a charge of $7.0 million in connection with the impairment of goodwill at DPC (see Note 6). The results for the second and third quarters of 2009 reflect the impact of the gain on repurchase of notes payable of $5.4 million and $1.8 million, respectively (see Note 8).

The Sheridan Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Years Ended December 31, 2010, 2009 and 2008

19. Subsequent Events (unaudited)

  19(a) Restructuring Plan

        Due to continued adverse trends in the specialty magazine business as a result of the weak economy, our Board of Directors, on January 19, 2011, approved a restructuring plan to consolidate all specialty magazine printing operations into one site. We will consolidate the printing of specialty magazines at Dartmouth Printing Company in Hanover, New Hampshire and close the United Litho facility in Ashburn, Virginia. Approximately 80 positions will be eliminated as a result of the closure. It is expected that approximately 20 employees in the Customer Service and Sales areas will be retained by Dartmouth Printing Company. As of December 31, 2010, we have not recorded any charges related to this restructuring plan.

        Charges related to this restructuring will be recorded as the plan is implemented in 2011. We estimate approximately $2.2 million ($1.3 million after tax) of restructuring charges resulting in future cash expenditures will be incurred, including $1.5 million of charges related to severance and other personnel costs and $0.7 million of other exit costs. We expect to record these costs in 2011.

        On February 3, 2011, we entered into a contract to sell the Ashburn, Virginia facility for $4.2 million. Sales commissions, transfer taxes, fees and other closing costs are expected to reduce the net proceeds to approximately $3.9 million which will result in a negligible gain. Consummation of the transaction is conditioned upon satisfaction of specific terms and conditions and delivery of specific documents, which are customary for similar transactions. The closing is scheduled for October 31, 2011.

        We estimate that we will incur non-cash charges of $1.6 million in 2011 associated with the accelerated amortization of the United Litho trade name which is reflected in the estimated future amortization expense as disclosed in Note 5.

        We also expect that we will incur non-cash charges of approximately $3.0 million associated with the accelerated depreciation of equipment, based on updated estimates of remaining useful life and estimated residual value, equal to the lower of carrying value or best estimate of selling price, less costs to sell.

        On February 24, 2011, we commenced a cash tender offer and consent solicitation for any and all of our outstanding 2003 and 2004 Notes. As of March 25, 2011, approximately $136.6 million, or 95.6%, of the aggregate principal amount of the notes had been tendered. The closing of the tender offer is conditioned on, among other things, the receipt of debt financing sufficient to pay the total consideration in respect of the notes.

  19(b) Private Debt Offering

        On April 15, 2011, we completed a private debt offering of senior secured notes totaling $150.0 million in aggregate principal amount (the "2011 Notes"). The 2011 Notes, which were issued by The Sheridan Group, Inc. (the "Issuer") under an indenture (the "Indenture"), will mature on April 15, 2014 and bear interest payable in cash in arrears at the fixed interest rate of 12.5% per year. The proceeds of the offering, net of discount, along with borrowings under the working capital facility discussed below and cash on hand were used to repurchase and redeem all of our outstanding debt that had a maturity of August 15, 2011. As such, we have removed the conditions that raised substantial doubt about the Company's ability to continue as a going concern.

The Sheridan Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Years Ended December 31, 2010, 2009 and 2008

19. Subsequent Events (unaudited) (Continued)

        Interest on the 2011 Notes will be payable semi-annually on April 15 and October 15 of each year, commencing on October 15, 2011. Proceeds of the offering of $141.0 million, net of discount, together with cash on hand and borrowings under our working capital facility, were used to repurchase all of our existing notes payable, the 2003 Notes and 2004 Notes, and to pay related fees and expenses. We will recognize a loss on the repurchase of the 2003 Notes and 2004 Notes of approximately $1.4 million.

        The 2011 Notes are fully and unconditionally guaranteed on a senior secured basis by all of our current subsidiaries.

        The 2011 Notes and the related guarantees rank equally in right of payment with all of the Issuer's and the guarantors' senior obligations and senior to all of the Issuer's and the guarantors' subordinated obligations. The 2011 Notes and the related guarantees, respectively, are secured by a lien on substantially all of the Issuer's and the guarantors' current and future assets (other than certain excluded assets), subject to permitted liens and other limitations, and by a limited recourse pledge of all of the Issuer's capital stock by Parent. The Issuer's and the guarantors' obligations under our working capital facility are secured by a lien on substantially all of the Issuer's and the guarantors' assets. Pursuant to an intercreditor agreement between the trustee under the Indenture and the lender under our working capital facility, (1) in the case of real property, fixtures and equipment that secure the 2011 Notes and guarantees, the lien securing the notes and the guarantees will be senior to the lien securing borrowings, other credit extensions and guarantees under our working capital facility and (2) in the case of the other assets of the Issuer and the guarantors (including the shares of stock of the Issuer and the guarantors) that secure the 2011 Notes and guarantees, the lien securing the 2011 Notes and the related guarantees is contractually subordinated to the lien thereon securing borrowings, other credit extensions and guarantees under our working capital facility. Consequently, the 2011 Notes and the related guarantees are effectively subordinated to the borrowings, other credit extensions and guarantees under our working capital facility to the extent of the value of such other assets. The Indenture requires that we maintain certain minimum Consolidated EBITDA (as defined in the Indenture) levels for any period of four consecutive fiscal quarters, taken as one accounting period, and prohibits us from making capital expenditures in amounts exceeding certain thresholds for the period beginning on April 15, 2011 and ending on December 31, 2011 and for each fiscal year thereafter. In addition, the Indenture contains covenants that, subject to a number of important exceptions and qualifications, limit the Issuer's ability and the ability of our restricted subsidiaries to, among other things: pay dividends, redeem stock or make other distributions or restricted payments; incur indebtedness; make certain investments; create liens; agree to restrictions on the payment of dividends; consolidate or merge; sell or otherwise transfer or dispose of assets, including equity interests of our restricted subsidiaries; enter into transactions with our affiliates; designate our subsidiaries as unrestricted subsidiaries; use the proceeds of permitted sales of our assets; and change business lines. If an event of default, as specified in the Indenture, shall occur and be continuing, either the trustee or the holders of a specified percentage of the 2011 Notes may accelerate the maturity of all the 2011 Notes.

        If the Ashburn, Virginia property of United Litho is sold on or prior to December 31, 2011, we will be required to use the net proceeds of such sale to redeem 2011 Notes at 100% of their principal amount, plus accrued and unpaid interest (and liquidated damages, if any) to the redemption date. In addition, if we sell certain assets (other than such specified property) or experience an event of loss and we do not use the proceeds for specified purposes, we may be required to use the proceeds to repurchase the 2011 Notes at a repurchase price equal to 100% of their principal amount, plus accrued

The Sheridan Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Years Ended December 31, 2010, 2009 and 2008

19. Subsequent Events (unaudited) (Continued)

and unpaid interest (and liquidated damages, if any) to the date of repurchase. Subject to certain conditions, we are required to make an offer to purchase 2011 Notes with 75% of our Excess Cash Flow (as defined in the Indenture) following the end of each of (1) the fiscal year ending on December 31, 2011, (2) the fiscal year ending on December 31, 2012 and (3) the three consecutive fiscal quarters ended September 30, 2013 at a repurchase price equal to 100% of their principal amount, plus accrued and unpaid interest (and liquidated damages, if any) to the date of repurchase. We may redeem some or all of the 2011 Notes at any time prior to April 15, 2012 by paying a make-whole premium, plus accrued and unpaid interest (and liquidated damages, if any) to the redemption date. In addition, at any time prior to April 15, 2012, we may use the net proceeds of certain equity offerings to redeem up to 35% of the principal amount of the 2011 Notes at a redemption price equal to 112.5% of their principal amount, plus accrued and unpaid interest (and liquidated damages, if any) to the redemption date; provided that at least 65% of the aggregate principal amount of such 2011 Notes originally issued remain outstanding immediately following such redemption and such redemption occurs within 90 days of such equity offering. Furthermore, if we experience specific kinds of change of control, the holders of the 2011 Notes will have the right to require us to repurchase their 2011 Notes at a repurchase price equal to 101% of their principal amount, plus accrued and unpaid interest (and liquidated damages, if any) to the date of repurchase.

        We may also redeem the notes, in whole or in part, at the redemption prices specified in the Indenture, plus accrued and unpaid interest (and liquidated damages, if any) to the redemption date. Under a registration rights agreement we have agreed to (1) file, no later than 90 days after the issue date of the 2011 Notes, a registration statement with the SEC with respect to a registered offer to exchange the 2011 Notes for new notes having terms substantially identical in all material respects to the 2011 Notes (except that the new notes will not contain terms with respect to transfer restrictions), (2) use our reasonable best efforts to cause the registration statement to become effective within 240 days of the issue date of the 2011 Notes and (3) use our reasonable best efforts to commence and complete the exchange offer promptly, but no later than 30 days after the date on which the registration statement has become effective. In addition, we have agreed, in some circumstances, to file a "shelf registration statement" that would allow some or all of the 2011 Notes to be offered to the public. If we do not comply with our obligations under the registration rights agreement, we will be required to pay the liquidated damages specified in the registration rights agreement to holders of the 2011 Notes.

        On April 15, 2011, we entered into an agreement to amend and restate our working capital facility to, among other things, extend the scheduled maturity to April 15, 2013. Terms of the amended and restated working capital facility allow for revolving debt of up to $15.0 million, including letters of credit commitments of up to $5.0 million, subject to a borrowing base test. The interest rate on borrowings under the working capital facility is the base rate plus a margin of 3.25%. The base rate is a fluctuating rate equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the bank's prime rate, and (c) the specified LIBOR rate plus 1.00%. At our option, we can elect for borrowings to bear interest for specified periods at the specified LIBOR rate in effect for such periods plus a margin of 4.25%.

The Sheridan Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Years Ended December 31, 2010, 2009 and 2008

19. Subsequent Events (unaudited) (Continued)

        We have agreed to pay an annual commitment fee on the unused portion of the working capital facility at a rate of 0.75% and an annual fee of 4.25% on all letters of credit outstanding. In addition, we paid an upfront fee of $0.3 million at closing. The working capital facility is secured as described above. The working capital facility requires us to maintain certain minimum Consolidated EBITDA (as defined in the working capital facility) levels for any period of four consecutive fiscal quarters, taken as one accounting period, and prohibits us from making capital expenditures in amounts exceeding certain thresholds for the period beginning on April 15, 2011 and ending on December 31, 2011 and for each fiscal year thereafter. In addition, the working capital facility contains affirmative and negative covenants, representations and warranties, borrowing conditions, events of default and remedies for the lender. The aggregate loan or any individual loan made under the working capital facility may be prepaid at any time subject to certain restrictions. In accordance with the terms of the working capital facility, payment of the borrowings may be accelerated at the option of the lender if an event of default, as defined in the working capital facility agreement, occurs. Events of default include, without limitation, nonpayment of principal and interest by the due date; failure to perform or observe certain specific covenants; material breach of representations or warranties; default as to other indebtedness (including under the notes); certain events of bankruptcy and insolvency; inability or failure to pay debts as they come due; the entry of certain judgments against us; certain liabilities with regard to ERISA plans; the invalidity of any documents in connection with the working capital facility; a change in control of the Company; or an event effecting the subordination of certain indebtedness.

The Sheridan Group, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

	March 31, 2011	December 31, 2010
Assets
Current assets
Cash and cash equivalents	$5,304,186	$13,717,082
Accounts receivable, net of allowance for doubtful accounts of $2,392,434 and $2,261,252, respectively	27,534,429	25,470,633
Inventories, net	15,911,545	15,809,053
Other current assets	5,007,201	5,962,519
Due from parent	529,609	—

Total current assets	54,286,970	60,959,287

Property, plant and equipment, net	114,056,388	112,044,062
Intangibles, net	31,047,644	32,168,520
Goodwill	33,978,641	33,978,641
Deferred financing costs, net	282,132	516,286
Other assets	1,474,619	1,843,739

Total assets	$235,126,394	$241,510,535

Liabilities
Current liabilities
Accounts payable	$15,730,529	$16,305,544
Accrued expenses	13,526,610	15,541,858
Current portion of notes payable	—	142,923,740
Due to parent	—	534,440

Total current liabilities	29,257,139	175,305,582

Notes payable	142,917,313	—
Deferred income taxes and other liabilities	27,208,716	28,106,160

Total liabilities	199,383,168	203,411,742

Stockholder's Equity
Common stock, $0.01 par value; 100 shares authorized; 1 share issued and outstanding	—	—
Additional paid-in capital	42,083,037	42,075,908
Accumulated deficit	(6,339,811)	(3,977,115)

Total stockholder's equity	35,743,226	38,098,793

Total liabilities and stockholder's equity	$235,126,394	$241,510,535

The accompanying notes are an integral part of the condensed consolidated financial statements.

The Sheridan Group, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
for the Three Months Ended March 31, 2011 and 2010

(Unaudited)

	Three Months Ended March 31,
	2011	2010
Net sales	$68,188,990	$68,298,350
Cost of sales	56,603,052	53,524,116

Gross profit	11,585,938	14,774,234

Selling and administrative expenses	9,955,602	9,382,979
Loss on disposition of fixed assets	23,991	33,343
Restructuring costs	377,229	72,368
Amortization of intangibles	1,120,876	349,504

Total operating expenses	11,477,698	9,838,194

Operating income	108,240	4,936,040

Other (income) expense:
Interest expense	3,929,619	3,948,813
Interest income	(890)	(12,862)
Other, net	(9,916)	(37,320)

Total other expense	3,918,813	3,898,631

(Loss) income before income taxes	(3,810,573)	1,037,409
Income tax benefit	(1,447,877)	(509,040)

Net (loss) income	$(2,362,696)	$1,546,449

The accompanying notes are an integral part of the condensed consolidated financial statements.

The Sheridan Group, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
for the Three Months Ended March 31, 2011 and 2010
(Unaudited)

	March 31, 2011	March 31, 2010
Cash flows (used in) provided by operating actvities:
Net (loss) income	$(2,362,696)	$1,546,449
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities
Depreciation	5,684,472	4,351,882
Amortization of intangible assets	1,120,876	349,504
Provision for doubtful accounts	183,673	662,198
Provision for inventory realizability	25,906	86,839
Stock-based compensation	7,129	—
Amortization of deferred financing costs and debt discount, included in interest expense	227,727	244,168
Deferred income tax benefit	(398,641)	(1,080,092)
Loss on disposition of fixed assets	23,991	33,343
Changes in operating assets and liabilities
Accounts receivable	(2,247,469)	(160,768)
Inventories	(128,398)	(844,136)
Other current assets	958,883	167,821
Other assets	369,120	101,847
Accounts payable	(496,367)	(430,462)
Accrued expenses	(2,015,248)	(3,685,495)
Due to parent, net	(1,064,049)	439,941
Other liabilities	(502,368)	(256,007)

Net cash (used in) provided by operating activities	(613,459)	1,527,032

Cash flows used in investing activities:
Purchases of property, plant and equipment	(7,806,204)	(1,163,740)
Proceeds from sale of fixed assets	6,767	30,475

Net cash used in investing activities	(7,799,437)	(1,133,265)

Net (decrease) increase in cash and cash equivalents	(8,412,896)	393,767
Cash and cash equivalents at beginning of period	13,717,082	4,109,740

Cash and cash equivalents at end of period	$5,304,186	$4,503,507

Non-cash investing and financing activities
Asset additions in accounts payable	$709,345	$275,552

The accompanying notes are an integral part of the condensed consolidated financial statements.

The Sheridan Group, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

1. Company Information and Significant Accounting Policies

        The accompanying unaudited financial statements of The Sheridan Group, Inc. and Subsidiaries (together, the "Company") have been prepared by us pursuant to the rules of the Securities and Exchange Commission (the "SEC"). In our opinion, the accompanying unaudited condensed consolidated financial statements contain all adjustments necessary to present fairly, in all material respects, our financial position as of March 31, 2011 and our results of operations and our cash flows for the three month periods ended March 31, 2011 and 2010. All such adjustments are deemed to be of a normal and recurring nature and all material intercompany balances and transactions have been eliminated. The year-end condensed balance sheet data was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America.

        These condensed consolidated financial statements should be read in conjunction with the annual consolidated financial statements and the notes thereto of The Sheridan Group, Inc. and Subsidiaries included in our Annual Report on Form 10-K for the year ended December 31, 2010. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. The results of operations for the three months ended March 31, 2011 are not necessarily indicative of the results to be expected for the full fiscal year.

        The preparation of condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Certain previously reported amounts have been reclassified to conform to the current year presentation.

New Accounting Standards

        In December 2010, the FASB issued ASU 2010-29, an amendment to the disclosure of supplementary pro forma information for business combinations (EITF Issue 10-G; ASC 805, Business Combinations). This amendment specified that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendment also expanded the supplemental pro forma disclosures under ASC 805 to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. This is effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. Early adoption is permitted. The adoption of this amendment did not have an impact on our financial statements.

        In December 2010, the FASB issued ASU 2010-28, an amendment to the goodwill impairment test for reporting units with zero or negative carrying amounts (EITF Issue 10-A; ASC 350, Intangibles-Goodwill and Other). The amendment affects all entities that have recognized goodwill and have one or more

The Sheridan Group, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

1. Company Information and Significant Accounting Policies (Continued)

reporting units whose carrying amount for purposes of performing Step 1 of the goodwill impairment test is zero or negative. As a result, the amendment eliminates an entity's ability to assert that a reporting unit is not required to perform Step 2 because the carrying amount of the reporting unit is zero or negative despite the existence of qualitative factors that indicate the goodwill is more likely than not impaired. For public entities, the amendment is effective for fiscal years, and interim periods within those years, beginning after December 15, 2010. Early adoption is not permitted. Upon adoption of the amendments, an entity with reporting units that have carrying amounts that are zero or negative is required to assess whether it is more likely than not that the reporting units' goodwill is impaired. If the entity determines that it is more likely than not that the goodwill of one or more of its reporting units is impaired, the entity should perform Step 2 of the goodwill impairment test for those reporting unit(s). Any resulting goodwill impairment should be recorded as a cumulative-effect adjustment to beginning retained earnings in the period of adoption. Any goodwill impairments occurring after the initial adoption of the amendments should be included in earnings as required by Section 350-20-35. The adoption of this amendment did not have an impact on our financial statements.

2. Inventory

        Components of net inventories at March 31, 2011 and December 31, 2010 were as follows:

	March 31, 2011	December 31, 2010
Work-in-process	$6,093,096	$6,617,642
Raw materials (principally paper)	10,121,559	9,494,521

	16,214,655	16,112,163
Excess of current cost over LIFO inventory value	(303,110)	(303,110)

	$15,911,545	$15,809,053

3. Notes Payable and Working Capital Facility

        On April 15, 2011, we completed a private debt offering, the proceeds of which, net of discount, along with borrowings under the working capital facility and cash on hand were used to repurchase and redeem all of our outstanding debt, as discussed as a subsequent event in Note 11. As such, we have classified our outstanding debt as long-term as of March 31, 2011 because we refinanced our debt on a long-term basis.

        On August 21, 2003, we completed a private debt offering of 10.25% senior secured notes totaling $105.0 million, priced to yield 10.50%, that mature August 15, 2011 (the "2003 Notes"). On May 25, 2004, we completed a private debt offering of 10.25% senior secured notes totaling $60.0 million, priced to yield 9.86%, that mature August 15, 2011 (the "2004 Notes"). The 2004 Notes have identical terms to the 2003 Notes. During the year ended December 31, 2009, we paid $15.0 million, which included $0.5 million of accrued interest, to repurchase 2003 Notes and 2004 Notes with a face value of $22.1 million. The carrying value of the 2003 Notes and the 2004 Notes was $142.9 million as of March 31, 2011 and December 31, 2010.

The Sheridan Group, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

3. Notes Payable and Working Capital Facility (Continued)

        The 2003 Notes and the 2004 Notes are collateralized by security interests in substantially all of our assets, subject to permitted liens. The capital stock, securities and other payment rights of our subsidiaries will constitute collateral for the 2003 Notes and the 2004 Notes only to the extent that Rule 3-10 and Rule 3-16 of Regulation S-X under the Securities Act do not require separate financial statements of a subsidiary to be filed with the SEC. Payment obligations under the 2003 Notes and the 2004 Notes are guaranteed jointly and severally, fully and unconditionally, by all of our subsidiaries. The Sheridan Group, Inc. (the stand-alone parent company) owns 100% of the outstanding stock of all of its subsidiaries and has no material independent assets or operations. There are no restrictions on the ability of The Sheridan Group, Inc. (the stand-alone parent company) to obtain funds by dividend, advance or loan from its subsidiaries.

        Concurrent with the offering of the 2003 Notes, we entered into a working capital facility agreement. On June 16, 2009, we executed an agreement to amend our working capital facility. Terms of the working capital facility allow for revolving debt of up to $20.0 million, including letters of credit commitments of up to $5.0 million, subject to a borrowing base test. The interest rate on borrowings under the working capital facility is a fluctuating rate equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the bank's prime rate, or (c) the LIBOR rate plus a margin of 3.75%. At our option, we can elect a LIBOR option for a specified period. Any such borrowings bear interest at the specified LIBOR rate plus a margin of 3.75%. We have agreed to pay an annual commitment fee on the unused portion of the working capital facility at a rate of 0.50%. In addition, we have agreed to pay an annual fee of 3.875% on all letters of credit outstanding. The working capital facility is scheduled to mature on May 25, 2011. As of March 31, 2011, we had no borrowings outstanding under the working capital facility, had unused amounts available of $18.7 million and had $1.3 million in outstanding letters of credit.

        Borrowings under the working capital facility are collateralized by the assets of the Company and our subsidiaries, subject to permitted liens. The working capital facility contains various covenants including provisions that restrict our ability to incur or prepay indebtedness, including the 2003 Notes and the 2004 Notes, or pay dividends. It also requires us to satisfy financial tests, such as an interest coverage ratio and the maintenance of a minimum amount of earnings before interest, taxes, depreciation and amortization (as defined in the working capital facility agreement). We have complied with all of the restrictive covenants as of March 31, 2011.

4. Accrued Expenses

        Accrued expenses as of March 31, 2011 and December 31, 2010 consisted of the following:

	March 31, 2011	December 31, 2010
Payroll and related expenses	$4,330,245	$3,177,493
Profit sharing accrual	231,033	435,874
Accrued interest	1,853,777	5,517,147
Customer prepayments	3,377,461	3,298,520
Self-insured health and workers' compensation accrual	1,684,461	1,631,830
Other	2,049,633	1,480,994

	$13,526,610	$15,541,858

The Sheridan Group, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

5. Business Segments

        We are a specialty printer offering a full range of printing and value-added support services for the journal, catalog, magazine and book markets. We operate in three business segments: "Publications," "Specialty Catalogs" and "Books." The Publications segment is focused on the production of short-run journals, medium-run journals and specialty magazines and is comprised of the assets and operations of The Sheridan Press, Dartmouth Printing, United Litho and Dartmouth Journal Services. Our Books segment is focused on the production of short-run books and is comprised of the assets and operations of Sheridan Books. The Specialty Catalogs segment, which is comprised of the assets and operations of The Dingley Press, is focused on catalog merchants that require run lengths between 50,000 and 8,500,000 copies.

        The accounting policies of the operating segments are the same as those described in Note 3 "Summary of Significant Accounting Policies" in the consolidated financial statements in our most recent Annual Report on Form 10-K for the year ended December 31, 2010. The results of each segment include certain allocations for general, administrative and other shared costs. However, certain costs, such as corporate profit sharing and bonuses, are not allocated to the segments. Our customer base resides in the continental United States, and our manufacturing, warehouse and office facilities are located throughout the East Coast and Midwest.

        We had no customer that accounted for 10.0% or more of our net sales for the three month periods ended March 31, 2011 and 2010.

        The following table provides segment information as of March 31, 2011 and 2010 and for the three month periods then ended:

	Three months ended March 31,
(in thousands)	2011	2010
Net sales
Publications	$36,198	$37,766
Specialty catalogs	18,276	17,032
Books	13,793	13,502
Intersegment sales elimination	(78)	(2)

Consolidated total	$68,189	$68,298

Operating income
Publications	$492	$3,704
Specialty catalogs	(221)	788
Books	691	892
Corporate expenses	(854)	(448)

Consolidated total	$108	$4,936

The Sheridan Group, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

5. Business Segments (Continued)

	March 31, 2011	December 31, 2010
Assets
Publications	$134,250	$140,566
Specialty catalogs	58,373	51,669
Books	40,235	46,519
Corporate	2,268	2,757

Consolidated total	$235,126	$241,511

        A reconciliation of total segment operating income to consolidated (loss) income before income taxes is as follows:

	Three months ended March 31,
(in thousands)	2011	2010
Total operating income (as shown above)	$108	$4,936
Interest expense	(3,930)	(3,949)
Interest income	1	13
Other, net	10	37

(Loss) income before income taxes	$(3,811)	$1,037

6. Income Taxes

        We recorded income tax benefit during the three months ended March 31, 2011 based on an estimated effective income tax rate for the year ended December 31, 2011 of approximately 40%, which was partially offset by discrete adjustments resulting in an effective tax rate of approximately 38%. We recorded income tax expense during the three months ended March 31, 2010 based on an estimated effective income tax rate of approximately 27%. Certain adjustments for items discrete to the three months ended March 31, 2010 were recognized which exceeded the tax expense recorded during the period, resulting in a net income tax benefit of approximately $0.5 million. The most significant discrete item was a change in the apportionment rules which resulted in a decrease in the income taxes we pay to the State of Maine.

        We file consolidated tax returns with TSG Holdings Corp. ("Parent"), our parent company, for Federal and certain state jurisdictions. We classify the current tax assets as "Due from parent" and the current tax liabilities as "Due to parent," as appropriate, on the consolidated balance sheets.

7. Fair Value Measurements

        Certain of our assets and liabilities must be recorded at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). Accounting guidance outlines a valuation framework and creates a fair value hierarchy in order to increase the consistency and comparability of

The Sheridan Group, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

7. Fair Value Measurements (Continued)

fair value measurements and the related disclosures and prioritizes the inputs used in measuring fair value as follows:

    Level 1: Observable inputs such as quoted prices in active markets;

    Level 2: Inputs, other than quoted prices in active markets, that are observable either directly or indirectly; and

    Level 3: Unobservable inputs in which there is little or no market data which require the reporting entity to develop its own assumptions.

        Our financial instruments consist of long-term investments in marketable securities (held in trust for payment of non-qualified deferred compensation) and long-term debt. We are permitted to measure certain financial assets and financial liabilities at fair value that were not previously required to be measured at fair value. We have elected not to measure any financial assets or financial liabilities, including long-term debt, at fair value which were not previously required to be measured at fair value. We classify the investments in marketable securities within level 1 of the hierarchy since they are invested in publicly traded mutual funds with quoted market prices that are available in active markets.

8. Related Party Transactions

        Under the terms of a management agreement with our principal equity sponsors, we paid an annual management fee equal to the greater of $500,000 or 2% of EBITDA (as defined in the management agreement) plus reasonable out-of-pocket expenses. We expensed $0.5 million and $0.2 million in such fees for the three month periods ended March 31, 2011 and 2010.

        On April 15, 2011, the management agreement was terminated, and there will be no amounts expensed in connection with the management agreement subsequent to the three month period ended March 31, 2011.

9. Contingencies

        We are party to legal actions as a result of various claims arising in the normal course of business. We believe that the disposition of these matters will not have a material adverse effect on the financial condition, results of operations or liquidity of the Company.

10. Restructuring and Other Exit Costs

        Due to continued adverse trends in the specialty magazine business (within our Publications segment) as a result of the weak economy, on January 19, 2011, our Board of Directors approved a restructuring plan to consolidate all specialty magazine printing operations into one site. We will consolidate the printing of specialty magazines at Dartmouth Printing Company in Hanover, New Hampshire and close the United Litho facility in Ashburn, Virginia. Approximately 80 positions will be eliminated as a result of the closure. It is expected that approximately 20 employees in the Customer Service and Sales areas will be retained by Dartmouth Printing Company.

        We recorded $0.4 million of restructuring charges during the three months ended March 31, 2011, including $0.3 million of charges related to severance and other personnel costs and $0.1 million of

The Sheridan Group, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

10. Restructuring and Other Exit Costs (Continued)

other exit costs. We estimate approximately $1.7 million of additional restructuring charges resulting in future cash expenditures will be incurred during 2011, including $1.1 million of charges related to severance and other personnel costs and $0.6 million of other exit costs. We had a liability of $0.3 million related to this restructuring outstanding as of March 31, 2011.

        The table below shows the restructuring accrual balance and activity (in thousands):

Restructuring accrual at December 31, 2010	$—
Restructuring costs expensed	377
Restructuring costs paid	(86)

Restructuring accrual at March 31, 2011	$291

        We recorded a non-cash charge of $0.7 million during the three months ended March 31, 2011 associated with the accelerated amortization of the United Litho trade name based on updated estimates of useful life. We estimate that we will incur approximately $0.9 million in additional non-cash charges in 2011 associated with the accelerated amortization of the trade name.

        We also recorded a non-cash charge of approximately $1.3 million during the three months ended March 31, 2011 associated with the accelerated depreciation of equipment, based on updated estimates of remaining useful life and estimated residual value, equal to the lower of carrying value or best estimate of selling price, less costs to sell. We estimate that we will incur approximately $1.7 million in additional non-cash charges in 2011 associated with the accelerated amortization of the equipment.

        On February 3, 2011, we entered into a contract to sell the Ashburn, Virginia facility for $4.2 million, which after deducting related closing costs; we estimate our net proceeds to be approximately $3.8 million. We are accelerating the depreciation of the property, which had a net book value of approximately $3.9 million as of December 31, 2010, down to the amount of the estimated net proceeds, over the expected remaining service period prior to consolidating the operations at the Dartmouth Printing Company facility. We estimate the remaining depreciation expense to be less than $0.1 million. Consummation of the transaction is conditioned upon satisfaction of specific terms and conditions and delivery of specific documents, which are customary for similar transactions. The closing is scheduled for October 31, 2011.

        The assets will be classified as held-for-sale, at their estimated net realizable values, once they are available for immediate sale after ceasing operations.

11. Subsequent Events

        On April 15, 2011, we completed a private debt offering of senior secured notes totaling $150.0 million in aggregate principal amount (the "2011 Notes"). The 2011 Notes, which were issued by The Sheridan Group, Inc. (the "Issuer") under an indenture (the "Indenture"), will mature on April 15, 2014 and bear interest payable in cash in arrears at the fixed interest rate of 12.5% per year. Interest on the 2011 Notes will be payable semi-annually on April 15 and October 15 of each year, commencing on October 15, 2011. Proceeds of the offering of $141.0 million, net of discount, together with cash on hand and borrowings under our working capital facility, were used to repurchase all of our

The Sheridan Group, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

11. Subsequent Events (Continued)

existing notes payable, the 2003 Notes and 2004 Notes, and to pay related fees and expenses. We will recognize a loss on the repurchase of the 2003 Notes and 2004 Notes of approximately $1.4 million.

        The 2011 Notes are fully and unconditionally guaranteed on a senior secured basis by all of our current subsidiaries.

        The 2011 Notes and the related guarantees rank equally in right of payment with all of the Issuer's and the guarantors' senior obligations and senior to all of the Issuer's and the guarantors' subordinated obligations.

        The 2011 Notes and the related guarantees, respectively, are secured by a lien on substantially all of the Issuer's and the guarantors' current and future assets (other than certain excluded assets), subject to permitted liens and other limitations, and by a limited recourse pledge of all of the Issuer's capital stock by Parent.

        The Issuer's and the guarantors' obligations under our working capital facility are secured by a lien on substantially all of the Issuer's and the guarantors' assets. Pursuant to an intercreditor agreement between the trustee under the Indenture and the lender under our working capital facility, (1) in the case of real property, fixtures and equipment that secure the 2011 Notes and guarantees, the lien securing the notes and the guarantees will be senior to the lien securing borrowings, other credit extensions and guarantees under our working capital facility and (2) in the case of the other assets of the Issuer and the guarantors (including the shares of stock of the Issuer and the guarantors) that secure the 2011 Notes and guarantees, the lien securing the 2011 Notes and the related guarantees is contractually subordinated to the lien thereon securing borrowings, other credit extensions and guarantees under our working capital facility. Consequently, the 2011 Notes and the related guarantees are effectively subordinated to the borrowings, other credit extensions and guarantees under our working capital facility to the extent of the value of such other assets.

        The Indenture requires that we maintain certain minimum Consolidated EBITDA (as defined in the Indenture) levels for any period of four consecutive fiscal quarters, taken as one accounting period, and prohibits us from making capital expenditures in amounts exceeding certain thresholds for the period beginning on April 15, 2011 and ending on December 31, 2011 and for each fiscal year thereafter. In addition, the Indenture contains covenants that, subject to a number of important exceptions and qualifications, limit the Issuer's ability and the ability of our restricted subsidiaries to, among other things: pay dividends, redeem stock or make other distributions or restricted payments; incur indebtedness; make certain investments; create liens; agree to restrictions on the payment of dividends; consolidate or merge; sell or otherwise transfer or dispose of assets, including equity interests of our restricted subsidiaries; enter into transactions with our affiliates; designate our subsidiaries as unrestricted subsidiaries; use the proceeds of permitted sales of our assets; and change business lines. If an event of default, as specified in the Indenture, shall occur and be continuing, either the trustee or the holders of a specified percentage of the 2011 Notes may accelerate the maturity of all the 2011 Notes.

        If the Ashburn, Virginia property of United Litho is sold on or prior to December 31, 2011, we will be required to use the net proceeds of such sale to redeem 2011 Notes at 100% of their principal amount, plus accrued and unpaid interest (and liquidated damages, if any) to the redemption date. In addition, if we sell certain assets (other than such specified property) or experience an event of loss and we do not use the proceeds for specified purposes, we may be required to use the proceeds to

The Sheridan Group, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

11. Subsequent Events (Continued)

repurchase the 2011 Notes at a repurchase price equal to 100% of their principal amount, plus accrued and unpaid interest (and liquidated damages, if any) to the date of repurchase.

        Subject to certain conditions, we are required to make an offer to purchase 2011 Notes with 75% of our Excess Cash Flow (as defined in the Indenture) following the end of each of (1) the fiscal year ending on December 31, 2011, (2) the fiscal year ending on December 31, 2012 and (3) the three consecutive fiscal quarters ended September 30, 2013 at a repurchase price equal to 100% of their principal amount, plus accrued and unpaid interest (and liquidated damages, if any) to the date of repurchase.

        We may redeem some or all of the 2011 Notes at any time prior to April 15, 2012 by paying a make-whole premium, plus accrued and unpaid interest (and liquidated damages, if any) to the redemption date. In addition, at any time prior to April 15, 2012, we may use the net proceeds of certain equity offerings to redeem up to 35% of the principal amount of the 2011 Notes at a redemption price equal to 112.5% of their principal amount, plus accrued and unpaid interest (and liquidated damages, if any) to the redemption date; provided that at least 65% of the aggregate principal amount of such 2011 Notes originally issued remain outstanding immediately following such redemption and such redemption occurs within 90 days of such equity offering. Furthermore, if we experience specific kinds of change of control, the holders of the 2011 Notes will have the right to require us to repurchase their 2011 Notes at a repurchase price equal to 101% of their principal amount, plus accrued and unpaid interest (and liquidated damages, if any) to the date of repurchase.

        We may also redeem the notes, in whole or in part, at the redemption prices specified in the Indenture, plus accrued and unpaid interest (and liquidated damages, if any) to the redemption date.

        Under a registration rights agreement we have agreed to (1) file, no later than 90 days after the issue date of the 2011 Notes, a registration statement with the SEC with respect to a registered offer to exchange the 2011 Notes for new notes having terms substantially identical in all material respects to the 2011 Notes (except that the new notes will not contain terms with respect to transfer restrictions), (2) use our reasonable best efforts to cause the registration statement to become effective within 240 days of the issue date of the 2011 Notes and (3) use our reasonable best efforts to commence and complete the exchange offer promptly, but no later than 30 days after the date on which the registration statement has become effective.

        In addition, we have agreed, in some circumstances, to file a "shelf registration statement" that would allow some or all of the 2011 Notes to be offered to the public. If we do not comply with our obligations under the registration rights agreement, we will be required to pay the liquidated damages specified in the registration rights agreement to holders of the 2011 Notes.

        On April 15, 2011, we entered into an agreement to amend and restate our working capital facility to, among other things, extend the scheduled maturity to April 15, 2013. Terms of the amended and restated working capital facility allow for revolving debt of up to $15.0 million, including letters of credit commitments of up to $5.0 million, subject to a borrowing base test. The interest rate on borrowings under the working capital facility is the base rate plus a margin of 3.25%. The base rate is a fluctuating rate equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the bank's prime rate, and (c) the specified LIBOR rate plus 1.00%. At our option, we can elect for borrowings to bear interest for specified periods at the specified LIBOR rate in effect for such periods plus a margin of 4.25%.

The Sheridan Group, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

11. Subsequent Events (Continued)

        We have agreed to pay an annual commitment fee on the unused portion of the working capital facility at a rate of 0.75% and an annual fee of 4.25% on all letters of credit outstanding. In addition, we paid an upfront fee of $0.3 million at closing.

        The working capital facility is secured as described above.

        The working capital facility requires us to maintain certain minimum Consolidated EBITDA (as defined in the working capital facility) levels for any period of four consecutive fiscal quarters, taken as one accounting period, and prohibits us from making capital expenditures in amounts exceeding certain thresholds for the period beginning on April 15, 2011 and ending on December 31, 2011 and for each fiscal year thereafter. In addition, the working capital facility contains affirmative and negative covenants, representations and warranties, borrowing conditions, events of default and remedies for the lender. The aggregate loan or any individual loan made under the working capital facility may be prepaid at any time subject to certain restrictions.

        In accordance with the terms of the working capital facility, payment of the borrowings may be accelerated at the option of the lender if an event of default, as defined in the working capital facility agreement, occurs. Events of default include, without limitation, nonpayment of principal and interest by the due date; failure to perform or observe certain specific covenants; material breach of representations or warranties; default as to other indebtedness (including under the notes); certain events of bankruptcy and insolvency; inability or failure to pay debts as they come due; the entry of certain judgments against us; certain liabilities with regard to ERISA plans; the invalidity of any documents in connection with the working capital facility; a change in control of the Company; or an event effecting the subordination of certain indebtedness.

The Sheridan Group, Inc.

Exchange Offer for $150,000,000

12.500% Senior Secured Notes due 2014

PRELIMINARY PROSPECTUS
          , 2011

        No person has been authorized to give any information or to make any representation other than those contained in this prospectus, and, if given or made, any information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy these securities in any circumstances in which this offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date of this prospectus.

        Until                 , 2011, all broker-dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the broker-dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Indemnification under the Maryland General Corporation Law

        The Sheridan Group, Inc., The Sheridan Press, Inc. and United Litho, Inc. are all corporations incorporated under the laws of the State of Maryland. Section 2-418 of the Maryland General Corporation Law (the "MGCL") provides that a corporation may indemnify any director or officer made a party to any proceeding by reason of service as a director or officer unless it is established that (i) the act or omission of such person was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; (ii) such person actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, such person had reasonable cause to believe that the act or omission was unlawful. The indemnity may include judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by, or in the right of, the corporation, indemnification is not permitted with respect to any proceeding in which the director or officer had been adjudged to be liable to the corporation unless approved by a court (except where the individual is adjudged to be liable on the basis of improper receipt of a personal benefit). Unless limited by the charter, if a director or officer has been successful, on the merits or otherwise, in the defense of any such proceeding, or in the defense of any claim, issue or matter in the proceeding, such director or officer must be indemnified by the corporation for his or her reasonable expenses, including attorneys' fees incurred in such defense. Whether or not director or officer has met the standard of care described above, a court may order such indemnification as it shall deem proper.

        Section 2-405.2 of the MGCL provides that the charter of a Maryland corporation may include any provision limiting the liability of its directors and officers to the corporation or its stockholders for monetary damages, except (i) to the extent that it is proved that the director or officer actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received or (ii) to the extent that a judgment or other final adjudication adverse to the director or officer is entered in a proceeding based on a finding in the proceeding that the director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

  The Sheridan Group, Inc.

        Article Ninth of the Amended and Restated Articles of Incorporation of The Sheridan Group, Inc. provides that the liability of The Sheridan Group, Inc.'s directors and officers to The Sheridan Group, Inc. and its stockholders shall be limited to the fullest extent permitted by Section 2-405.2 of the MGCL and that The Sheridan Group, Inc. shall indemnify any director or officer made a party to any proceeding by reason of service in such capacity to the fullest extent permitted by Section 2-418 of the MGCL.

        Section 4.1 of The Sheridan Group, Inc.'s Amended and Restated Bylaws provides that The Sheridan Group, Inc. shall indemnify any person who was or is party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of The Sheridan Group, Inc. or a constituent corporation absorbed in a consolidation or merger, or is or was serving at the request of The Sheridan Group, Inc. or a constituent corporation absorbed in a consolidation or merger, as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or is or was a director or officer of The Sheridan Group, Inc. serving at its request as an administrator, trustee or other fiduciary of one or more of the employee benefit plans of The Sheridan Group, Inc. or other enterprise, against expenses (including attorneys' fees), liability and loss actually and reasonably incurred or suffered by such person in connection with such proceeding, whether or not the indemnified liability arises or arose from any threatened, pending or completed proceeding by or in the right of The Sheridan Group, Inc., except to the extent that such indemnification is prohibited by applicable law.

  The Sheridan Press, Inc.

        Article Ninth of The Sheridan Press, Inc.'s Amended and Restated Articles of Incorporation provides that the liability of The Sheridan Press, Inc.'s directors and officers to The Sheridan Press, Inc. and its stockholders shall be limited to the fullest extent permitted by Section 2-405.2 of the MGCL and that The Sheridan Press, Inc. shall indemnify any director or officer made a party to any proceeding by reason of service in such capacity to the fullest extent permitted by Section 2-418 of the MGCL.

        Article III, Section 13 of the By-Laws of The Sheridan Press, Inc. provides that The Sheridan Press, Inc. shall indemnify each person who has served or is serving as a corporate representative of The Sheridan Press, Inc. and who by reason of his position as a corporate representative is or shall be a party or is or shall be threatened to be made a party to any legal proceeding, to the full extent that indemnification is required or shall be permitted under the Corporate Law of the State of Maryland.

  United Litho, Inc.

        Article Ninth of the Amendment and Restatement of Articles of Incorporation of United Litho, Inc. provides that United Litho, Inc. shall indemnify a present or former director or officer of United Litho, Inc. in connection with a proceeding to the fullest extent permitted by and in accordance with Section 2-418 of the MGCL and the liability of United Litho Inc.'s directors and officers to United Litho, Inc. and its stockholders shall be limited to the fullest extent permitted by Section 2-405.2 of the MGCL. Article Ninth further provides that United Litho, Inc. may indemnify any corporate representative other than a present or former director or officer in connection with a proceeding to the fullest extent permitted by and in accordance with Section 2-418 of the MGCL, provided that under certain circumstances United Litho, Inc. shall not indemnify such corporate representative unless and until determined by (i) an affirmative vote at a duly constituted meeting of a majority of the Board of Directors who were not parties to the proceeding; or, (ii) an affirmative vote, at a duly constituted meeting of a majority of all the votes taken by stockholders who were not parties to the proceeding, that indemnification of such corporate representative is proper in the circumstances.

        Article III, Section 13 of the By-Laws of United Litho, Inc. provides that United Litho, Inc. shall indemnify each person who has served or is serving as a corporate representative of United Litho, Inc. and who by reason of his position as a corporate representative is or shall be a party or is or shall be threatened to be made a party to any legal proceeding, to the full extent that indemnification is required or shall be permitted under the Corporate Law of the State of Maryland.

Indemnification under the Delaware General Corporation Law

        Sheridan Books, Inc., The Dingley Press, Inc. and The Sheridan Group Holding Company are all corporations incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law (the "DGCL") grants a Delaware corporation the power to indemnify any director, officer, employee or agent against reasonable expenses (including attorneys' fees) incurred by him in connection with any proceeding brought by or on behalf of the corporation and against judgments, fines, settlements and reasonable expenses (including attorneys' fees) incurred by him in connection with any other proceeding, if (a) he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and (b) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Except as ordered by a court, however, no indemnification is to be made in connection with any proceeding brought by or in the right of the corporation where the person involved is adjudged to be liable to the corporation.

        Section 102 of the DGCL permits the limitation of directors' personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director except for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) breaches under Section 174 of the DGCL, which relate to unlawful payments of dividends or unlawful stock repurchase or redemptions, and (iv) any transaction from which the director derived an improper personal benefit.

  Sheridan Books, Inc.

        Article Seventh of Sheridan Books, Inc.'s Certificate of Incorporation limits the personal liability of Sheridan Books, Inc.'s directors to the fullest extent permitted under the DGCL.

        Section 7.1 of the By-laws of Sheridan Books, Inc. provides that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of being or having been a director or officer of Sheridan Books, Inc. or serving or having served at the request of Sheridan Books, Inc. as a director, trustee, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action or failure to act in an official capacity while serving as a director, trustee, officer, employee or agent, shall be indemnified and held harmless by Sheridan Books, Inc. to the fullest extent authorized by the DGCL against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered in connection with such proceeding, provided that indemnification is only available in proceedings initiated by the indemnitee if the proceeding was authorized by the board of directors or is brought to enforce indemnification rights.

  The Dingley Press, Inc.

        Article 9 of the Amended and Restated Certificate of Incorporation of The Dingley Press, Inc. limits the personal liability of The Dingley Press, Inc.'s directors to the fullest extent permitted under the DGCL.

        Section 4.1 of the Amended and Restated Bylaws of The Dingley Press, Inc. provides that The Dingley Press, Inc. shall indemnify any person who was or is party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of The Dingley Press, Inc. or a constituent corporation absorbed in a consolidation or merger, or is or was serving at the request of The Dingley Press, Inc. or a constituent corporation absorbed in a consolidation or merger, as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or is or was a director or officer of The Dingley Press, Inc. serving at its request as an administrator, trustee or other fiduciary of one or more of the employee benefit plans of The Dingley Press, Inc. or other enterprise, against expenses (including attorneys' fees), liability and loss actually and reasonably incurred or suffered by such person in connection with such proceeding, whether or not the indemnified liability arises or arose from any threatened, pending or completed proceeding by or in the right of The Dingley Press, Inc., except to the extent that such indemnification is prohibited by applicable law.

  The Sheridan Group Holding Company

        Article Eighth of The Sheridan Group Holding Company's Certificate of Incorporation provides that The Sheridan Group Holding Company will indemnify a present or former director or officer of The Sheridan Group Holding Company in connection with a proceeding to the fullest extent permitted by the DGCL.

        Section 4.1 of the By-Laws of The Sheridan Group Holding Company provides that The Sheridan Group Holding Company shall indemnify any person who was or is party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of The Sheridan Group Holding Company or a constituent corporation absorbed in a consolidation or merger, or is or was serving at the request of The Sheridan Group Holding Company or a constituent corporation absorbed in a consolidation or merger, as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or is or was a director or officer of The Sheridan Group Holding Company serving at its request as an administrator, trustee or other fiduciary of one or more of the employee benefit plans of The Sheridan Group Holding Company or other enterprise, against expenses (including attorneys' fees), liability and loss actually and reasonably incurred or suffered by such person in connection with such proceeding, whether or not the indemnified liability arises or arose from any threatened, pending or completed proceeding by or in the right of The Sheridan Group Holding Company, except to the extent that such indemnification is prohibited by applicable law.

Indemnification under the New Hampshire Business Corporation Act

        Dartmouth Journal Services, Inc. and Dartmouth Printing Company are both corporations incorporated under the laws of the State of New Hampshire. Section 293-A:8.51 of the New Hampshire Business Corporation Act (the "NHBCA") provides that a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if: (1) he conducted himself in good faith; and (2) he reasonably believed (i) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests; and (ii) in all other cases, that his conduct was at least not opposed to its best interests; and (3) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. A corporation may not indemnify a director, however, (x) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or (y) in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. Section 293-A:8.52 of the NHBCA provides that a corporation, unless limited by its articles of incorporation, must indemnify a director or officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director or officer of the corporation against reasonable expenses incurred by him in connection with the proceeding. Section 293-A:8.56 of the NHBCA provides that, unless a corporation's articles of incorporation provide otherwise, the corporation may indemnify an officer, employee or agent of the corporation who is not a director to the same extent as to a director.

        Under Section 293-A:2.02(b)(4) of the NHBCA, a corporation's articles of incorporation may eliminate or limit the liability of a director, an officer or both, to the corporation or its shareholders for money damages for any action taken, or any failure to take any action, as a director or an officer, except liability for (i) the amount of a financial benefit received by a director or an officer to which he is not entitled, (ii) an intentional infliction of harm on the corporation or the shareholders, (iii) a violation of Section 293-A:8.33 of the NHBCA (relating to unlawful distributions) or (iv) an intentional violation of criminal law.

  Dartmouth Journal Services, Inc.

        Both the Articles of Incorporation and the Bylaws of Dartmouth Journal Services, Inc. are silent on the issues of indemnification and limitation of liability of directors and officers.

  Dartmouth Printing Company

        The Articles of Agreement of Dartmouth Printing Company are silent on the issues of indemnification and limitation of liability of directors and officers.

        Article XXIV, Section 2 of the By-Laws of Dartmouth Printing Company provides that Dartmouth Printing Company shall indemnify and reimburse any person made a party to or threatened with or involved in any action, suit or proceeding by reason of the fact that such person was or is a director, officer or employee of Dartmouth Printing Company (including persons who serve at Dartmouth Printing Company's request as directors, officers or trustees of another organization in which Dartmouth Printing Company has an interest) for such expenses, including attorneys' fees and such amount of any judgment, money decree, fine, penalty or settlement for which he may have become liable, as are determined to be reasonable and are actually incurred in connection with the defense or reasonable settlement of any such action, suit or proceeding, or any appeal therein, except those incurred in relation to any matter as to which such person is determined not to have acted in good faith in the reasonable belief that his action or failure to act was in the best interests of Dartmouth Printing Company.

ITEM 21.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)
Exhibits

Exhibit Number	Description
2.1	Stock Purchase Agreement, dated as of August 1, 2003, by and among Sheridan Acquisition Corp., The Sheridan Group, Inc. and the shareholders, optionholders and warrantholders named therein.†
2.2
First Amendment to Stock Purchase Agreement, dated as of August 21, 2003, by and among Sheridan Acquisition Corp., The Sheridan Group, Inc. and BancBoston Ventures Inc. and John A. Saxton, on behalf of and solely in their capacity as representatives of all of the Sellers (as defined in the Stock Purchase Agreement).†
2.3	Asset Purchase Agreement, dated as of March 5, 2004, by and among The Sheridan Group, Inc., Lisbon Acquisition Corp. and The Dingley Press.†
3.1.a
Third Amended and Restated Certificate of Incorporation of TSG Holdings Corp. (filed as Exhibit 3.1 to The Sheridan Group Inc.'s Annual Report on Form 10-K for the year ended December 31, 2007, filed on March 28, 2008 and incorporated herein by reference).
3.1.b
Amendment to Third Amended and Restated Certificate of Incorporation of TSG Holdings Corp. (filed as Exhibit 3.1.b to The Sheridan Group Inc.'s Annual Report on Form 10-K for the year ended December 31, 2008, filed on March 31, 2009 and incorporated herein by reference).
3.2	Amended and Restated Bylaws of TSG Holdings Corp.†
3.3	Amended and Restated Articles of Incorporation of The Sheridan Group, Inc.†
3.4	Amended and Restated Bylaws of The Sheridan Group, Inc.†
3.7	Articles of Incorporation of Dartmouth Journal Services, Inc.†

Exhibit Number	Description
3.8	Bylaws of Dartmouth Journal Services, Inc.†
3.9	Articles of Agreement of Dartmouth Printing Company, as amended.†
3.10	By-Laws of Dartmouth Printing Company, as amended.**
3.11	Certificate of Incorporation of Sheridan Books, Inc., as amended.†
3.12	By-laws of Sheridan Books, Inc.†
3.13	Certificate of Incorporation of The Sheridan Group Holding Company.†
3.14	Amended and Restated Bylaws of The Sheridan Group Holding Company.**
3.15	Amended and Restated Articles of Incorporation of The Sheridan Press, Inc.†
3.16	By-Laws of The Sheridan Press, Inc.†
3.17	Amendment and Restatement of Articles of Incorporation of United Litho, Inc.†
3.18	By-Laws of United Litho, Inc., as amended.**
3.19	Amended and Restated Certificate of Incorporation of The Dingley Press, Inc.†
3.20	Amended and Restated Bylaws of The Dingley Press, Inc.^
4.1
Indenture, dated as of April 15, 2011, by and among The Sheridan Group, Inc., the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as Trustee, relating to the 12.5% Senior Secured Notes due 2014 (filed as Exhibit 4.1 to The Sheridan Group Inc.'s Current Report on Form 8-K, filed on April 20, 2011 and incorporated herein by reference).
4.2
Registration Rights Agreement, dated as of April 15, 2011, by and among The Sheridan Group, Inc., Jefferies & Company, Inc., as Initial Purchaser, and the guarantors named therein, relating to the 12.5% Senior Secured Notes due 2014 (filed as Exhibit 4.2 to The Sheridan Group Inc.'s Current Report on Form 8-K, filed on April 20, 2011 and incorporated herein by reference).
4.3	Form of 12.5% Senior Secured Note due 2014 (included in Exhibit 4.1).
4.4
Supplemental Indenture, dated as of May 20, 2011, by and among The Sheridan Group, Inc., the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as Trustee, relating to the 12.5% Senior Secured Notes due 2014 (filed as Exhibit 4.4 to The Sheridan Group Inc.'s Current Report on Form 8-K/A, filed on May 23, 2011 and incorporated herein by reference).
5.1	Opinion of Dechert LLP.***
5.2	Opinion of Devine, Millimet & Branch, PA.***
10.1
Third Amended and Restated Credit Agreement, dated as of April 15, 2011, by and among The Sheridan Group, Inc., as the borrower, Bank of America, N.A., as administrative agent, swing line lender and L/C issuer, and the other lenders party thereto (filed as Exhibit 10.1 to The Sheridan Group Inc.'s Current Report on Form 8-K/A, filed on May 23, 2011 and incorporated herein by reference).

Exhibit Number	Description
10.2	Intercreditor Agreement, dated as of April 15, 2011, by and among The Sheridan Group, Inc., the subsidiaries of The Sheridan Group, Inc. identified on the signature pages thereto, as Guarantors, The Bank of New York Mellon Trust Company, N.A., as trustee and collateral agent, and Bank of America, N.A., as Agent (filed as Exhibit 10.2 to The Sheridan Group Inc.'s Current Report on Form 8-K, filed on April 20, 2011 and incorporated herein by reference).
10.3
Second Amendment and Restatement to the Securities Holders Agreement and the Registration Rights Agreement by and among TSG Holdings Corp., The Sheridan Group Holdings (BRS) LLC and The Sheridan Group Holdings (Jefferies) LLC, dated as of March 30, 2009 (filed as Exhibit 10.3 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2008, filed on March 31, 2009 and incorporated herein by reference).
10.4	Purchase Agreement, dated as of April 8, 2011, by and among The Sheridan Group, Inc., the guarantors named therein and Jefferies & Company, Inc., relating to the 12.5% Senior Secured Notes due 2014.**
10.5
Securities Purchase Agreement, dated as of August 21, 2003, by and among TSG Holdings Corp., Bruckmann, Rosser, Sherrill & Co. II, L.P., ING Furman Selz Investors III L.P., ING Barings Global Leveraged Equity Plan Ltd. and ING Barings U.S. Leveraged Equity Plan LLC.†
10.6	Securities Purchase and Exchange Agreement, dated as of August 21, 2003, by and among TSG Holdings Corp. and the management investors named therein.†
10.11	TSG Holdings Corp. 2003 Stock-Based Incentive Compensation Plan.†*
10.12	The Sheridan Group, Inc. Executive and Director Deferred Compensation Plan.†*
10.13	The Sheridan Group, Inc. Change-of-Control Incentive Plan for Corporate Staff.~
10.14	The Sheridan Group, Inc. Change-of-Control Incentive Plan for Key Management Employees.~
10.16	Securities Purchase Agreement, dated as of May 25, 2004, by and among TSG Holdings Corp. and the management investors named therein.†
10.20	Limited Liability Company Agreement dated as of May 10, 2005, of The Sheridan Group Holdings (BRS), LLC by and between Bruckmann, Rosser, Sherrill & Co. II, L.P. and John A. Saxton.^^
10.21
Limited Liability Company Agreement dated as of May 10, 2005, of The Sheridan Group Holdings (Jefferies), LLC by and among ING Furman Selz Investors III L.P., ING Barings U.S. Leveraged Equity Plan LLC, ING Barings Global Leveraged Equity Plan Ltd. and John A. Saxton.^^
10.27	Employment and Non-Competition Agreement, dated as of March 29, 2007, between The Sheridan Group, Inc. and Douglas R. Ehmann.*#
10.28	Employment and Non-Competition Agreement, dated as of March 29, 2007, between The Sheridan Group, Inc. and Gary J. Kittredge.*#
10.29	Employment and Non-Competition Agreement, dated as of March 29, 2007, between The Sheridan Group, Inc. and G. Paul Bozuwa.*#

Exhibit Number	Description
10.30	Employment and Non-Competition Agreement, dated as of March 29, 2007, between The Sheridan Group, Inc. and John A. Saxton.*#
10.31	Employment and Non-Competition Agreement, dated as of March 29, 2007, between The Sheridan Group, Inc. and Joan B. Davidson.*#
10.32	Employment and Non-Competition Agreement, dated as of March 29, 2007, between The Sheridan Group, Inc. and Patricia A. Stricker.*#
10.33	Employment and Non-Competition Agreement, dated as of March 29, 2007, between The Sheridan Group, Inc. and Robert M. Jakobe.*#
10.35	Addendum to Employment and Non-Competition Agreement, dated as of February 18, 2008, between The Sheridan Group, Inc. and Douglas R. Ehmann.*††
10.36	Addendum to Employment and Non-Competition Agreement, dated as of February 18, 2008, between The Sheridan Group, Inc. and Gary J. Kittredge.*††
10.37	Addendum to Employment and Non-Competition Agreement, dated as of February 18, 2008, between The Sheridan Group, Inc. and G. Paul Bozuwa.*††
10.38	Addendum to Employment and Non-Competition Agreement, dated as of February 18, 2008, between The Sheridan Group, Inc. and John A. Saxton.*††
10.39	Addendum to Employment and Non-Competition Agreement, dated as of February 18, 2008, between The Sheridan Group, Inc. and Joan B. Davidson.*††
10.40	Addendum to Employment and Non-Competition Agreement, dated as of February 18, 2008, between The Sheridan Group, Inc. and Patricia A. Stricker.*††
10.41	Addendum to Employment and Non-Competition Agreement, dated as of February 18, 2008, between The Sheridan Group, Inc. and Robert M. Jakobe.*††
10.42	First Amendment to Employment and Non-Competition Agreement, dated as of April 1, 2007 between The Sheridan Group, Inc. and Douglas R. Ehmann.*##
10.43	First Amendment to Employment and Non-Competition Agreement, dated as of April 1, 2007 between The Sheridan Group, Inc. and Gary J. Kittredge.*##
10.44	First Amendment to Employment and Non-Competition Agreement, dated as of April 1, 2007 between The Sheridan Group, Inc. and G. Paul Bozuwa.*##
10.45	First Amendment to Employment and Non-Competition Agreement, dated as of April 1, 2007 between The Sheridan Group, Inc. and John A. Saxton.*##
10.46	First Amendment to Employment and Non-Competition Agreement, dated as of April 1, 2007 between The Sheridan Group, Inc. and Joan B. Davidson.*##
10.47	First Amendment to Employment and Non-Competition Agreement, dated as of April 1, 2007 between The Sheridan Group, Inc. and Patricia A. Stricker.*##
10.48	First Amendment to Employment and Non-Competition Agreement, dated as of April 1, 2007 between The Sheridan Group, Inc. and Robert M. Jakobe.*##
10.49	Second Amendment to Employment and Non-Competition Agreement, dated as of August 31, 2010 between The Sheridan Group, Inc. and Douglas R. Ehmann.*##
10.50	Second Amendment to Employment and Non-Competition Agreement, dated as of August 31, 2010 between The Sheridan Group, Inc. and Gary J. Kittredge.*##

Exhibit Number	Description
10.51	Second Amendment to Employment and Non-Competition Agreement, dated as of August 31, 2010 between The Sheridan Group, Inc. and G. Paul Bozuwa.*##
10.52	Second Amendment to Employment and Non-Competition Agreement, dated as of August 31, 2010 between The Sheridan Group, Inc. and John A. Saxton.*##
10.53	Second Amendment to Employment and Non-Competition Agreement, dated as of August 31, 2010 between The Sheridan Group, Inc. and Joan B. Davidson.*##
10.54	Second Amendment to Employment and Non-Competition Agreement, dated as of August 31, 2010 between The Sheridan Group, Inc. and Patricia A. Stricker.*##
10.55	Second Amendment to Employment and Non-Competition Agreement, dated as of August 31, 2010 between The Sheridan Group, Inc. and Robert M. Jakobe.*##
10.56
Change-of-Control Incentive Plan for Officers, dated as of August 31, 2010 (filed as Exhibit 10.56 to The Sheridan Group Inc.'s Annual Report on Form 10-K for the year ended December 31, 2010, filed on March 30, 2011 and incorporated herein by reference).*
10.57.a
Contract of Sale by and between United Litho, Inc. and Beaumeade Development Partners LLC, dated as of February 3, 2011, relating to the sale of the facility in Ashburn, VA (filed as Exhibit 10.57.a to The Sheridan Group Inc.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed on May 13, 2011 and incorporated herein by reference).
10.57.b
First Amendment to Contract of Sale by and between United Litho, Inc. and Beaumeade Development Partners LLC, dated as of April 19, 2011, relating to the sale of the facility in Ashburn, VA (filed as Exhibit 10.57.b to The Sheridan Group Inc.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed on May 13, 2011 and incorporated herein by reference).
12.1	Computation of Ratio of Earnings to Fixed Charges.**
21.1	Subsidiaries of The Sheridan Group, Inc.**
23.1	Consent of Dechert LLP (included in Exhibit 5.1).***
23.2	Consent of Devine, Millimet & Branch, PA (included in Exhibit 5.2).***
23.3	Consent of PricewaterhouseCoopers LLP.**
24.1	Powers of Attorney (included on signature pages of this Part II).
25.1	Statement of Eligibility and Qualification of The Bank of New York Mellon Trust Company, N.A.***
99.1	Form of Letter of Transmittal.**
99.2	Form of Notice of Guaranteed Delivery.**
99.3	Form of Letter to Holders.**
99.4	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.**
99.5	Form of Letter to Clients.**

†
Filed as a like numbered exhibit to The Sheridan Group Inc.'s Registration Statement on Form S-4 (File No. 333-110441) and incorporated herein by reference.

^
Filed as a like numbered exhibit to The Sheridan Group Inc.'s Annual Report on Form 10-K for the year ended December 31, 2005, filed on March 30, 2006 and incorporated herein by reference.

^^
Filed as a like numbered exhibit to The Sheridan Group Inc.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, filed on May 13, 2005 and incorporated herein by reference.

~
Filed as a like numbered exhibit to The Sheridan Group Inc.'s Annual Report on Form 10-K for the year ended December 31, 2004, filed on March 31, 2005 and incorporated herein by reference.

#
Filed as a like numbered exhibit to The Sheridan Group Inc.'s Annual Report on Form 10-K for the year ended December 31, 2006, filed on March 30, 2007 and incorporated herein by reference.

††
Filed as a like numbered exhibit to The Sheridan Group Inc.'s Annual Report on Form 10-K for the year ended December 31, 2007, filed on March 28, 2008 and incorporated herein by reference.

*
Management contract or compensatory plan or arrangement.

##
Filed as a like numbered exhibit to The Sheridan Group Inc.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, filed on November 10, 2010 and incorporated herein by reference.

**
Filed Herewith.

***
To be filed by amendment.

(b)
Financial Statement Schedules:

        No financial statement schedules are required pursuant to this item because of the absence of the conditions under which they are required or because the information required is set forth in the financial statements or the notes thereto.

ITEM 22.    UNDERTAKINGS.

        (a)   The undersigned registrants hereby undertake:

          (1)   to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i)
    to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii)
    to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

    (iii)
    to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2)   that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3)   to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

          (4)   that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

          (5)   that, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

    (i)
    any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

    (ii)
    any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

    (iii)
    the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

    (iv)
    any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        (b)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (c)   The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (d)   The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hunt Valley, State of Maryland, on June 6, 2011.

THE SHERIDAN GROUP, INC.
By:	/s/ JOHN A. SAXTON Name: John A. Saxton Title: President and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John A. Saxton and Robert M. Jakobe, and each of them, as his/her attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place, and stead, in any and all capacities, to sign and file Registration Statement(s) and any and all pre- or post-effective amendments to such Registration Statement(s), with all exhibits thereto and hereto, and other documents with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JOHN A. SAXTON John A. Saxton	President, Chief Executive Officer and Director (Principal Executive Officer)	June 6, 2011
/s/ ROBERT M. JAKOBE Robert M. Jakobe	Executive Vice President, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	June 6, 2011
/s/ THOMAS J. BALDWIN Thomas J. Baldwin	Director	June 6, 2011
/s/ NICHOLAS DARAVIRAS Nicholas Daraviras	Director	June 6, 2011
/s/ CRAIG H. DEERY Craig H. Deery	Director	June 6, 2011
/s/ GARY T. DICAMILLO Gary T. DiCamillo	Director	June 6, 2011

Signature	Title	Date

/s/ JAMES L. LUIKART James L. Luikart	Director	June 6, 2011
/s/ NICHOLAS R. SHEPPARD Nicholas R. Sheppard	Director	June 6, 2011
/s/ GEORGE A. WHALING George A. Whaling	Director	June 6, 2011

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hunt Valley, State of Maryland, on June 6, 2011.

DARTMOUTH JOURNAL SERVICES, INC.
By:	/s/ JOHN A. SAXTON
	Name:	John A. Saxton
	Title:	Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John A. Saxton and Robert M. Jakobe, and each of them, as his/her attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place, and stead, in any and all capacities, to sign and file Registration Statement(s) and any and all pre- or post-effective amendments to such Registration Statement(s), with all exhibits thereto and hereto, and other documents with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ JOHN A. SAXTON John A. Saxton	Chief Executive Officer and Director (Principal Executive Officer)	June 6, 2011
/s/ ROBERT M. JAKOBE Robert M. Jakobe	Secretary and Director (Principal Financial and Accounting Officer)	June 6, 2011

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hunt Valley, State of Maryland, on June 6, 2011.

DARTMOUTH PRINTING COMPANY
By:	/s/ JOHN A. SAXTON
	Name:	John A. Saxton
	Title:	Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John A. Saxton and Robert M. Jakobe, and each of them, as his/her attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place, and stead, in any and all capacities, to sign and file Registration Statement(s) and any and all pre- or post-effective amendments to such Registration Statement(s), with all exhibits thereto and hereto, and other documents with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ JOHN A. SAXTON John A. Saxton	Chief Executive Officer and Director (Principal Executive Officer)	June 6, 2011
/s/ ROBERT M. JAKOBE Robert M. Jakobe	Secretary and Director (Principal Financial and Accounting Officer)	June 6, 2011

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hunt Valley, State of Maryland, on June 6, 2011.

SHERIDAN BOOKS, INC.
By:	/s/ JOHN A. SAXTON Name: John A. Saxton Title: Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John A. Saxton and Robert M. Jakobe, and each of them, as his/her attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place, and stead, in any and all capacities, to sign and file Registration Statement(s) and any and all pre- or post-effective amendments to such Registration Statement(s), with all exhibits thereto and hereto, and other documents with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JOHN A. SAXTON John A. Saxton	Chief Executive Officer and Director (Principal Executive Officer)	June 6, 2011
/s/ ROBERT M. JAKOBE Robert M. Jakobe	Secretary and Director (Principal Financial and Accounting Officer)	June 6, 2011

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hunt Valley, State of Maryland, on June 6, 2011.

THE DINGLEY PRESS, INC.
By:	/s/ JOHN A. SAXTON Name: John A. Saxton Title: Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John A. Saxton and Robert M. Jakobe, and each of them, as his/her attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place, and stead, in any and all capacities, to sign and file Registration Statement(s) and any and all pre- or post-effective amendments to such Registration Statement(s), with all exhibits thereto and hereto, and other documents with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JOHN A. SAXTON John A. Saxton	Chief Executive Officer and Director (Principal Executive Officer)	June 6, 2011
/s/ ROBERT M. JAKOBE Robert M. Jakobe	Secretary and Director (Principal Financial and Accounting Officer)	June 6, 2011

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hunt Valley, State of Maryland, on June 6, 2011.

THE SHERIDAN GROUP HOLDING COMPANY
By:	/s/ ROBERT M. JAKOBE Name: Robert M. Jakobe Title: President

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John A. Saxton and Robert M. Jakobe, and each of them, as his/her attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place, and stead, in any and all capacities, to sign and file Registration Statement(s) and any and all pre- or post-effective amendments to such Registration Statement(s), with all exhibits thereto and hereto, and other documents with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ROBERT M. JAKOBE Robert M. Jakobe	President and Director (Principal Executive Officer)	June 6, 2011
/s/ WILLIAM P. WALTERS William P. Walters	Secretary and Director (Principal Financial and Accounting Officer)	June 6, 2011
/s/ NINA A. COREY Nina A. Corey	Vice President and Director	June 6, 2011

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hunt Valley, State of Maryland, on June 6, 2011.

THE SHERIDAN PRESS, INC.
By:	/s/ JOHN A. SAXTON Name: John A. Saxton Title: Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John A. Saxton and Robert M. Jakobe, and each of them, as his/her attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place, and stead, in any and all capacities, to sign and file Registration Statement(s) and any and all pre- or post-effective amendments to such Registration Statement(s), with all exhibits thereto and hereto, and other documents with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JOHN A. SAXTON John A. Saxton	Chief Executive Officer and Director (Principal Executive Officer)	June 6, 2011
/s/ ROBERT M. JAKOBE Robert M. Jakobe	Secretary and Director (Principal Financial and Accounting Officer)	June 6, 2011

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hunt Valley, State of Maryland, on June 6, 2011.

UNITED LITHO, INC.
By:	/s/ JOHN A. SAXTON Name: John A. Saxton Title: Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John A. Saxton and Robert M. Jakobe, and each of them, as his/her attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place, and stead, in any and all capacities, to sign and file Registration Statement(s) and any and all pre- or post-effective amendments to such Registration Statement(s), with all exhibits thereto and hereto, and other documents with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JOHN A. SAXTON John A. Saxton	Chief Executive Officer and Director (Principal Executive Officer)	June 6, 2011
/s/ ROBERT M. JAKOBE Robert M. Jakobe	Secretary and Director (Principal Financial and Accounting Officer)	June 6, 2011

EXHIBIT INDEX

Exhibit Number	Description
2.1	Stock Purchase Agreement, dated as of August 1, 2003, by and among Sheridan Acquisition Corp., The Sheridan Group, Inc. and the shareholders, optionholders and warrantholders named therein.†
2.2
First Amendment to Stock Purchase Agreement, dated as of August 21, 2003, by and among Sheridan Acquisition Corp., The Sheridan Group, Inc. and BancBoston Ventures Inc. and John A. Saxton, on behalf of and solely in their capacity as representatives of all of the Sellers (as defined in the Stock Purchase Agreement).†
2.3	Asset Purchase Agreement, dated as of March 5, 2004, by and among The Sheridan Group, Inc., Lisbon Acquisition Corp. and The Dingley Press.†
3.1.a
Third Amended and Restated Certificate of Incorporation of TSG Holdings Corp. (filed as Exhibit 3.1 to The Sheridan Group Inc.'s Annual Report on Form 10-K for the year ended December 31, 2007, filed on March 28, 2008 and incorporated herein by reference).
3.1.b
Amendment to Third Amended and Restated Certificate of Incorporation of TSG Holdings Corp. (filed as Exhibit 3.1.b to The Sheridan Group Inc.'s Annual Report on Form 10-K for the year ended December 31, 2008, filed on March 31, 2009 and incorporated herein by reference).
3.2	Amended and Restated Bylaws of TSG Holdings Corp.†
3.3	Amended and Restated Articles of Incorporation of The Sheridan Group, Inc.†
3.4	Amended and Restated Bylaws of The Sheridan Group, Inc.†
3.7	Articles of Incorporation of Dartmouth Journal Services, Inc.†
3.8	Bylaws of Dartmouth Journal Services, Inc.†
3.9	Articles of Agreement of Dartmouth Printing Company, as amended.†
3.10	By-Laws of Dartmouth Printing Company, as amended.**
3.11	Certificate of Incorporation of Sheridan Books, Inc., as amended.†
3.12	By-laws of Sheridan Books, Inc.†
3.13	Certificate of Incorporation of The Sheridan Group Holding Company.†
3.14	Amended and Restated Bylaws of The Sheridan Group Holding Company.**
3.15	Amended and Restated Articles of Incorporation of The Sheridan Press, Inc.†
3.16	By-Laws of The Sheridan Press, Inc.†
3.17	Amendment and Restatement of Articles of Incorporation of United Litho, Inc.†
3.18	By-Laws of United Litho, Inc., as amended.**
3.19	Amended and Restated Certificate of Incorporation of The Dingley Press, Inc.†
3.20	Amended and Restated Bylaws of The Dingley Press, Inc.^

Exhibit Number	Description
4.1	Indenture, dated as of April 15, 2011, by and among The Sheridan Group, Inc., the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as Trustee, relating to the 12.5% Senior Secured Notes due 2014 (filed as Exhibit 4.1 to The Sheridan Group Inc.'s Current Report on Form 8-K, filed on April 20, 2011 and incorporated herein by reference).
4.2
Registration Rights Agreement, dated as of April 15, 2011, by and among The Sheridan Group, Inc., Jefferies & Company, Inc., as Initial Purchaser, and the guarantors named therein, relating to the 12.5% Senior Secured Notes due 2014 (filed as Exhibit 4.2 to The Sheridan Group Inc.'s Current Report on Form 8-K, filed on April 20, 2011 and incorporated herein by reference).
4.3	Form of 12.5% Senior Secured Note due 2014 (included in Exhibit 4.1).
4.4
Supplemental Indenture, dated as of May 20, 2011, by and among The Sheridan Group, Inc., the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as Trustee, relating to the 12.5% Senior Secured Notes due 2014 (filed as Exhibit 4.4 to The Sheridan Group Inc.'s Current Report on Form 8-K/A, filed on May 23, 2011 and incorporated herein by reference).
5.1	Opinion of Dechert LLP.***
5.2	Opinion of Devine, Millimet & Branch, PA.***
10.1
Third Amended and Restated Credit Agreement, dated as of April 15, 2011, by and among The Sheridan Group, Inc., as the borrower, Bank of America, N.A., as administrative agent, swing line lender and L/C issuer, and the other lenders party thereto (filed as Exhibit 10.1 to The Sheridan Group Inc.'s Current Report on Form 8-K/A, filed on May 23, 2011 and incorporated herein by reference).
10.2
Intercreditor Agreement, dated as of April 15, 2011, by and among The Sheridan Group, Inc., the subsidiaries of The Sheridan Group, Inc. identified on the signature pages thereto, as Guarantors, The Bank of New York Mellon Trust Company, N.A., as trustee and collateral agent, and Bank of America, N.A., as Agent (filed as Exhibit 10.2 to The Sheridan Group Inc.'s Current Report on Form 8-K, filed on April 20, 2011 and incorporated herein by reference).
10.3
Second Amendment and Restatement to the Securities Holders Agreement and the Registration Rights Agreement by and among TSG Holdings Corp., The Sheridan Group Holdings (BRS) LLC and The Sheridan Group Holdings (Jefferies) LLC, dated as of March 30, 2009 (filed as Exhibit 10.3 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2008, filed on March 31, 2009 and incorporated herein by reference).
10.4	Purchase Agreement, dated as of April 8, 2011, by and among The Sheridan Group, Inc., the guarantors named therein and Jefferies & Company, Inc., relating to the 12.5% Senior Secured Notes due 2014.**
10.5
Securities Purchase Agreement, dated as of August 21, 2003, by and among TSG Holdings Corp., Bruckmann, Rosser, Sherrill & Co. II, L.P., ING Furman Selz Investors III L.P., ING Barings Global Leveraged Equity Plan Ltd. and ING Barings U.S. Leveraged Equity Plan LLC.†
10.6	Securities Purchase and Exchange Agreement, dated as of August 21, 2003, by and among TSG Holdings Corp. and the management investors named therein.†

Exhibit Number	Description
10.11	TSG Holdings Corp. 2003 Stock-Based Incentive Compensation Plan.†*
10.12	The Sheridan Group, Inc. Executive and Director Deferred Compensation Plan.†*
10.13	The Sheridan Group, Inc. Change-of-Control Incentive Plan for Corporate Staff.~
10.14	The Sheridan Group, Inc. Change-of-Control Incentive Plan for Key Management Employees.~
10.16	Securities Purchase Agreement, dated as of May 25, 2004, by and among TSG Holdings Corp. and the management investors named therein.†
10.20	Limited Liability Company Agreement dated as of May 10, 2005, of The Sheridan Group Holdings (BRS), LLC by and between Bruckmann, Rosser, Sherrill & Co. II, L.P. and John A. Saxton.^^
10.21
Limited Liability Company Agreement dated as of May 10, 2005, of The Sheridan Group Holdings (Jefferies), LLC by and among ING Furman Selz Investors III L.P., ING Barings U.S. Leveraged Equity Plan LLC, ING Barings Global Leveraged Equity Plan Ltd. and John A. Saxton.^^
10.27	Employment and Non-Competition Agreement, dated as of March 29, 2007, between The Sheridan Group, Inc. and Douglas R. Ehmann.*#
10.28	Employment and Non-Competition Agreement, dated as of March 29, 2007, between The Sheridan Group, Inc. and Gary J. Kittredge.*#
10.29	Employment and Non-Competition Agreement, dated as of March 29, 2007, between The Sheridan Group, Inc. and G. Paul Bozuwa.*#
10.30	Employment and Non-Competition Agreement, dated as of March 29, 2007, between The Sheridan Group, Inc. and John A. Saxton.*#
10.31	Employment and Non-Competition Agreement, dated as of March 29, 2007, between The Sheridan Group, Inc. and Joan B. Davidson.*#
10.32	Employment and Non-Competition Agreement, dated as of March 29, 2007, between The Sheridan Group, Inc. and Patricia A. Stricker.*#
10.33	Employment and Non-Competition Agreement, dated as of March 29, 2007, between The Sheridan Group, Inc. and Robert M. Jakobe.*#
10.35	Addendum to Employment and Non-Competition Agreement, dated as of February 18, 2008, between The Sheridan Group, Inc. and Douglas R. Ehmann.*††
10.36	Addendum to Employment and Non-Competition Agreement, dated as of February 18, 2008, between The Sheridan Group, Inc. and Gary J. Kittredge.*††
10.37	Addendum to Employment and Non-Competition Agreement, dated as of February 18, 2008, between The Sheridan Group, Inc. and G. Paul Bozuwa.*††
10.38	Addendum to Employment and Non-Competition Agreement, dated as of February 18, 2008, between The Sheridan Group, Inc. and John A. Saxton.*††
10.39	Addendum to Employment and Non-Competition Agreement, dated as of February 18, 2008, between The Sheridan Group, Inc. and Joan B. Davidson.*††
10.40	Addendum to Employment and Non-Competition Agreement, dated as of February 18, 2008, between The Sheridan Group, Inc. and Patricia A. Stricker.*††

Exhibit Number	Description
10.41	Addendum to Employment and Non-Competition Agreement, dated as of February 18, 2008, between The Sheridan Group, Inc. and Robert M. Jakobe.*††
10.42	First Amendment to Employment and Non-Competition Agreement, dated as of April 1, 2007 between The Sheridan Group, Inc. and Douglas R. Ehmann.*##
10.43	First Amendment to Employment and Non-Competition Agreement, dated as of April 1, 2007 between The Sheridan Group, Inc. and Gary J. Kittredge.*##
10.44	First Amendment to Employment and Non-Competition Agreement, dated as of April 1, 2007 between The Sheridan Group, Inc. and G. Paul Bozuwa.*##
10.45	First Amendment to Employment and Non-Competition Agreement, dated as of April 1, 2007 between The Sheridan Group, Inc. and John A. Saxton.*##
10.46	First Amendment to Employment and Non-Competition Agreement, dated as of April 1, 2007 between The Sheridan Group, Inc. and Joan B. Davidson.*##
10.47	First Amendment to Employment and Non-Competition Agreement, dated as of April 1, 2007 between The Sheridan Group, Inc. and Patricia A. Stricker.*##
10.48	First Amendment to Employment and Non-Competition Agreement, dated as of April 1, 2007 between The Sheridan Group, Inc. and Robert M. Jakobe.*##
10.49	Second Amendment to Employment and Non-Competition Agreement, dated as of August 31, 2010 between The Sheridan Group, Inc. and Douglas R. Ehmann.*##
10.50	Second Amendment to Employment and Non-Competition Agreement, dated as of August 31, 2010 between The Sheridan Group, Inc. and Gary J. Kittredge.*##
10.51	Second Amendment to Employment and Non-Competition Agreement, dated as of August 31, 2010 between The Sheridan Group, Inc. and G. Paul Bozuwa.*##
10.52	Second Amendment to Employment and Non-Competition Agreement, dated as of August 31, 2010 between The Sheridan Group, Inc. and John A. Saxton.*##
10.53	Second Amendment to Employment and Non-Competition Agreement, dated as of August 31, 2010 between The Sheridan Group, Inc. and Joan B. Davidson.*##
10.54	Second Amendment to Employment and Non-Competition Agreement, dated as of August 31, 2010 between The Sheridan Group, Inc. and Patricia A. Stricker.*##
10.55	Second Amendment to Employment and Non-Competition Agreement, dated as of August 31, 2010 between The Sheridan Group, Inc. and Robert M. Jakobe.*##
10.56
Change-of-Control Incentive Plan for Officers, dated as of August 31, 2010 (filed as Exhibit 10.56 to The Sheridan Group Inc.'s Annual Report on Form 10-K for the year ended December 31, 2010, filed on March 30, 2011 and incorporated herein by reference).*
10.57.a
Contract of Sale by and between United Litho, Inc. and Beaumeade Development Partners LLC, dated as of February 3, 2011, relating to the sale of the facility in Ashburn, VA (filed as Exhibit 10.57.a to The Sheridan Group Inc.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed on May 13, 2011 and incorporated herein by reference).

Exhibit Number	Description
10.57.b	First Amendment to Contract of Sale by and between United Litho, Inc. and Beaumeade Development Partners LLC, dated as of April 19, 2011, relating to the sale of the facility in Ashburn, VA (filed as Exhibit 10.57.b to The Sheridan Group Inc.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed on May 13, 2011 and incorporated herein by reference).
12.1	Computation of Ratio of Earnings to Fixed Charges.**
21.1	Subsidiaries of The Sheridan Group, Inc.**
23.1	Consent of Dechert LLP (included in Exhibit 5.1).***
23.2	Consent of Devine, Millimet & Branch, PA (included in Exhibit 5.2).***
23.3	Consent of PricewaterhouseCoopers LLP.**
24.1	Powers of Attorney (included on signature pages of this Part II).
25.1	Statement of Eligibility and Qualification of The Bank of New York Mellon Trust Company, N.A.***
99.1	Form of Letter of Transmittal.**
99.2	Form of Notice of Guaranteed Delivery.**
99.3	Form of Letter to Holders.**
99.4	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.**
99.5	Form of Letter to Clients.**

†
Filed as a like numbered exhibit to The Sheridan Group Inc.'s Registration Statement on Form S-4 (File No. 333-110441) and incorporated herein by reference.

^
Filed as a like numbered exhibit to The Sheridan Group Inc.'s Annual Report on Form 10-K for the year ended December 31, 2005, filed on March 30, 2006 and incorporated herein by reference.

^^
Filed as a like numbered exhibit to The Sheridan Group Inc.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, filed on May 13, 2005 and incorporated herein by reference.

~
Filed as a like numbered exhibit to The Sheridan Group Inc.'s Annual Report on Form 10-K for the year ended December 31, 2004, filed on March 31, 2005 and incorporated herein by reference.

#
Filed as a like numbered exhibit to The Sheridan Group Inc.'s Annual Report on Form 10-K for the year ended December 31, 2006, filed on March 30, 2007 and incorporated herein by reference.

††
Filed as a like numbered exhibit to The Sheridan Group Inc.'s Annual Report on Form 10-K for the year ended December 31, 2007, filed on March 28, 2008 and incorporated herein by reference.

*
Management contract or compensatory plan or arrangement.

##
Filed as a like numbered exhibit to The Sheridan Group Inc.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, filed on November 10, 2010 and incorporated herein by reference.

**
Filed Herewith.

***
To be filed by amendment.